Filed Pursuant to Rule 424(b)(3)

Registration No. 333-139295

Prospectus Supplement

Interests in

THIRD FEDERAL 401(k) SAVINGS PLAN

Offering of Participation Interests in up to 4,919,960 Shares of

TFS FINANCIAL CORPORATION

Common Stock

In connection with the adoption of a stock issuance plan by TFS Financial Corporation, participants in the Third Federal 401(k) Savings Plan are being permitted to invest all or a portion of their accounts in participation interests in the shares of common stock of TFS Financial Corporation. TFS Financial Corporation has registered a number of participation interests through the 401(k) Plan in order to enable the trustee of the 401(k) Plan to purchase up to 4,919,960 shares of the common stock, assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest all or a portion of their 401(k) Plan accounts in the TFS Financial Corporation Stock Fund at the time of the stock offering.

TFS Financial Corporation’s prospectus, dated February 12, 2007, accompanies this prospectus supplement. It contains detailed information regarding the stock offering and the stock issuance plan, TFS Financial Corporation common stock and the financial condition, results of operations and business of TFS Financial Corporation and Third Federal Savings and Loan. This prospectus supplement provides information regarding the 401(k) Plan. You should read this prospectus supplement together with the prospectus and keep both for future reference.

For a discussion of risks that you should consider, see “Risk Factors” beginning on page 20 of the attached prospectus.

The interests in the 401(k) Plan and the offering of the shares of common stock have not been approved or disapproved by the Office of Thrift Supervision, the Securities and Exchange Commission or any other federal or state agency. Any representation to the contrary is a criminal offense.

The securities offered in this prospectus supplement are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

This prospectus supplement may be used only in connection with offers and sales by TFS Financial Corporation of participation interests in shares of common stock pursuant to the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. TFS Financial Corporation, Third Federal Savings and Loan and the 401(k) Plan have not authorized anyone to provide you with information that is different.

This prospectus supplement does not constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation in that jurisdiction. Neither the delivery of this prospectus supplement and the prospectus nor any sale of shares of common stock shall under any circumstances imply that there has been no change in the affairs of TFS Financial Corporation, Third Federal Savings and Loan or the 401(k) Plan since the date of this prospectus supplement, or that the information contained in this prospectus supplement or incorporated by reference is correct as of any time after the date of this prospectus supplement.

The date of this prospectus supplement is February 12, 2007.

THE STOCK OFFERING

Securities Offered

TFS Financial Corporation is offering participation interests in shares of common stock of TFS Financial Corporation acquired by the Third Federal 401(k) Savings Plan. The participation interests represent your indirect ownership of shares of TFS Financial Corporation’s common stock through the 401(k) Plan. At the purchase price of $10.00 per share, the 401(k) Plan may acquire up to 4,919,960 shares of TFS Financial Corporation common stock in the stock offering. Only employees of Third Federal Savings and Loan and Third Cap Associates, Inc. may become participants in the 401(k) Plan. Your investment in the shares of common stock of TFS Financial Corporation in the stock offering through the TFS Stock Offering Option available under the 401(k) Plan is subject to the purchase priorities contained in the stock issuance plan of TFS Financial Corporation.

Information with regard to the 401(k) Plan is contained in this prospectus supplement and information with regard to the financial condition, results of operations and business of TFS Financial Corporation and Third Federal Savings and Loan is contained in the prospectus. The address of the principal executive office of Third Federal Savings and Loan is 7007 Broadway Avenue, Cleveland, Ohio 44105.

Election to Purchase Common Stock in the Stock Offering — Priorities	In connection with the stock offering, you may elect to transfer all or part of your account balances in the 401(k) Plan to the TFS Stock Offering Option, to be used to purchase shares of common stock issued in the stock offering. All Plan participants are eligible to direct a transfer of funds to the TFS Stock Offering Option. However, such directions are subject to the purchase priorities in the stock issuance plan as follows: (1) eligible account holders (depositors whose deposit account(s) totaled $50.00 or more on April 30, 2005), (2) tax-qualified employee benefit plans of Third Federal Savings and Loan, including this 401(k) Plan and the employee stock ownership plan, (3) supplemental eligible account holders (depositors whose deposit account(s) totaled $50.00 or more on December 31, 2006), and (4) other members (depositors whose deposit account(s) totaled $50.00 or more on January 31, 2007, who are not eligible account holders or supplemental eligible account holders, and borrowers from Third Federal Savings and Loan as of January 17, 1996 who maintain such borrowings as of January 1, 2007, who are not eligible account holders or supplemental eligible account holders). If you fall into subscription offering categories (1), (3) or (4), you have subscription rights to purchase shares of

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TFS Financial Corporation common stock in the subscription offering and you may use funds in your account in the 401(k) Plan account to purchase the shares of TFS Financial Corporation common stock. You are also permitted to purchase shares of TFS Financial Corporation common stock in the subscription offering even though you are unable to purchase through subscription offering categories (1), (3) or (4) because TFS Financial Corporation has determined to allow the
401(k) Plan to purchase shares through subscription offering category (2), reserved for its tax-qualified employee plans. The trustee of the 401(k) Plan will purchase shares of common stock in accordance with your directions. Prior to the conclusion of the subscription offering period, the amount or percentage that you elect to transfer from your existing account balances for the purchase of shares of common stock in the stock offering will be removed from your existing accounts and transferred to the TFS Stock Offering Option and will be invested in an interest-bearing money market account in the 401(k) Plan, pending the closing of the stock offering. While that amount is held in the TFS Stock Offering Option and invested in the money market account, it will not be available for any other purpose under the 401(k) Plan, meaning that no liquidation for a hardship withdrawal, plan loan, or distribution will be possible from the
TFS Stock Offering Option during the subscription offering period. At the close of the stock offering, and subject to a determination as to whether all or any portion of your order may be filled (based on your purchase priority and whether the stock offering is oversubscribed), all or a portion of the amount or percentage that you have transferred to purchase stock in the stock offering will be applied to the purchase of shares of common stock. The amount applied to the purchase of common stock will become part of the new TFS Financial Corporation Stock Fund.

In the event the stock offering is oversubscribed, i.e. there are more orders for shares of common stock than shares available for sale in the stock offering, and the trustee is unable to use the full amount allocated by you to purchase shares of common stock in the stock offering, the amount that cannot be invested in shares of common stock, and any interest earned, will be reinvested in the investment funds of the 401(k) Plan. The amount that cannot be applied to the purchase of shares of common stock in the stock offering and any interest your account earned, pending investment in shares of common stock, will be reinvested in accordance with your then existing investment election (in proportion to your investment direction for future contributions). If you fail to direct the investment of your account balances towards the purchase of any shares in connection with the stock offering, your account balances will remain in the investment funds of the 401(k) Plan as previously directed by you.

Value of Plan Assets	As of December 31, 2006, the market value of the assets of the 401(k) Plan was approximately $51,117,668, of which approximately $49,199,559 is eligible to purchase shares of common stock. A participant in the 401(k) Plan can determine the current value of his or her account balance under the 401(k) Plan by contacting The Principal Retirement Service Center at www.principal.com or by calling 1-800-547-7754.

Minimum and Maximum Investment	In connection with the stock offering, the 401(k) Plan will permit you to direct the trustee to transfer all or part of the funds that represent your current beneficial interest in the assets of the 401(k) Plan to the TFS Stock Offering Option, subject to the minimum and maximum purchase limitations. The trustee of the 401(k) Plan will subscribe for shares of TFS Financial Corporation common stock offered for sale in connection with the stock offering, in accordance with each participant’s direction. In order to purchase shares in the stock offering through the 401(k) Plan, the minimum investment is $250, which will purchase 25 shares. The maximum investment any individual can make through the 401(k) Plan is $500,000, which will purchase 50,000 shares. These purchases, when aggregated with purchases made by you, your “Associates” or other persons “Acting in Concert” with you (as these terms are defined in the Prospectus) cannot exceed $750,000 in the aggregate, or 75,000 shares. The trustee will pay $10.00 per share, which will be the same price paid by all other persons who purchase shares in the stock offering.

How to Order

You can elect to transfer (in whole percentages or dollar amounts) all or a portion of your account balance in the 401(k) Plan to the TFS Stock Offering Option for the purchase of shares of common stock in the stock offering. This is done by following the procedures described below. Please note the following stipulations concerning this election:

•        You can direct all or a portion of your current account balance to the TFS Stock Offering Option.

•        Your election is subject to a minimum purchase of 25 shares which equates to $250.00.

•        Your election is subject to a maximum purchase of 50,000 shares which equates to $500,000.

•        The election period opens February 26, 2007 and closes March 19, 2007.

•        After your election is accepted by Principal, it will be rounded down to the closest dollar amount divisible by $10.00. The difference will remain in the TFS Stock Offering Option until the final transaction has been completed. At that time, the common shares purchased based on your election will be transferred to the TFS Financial Corporation Stock Fund and any remaining funds will be transferred out of the TFS Stock Offering Option for investment in other funds under the 401(k) Plan based on your election currently on file for future contributions.

•        You will continue to have the ability to transfer amounts not in the TFS Stock Offering Option among all the other investment funds on a daily basis.

•        The amount transferred to the TFS Stock Offering Option needs to be segregated and held until the offering closes. Therefore, this money is not available for distributions, loans or withdrawals until the transaction is completed which is after the closing of the stock offering.

You are allowed only one election to transfer funds to the TFS Stock Offering Option. Follow these steps to make your election to use all or part of your account balance in the 401(k) Plan to purchase shares in the stock offering:

•        Go to www.principal.com and log into your 401k account

•        Click on the “Make Changes” tab or the “Transferring Existing Balances” link.

•        Stay on the first page of the election screen to make an election using percentages from your existing fund balances.

•        Find the “Additional Investment Transfers Options” link to make an election from a specific source of money (e.g. Tier I, Tier II, etc) or to make a dollar election.

•        Complete all the steps in the election process until you receive a request number (Note: your election is not complete until you have confirmed your request with your password and you receive a request number).

•        Once you have a request number, your election cannot be changed.

•        After you have completed your election, you will also need to complete the Stock Information Form and return it in the self-addressed envelope provided by March 19, 2007. It is critical that this Stock Information Form be completed and returned.

Order Deadline	You must make your election and return your Stock Information Form no later than March 19, 2007. You should return your Stock Information Form to TFS Financial Corporation, PO Box 94965, Cleveland, Ohio 44101-8619. You may return your Stock Information Form by US mail or inter-office mail; you may not return the form by fax.

Irrevocability of Transfer Direction	Once you have made your election as described above, you may not change your election to transfer amounts to (or remove amounts from) the TFS Stock Offering Option for the purchase of stock in the stock offering. Your election is irrevocable.

Direction to Purchase or Sell Common Stock in the Future	You will be able to purchase participation interests after the stock offering through your investment in the TFS Financial Corporation Stock Fund. You may direct that your future contributions or your account balance in the 401(k) Plan be transferred to the TFS Financial Corporation Stock Fund. After the stock offering, the trustee of the 401(k) Plan will acquire shares of common stock in open market transactions at the prevailing price which may be less or more than $10.00 per share. After the stock offering, you will also have the ability to sell all or a portion of your interest in the TFS Financial Corporation Stock Fund.

Special restrictions may apply to transfers directed to and from the TFS Financial Corporation Stock Fund by the participants who are subject to the provisions of Section 16(b) of the Securities Exchange Act of 1934, as amended, relating to the purchase and sale of securities by officers, directors and principal shareholders of TFS Financial Corporation.

Voting Rights With Respect to Shares of Common Stock	You will, on a confidential basis, be able to instruct the Trustee concerning the exercise of voting rights with respect to shares of common stock of TFS Financial Corporation represented by your account.

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DESCRIPTION OF THE 401(k) PLAN

Introduction

Third Federal Savings and Loan originally adopted the 401(k) Savings Plan effective as of July 1, 1989, and restated it most recently effective as of January 1, 2007. The 401(k) Plan is a tax-qualified plan with a cash or deferred compensation feature established in accordance with the requirements under Section 401(a) and Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), and contains and employee stock ownership feature.

Third Federal Savings and Loan intends that the 401(k) Plan, in operation, will comply with the requirements under Section 401(a) and Section 401(k) of the Code. Third Federal Savings and Loan will adopt any amendments to the 401(k) Plan that may be necessary to ensure the continuing qualified status of the 401(k) Plan under the Code and applicable Treasury Regulations.

Employee Retirement Income Security Act of 1974 (“ERISA”). The 401(k) Plan is an “individual account plan” other than a “money purchase pension plan” within the meaning of ERISA. As such, the 401(k) Plan is subject to all of the provisions of Title I (Protection of Employee Benefit Rights) and Title II (Amendments to the Code Relating to Retirement Plans) of ERISA, except to the funding requirements contained in Part 3 of Title I of ERISA which by their terms do not apply to an individual account plan (other than a money purchase plan). The 401(k) Plan is not subject to Title IV (Plan Termination Insurance) of ERISA. The funding requirements contained in Title IV of ERISA are not applicable to participants or beneficiaries under the 401(k) Plan.

Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the 401(k) Plan. They are not complete and are qualified in their entirety by the full text of the 401(k) Plan. Copies of the 401(k) Plan are available to all employees by filing a request with the 401(k) Plan administrator c/o Third Federal Savings and Loan, 7007 Broadway Avenue, Cleveland, Ohio 44105. You are urged to read carefully the full text of the 401(k) Plan.

Eligibility and Participation

Each employee is eligible to participate in the 401(k) Plan upon reaching age 18 and completing one year of Eligibility Service. Participation begins on the next entry day, which is the first day of any calendar quarter. Notwithstanding the foregoing, however, employees are not eligible to become “Tier III” participants until reaching age 21, and then only if they are not earning benefits under the Third Federal Savings Retirement Plan.

For purposes of the 401(k) Plan, an employee is credited with a year of Eligibility Service if the employee completes at least 1,000 hours of service by the anniversary of date of hire. If an employee does not complete at least 1,000 hours of service during that period, the employee will be credited with a year of Eligibility Service for the first calendar year beginning after the employee’s date of hire in which 1,000 hours of service is completed. For purposes of making Tax-Deferred Contributions and receiving Matching Contributions, however, an employee is considered to meet the above eligibility requirement when the employee first completes 1,000 hours of service in the most recent 12 months of employment (which may occur before the anniversary of the employee’s hire date).

As of December 31, 2006, there were 986 employees, former employees and beneficiaries eligible to participate in the Plan and 800 employees participating by making elective deferral contributions.

Contributions Under the 401(k) Plan

The 401(k) Plan provides for several kinds of contributions, including Tax-Deferred Contributions as elected by employees, Employer Matching Contributions made on behalf of employees electing Tax-Deferred Contributions (also referred to as “Tier I”), discretionary Profit-Sharing Contributions (also referred as “Tier II”), and discretionary Tier III Contributions. Each type is summarized below. In determining contribution amounts under the 401(k) Plan, an employee’s annual compensation in excess of $225,000 is disregarded, as are certain other amounts of executive compensation.

Tax-Deferred Contributions.

As an eligible employee you may elect to make Tax-Deferred Contributions by authorizing a reduction in the compensation you would otherwise receive by a specified amount. This amount is then deposited in your 401(k) Plan account. You may elect to contribute between 1% and 75% of your eligible compensation. If you will be at least age 50 by the end of any calendar year, you may elect to contribute up to an additional $5,000 annually in this manner. You may change the amount of your Tax-Deferred Contributions, including discontinuing or resuming them, by filing a form or by telephone or other electronic medium.

Employer Matching Contributions.

Employer Matching Contributions are provided at the rate of 100% to match your Tax-Deferred Contributions under the 401(k) Plan, up to the first four percent of your compensation contributed as a Tax-Deferred Contribution for each payroll period.

Profit-Sharing Contributions

Third Federal Savings and Loan may, in its discretion, make a Profit-Sharing Contribution for a particular year. If a Profit-Sharing Contribution is made, it is allocated among eligible employees who have completed 1,000 hours of service during the year and have not terminated employment as of the last day of the year. Allocations are in proportion to compensation for the year.

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Tier III Contributions

Third Federal Savings and Loan may, in its discretion, make a Tier III contribution for each Tier III eligible employee. You must complete 1,000 hours of service and remain employed on the last day of the year in order to be eligible to receive a Tier III contribution, unless you qualify for LTD benefits, retire after reaching age 65, or die during the year. For 2007, Tier III Contributions are being made at the rate of 2.5% of the eligible employee’s compensation.

Rollover Contributions.

You may elect to roll over qualified distributions from another plan or a rollover IRA into the 401(k) Plan. IRS rules govern whether a distribution from another plan or an IRA qualifies for rollover into the 401(k) Plan, and you may be required to provide information to show that the distribution you wish to roll over qualifies under IRS rules. Any rollover contribution is held in a separate account.

Limitations on Contributions

Limitations on Tax-Deferred Contributions. For the plan year beginning January 1, 2007, the amount of your Tax-Deferred Contributions may not exceed $15,500 per calendar year. This amount may be adjusted periodically by law, based on changes in the cost of living. Contributions in excess of this limit are known as excess deferrals. If you defer amounts in excess of this limitation, your gross income for federal income tax purposes will include the excess in the year of the deferral. In addition, unless the excess deferral is distributed before April 15 of the following year, it will be taxed again in the year distributed. Income on the excess deferral distributed by April 15 of the immediately succeeding year will be treated, for federal income tax purposes, as earned and received by you in the tax year in which the contribution is made.

Catch-up Contributions. If you have made the maximum amount of regular Tax-Deferred Contributions allowed by the 401(k) Plan or other legal limits and you have attained at least age 50 (or will reach age 50 prior to the end of the plan year), you are also eligible to make an additional catch-up contribution. You may authorize your employer to withhold a specified dollar amount of your compensation for this purposes. For 2007, the maximum catch-up contribution is $5,000.

Benefits Under the 401(k) Plan

Your vested account balance determines the amount of your benefit under the 401(k) Plan. Your account balance is subject to changes in value on a daily basis, depending on the investments selected, as further described below.

Vested benefits are distributed following retirement, death, or termination of employment. Generally you must request a distribution and indicate whether you wish to direct a rollover into an individual retirement account or other eligible retirement plan. Benefits are distributed in the form of cash, except that if you so elect any amount invested in the TFS

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Financial Corporation Stock Fund can be distributed in the form of shares of common stock TFS Financial Corporation (with any fractional share distributable in cash).

If you continue in employment with Third Federal Savings and Loan after reaching age 70-1/2, you may elect to begin receiving periodic installment payments from your account or a single sum payment. Distribution is also available if you become disabled within the meaning of the 401(k) Plan before you terminate from employment.

If your vested account balance is $5,000 or less, distribution will be made without your consent. However, if the distribution amount exceeds $1,000 and your have not given your consent, your account will be automatically rolled over into an individual retirement account established for your benefit.

In the event of your death, your vested account balance will be payable to your beneficiary in accordance with the terms of the 401(k) Plan. Your beneficiary may also choose to roll over the benefit.

Vesting

Your vested interest in your Tax-Deferred Contributions and Rollover Contributions is always 100%. Your vested interest in any Profit-Sharing and Matching Contributions credited to your account after 2002 is also 100%. Profit-Sharing and Matching Contributions made for periods prior to 2003 become vested according to the following schedule:

Years of Vesting Service	Vested Interest
Less than 2	0%
2, but less than 3	25%
3, but less than 4	50%
4, but less than 5	75%
5 or more	100%

If you are a Tier III eligible employee, your vested interest in Tier III Contributions is 0% until you complete 5 years of Vesting Service, when it becomes 100%. Tier III Contributions made for 2007 and beyond, however, become vested according to the following schedule:

Years of Vesting Service	Vested Interest
Less than 2	0%
2, but less than 3	25%
3, but less than 4	50%
4, but less than 5	75%
5 or more	100%

If you are employed by an employer under the 401(k) Plan when you reach age 65, become disabled, or die, your vested interest in all accounts will be 100%

You are credited with a year of Vesting Service for each calendar year in which you complete 1,000 hours of service. Special rules apply to determine years of Vesting Service if

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you are rehired by Third Federal Savings and Loan and were not vested prior to your first termination of employment.

Withdrawals and Distributions from the 401(k) Plan

Applicable federal law requires the 401(k) Plan to impose substantial restrictions on the right of a Plan participant to withdraw amounts held for his or her benefit under the 401(k) Plan prior to the participant’s termination of employment with Third Federal Savings and Loan. A substantial federal tax penalty may also be imposed on withdrawals made prior to the participant’s attainment of age 59 1/2, regardless of whether such a withdrawal occurs during his or her employment with Third Federal Savings and Loan or after termination of employment.

Withdrawals from your Plan Account Prior to Termination of Employment.

Hardship Distributions. In certain circumstances, you may make a cash withdrawal from your Tax-Deferred Contribution account (not including earnings credited after December 31, 1988) while you are still employed by an employer under the 401(k) Plan. In particular, if you incur an immediate and heavy financial need you may apply for a hardship withdrawal. You may only make a hardship withdrawal if it is determined that the withdrawal is necessary to meet your financial need. Your hardship withdrawal may include amount necessary to pay any federal, state, or local income taxes or penalties expected to result from the withdrawal. The financial needs for which you can receive a hardship withdrawal are:

•	medical expenses of you, your spouse, or your dependents for the diagnosis, cure, mitigation, treatment, or prevention of disease

•	purchase of your principal residence (not including mortgage payments)

•	tuition payments, related educational fees, and room and board expenses of post-secondary education for you, your spouse, or your dependents,

•	prevention of eviction from your principal residence or foreclosure on the mortgage of your principal residence

•	payment of funeral expenses for your parent, spouse, child, or dependent

•	expenses for the repair of damage to your principal residence that would qualify for a casualty loss deduction under the Internal Revenue Code.

You must represent that you cannot meet the financial need through insurance, liquidation of your assets, ceasing your Tax-Deferred Contributions under the Plan, or obtaining other distributions or a loan from the 401(k) Plan. Alternatively, you must show that the amount does not exceed the amount you need to meet your financial need, you must have obtained all other distributions and non-taxable loans available to you under any employer plan, and you must suspend your Tax-Deferred Contributions for at least six months.

Dividend Withdrawals. If any portion of your account is invested in the TFS Financial Corporation Stock Fund and dividends are paid on that fund, you will have the opportunity to withdraw the dividend payment applicable to your account. If not withdrawn, the dividend will remain invested in the 401(k) Plan on a fully vested basis.

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Withdrawal upon Death

You may name a beneficiary for your account under the 401(k) Plan. If you are married at the time of your death, your spouse will be your beneficiary unless prior to your death your spouse has consented to the naming of another beneficiary. If you have not named a beneficiary and you are not married at the time of your death, your estate will be your beneficiary. Your vested account balance will be distributed to your beneficiary as soon as practicable after an application for distribution has been made, and generally not more than five years following your death.

Loans under the 401(k) Plan

You may apply for a loan under the 401(k) Plan, subject to the rules and limitations imposed by the Internal Revenue Code and the 401(k) Plan document. The amount of any loan is limited to the lesser of $50,000 or 50 percent of the employee’s vested account balance, not including Profit-Sharing and Tier III Contribution amounts. Loans bear a reasonable rate of interest and cannot be for a term greater than five years (ten years, when used to acquire the employee’s principal residence) and are repaid on a level amortization basis through the payroll system. The minimum amount of any loan is $1,000, and not more than one loan is permitted at any time. If a loan is not repaid in accordance with its terms it may go into default, resulting in certain potential adverse tax consequences.

Investment of Contributions and Account Balances

All amounts credited to your accounts under the 401(k) Plan are held in the 401(k) Plan trust (the “Trust”), which is administered by the trustee appointed by Third Federal Savings and Loan’s Board of Directors.

Prior to the effective date of the stock offering, you were provided the opportunity to direct the investment of your account into one of the following funds:

•	Third Federal CD Portfolio

•	Bond and Mortgage Separate Account

•	American Funds American Balanced R4 Fund

•	Principal LifeTime Strategic Income Separate Account

•	Principal LifeTime 2010 Separate Account

•	Principal LifeTime 2020 Separate Account

•	Principal LifeTime 2030 Separate Account

•	Principal LifeTime 2040 Separate Account

•	Principal LifeTime 2050 Separate Account

•	LargeCap Value Separate Account

•	American Century Equity Income Adv Fund

•	American Funds Fundamental Investors R4 Fund

•	Victory Stock Index A Fund

•	American Funds Growth Fund of America R4 Fund

•	LargeCap Growth I Separate Account

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•	Medium Company Blend Separate Account

•	MidCap Growth Separate Account

•	Small Company Value Separate Account Small Company Blend Separate Account

•	SmallCap Growth II Separate Account

•	American Funds EuroPacific Growth R3 Fund

•	Putnam International Equity A Fund

You may change your investment directions once each business day. This may be done either by filing a form or by telephone or other electronic medium. You may also redirect the investment of your investment accounts such that a percentage or dollar amount of any one or more investment accounts may be transferred to any one or more other investment accounts either by filing a form or by telephone or other electronic medium.

In connection with the stock offering, the 401(k) Plan now provides that in addition to the funds specified above, you may direct the trustee, or its representative, to invest all or a portion of your account in the TFS Financial Corporation Stock Fund.

Pending investment in shares of common stock, amounts allocated towards the purchase of shares in the stock offering will be held in the Money Market Separate Account-Standard. In the event of an oversubscription that prevents you from purchasing all of the shares of common stock that you ordered in the stock offering, the amounts that you elected to invest but were unable to invest, plus any earnings on those amounts, will be reinvested among the other funds of the 401(k) Plan in accordance with your then existing investment election (in proportion to your investment direction for future contributions).

Following the stock offering, you may elect to have both past contributions and earnings, as well as future contributions to your account invested among the funds listed above and the TFS Financial Corporation Stock Fund.

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Performance History

The following table provides performance data with respect to the investment funds available under the 401(k) Plan through December 31, 2006:

AVERAGE ANNUALIZED RETURNS AS OF DECEMBER 31, 2006

Investment Funds	Year to Date	1-Year	3-Year	5-Year	10-Year
Third Federal CD Portfolio	3.93%	3.93%	2.59%	2.53%	3.87%
Bond and Mortgage Separate Account[1]	4.62%	4.62%	4.01%	5.29%	6.31%
American Funds American Balanced R4 Fund[2]	11.78%	11.78%	7.84%	7.60%	9.67%
Principal LifeTime Strategic Income Separate Account[3]	8.96%	8.96%	7.90%	7.23%	—
Principal LifeTime 2010 Separate Account[3,12,13]	11.86%	11.86%	9.58%	8.27%	—
Principal LifeTime 2020 Separate Account[3,12,13]	14.04%	14.04%	11.20%	9.15%	—
Principal LifeTime 2030 Separate Account[3,12,13]	15.14%	15.14%	11.96%	9.19%	—
Principal LifeTime 2040 Separate Account[3,12,13]	15.44%	15.44%	12.28%	8.95%	—
Principal LifeTime 2050 Separate Account[3,12,13]	15.97%	15.97%	12.72%	8.72%	—
LargeCap Value Separate Account[1,4,5]	21.79%	21.79%	13.21%	9.79%	—
American Century Equity Income Adv Fund[2]	19.30%	19.30%	11.03%	9.95%	12.05%
American Funds Fundamental Investors R4 Fund[2]	19.12%	19.12%	14.82%	10.53%	11.10%
Victory Stock Index A Fund[6]	15.76%	15.76%	9.97%	5.63%	7.74%
American Funds Growth Fund of America R4 Fund[2]	10.91%	10.91%	12.35%	8.00%	12.93%
LargeCap Growth I Separate Account[1,4,7]	5.99%	5.99%	7.54%	2.14%	—
Medium Company Blend Separate Account[1]	14.04%	14.04%	13.52%	12.08%	11.27%
MidCap Growth Separate Account[1,8]	6.33%	6.33	9.78%	5.85%	—
Small Company Value Separate Account[1,9]	19.62%	19.62%	16.77%	17.79%	11.86%
Small Company Blend Separate Account[1,9]	14.79%	14.79%	14.21%	11.90%	10.00%
SmallCap Growth II Separate Account[1,4,9,10]	8.86%	8.86%	8.93%	7.13%	—
American Funds EuroPacific Growth R3 Fund[2,11]	21.43%	21.43%	20.46%	14.77%	10.89%
Putnam International Equity A Fund[11]	28.24%	28.24%	18.83%	12.27%	11.35%

[1]

For more information about this investment option, including its full name, please visit The Principal Retirement Service Center at www.principal.com or call 1-800-547-7754 for assistance from a retirement specialist.

[2]

These calculated returns reflect the historical performance of the oldest share class of the fund, adjusted to reflect the fees and expenses of this share class. Please see the fund’s prospectus for more information on specific expenses, and the fund’s most recent shareholder report for actual date of first sale. Expenses are deducted from income earned by the fund. As a result, dividends and investment results will differ for each share class.

[3]

This Separate Account invests directly in the institutional class shares of a Principal Investors LifeTime Fund. The mutual fund operating expenses for each Principal Investors LifeTime Fund are reflected in the Total Investment Expense of the Separate Account as well as the operating expenses of the underlying funds in which the Principal Investors LifeTime Fund invests. Based on the asset allocation of the Principal Investors LifeTime Funds as in the

8

prospectus dated March 1, 2006, the weighted average operating expenses of the underling funds are: Principal LifeTime Strategic Income, 0.67%; Principal LifeTime 2010, 0.70%; Principal LifeTime 2020, 0.75%; Principal LifeTime 2030, 0.74%; Principal LifeTime 2040, 0.73%; Principal LifeTime 2050, 0.73%. For further information on all mutual fund expenses, see the prospectus of the underlying Principal Investors LifeTime Fund. All voting rights associated with ownership of shares in the mutual fund are the rights of the Separate Account, not of contract holders investing in the Separate Account.

[4]

This Separate Account invests solely in the Institutional class shares of the Principal Investors Fund. All voting rights associated with ownership of shares in the mutual fund are the rights of the Separate Account, not of contract holders investing in the Separate Account. For further information on the underlying mutual fund, see the prospectus of the fund.

[5]	Effective March 1, 2006, Bank of New York is listed as a sub-advisor for managing the cash portion of this investment option.

[6]

Each index-based investment option is invested in the stocks of the index it tracks. Performance of indexes reflects the unmanaged result for the market segment the selected stocks represent. There is no assurance an index-based investment option will match the performance of the index tracked.

[7]	Effective August 24, 2004, this portfolio is sub-advised by T. Rowe Price Associates, Inc. Prior to August 24, 2004, the portfolio was sub-advised by Morgan Stanley Investment Management Inc.

[8]

This Separate Account invests solely in the Institutional class shares of the Principal Investors Fund. All voting rights associated with ownership of shares in the mutual fund are the rights of the Separate Account, not of contract holders investing in the Separate Account. For further information on the underlying mutual fund, see the prospectus of the fund.

[9]	This investment option is subject to more fluctuation in value than other investment options with stocks of larger, more stable companies.

[10]

Effective May 1, 2002, this portfolio is sub-advised by UBS Global Asset Management. Effective September 1, 2004, Emerald Advisers was added as an additional sub-advisor. Effective June 30, 2006, Essex was added as an additional sub-advisor. Performance results displayed reflect all sub-advisors managing this portfolio during the time periods displayed.

[11]	This investment option is subject to additional risk due to fluctuating exchange rates, foreign accounting and financial policies, and other economic and political environments.

[12]

Equity investment options involve greater risk, including heightened volatility, than fixed-income investment options. Fixed-income investments options are subject to interest rate risk, and their value will decline as interest rates rise.

[13]

Asset allocation does not guarantee a profit or protect against loss. Investing in real estate, small-cap, international, and high-yield investment options are subject to interest rate risk, and their value will decline as interest rates rise.

The following is a brief description of each of the 401(k) Plan’s investment funds. For more complete information with respect to a particular fund, you should request a prospectus for that fund. You may request a prospectus for a particular fund by contacting The Principal Retirement Service Center at www.principal.com or by calling 1-800-547-7754 for assistance from a retirement specialist.

Third Federal CD Portfolio. The Third Federal CD Portfolio invests in certificates of deposit issued by Third Federal Savings and Loan. The portfolio consists of certificates of deposit of varying maturities, as determined by the Investment Committee.

Bond and Mortgage Separate Account. The Principal Bond and Mortgage Separate Account invests primarily in intermediate-term, fixed-income investments such as public and private corporate bonds, commercial and residential mortgages, asset-backed securities, and

9

U.S. Government and agency-backed securities. Value is added primarily through sector allocation and security selection. The Separate Account may enter into reverse repurchase agreements to attempt to enhance portfolio return and income.

American Funds American Balanced R4 Fund. The investment seeks capital preservation, current income, and long-term growth of capital and income. The fund normally invests in a broad range of equities, debt, and cash instruments. It typically maintains at least 50% of assets in equities and at least 25% in bonds. Fixed-income securities must be rated investment-grade at the time of purchase. The fund may invest up to 10% of assets in foreign securities. Management primarily seeks securities that it believes are undervalued and provide long-term opportunities.

Principal LifeTime Strategic Income Separate Account. Principal LifeTime Strategic Income Separate Account seeks current income. It primarily invests in shares of the Principal Investors Funds. The underlying funds are intended to give the portfolio moderate exposure to the domestic and foreign equity and fixed income markets. In deciding how to allocate the Separate Account’s assets among the underlying funds, the sub-advisor considers long-term asset class returns and volatility assumptions. There are no minimum or maximum percentages in which the portfolio must invest in any underlying fund.

Principal LifeTime 2010 Separate Account. Principal LifeTime 2010 Separate Account seeks total return. It primarily invests in shares of other Principal Investors Funds. The underlying funds are intended to give the portfolio broad exposure to the domestic and foreign equity and fixed income markets. Over time, the fund’s management will shift the allocations to the underlying funds to accommodate investors progressing from asset accumulation years to income-generation years. The sub-advisor intends to allocate assets so that approximately five to ten years after the year 2010, the Separate Account’s assets invested in the underlying funds match the asset allocation of the Principal LifeTime Strategic Income Separate Account.

Principal LifeTime 2020 Separate Account. Principal LifeTime 2020 Separate Account seeks total return. It primarily invests in shares of the Principal Investors Funds. The underlying funds are intended to give the portfolio broad exposure to the domestic and foreign equity and fixed income markets. Over time, the fund’s management will shift the allocations to the underlying funds to accommodate investors progressing from asset accumulation years to income-generation years. The sub-advisor intends to allocate assets so that approximately five to ten years after the year 2020, the Separate Account’s assets invested in the underlying funds match the asset allocation of the Principal LifeTime Strategic Income Separate Account.

Principal LifeTime 2030 Separate Account. Principal LifeTime 2030 Separate Account seeks total return. It primarily invests in shares of the Principal Investors Funds. The underlying funds are intended to give the portfolio broad exposure to the domestic and foreign equity and fixed income markets. Over time, the fund’s management will shift the allocations to the underlying funds to accommodate investors progressing from asset accumulation years to income-generation years. The sub-advisor intends to allocate assets so that approximately five to ten years after the year 2030, the Separate Account’s assets invested in the underlying funds match the asset allocation of the Principal LifeTime Strategic Income Separate Account.

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Principal LifeTime 2040 Separate Account. Principal LifeTime 2040 Separate Account seeks total return. It primarily invests in shares of the Principal Investors Funds. The underlying funds are intended to give the portfolio broad exposure to the domestic and foreign equity and fixed income markets. Over time, the fund’s management will shift the allocations to the underlying funds to accommodate investors progressing from asset accumulation years to income-generation years. The sub-advisor intends to allocate assets so that approximately five to ten years after the year 2040, the Separate Account’s assets invested in the underlying funds match the asset allocation of the Principal LifeTime Strategic Income Separate Account.

Principal LifeTime 2050 Separate Account. Principal LifeTime 2050 Separate Account seeks total return. It primarily invests in shares of the Principal Investors Funds. The underlying funds are intended to give the portfolio broad exposure to the domestic and foreign equity and fixed income markets. Over time, the fund’s management will shift the allocations to the underlying funds to accommodate investors progressing from asset accumulation years to income-generation years. The sub-advisor intends to allocate assets so that approximately five to ten years after the year 2050, the Separate Account’s assets invested in the underlying funds match the asset allocation of the Principal LifeTime Strategic Income Separate Account.

LargeCap Value Separate Account. Principal Partners LargeCap Value Separate Account seeks long-term growth of capital. It invests primarily in undervalued equity securities of large-capitalization companies that the sub-advisor believes offer above-average potential for growth in future earnings. It normally invests at least 80% of assets in companies with market capitalizations similar to those of companies in the Russell 1000 Value Index. It may invest up to 25% of assets in foreign securities.

American Century Equity Income Adv Fund. The investment seeks current income; capital appreciation is secondary. The fund invests in equity securities of companies with a favorable income-paying history and with the potential for an increase in share price.

American Funds Fundamental Investors R4 Fund. The investment seeks growth of capital and income. The fund invests primarily in shares of common stocks or securities convertible into common stocks of large, established companies that offer growth potential at reasonable prices. It may invest significantly in securities of issuers domiciled outside of the U.S. and not included in the S&P 500 index. The fund may also hold cash or money market instruments.

Victory Stock Index A Fund. The investment seeks investment results that match the performance of the S&P 500 index. The fund invests primarily in the common stocks that comprise the S&P 500 index. The fund typically invests in all stocks that comprise the index. To compensate for the omission of certain stocks, the fund may purchase similar stocks not included on the index, or engage in futures transactions. The fund may invest in derivative instruments, including futures and options. Previously, the fund was named Society Stock Index Fund.

American Funds Growth Fund of America R4 Fund. The investment seeks capital growth. The fund invests primarily in common stocks. Management selects securities that it

11

believes are reasonably priced and represent solid long-term investment opportunities. The fund may invest up to 15% of assets in securities of issuers domiciled outside of the U.S. and Canada, and not included in the S&P 500 index. If may also invest up to 10% of assets in debt securities rated below investment-grade.

LargeCap Growth I Separate Account. Principal Partners Large-Cap Growth I Separate Account seeks long-term growth of capital. It normally invests in growth-oriented equity securities of U.S. and, to a limited extent, foreign companies that exhibit strong, free cash flow potential. It normally invests at least 80% of assets in companies with market capitalizations larger than the median market cap of the companies in the Russell 1000 Growth Index. The sub-advisor generally looks for companies with an above-average rate of earnings and cash flow growth. It may invest up to 25% of assets in foreign securities.

Medium Company Blend Separate Account. The Principal Medium Company Blend Separate Account invests primarily in common stocks and other equity securities of medium capitalization companies. It normally invests the majority of assets in companies with market capitalizations assets in companies with market capitalizations similar to those companies in the Russell MidCap Index. Management’s securities selection is based on stocks with value and or growth characteristics, and management constructs an investment portfolio that has a blend of stocks with these characteristics. It may invest up to 25% of assets in foreign securities.

MidCap Growth Separate Account. Principal Partners Mid-Cap Growth Separate Account seeks long-term growth of capital. It invests primarily in common stocks and other equity securities of U.S. companies with strong earnings-growth potential. It normally invests at least 80% of assets in companies with market capitalizations similar to those of companies in the Russell MidCap Growth Index. Management attempts to maintain sector concentrations that approximate those of the index, but management does not limit investments to the securities of the index. It may invest up to 256% of assets in foreign securities.

Small Company Value Separate Account. The Principal Small Company value Separate Account seeks long-term growth of capital and invests primarily in common stocks of small capitalization companies. It normally invests the majority of assets in companies with market capitalizations similar to those companies in the Russell 2000 Value Index. Management focuses on stocks of small-sized companies that are undervalued at the time of purchase. These companies are often characterized by below-average stock price earnings ratios and above-average dividend yields. The Separate Account may invest up to 25% of assets in foreign securities.

Small Company Blend Separate Account. The Principal Small Company Blend Separate Account seeks long-term growth of capital and primarily invests in common stock of small capitalization companies. It normally invests the majority of assets in companies with market capitalizations similar to those of companies in the Russell 2000 Index. Management looks at stocks with value and or growth characteristics and constructs an investment portfolio that has a blend of stocks with these characteristics. Management does not have a policy of preferring one of these styles to the other. The Separate Account may invest up to 25% of assets in foreign securities.

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SmallCap Growth II Separate Account. Principal Partners Small-Cap Growth II Separate Account seeks long-term growth of capital. It invests primarily in equity securities of companies offering superior prospects for earnings growth. It normally invests at lest 80% of assets in companies with median market capitalizations similar to those of companies in the Russell 2000 Index. When selecting securities, management evaluates product positioning, management quality and sustainability of current growth trends. It may invest up to 25% of assets in foreign securities.

American Funds EuroPacific Growth R3 Fund. The investment seeks long-term growth of capital. The fund normally invests at least 80% of assets in securities of issuers located in Europe and the Pacific Basin. It considers a country to be part of the Pacific Basin if any of the country’s borders touch the Pacific Ocean. The fund may also hold cash, money market instruments and fixed-income securities.

Putnam International Equity A Fund. The investment seeks capital appreciation. The fund normally invests at least 80% of assets in equity securities. It may invest in companies of any size that management judges to be in a strong growth trend or undervalued. The fund may invest in both developed and emerging markets. It may also engage in various hedging strategies.

An investment in any of the funds listed above is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency. As with any mutual fund investment, there is always a risk that you may lose money on your investment in any of the funds listed above.

Investment in Common Stock of TFS Financial Corporation

In connection with the stock offering, the 401(k) Plan now offers the TFS Financial Corporation Stock Fund as an additional choice to the investment options described above. The TFS Financial Corporation Stock Fund invests primarily in the shares of common stock of TFS Financial Corporation In connection with the stock offering, you may in the manner described earlier direct the trustee to invest up to 100% of your plan account in the TFS Financial Corporation Stock Fund as a one-time special election. Subsequent to the stock offering, you may elect to invest all or a portion of your payroll deduction contributions or matching contributions in the TFS Financial Corporation Stock Fund; you may also elect to transfer into the TFS Financial Corporation Stock Fund all or a portion of your accounts currently invested in other funds under the 401(k) Plan.

The TFS Financial Corporation Stock Fund consists primarily of investments in the shares of common stock of TFS Financial Corporation. After the stock offering, the trustee of the 401(k) Plan will use all amounts held by it in the TFS Financial Corporation Stock Fund to purchase additional shares of common stock of TFS Financial Corporation.

As of the date of this prospectus supplement, shares of TFS Financial Corporation common stock have been issued only to Third Federal Savings and Loan Association of

13

Cleveland, MHC. There is no established market for TFS Financial Corporation common stock. Accordingly, there is no record of the historical performance of the TFS Financial Corporation Stock Fund. Performance of the TFS Financial Corporation Stock Fund depends on a number of factors, including the financial condition and profitability of TFS Financial Corporation and Third Federal Savings and Loan and market conditions for shares of TFS Financial Corporation common stock generally.

Investments in the TFS Financial Corporation Stock Fund involve special risks common to investments in the shares of common stock of TFS Financial Corporation.

For a discussion of material risks you should consider, see “Risk Factors” beginning on page 20 of the attached prospectus.

Administration of the 401(k) Plan

The Trustee and Custodian. Principal Trust Company, a subsidiary of Principal Financial Group, serves as trustee for all of the investments funds under the 401(k) Plan.

Plan Administrator. Pursuant to the terms of the 401(k) Plan, the 401(k) Plan is administered by the 401(k) Plan administrator. The address of the 401(k) Plan administrator is Third Federal Savings and Loan, Attention: Faye Pennyman, 7007 Broadway Avenue, Cleveland, Ohio 44105, telephone (216) 429-5248. The 401(k) Plan administrator is responsible for the administration of the 401(k) Plan, interpretation of the provisions of the 401(k) Plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the 401(k) Plan, maintenance of Plan records, books of account and all other data necessary for the proper administration of the 401(k) Plan, preparation and filing of all returns and reports relating to the 401(k) Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under Sections 104 and 105 of ERISA.

Reports to Plan Participants. The 401(k) Plan administrator will furnish you a statement at least quarterly showing the balance in your account as of the end of that period, the amount of contributions allocated to your account for that period, any withdrawal or distribution activity and any adjustments to your account to reflect earnings or losses (if any).

Amendment and Termination

It is the intention of Third Federal Savings and Loan to continue the 401(k) Plan indefinitely. Nevertheless, Third Federal Savings and Loan may terminate the 401(k) Plan at any time. If the 401(k) Plan is terminated in whole or in part, then regardless of other provisions in the 401(k) Plan, you will have a fully vested interest in your accounts. Third Federal Savings and Loan reserves the right to make any amendment or amendments to the 401(k) Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that Third Federal Savings and Loan may make any amendment it determines necessary or desirable, with or without retroactive effect, to comply with ERISA.

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Merger, Consolidation or Transfer

In the event of the merger or consolidation of the 401(k) Plan with another plan, or the transfer of the trust assets to another plan, the 401(k) Plan requires that you would, if either the 401(k) Plan or the other plan terminates, receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer, if the 401(k) Plan had then terminated.

Federal Income Tax Consequences

The following is a brief summary of the material federal income tax aspects of the 401(k) Plan. You should not rely on this summary as a complete or definitive description of the material federal income tax consequences relating to the 401(k) Plan. Statutory provisions change, as do their interpretations, and their application may vary in individual circumstances. Finally, the consequences under applicable state and local income tax laws may not be the same as under the federal income tax laws. Please consult your tax advisor with respect to any distribution from the 401(k) Plan and transactions involving the 401(k) Plan.

As a “tax-qualified retirement plan,” the Code affords the 401(k) Plan special tax treatment, including:

(1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the 401(k) Plan each year;

(2) participants pay no current income tax on amounts contributed by the employer on their behalf; and

(3) earnings of the 401(k) Plan are tax-deferred, thereby permitting the tax-free accumulation of income and gains on investments.

Third Federal Savings and Loan will administer the 401(k) Plan to comply with the requirements of the Code as of the applicable effective date of any change in the law.

Lump-Sum Distribution. A distribution from the 401(k) Plan to a participant or the beneficiary of a participant will qualify as a lump-sum distribution if it is made within one taxable year, on account of the participant’s death, disability or separation from service, or after the participant attains age 59 1/2, and consists of the balance credited to participants under the 401(k) Plan and all other profit sharing plans (and in some cases all other stock bonus plans), if any, maintained by Third Federal Savings and Loan. The portion of any lump-sum distribution required to be included in your taxable income for federal income tax purposes consists of the entire amount of the lump-sum distribution, less the amount of after-tax contributions, if any, you have made to this Plan and any other profit sharing plans maintained by Third Federal Savings and Loan, which is included in the distribution.

TFS Financial Corporation Common Stock Included in Lump-Sum Distribution. If a lump-sum distribution includes TFS Financial Corporation common stock, the distribution

15

generally will be taxed in the manner described above, except that the total taxable amount may be reduced by the amount of any net unrealized appreciation with respect to TFS Financial Corporation common stock, that is, the excess of the value of TFS Financial Corporation common stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of TFS Financial Corporation common stock, for purposes of computing gain or loss on its subsequent sale, equals the value of TFS Financial Corporation common stock at the time of distribution, less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of TFS Financial Corporation common stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain, regardless of the holding period of TFS Financial Corporation common stock. Any gain on a subsequent sale or other taxable disposition of TFS Financial Corporation common stock, in excess of the amount of net unrealized appreciation at the time of distribution, will be considered long-term capital gain. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution, to the extent allowed by regulations to be issued by the Internal Revenue Service.

Distributions: Rollovers and Direct Transfers to Another Qualified Plan or to an IRA. You may roll over virtually all distributions from the 401(k) Plan to another qualified plan or to an individual retirement account in accordance with the terms of the other plan or account.

Notice of Your Rights Concerning Employer Securities. There has been an important change in Federal law that provides specific rights concerning investments in employer securities, such as TFS Financial Corporation common shares. Because you may in the future have investments in TFS Financial Corporation Stock Fund under the 401(k) Plan, you should take the time to read the following information carefully.

Your Rights Concerning Employer Securities. Beginning in 2007, the 401(k) Plan must allow you to elect to move any portion of your account that is invested in the TFS Financial Corporation Stock Fund from that investment into other investment alternatives under the 401(k) Plan. You may contact the Plan Administrator shown above for specific information regarding this new right, including how to make this election. In deciding whether to exercise this right, you will want to give careful consideration to the information below that describes the importance of diversification. All of the investment options under the 401(k) Plan are available to you if you decide to diversify out of the TFS Financial Corporation Stock Fund.

The Importance of Diversifying Your Retirement Savings. To help achieve long-term retirement security, you should give careful consideration to the benefits of a well-balanced and diversified investment portfolio. Spreading your assets among different types of investments can help you achieve a favorable rate of return, while minimizing your overall risk of losing money. This is because market or other economic conditions that cause one category of assets, or one particular security, to perform very well often cause another asset category, or another particular security, to perform poorly. If you invest more than 20% of your retirement savings in any one company or industry, your savings may not be properly diversified. Although diversification is not a guarantee against loss, it is an effective strategy to help you manage investment risk.

In deciding how to invest your retirement savings, you should take into account all of your assets, including any retirement savings outside of the 401(k) Plan. No single approach is right for everyone because, among other factors, individuals have different financial goals,

16

different time horizons for meeting their goals, and different tolerances for risk. Therefore, you should carefully consider the rights described here and how these rights affect the amount of money that you invest in TFS Financial Corporation common stock through the 401(k) Plan.

It is also important to periodically review your investment portfolio, your investment objectives, and the investment options under the Plan to help ensure that your retirement savings will meet your retirement goals.

Additional ERISA Considerations

As noted above, the 401(k) Plan is subject to certain provisions of ERISA, including special provisions relating to control over the 401(k) Plan’s assets by participants and beneficiaries. The 401(k) Plan’s feature that allows you to direct the investment of your account balances is intended to satisfy the requirements of Section 404(c) of ERISA relating to control over plan assets by a participant or beneficiary. The effect of this is two-fold. First, you will not be deemed a “fiduciary” because of your exercise of investment discretion. Second, no person who otherwise is a fiduciary, such as Third Federal Savings and Loan, the 401(k) Plan administrator, or the 401(k) Plan’s trustee is liable under the fiduciary responsibility provision of ERISA for any loss which results from your exercise of control over the assets in your 401(k) Plan account.

Because you will be entitled to invest all or a portion of your account balance in the 401(k) Plan in TFS Financial Corporation common stock, the regulations under Section 404(c) of the ERISA require that the 401(k) Plan establish procedures that ensure the confidentiality of your decision to purchase, hold, or sell employer securities, except to the extent that disclosure of such information is necessary to comply with federal or state laws not preempted by ERISA. These regulations also require that your exercise of voting and similar rights with respect to the common stock be conducted in a way that ensures the confidentiality of your exercise of these rights.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

Section 16 of the Securities Exchange Act of 1934, as amended, imposes reporting and liability requirements on officers, directors, and persons beneficially owning more than 10% of public companies such as TFS Financial Corporation. Section 16(a) of the Securities Exchange Act of 1934 requires the filing of reports of beneficial ownership. Within 10 days of becoming an officer, director or person beneficially owning more than 10% of the shares of TFS Financial Corporation, a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Changes in beneficial ownership, such as purchases, sales and gifts generally must be reported periodically, either on a Form 4 within two business days after the change occurs, or annually on a Form 5 within 45 days after the close of TFS Financial Corporation’s fiscal year. Discretionary transactions in and beneficial ownership of the common stock through the TFS Financial Corporation Stock Fund of the 401(k) Plan by officers, directors and persons beneficially owning more than 10% of the common stock of TFS Financial Corporation generally must be reported to the Securities and Exchange Commission by such individuals.

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In addition to the reporting requirements described above, Section 16(b) of the Securities Exchange Act of 1934, as amended, provides for the recovery by TFS Financial Corporation of profits realized by an officer, director or any person beneficially owning more than 10% of TFS Financial Corporation’s common stock resulting from non-exempt purchases and sales of TFS Financial Corporation common stock within any six-month period.

The Securities and Exchange Commission has adopted rules that provide exemptions from the profit recovery provisions of Section 16(b) for all transactions in employer securities within an employee benefit plan, provided certain requirements are met. These requirements generally involve restrictions upon the timing of elections to acquire or dispose of employer securities for the accounts of Section 16(b) persons.

Except for distributions of common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, persons affected by Section 16(b) are required to hold shares of common stock distributed from the 401(k) Plan for six months following such distribution and are prohibited from directing additional purchases within the TFS Financial Corporation stock fund for six months after receiving such a distribution.

Financial Information Regarding Plan Assets

Audited financial statements representing the net assets available for plan benefits at December 31, 2004 and December 31, 2005 and changes in net assets available for benefits for the years ended December 31, 2004 and December 31, 2005 are available upon written request to the Plan Administrator at the address shown above.

LEGAL OPINION

The validity of the issuance of the common stock has been passed upon by Luse Gorman Pomerenk & Schick, A Professional Corporation, Washington, D.C., which firm acted as special counsel to TFS Financial Corporation in connection with TFS Financial Corporation’s stock offering.

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PROSPECTUS

Holding Company for Third Federal Savings and Loan Association of Cleveland

87,130,102 Shares of Common Stock

TFS Financial Corporation, a federally chartered corporation, is offering for sale 87,130,102 shares of its common stock, $0.01 par value, on a best efforts basis. The shares being offered represent up to 30.08% of our shares of common stock that will be outstanding upon completion of the stock offering. Upon completion of the stock offering, up to 68.19% of our outstanding shares of common stock will be owned by Third Federal Savings and Loan Association of Cleveland, MHC, our federally chartered mutual holding company parent. In addition, Third Federal Savings and Loan Association of Cleveland intends to contribute cash in the amount of $5.0 million and we intend to issue up to 2% of our outstanding shares of common stock to a charitable foundation we will establish in connection with the stock offering. The contribution and issuance of cash and shares of common stock will total $47.9 million at the minimum of the offering range, up to a maximum contribution of $55.0 million.

We must sell a minimum of 64,400,510 shares in order to complete the stock offering, and we will terminate the stock offering if we do not sell the minimum number of shares. We may sell up to 100,199,618 shares because of changes in market conditions without resoliciting subscribers. The stock offering is scheduled to terminate at 4:00 p.m., Cleveland, Ohio time, on March 26, 2007. We may extend the termination date without notice to you, until May 14, 2007, unless the Office of Thrift Supervision approves a later date, which may not be beyond February 12, 2009.

Depositors of Third Federal Savings and Loan Association of Cleveland with aggregate deposit account balances of $50 or more as of April 30, 2005 will have first priority rights to subscribe for our shares of common stock. The minimum purchase is 25 shares of common stock. Generally, the maximum purchase that an individual may make through a single deposit account is 50,000 shares, and no person by himself, or with an associate or group of persons acting in concert, may purchase more than 75,000 shares. For further information concerning the limitations on purchases of shares of common stock, see “The Stock Offering—Limitations on Purchase of Shares.” Once submitted, orders are irrevocable unless the stock offering is terminated or extended beyond May 14, 2007. If the stock offering is extended beyond May 14, 2007, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the stock offering up to the minimum of the offering range will be held by Third Federal Savings and Loan Association of Cleveland. Funds received in excess of the minimum of the offering range may be maintained at Third Federal Savings and Loan Association of Cleveland or, at our discretion, at another federally insured depository institution. However, in no event will we maintain more than one escrow account. All subscriptions received will bear interest at Third Federal Savings and Loan Association of Cleveland’s passbook savings rate, which is currently 0.80% per annum. If the stock offering is terminated, subscribers will have their funds returned promptly, with interest.

Sandler O’Neill & Partners, L.P. will use its best efforts to assist us in selling our shares of common stock, but is not obligated to purchase any of the shares of common stock that are being offered for sale. Subscribers will not pay any commissions to purchase shares of common stock in the stock offering. There is currently no public market for the shares of common stock. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our shares of common stock, but is under no obligation to do so. We expect that our shares of common stock will be quoted on the Nasdaq Global Select Market under the symbol “TFSL.”

This investment involves risk, including the possible loss of principal.

Please read the “ Risk Factors” beginning on page 20.

OFFERING SUMMARY

Price: $10.00 per share

	Minimum	Midpoint	Maximum	Adjusted Maximum
Number of shares	64,400,510	75,765,306	87,130,102	100,199,618
Estimated stock offering expenses excluding selling agent commissions and expenses	$ 3,560,000	$ 3,560,000	$ 3,560,000	$ 3,560,000
Selling agent commissions and expenses (1)	$ 3,656,000	$ 4,298,000	$ 4,942,000	$ 5,683,000
Net proceeds	$ 636,789,100	$ 749,795,060	$ 862,799,020	$ 992,753,180
Net proceeds per share	$ 9.89	$ 9.90	$ 9.90	$ 9.91

(1)	Based on 0.65% of the aggregate dollar amount of the shares of common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan, the 401(k) plan, the charitable foundation and to our officers, employees and directors and members of their immediate families. For a description of the calculation of Sandler O’Neill & Partners, L.P.’s compensation for the stock offering, please see “The Stock Offering—Marketing Arrangements.”

These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or has determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 12, 2007

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- Middleburg
- North Olmsted
- Ohio City
- Old Arcade
- Ridge Road
- Rocky River
- Southgate
- State Road
- Strongsville
- Tremont
- Westown
- Mentor
- Oberlin
- Brunswick
- Medina
- Akron
- Chapel Hill
- Fairlawn
- Twinsburg

Loan Production Offices

- Dublin
- Gahanna
- Schrock-270
- Upper Arlington
- Montgomery
- Rookwood
- Tri-County
- Western Hills

ThirdFederal®
SAVINGS & LOAN

Corporate Headquarters
7007 Broadway Avenue
Cleveland, OH 44105

Pasco
Hillsborough
Pinellas
Sarasota
Palm Beach
Lee
Miami-Dade
Collier

Florida Branch Locations

- Naples
- Tampa
- Bonita Springs
- Ft. Myers
- North Miami Beach
- Boca Raton
- Delray Beach
- Greenacres
- North Palm Beach
- New Port Richey
- Clearwater
- Seminole
- St. Petersburg
- Sarasota

i

SUMMARY

The following summarizes material information regarding the offering of shares of common stock by TFS Financial Corporation and the business of TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland. However, this summary may not contain all the information that may be important to you. For additional information, you should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements of TFS Financial Corporation.

Our Organization

In May 1997, Third Federal Savings and Loan Association of Cleveland (which we will refer to as “Third Federal Savings and Loan”) reorganized into the two-tier mutual holding company structure. As part of the reorganization, Third Federal Savings and Loan formed TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC, a federally chartered mid-tier stock holding company and mutual holding company, respectively. As a result of the reorganization, Third Federal Savings and Loan became a federally chartered capital stock savings and loan association, and a wholly-owned subsidiary of TFS Financial Corporation, and TFS Financial Corporation became the wholly-owned subsidiary of Third Federal Savings and Loan Association of Cleveland, MHC. The same directors and certain officers who manage Third Federal Savings and Loan manage TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC. In addition, in 1998 TFS Financial Corporation organized Third Capital, Inc. as a wholly-owned Delaware subsidiary corporation.

Our current ownership structure is as follows:

The Companies

Third Federal Savings and Loan Association of Cleveland, MHC

Third Federal Savings and Loan Association of Cleveland, MHC is a federally chartered mutual holding company and currently owns 100% of the outstanding common stock of TFS Financial Corporation. Third Federal Savings and Loan Association of Cleveland, MHC has not engaged in any significant business activity other than owning the common stock of TFS Financial Corporation, and does not intend to expand its business activities after the stock offering. Upon completion of the stock offering, Third Federal Savings and Loan Association of Cleveland, MHC is expected to own up to 68.34% of the outstanding shares of common stock of TFS Financial Corporation. So long as Third Federal Savings and Loan Association of Cleveland, MHC exists, it is required to own a majority of the voting stock of TFS Financial Corporation. The executive office of Third

Federal Savings and Loan Association of Cleveland, MHC, is located at 103 Foulk Road, Suite 104, Wilmington, Delaware 19803, and its telephone number is (302) 661-2009. Third Federal Savings and Loan Association of Cleveland, MHC is subject to comprehensive regulation and examination by the Office of Thrift Supervision.

TFS Financial Corporation

TFS Financial Corporation is a federally chartered mid-tier stock holding company and currently owns 100% of the outstanding common stock of Third Federal Savings and Loan. TFS Financial Corporation also owns 100% of the common stock of Third Capital, Inc. (as described below). TFS Financial Corporation’s executive office is located at 103 Foulk Road, Suite 104, Wilmington, Delaware 19803, and its telephone number is (302) 661-2009. TFS Financial Corporation is subject to comprehensive regulation and examination by the Office of Thrift Supervision. At September 30, 2006, TFS Financial Corporation had consolidated assets of $8.6 billion, consolidated deposits of $7.4 billion and consolidated shareholder’s equity of $1.0 billion. Its net income for the fiscal year ended September 30, 2006 was $43.5 million.

Third Federal Savings and Loan Association of Cleveland

Third Federal Savings and Loan is a federally chartered savings and loan association headquartered in Cleveland, Ohio. Third Federal Savings and Loan was organized in 1938 by Ben S. and Gerome R. Stefanski, the parents of our current Chairman, President and Chief Executive Officer, Marc A. Stefanski. In May 1997, Third Federal Savings and Loan reorganized into the two-tier mutual holding company structure. In 1999, Third Federal Savings and Loan established its first branch offices in Florida, and currently operates from 14 branch offices in that state. Third Federal Savings and Loan conducts business from its main office located at 7007 Broadway Avenue, Cleveland, Ohio, 40 branch offices located in Ohio and Florida and eight loan production offices located in Ohio. The branch offices are located in the Ohio counties of Cuyahoga, Lake, Lorain, Medina and Summit and in the Florida counties of Collier, Hillsborough, Lee, Miami-Dade, Palm Beach, Pasco, Pinellas and Sarasota. The telephone number at Third Federal Savings and Loan’s main office is (216) 441-6000.

Third Federal Savings and Loan’s principal business consists of originating one- to four-family residential real estate mortgage loans, home equity loans and home equity lines of credit. Third Federal Savings and Loan also offers residential construction loans. To a lesser extent, Third Federal Savings and Loan also invests in mortgage-backed securities, U.S. Government and federal agency obligations and other investment securities. Third Federal Savings and Loan offers a variety of deposit accounts, including certificates of deposit, NOW accounts and passbook savings accounts. Deposits are Third Federal Savings and Loan’s primary source of funds for its lending and investing activities. Third Federal Savings and Loan has also used borrowed funds as a source of funds, principally from the Federal Home Loan Bank of Cincinnati. In addition to traditional banking services, Third Federal Savings and Loan offers insurance and investment products through ThirdFed Investments, a division of Third Federal Savings and Loan. Through a wholly-owned subsidiary, FBE, Inc., Third Federal Savings and Loan has acquired real properties as part of its commitment to revitalize the community surrounding its main office. Third Federal Savings and Loan is the indirect owner of a second-tier real estate investment trust, Broadway Realty Holdings Co., which holds mortgage loans and other investments. Third Federal Savings and Loan is subject to comprehensive regulation and examination by the Office of Thrift Supervision.

Third Federal Savings and Loan prices its loan and deposit products to encourage home ownership, attract borrowers and promote savings by its customers. Although this strategy does not enable Third Federal Savings and Loan to generate the highest returns, Third Federal Savings and Loan believes this strategy is the primary reason it has grown to become the nation’s largest mutually-owned savings and loan association based on total assets.

Third Capital, Inc.

Third Capital, Inc. is a Delaware corporation that was organized in 1998 as a wholly-owned subsidiary of TFS Financial Corporation. Third Capital, Inc. is a holding company for operating subsidiaries, and is also a minority investor or partner in other entities and partnerships. Through its subsidiaries, Third Capital, Inc. engages in net lease transactions for commercial properties, and offers escrow and settlement services and reinsures private mortgage insurance. At September 30, 2006, Third Capital, Inc. had consolidated assets of $63.1 million. For further information, see “Business of Third Capital, Inc.”

Business Strategy

Our business strategy is:

•	Following our mission of creating value for our customers, our communities and our company;

•	Encouraging home ownership by offering competitive interest rates and attractive product features on mortgage loans and home equity loans and lines of credit in our primary market areas;

•	Promoting savings by our customers by offering competitive rates on certificates of deposit and other deposit products;

•	Controlling and managing operating expenses; and

•	Growing through de novo branching.

See “Business of Third Federal Savings and Loan Association of Cleveland” for a full description of our products and services. See also “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy” for a discussion of our business strategy.

The Stock Offering

Federal regulations require that as long as Third Federal Savings and Loan Association of Cleveland, MHC exists, it must own a majority of our outstanding shares of common stock. Accordingly, the shares that we are permitted to sell in the stock offering must represent a minority of our outstanding shares of common stock. Based on these restrictions, our board of directors has decided to offer up to 30.15% of our shares of common stock for sale in the stock offering. In addition, Third Federal Savings and Loan intends to contribute cash of $5.0 million and we intend to contribute up to 2% of our shares of common stock to a charitable foundation we will establish. The contribution of cash and shares of common stock will total $47.9 million at the minimum of the offering range, up to a maximum contribution of $55.0 million. Our remaining outstanding shares of common stock will be held by Third Federal Savings and Loan Association of Cleveland, MHC.

The following chart shows our structure following the stock offering:

Third Federal Savings and Loan Association of Cleveland, MHC has no plans, understandings or agreements, whether written or oral, to sell or otherwise dispose of its shares of common stock of TFS Financial Corporation. Third Federal Savings and Loan Association of Cleveland, MHC may convert to stock form in the future by offering its interest in TFS Financial Corporation for sale to depositors and others in a subscription offering. However, Third Federal Savings and Loan Association of Cleveland, MHC has no current plans to convert to stock form.

Reasons for the Stock Offering

The primary reasons for our decision to conduct the stock offering and raise capital are to:

•	support our internal growth through lending in communities we serve or may serve in the future;

•	support the expansion of our branch network;

•	enhance our existing products and services and to support the development of new products and services;

•	enable us to compete more effectively in the financial services marketplace;

•	offer our depositors, employees, management and directors an equity ownership interest in TFS Financial Corporation and thereby obtain an economic interest in any future success that we may have; and

•	support our local communities through a contribution to the charitable foundation.

The stock offering also will allow us to establish stock benefit plans for management and employees, which will help us to attract and retain qualified personnel.

Terms of the Stock Offering

We are offering between 64,400,510 and 87,130,102 shares of common stock to qualified depositors and borrowers, tax-qualified employee plans and to the public to the extent shares remain available. The maximum number of shares that we sell in the stock offering may increase up to 100,199,618 shares, as a result of positive changes in financial markets in general and with respect to financial institution stocks in particular. Unless our estimated pro forma market value decreases below $2.15 billion or increases above $3.32 billion, you will not have the opportunity to change or cancel your stock order. The offering price of the shares of common stock is $10.00 per share. Sandler O’Neill & Partners, L.P., our marketing advisor in connection with the stock offering, will use its best efforts to assist us in selling our shares of common stock, but Sandler O’Neill & Partners, L.P. is not obligated to purchase any shares in the stock offering.

Third Federal Savings and Loan also intends to contribute cash in the amount of $5.0 million and we intend to issue up to 2% of our outstanding shares to a charitable foundation we will establish. The contribution and issuance of cash and shares of common stock will total $47.9 million at the minimum of the offering range, up to a maximum contribution of $55.0 million.

Persons Who May Order Stock in the Stock Offering

We are offering the shares of common stock in a “subscription offering” in the following descending order of priority:

(1)	Depositors who had accounts at Third Federal Savings and Loan with aggregate balances of at least $50.00 as of the close of business on April 30, 2005;

(2)	The tax-qualified employee benefit plans of Third Federal Savings and Loan (including our employee stock ownership plan);

(3)	Depositors who had accounts at Third Federal Savings and Loan with aggregate balances of at least $50.00 as of the close of business on December 31, 2006; and

(4)	Depositors who had accounts at Third Federal Savings and Loan with aggregate balances of at least $50.00 as of the close of business on January 31, 2007, and borrowers from Third Federal Savings and Loan as of January 17, 1996 who maintain such borrowings as of the close of business on January 31, 2007.

If any shares of our common stock remain unsold in the subscription offering, we will offer such shares for sale in a community offering. Natural persons residing in the State of Ohio, the Kentucky counties of Boone, Kenton and Campbell, and the Florida counties of Broward, Charlotte, Citrus, Collier, Hernando, Hillsborough, Lake, Lee, Manatee, Martin, Miami-Dade, Orange, Osceola, Palm Beach, Pasco, Pinellas, Polk, Sarasota, Seminole, St. Lucie and Volusia, will have a purchase preference in any community offering. Shares of common stock also may be offered to the general public. The community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the community offering through a syndicate of brokers in what is referred to as a syndicated community offering. The syndicated community offering, if necessary, would be managed by Sandler O’Neill & Partners, L.P. We have the right to accept or reject, in our sole discretion, any orders received in the community offering or the syndicated community offering.

To ensure a proper allocation of stock, each eligible account holder must list on his or her stock order form all deposit accounts in which he or she had an ownership interest at April 30, 2005, December 31, 2006 or January 31, 2007, as applicable. Failure to list an account, or providing incorrect information, could result in the loss of all or part of a subscriber’s stock allocation. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

How We Determined to Offer Between 64,400,510 Shares and 87,130,102 Shares and the $10.00 Price Per Share

The decision to offer between 64,400,510 shares and 87,130,102 shares, subject to adjustment, which is our offering range, is based on an independent appraisal of our pro forma market value prepared by FinPro, Inc., a firm experienced in appraisals of financial institutions. FinPro, Inc. is of the opinion that as of January 31, 2007, the estimated pro forma market value of the shares of common stock of TFS Financial Corporation on a fully- converted basis was between $2.15 billion and $2.90 billion, with a midpoint of $2.53 billion. The term “fully converted” assumes that 100% of our common stock had been sold to the public, as opposed to the 30.0% to 30.15% that will be sold in the stock offering.

In preparing its appraisal, FinPro, Inc. considered the information contained in this prospectus, including our consolidated financial statements. FinPro, Inc. also considered the following factors, among others:

•	our present and projected operating results and financial condition and the economic and demographic conditions in our existing market areas;

•	historical, financial and other information relating to TFS Financial Corporation and Third Federal Savings and Loan;

•	a comparative evaluation of our operating and financial statistics with those of other similarly situated publicly traded thrifts and mutual holding companies;

•	the impact of the stock offering on our shareholders’ equity and earnings potential;

•	our proposed dividend policy; and

•	the trading market for securities of comparable institutions and general conditions in the market for such securities.

FinPro, Inc. also considered the contribution of cash and issuance of shares of common stock to Third Federal Foundation, a charitable foundation we will establish. The contribution of cash and shares of common stock to the charitable foundation will have the effect of reducing our estimated pro forma value. See “Comparison of Valuation and Pro Forma Information with and without the Charitable Foundation.”

In reviewing the appraisal prepared by FinPro, Inc., the board of directors considered the methodologies and the appropriateness of the assumptions used by FinPro, Inc. in addition to the factors listed above, and the board of directors believes that these assumptions are reasonable.

The board of directors determined that the common stock should be sold at $10.00 per share, that up to 30.15% of the shares of common stock should be offered for sale in the stock offering and up to 68.34% should be held by Third Federal Savings and Loan Association of Cleveland, MHC, after giving effect to the issuance of shares of common stock to Third Federal Foundation. Based on the estimated valuation range and the purchase price, the number of shares of common stock that will be outstanding upon completion of the stock offering will range from 214,668,367 to 289,625,000 (subject to adjustment to 332,318,750), and the number of shares of common stock that will be sold in the stock offering will range from 64,400,510 shares to 87,130,102 shares (subject to adjustment up to 100,199,618), with a midpoint of 75,765,306 shares. The number of shares that Third Federal Savings and Loan Association of Cleveland, MHC will own after the stock offering will range from 145,974,490 to 197,494,898 (subject to adjustment to 227,119,132). The number of shares of common stock that Third Federal Foundation will own after the stock offering will range from 4,293,367 to 5,000,000. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, or if necessitated by subsequent developments in the financial condition of Third Federal Savings and Loan or market conditions generally.

The appraisal will be updated before we complete the stock offering. If the estimated pro forma market value of the shares of common stock at that time is either below $2.15 billion or above $3.32 billion, then we may, after consulting with the Office of Thrift Supervision:

•	terminate the stock offering and return all funds promptly with interest;

•	extend the stock offering or hold a new subscription or community offering, or both;

•	establish a new offering range and commence a resolicitation of subscribers; or

•	take such other actions as may be permitted by the Office of Thrift Supervision.

Under such circumstances, we will notify you, and you will have the opportunity to change or cancel your order within a specified time period. In any event, the stock offering must be completed by no later than February 12, 2009.

Two measures investors use to evaluate an issuer’s stock are the ratio of the offering price to the pro forma tangible book value and the ratio of the offering price to the issuer’s pro forma net income. FinPro, Inc. considered these ratios, among other factors, in preparing its appraisal. Book value is the same as total equity, and represents the difference between the issuer’s assets and liabilities. The following table presents the ratio of the offering price to our pro forma tangible book value and earnings per share at or for the period indicated. See “Pro Forma Data” for a description of the assumptions used in making these calculations.

	At or For the Fiscal Year Ended September 30, 2006
	64,400,510 Shares Sold at $10.00 Per Share	75,765,306 Shares Sold at $10.00 Per Share	87,130,102 Shares Sold at $10.00 Per Share	100,199,618 Shares Sold at $10.00 Per Share
Pro forma price-to-tangible book value ratio	140.06%	155.28%	168.63%	182.48%
Pro forma price-to-earnings ratio	45.45x	52.63x	58.82x	66.67x

The following table compares our pricing ratios to the pricing ratios of our peer group companies on a non-fully converted basis, each at or for the twelve months ended September 30, 2006. Compared to the median pricing ratios of the peer group, our pro forma pricing ratios at the maximum of the offering range, indicated a discount of 30.12% on a price-to-core earnings basis and a discount of 30.83% on a price-to-tangible book basis.

	Non-Fully Converted Pro Forma Price-to-Core Earnings Multiple	Non-Fully Converted Pro Forma Price-to-Tangible Book Value Ratio
TFS Financial Corporation
Maximum	35.71x	168.63%
Minimum	27.03x	140.06%
Valuation of peer group companies as of January 31, 2007
Averages	75.10x	242.28%
Medians	51.10x	243.80%

The following table presents a summary of selected pricing ratios for the peer group companies and for us, each at or for the twelve months ended September 30, 2006, with the ratios adjusted to the hypothetical case of our being a fully converted stock holding company. Compared to the median fully converted pricing ratios of the peer group, our pro forma fully converted pricing ratios at the maximum of the offering range indicated a discount of 31.39% on a price-to-core earnings basis and a discount of 19.63% on a price-to-tangible book basis.

	Fully Converted Equivalent Pro Forma Price-to-Core Earnings Multiple	Fully Converted Equivalent Pro Forma Price-to-Tangible Book Value Ratio
TFS Financial Corporation
Maximum	22.73x	82.71%
Minimum	18.87x	75.30%
Valuation of peer group companies as of January 31, 2007
Averages	36.35x	105.19%
Medians	33.13x	102.91%

As shown in the above tables, our pro forma fully converted and non-fully converted price-to-book value ratios are discounted compared to the average trading price-to-book value of the peer group companies.

The pro forma fully-converted calculations for the peer group companies include the following assumptions:

•	8.0% of the shares sold in a second-step stock offering would be purchased by an employee stock ownership plan, with the expense to be amortized over 30 years;

•	4.0% of the shares sold in the second-step stock offering would be purchased by a stock-based benefit plan, with the expense to be amortized over five years;

•

Options equal to 10% of the shares sold in the second-step stock offering would be granted under a stock-based benefit plan, with option expense of $3.37 per option, and with the expense to be amortized over five years; and

•	stock offering expenses would equal 2.5% of the stock offering amount.

With respect to TFS Financial Corporation, the pro forma fully-converted calculations use the same assumptions as applied to the peer group companies, but also assume: the impact of the establishment of our charitable foundation; the expense of the employee stock ownership plan would be amortized over 30 years; and that we would recognize expense with respect to stock options granted under a stock-based benefit plan over a five-year period. See “Comparison of Valuation and Pro Forma Information with and without the Charitable Foundation” for a discussion of the impact of our charitable foundation on our appraised value.

The independent appraisal does not indicate after-market trading value. Do not assume or expect that the valuation as indicated above means that our shares of common stock will trade at or above the $10.00 purchase price after the stock offering.

After-Market Performance Information

The following table presents stock price performance information for all mutual holding company initial public offerings completed between January 1, 2006 and January 31, 2007. The offerings are presented in reverse chronological order, which means that the most recent offerings appear first.

	Price Performance from Initial Trading Date
Transaction	One Day Percentage Change	One Week Percentage Change	One Month Percentage Change	Through January 31, 2007 Percentage Change
Oritani Financial Corp.	59.70%	54.30%	N/A	53.50%
Polonia Bancorp	1.00	1.50	N/A	1.00
MSB Financial Corp.	23.00	21.20	N/A	20.00
MainStreet Financial Corporation	10.00	10.00	(2.50)	—
Ben Franklin Financial, Inc.	7.00	6.50	6.50	8.00
ViewPoint Financial Group	49.90	52.50	53.90	71.20
Fox Chase Bancorp, Inc.	29.50	27.90	30.10	38.20
Roma Financial Corporation	41.00	45.00	46.60	57.10
Seneca-Cayuga Bancorp, Inc.	—	(1.50)	(7.00)	(5.00)
Northeast Community Bancorp, Inc.	10.00	12.00	12.00	19.20
Mutual Federal Bancorp, Inc.	11.30	10.00	14.00	44.10
Lake Shore Bancorp, Inc.	7.00	5.50	2.90	25.40
United Community Bancorp	8.00	8.40	5.50	22.50
Magyar Bancorp, Inc.	6.50	5.00	6.00	37.50
Greenville Federal Financial Corporation	2.50	2.50	—	3.50

Average	17.76	17.39	14.00	26.41
Median	10.00	10.00	6.25	22.50

The table above presents only short-term historical information on stock price performance, which may not be indicative of the longer-term performance of such stock prices. The data presented in the table are not intended to predict how our shares of common stock may perform following the stock offering. The historical information in the table may not be meaningful to you because the data were calculated using a small sample.

The market price of any particular company’s stock is subject to various factors, including the amount of proceeds a company raises and management’s ability to deploy proceeds (such as through investments, the acquisition of other financial institutions or other businesses, the payment of dividends and common stock repurchases). In addition, stock prices may be affected by general market conditions, market interest rates, the market for financial institutions, merger or takeover transactions, the presence of professional and other investors who purchase stock on speculation, as well as other unforeseeable events not necessarily within the control of management or the board of directors.

FinPro, Inc. advised the board of directors that the appraisal was prepared in conformance with the appraisal methodology set forth in Office of Thrift Supervision regulatory guidelines and policy. That methodology requires a valuation based on an analysis of the trading prices of comparable public companies whose stocks have traded for at least one year prior to the valuation date. FinPro, Inc. also advised the board of directors that the aftermarket trading experience of recent transactions was considered in the appraisal as a general indicator of current market conditions, but was not relied upon as a primary valuation methodology.

Our board of directors carefully reviewed the information provided by FinPro, Inc. in its appraisal, but did not make any determination regarding whether prior mutual holding company stock offerings have been valued fairly, nor did the board draw any conclusions regarding how the historical data reflected above may affect the appraisal. Instead, the board of directors engaged FinPro, Inc. to help it understand the regulatory process as it applies to the appraisal and to advise the board of directors how much capital would need to be raised under the regulatory guidelines.

There can be no assurance that our stock price will not trade below $10.00 per share. As noted in the above table, two of the 15 initial public mutual holding company stock offerings since January 1, 2006 referenced in the table have traded below their initial offering price at the dates indicated. Before you make an investment decision, we urge you to carefully read this prospectus, including the section entitled “Risk Factors.”

Our Officers, Directors and Employees Will Receive Additional Compensation and Benefit Plans After the Stock Offering

Third Federal Savings and Loan has established an employee stock ownership plan, and we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and shares of common stock. Our tax-qualified employee benefit plans, including our employee stock ownership plan and our 401(k) savings plan, may purchase in the stock offering up to 4.9% of our outstanding shares of common stock (including shares issued to Third Federal Foundation). However, it is expected that our employee stock ownership plan will purchase 3.92% of our outstanding shares of common stock (including shares issued to Third Federal Savings and Loan Association of Cleveland, MHC and to Third Federal Foundation).

In addition to shares purchased by the employee stock ownership plan, we intend to grant options and stock awards under one or more stock-based benefit plans that we intend to implement no sooner than six months after the completion of the stock offering, subject to the approval of our shareholders. Under current Office of Thrift Supervision regulations, the number of options granted or shares of common stock awarded under our stock-based benefit plans may not exceed 4.90% and 1.96%, respectively, of our total outstanding shares (including shares issued to Third Federal Savings and Loan Association of Cleveland, MHC and to Third Federal Foundation), exclusive of shares acquired in the secondary market to fund such plans in excess of the foregoing amounts. The number of options granted or shares awarded under our stock-based benefit plans that we may implement following the stock offering, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by our employee stock ownership plan), may not exceed 25% of the shares of common stock held by persons other than Third Federal Savings and Loan Association of Cleveland, MHC.

The stock-based benefit plans will comply with all applicable regulations of the Office of Thrift Supervision in effect at the time such plans are adopted. Under Office of Thrift Supervision regulations, the stock-based benefit plans cannot be established sooner than six months after the stock offering, and would require the approval of a majority of votes cast by our shareholders (under Nasdaq rules) and by a majority of the total votes eligible to be cast (excluding votes eligible to be cast by Third Federal Savings and Loan Association of Cleveland, MHC), unless we obtain a waiver from the Office of Thrift Supervision that would allow the stock-based benefit plans to be approved by a majority of votes cast by our shareholders (excluding shares voted by Third Federal Savings and Loan Association of Cleveland, MHC). We currently intend to request such a waiver from the Office of Thrift Supervision. Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions would apply to our stock-based benefit plans:

•	non-employee directors in the aggregate may not receive more than 30% of the options and stock awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options or stock awards authorized under the plans;

•	the options and stock awards may not vest more rapidly than 20% per year, beginning on the first anniversary of shareholder approval of the plans; and

•	accelerated vesting of awards is not permitted except for death, disability or upon a change in control of Third Federal Savings and Loan or TFS Financial Corporation.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that are intended to clarify and simplify such regulations. Specifically, the amendments would clarify that we may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, provided shares used to fund the plans in excess of these amounts are obtained through stock repurchases. The proposed amendments would also require that, if the stock-based benefit plans are adopted less than one year following the stock offering, the stock-based benefit plans must be approved by a majority of the votes of TFS Financial Corporation shareholders cast at an annual or special meeting of shareholders, excluding votes eligible to be cast by Third Federal Savings and Loan Association of Cleveland, MHC. Under the proposed amendments, there would be no separate vote required of minority shareholders if the stock-based benefit plans are adopted more than one year following the stock offering. The proposed amendments would further clarify that the current regulatory restrictions set forth above regarding the amount of individual and group awards, and restrictions on accelerated vesting of awards, would not apply if the stock-based benefit plans are adopted more than one year following the stock offering.

In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies, we may implement stock-based benefit plans that exceed the current limits applicable to the overall size of such plans and individual awards thereunder, and otherwise grant awards with terms that are different than those required by current Office of Thrift Supervision regulations and policy. Moreover, to the extent that any new regulations or policies contain a more flexible voting standard for shareholder approval than that currently required, we intend to use the more flexible voting standard, which could result in the vote of Third Federal Savings and Loan Association of Cleveland, MHC controlling the outcome of a shareholder vote on stock-based benefit plans.

The employee stock ownership plan and the stock-based benefit plans will increase our future compensation costs, thereby reducing our earnings. Public companies are required to expense the grant-date fair value of stock options and other stock awards granted to officers, directors and employees. In addition, public companies must revalue their estimated compensation costs at each subsequent reporting date and may be required to recognize additional compensation expense at those dates. Any additional compensation expense due to variances in actual vesting or stock price experience compared to assumptions in the table below will increase our compensation costs over the vesting period of the options. Additionally, shareholders will experience a reduction in their ownership interest if newly issued shares of common stock are used to fund stock options and stock awards. See “Risk Factors—Our Stock Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income. Our Directors, Officers and Employees are Eligible to Participate in These Stock-Based Benefit Plans,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Anticipated Increase in Non-Interest Expense” and “Management—Stock Benefit Plans.”

The following three tables summarize the stock benefits that our officers, directors and employees may receive following the stock offering at the maximum of the offering range, assuming that we initially implement one or more stock-based benefit plans granting options to purchase 4.90% of the shares outstanding at the completion of the stock offering (including shares issued to Third Federal Foundation) and awarding shares of common stock equal to 1.96% of the shares outstanding at the completion of the stock offering (including shares issued to Third Federal Foundation). Proposed Office of Thrift Supervision regulations would clarify that the amount of stock options and stock awards available for grant under the stock-based benefit plans may be greater than the amounts set forth in the following three tables, provided shares used to fund the stock-based benefit plans in excess of these amounts are obtained through stock repurchases.

In the table below, it is assumed that, at the maximum of the offering range, a total of 87,130,102 shares will be sold to the public, and a total of 92,130,102 shares will be issued and outstanding to the public and the charitable foundation. This table assumes that Third Federal Savings and Loan’s tangible capital ratio is 10% or more following the stock offering.

Plan/Awards	Individuals Eligible to Receive Awards	Number of Shares	Percent of Outstanding Shares (1)	Percent of Shares Sold	Value of Benefits Based on Maximum of Offering Range (2)
					(In thousands)
Employee stock ownership plan	All officers and employees	11,353,300	3.92%	13.03%	$113,533

Stock awards	Directors, officers and employees	5,676,650	1.96	6.52	56,767

Stock options	Directors, officers and employees	14,191,625	4.90	16.29	47,826

			10.78%	35.84%	$218,126

(1)	Amounts are based on current Office of Thrift Supervision regulations and policy, exclusive of shares acquired in the secondary market to fund stock awards and stock options. Proposed Office of Thrift Supervision regulations would clarify that the amount of stock options and stock awards available for grant under the stock-based benefit plans may be greater than the amounts set forth in the table, provided shares used to fund the stock-based benefit plans in excess of these amounts are obtained through stock repurchases.
(2)	The actual value of the stock awards will be determined based on their fair value as of the date the grants are made. For purposes of this table, fair value is assumed to be the offering price of $10.00 per share. The fair value of stock options has been estimated at $3.37 per option using the Black-Scholes option pricing model with the following assumptions: a grant-date share price and option exercise price of $10.00; dividend yield of 0%; expected option life of 7.5 years; risk-free interest rate of 4.56% (based on the seven-year Treasury Note rate); and a volatility rate of 16.34% based on an index of publicly traded mutual holding companies. The actual expense of the stock options will be determined by the grant-date fair value of the options, which will depend on a number of factors, including the valuation assumptions used in the option pricing model ultimately adopted.

The value of the shares of common stock will be based on the price per share of our common stock at the time those shares are granted, which, subject to shareholder approval, cannot occur until at least six months after the stock offering. The following table presents the total value of all shares of common stock to be available for award and issuance under the stock-based benefit plans, assuming the stock-based benefit plans award shares of common stock equal to 1.96% of the outstanding shares after the stock offering and the shares for the plans are purchased or issued in a range of market prices from $8.00 per share to $16.00 per share.

Share Price	4,207,499 Shares Awarded at Minimum of Offering Range	4,949,000 Shares Awarded at Midpoint of Offering Range	5,676,650 Shares Awarded at Maximum of Offering Range	6,513,447 Shares Awarded at Maximum of Offering Range, As Adjusted
(In thousands, except per share data)
$ 8.00	$33,660	$39,592	$45,413	$52,108
$10.00	$42,075	$49,490	$56,767	$65,134
$12.00	$50,490	$59,388	$68,120	$78,161
$14.00	$58,905	$69,286	$79,473	$91,188
$16.00	$67,320	$79,184	$90,826	$104,215

The grant-date fair value of the options granted under the stock-based benefit plans will be based in part on the price per share of our common stock at the time the options are granted, which, subject to shareholder approval, cannot occur until at least six months after the stock offering. The value will also depend on the various assumptions used in the option pricing model ultimately adopted. The following table presents the total estimated value of the options to be available for grant under the stock-based benefit plans, assuming the stock-based benefit plans award options equal to 4.9% of the outstanding shares of common stock after the stock offering, the market price and exercise price for the stock options are equal and the range of market prices for the shares are $8.00 per share to $16.00 per share.

Market/Exercise Price	Grant-Date Fair Value Per Option	10,518,749 Options at Minimum of Offering Range	12,372,500 Options at Midpoint of Offering Range	14,191,625 Options at Maximum of Offering Range	16,283,618 Options at Maximum of Offering Range, As Adjusted
		(In thousands, except per share data)
$ 8.00	$2.70	$28,401	$33,406	$38,317	$43,966
$10.00	$3.37	$35,448	$41,695	$47,826	$54,876
$12.00	$4.05	$42,601	$50,109	$57,476	$65,949
$14.00	$4.72	$49,648	$58,398	$66,984	$76,859
$16.00	$5.40	$56,801	$66,812	$76,635	$87,932

Limits on Your Purchase of Shares of Common Stock

The minimum purchase is 25 shares of common stock. Generally, no individual, or individuals acting through a single account, may purchase more than $500,000 (50,000 shares) of common stock. If any of the following persons purchase shares of common stock, their purchases, when combined with your purchases, cannot exceed $750,000 (75,000 shares) of common stock:

•	your spouse, or relatives of you or your spouse living in your house;

•	companies or other entities in which you have a 10% or greater equity or substantial beneficial interest or in which you serve as a senior officer or partner;

•	a trust or other estate if you have a substantial beneficial interest in the trust or estate or you are a trustee or fiduciary for the trust or estate; or

•

other persons who may be acting together with you (including, but not limited to, persons who file jointly a Schedule 13G or Schedule 13D Beneficial Ownership Report with the Securities and Exchange Commission).

A detailed discussion of the limitations on purchases of common stock by an individual and persons acting together is set forth under the caption “The Stock Offering—Limitations on Purchase of Shares.”

Subject to Office of Thrift Supervision approval, we may increase or decrease the purchase limitations in the stock offering at any time. In addition, in any community offering or syndicated community offering, we will first fill orders for our shares of common stock up to a maximum of 1,000 shares. Thereafter, we will allocate any remaining shares of common stock on an equal number of shares per order basis, until we fill all orders. Our tax-qualified benefit plans, including our employee stock ownership plan, are authorized to purchase up to 4.9% of the shares to be outstanding immediately following the stock offering (including shares issued to Third Federal Savings and Loan Association of Cleveland, MHC and Third Federal Foundation) without regard to these purchase limitations. The employee stock ownership plan may purchase shares of common stock in the stock offering, in the open market following consummation of the stock offering, from authorized but unissued shares of common stock, or from treasury shares following consummation of the stock offering.

Our Issuance of Shares of Common Stock to the Charitable Foundation

To further our commitment to the communities we serve, we intend to establish a charitable foundation as part of the stock offering. Third Federal Savings and Loan will contribute cash in the amount of $5.0 million and we will issue up to 2% of our outstanding shares of common stock to the charitable foundation, ranging from 4,293,367 shares at the minimum of the valuation range to 5,000,000 shares at the maximum of the valuation range, which shares will have a value of $42.9 million at the minimum of the valuation range and $50.0 million at the maximum of the valuation range, based on the $10.00 per share offering price, up to a maximum contribution of $55.0 million of cash and shares of common stock. As a result of the issuance of shares to the charitable foundation and the contribution of $5.0 million in cash, we will record an after-tax expense of approximately $31.2 million at the minimum of the valuation range and of approximately $35.8 million at the maximum of the valuation range, during the quarter in which the stock offering is completed.

Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before income taxes) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by an entity to a charitable foundation could, if necessary, be deducted over a six-year period. Based on $61.7 million of income before income tax expense for the fiscal year ended September 30, 2006, and assuming that our income before income tax expense remained at that level in future years following the stock offering, we estimate that we would only be able to deduct for federal income tax purposes $37.0 million of the contribution to the charitable foundation. This would result in after-tax expense of $42.1 million at the midpoint of the offering range, and not $35.8 million as we currently estimate.

The charitable foundation will be governed by a board of directors, initially consisting of two of our current directors and one individual who is not affiliated with us. None of these individuals will receive compensation for their service as a director of the charitable foundation. We intend to hire an executive director for the charitable foundation who is not affiliated with us. This individual will receive compensation that we believe will be competitive in our marketplace for executive directors of similar charitable foundations. In addition, some of our employees will serve as executive officers of the charitable foundation. None of these individuals will receive compensation for their service as an executive officer of the charitable foundation.

The charitable foundation will be dedicated exclusively to supporting charitable causes and community development activities in the communities in which we operate. In addition to traditional community contributions and community reinvestment initiatives, the charitable foundation is expected to emphasize grants or donations to support housing assistance, local education and other types of organizations or civic-minded projects. During the fiscal years ended September 30, 2006 and 2005, we made charitable contributions of $931,000 and $1.3 million, respectively. The charitable foundation is expected to make contributions totaling approximately $2.8 million in its first year of operation, assuming we sell our shares of common stock at the midpoint of the offering range. However, the charitable foundation is not expected to limit the size of its contributions to any one program or aggregate amount in any one year.

Issuing shares of common stock to the charitable foundation will:

•	dilute the voting interests of purchasers of shares of our common stock in the stock offering; and

•

result in an expense, and a reduction in earnings during the quarter in which the contribution is made, equal to the full amount of the contribution to the charitable foundation, offset in part by a corresponding tax benefit.

The establishment and funding of the charitable foundation has been approved by the boards of directors of TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC.

See “Risk Factors—The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in Fiscal 2007,” “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation” and “Third Federal Foundation.”

How You May Pay for Your Shares

In the subscription offering and the community offering you may pay for your shares only by:

(1)	personal check, bank check or money order; or

(2)	authorizing us to withdraw money from your deposit account(s) maintained with Third Federal Savings and Loan.

If you wish to use your Third Federal Savings and Loan individual retirement account to pay for your shares, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Third Federal Savings and Loan. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible or contact the Stock Information Center for further information. Also, please be aware that Third Federal Savings and Loan is not permitted to lend funds to anyone for the purpose of purchasing shares of common stock in the stock offering.

You can subscribe for shares of common stock in the stock offering by delivering to Third Federal Savings and Loan a signed and completed original stock order form and certification form, together with full payment, provided we receive the stock order form and certification form before the end of the stock offering. Funds received prior to the completion of the stock offering up to the minimum of the offering range will be held by Third Federal Savings and Loan. Funds received in excess of the minimum of the offering range may be maintained at Third Federal Savings and Loan, or, at our discretion, at another federally insured depository institution. However, in no event will we maintain more than one escrow account. We will pay interest at Third Federal Savings and Loan’s passbook savings rate, currently 0.80% per annum, from the date funds are received until completion or termination of the stock offering. Withdrawals from certificates of deposit at Third Federal Savings and Loan for the purpose of purchasing shares of common stock in the stock offering may be made without incurring an early withdrawal penalty. All funds authorized for withdrawal from deposit accounts with Third Federal Savings and Loan must be in the deposit accounts at the time the stock order form is received. However, funds will not be withdrawn from the accounts until the stock offering is completed and will continue to earn interest at the applicable deposit account rate until the completion of the stock offering. A hold will be placed on those funds when your stock order is received, making the designated funds unavailable to you. After we receive an order, the order cannot be revoked or changed, except with our consent. Payment may not be made by wire transfer or any other electronic transfer of funds. In addition, we will not be required to accept copies or facsimiles of order forms.

For a further discussion regarding the stock ordering procedures, see “The Stock Offering—Prospectus Delivery and Procedure for Purchasing Shares.”

You May Not Sell or Transfer Your Subscription Rights

Federal law prohibits the transfer of subscription rights. If you order shares of common stock in the subscription offering, you will be required to state that you are purchasing the shares of common stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or in any way transfers his or her subscription rights. We will not accept your stock order if we have reason to believe that you sold or transferred your subscription rights. With the exception of purchases through individual retirement accounts, Keogh accounts and 401(k) plan accounts, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights.

Deadline for Orders of Common Stock

If you wish to purchase shares of common stock, we must receive at the Stock Information Center (not simply have post-marked) your properly completed stock order form, together with payment for the shares, no later than 4:00 p.m., Cleveland, Ohio time, on March 26, 2007, unless we extend this deadline. You may submit your stock order form by mail using the return envelope provided, by overnight courier to the indicated address on the stock order form, or by bringing your stock order form to our main office. A postmark prior to March 26, 2007 will not entitle you to purchase shares of common stock unless we receive the envelope by March 26, 2007.

Although we will make reasonable efforts to provide a prospectus and stock offering materials to holders of subscription rights, the subscription offering and all subscription rights will expire at 4:00 p.m., Cleveland, Ohio time, on March 26, 2007, regardless of whether we have been able to locate each person entitled to subscription rights.

Termination of the Stock Offering

The subscription offering will terminate at 4:00 p.m., Cleveland, Ohio time, on March 26, 2007. We may extend this expiration date without notice to you, until May 14, 2007, unless the Office of Thrift Supervision approves a later date. If the subscription offering and/or community offerings extend beyond May 14, 2007, we will be required to resolicit subscriptions before proceeding with the stock offering. In such event, if you choose not to subscribe for the shares of common stock, your funds will be returned promptly to you with interest. All further extensions, in the aggregate, may not last beyond February 12, 2009.

Steps We May Take If We Do Not Receive Orders for the Minimum Number of Shares

If we do not receive orders for at least 64,400,510 shares of common stock, we may take several steps in order to sell the minimum number of shares of common stock in the stock offering range. Specifically, we may:

(i)	increase the maximum number of shares that may be purchased by any subscriber (including our subscribing directors and officers); and/or

(ii)	seek regulatory approval to extend the stock offering beyond the May 14, 2007 expiration date, provided that any such extension will require us to resolicit subscriptions received in the stock offering.

Our Policy Regarding Dividends

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our common stock, subject to statutory and regulatory requirements. While our board of directors currently intends to declare dividends, it has not yet determined the amount and timing of any dividend payments. The payment and amount of any dividend payments will depend upon a number of factors, including the following:

•	regulatory capital requirements;

•	our financial condition and results of operations;

•	tax considerations;

•	statutory and regulatory limitations; and

•	general economic conditions.

If we pay dividends to our shareholders, we also will be required to pay dividends to Third Federal Savings and Loan Association of Cleveland, MHC, unless Third Federal Savings and Loan Association of Cleveland, MHC elects to waive the receipt of dividends. We anticipate that Third Federal Savings and Loan Association of Cleveland, MHC will waive any dividends we pay. Any decision to waive the receipt of dividends will be subject to the non-objection of the Office of Thrift Supervision.

Market for the Shares of Common Stock

We anticipate that the shares of common stock sold in the stock offering will be quoted on the Nasdaq Global Select Market under the symbol “TFSL.” Sandler O’Neill & Partners, L.P. currently intends to make a market in the shares of common stock, but it is under no obligation to do so.

How We Intend to Use the Proceeds We Raise from the Stock Offering

Assuming we sell 87,130,102 shares of common stock in the stock offering, and we have net proceeds of $862.8 million, we intend to distribute the net proceeds as follows:

•	$436.4 million (50.6% of the net proceeds) will be contributed to Third Federal Savings and Loan;

•	$104.4 million (12.1% of the net proceeds) will be loaned to our employee stock ownership plan to fund its purchase of our shares of common stock; and

•	$322.0 million (37.3% of the net proceeds) will be retained by us.

We may use the net proceeds of the stock offering to invest in securities, to deposit funds in Third Federal Savings and Loan, to finance the possible acquisition of other financial institutions or financial service businesses, to pay dividends or for other general corporate purposes, including repurchasing shares of our common stock. Third Federal Savings and Loan may use the proceeds it receives to make loans, to purchase securities, to expand its banking franchise internally through branching or through acquisitions, and for general corporate purposes. See “How We Intend to Use the Proceeds from the Stock Offering.” Neither Third Federal Savings and Loan nor TFS Financial Corporation has plans to conduct any specific material acquisition transaction or branch expansion at this time.

Tax Consequences of the Stock Offering

The stock offering will result in no taxable gain or loss to Third Federal Savings and Loan Association of Cleveland, MHC, TFS Financial Corporation or Third Federal Savings and Loan, or to depositors or borrowers who have a priority right to subscribe for shares of common stock in the stock offering, or to our employees, officers or directors, except to the extent that the nontransferable subscription rights to purchase shares of common stock in the stock offering may be determined to have value. Luse Gorman Pomerenk & Schick, P.C. has opined as to federal law that it is more likely than not that the fair market value of such subscription rights is zero. In that case, no taxable gain or loss will need to be recognized by depositors or borrowers who receive nontransferable subscription rights. See “The Stock Offering—Tax Effects of the Stock Offering.”

Once Submitted, Your Purchase Order May Not Be Revoked Unless the Stock Offering is Terminated or Extended Beyond May 14, 2007.

Funds that you use to purchase shares of our common stock in the stock offering will be held in an interest-bearing account until the termination or completion of the stock offering, including any extension of the expiration date. The Office of Thrift Supervision approved the stock offering on February 12, 2007; however, because completion of the stock offering will be subject to an update of the independent appraisal, among other factors, there may be one or more delays in the completion of the stock offering. Any orders that you submit to purchase shares of our common stock in the stock offering are irrevocable, and you will not have access to subscription funds unless the stock offering is terminated, or extended beyond May 14, 2007.

Restrictions on the Acquisition of TFS Financial Corporation and Third Federal Savings and Loan

Federal regulations, as well as provisions contained in the charter and bylaws of Third Federal Savings and Loan and TFS Financial Corporation, restrict the ability of any person, firm or entity to acquire TFS Financial Corporation, Third Federal Savings and Loan, or their respective capital stock. These restrictions include the requirement that a potential acquirer obtain the prior approval of the Office of Thrift Supervision before acquiring in excess of 10% of the stock of TFS Financial Corporation or Third Federal Savings and Loan. Because a majority of the outstanding shares of common stock of TFS Financial Corporation must be owned by Third Federal Savings and Loan Association of Cleveland, MHC, any acquisition of TFS Financial Corporation must be approved by Third Federal Savings and Loan Association of Cleveland, MHC, and Third Federal Savings and Loan Association of Cleveland, MHC would not be required to pursue or approve a sale of TFS Financial Corporation even if such a sale were favored by a majority of TFS Financial Corporation’s public shareholders.

Possible Conversion of Third Federal Savings and Loan Association of Cleveland, MHC to Stock Form

In the future, Third Federal Savings and Loan Association of Cleveland, MHC may convert from the mutual to capital stock form of organization in a transaction commonly known as a “second-step conversion.” In a second-step conversion, depositors and borrowers of Third Federal Savings and Loan would have subscription rights to purchase shares of common stock of TFS Financial Corporation’s successor, and our public shareholders would be entitled to exchange their shares of common stock for an equal percentage of shares of the stock holding company resulting from the conversion. This percentage may be adjusted to reflect any assets owned by Third Federal Savings and Loan Association of Cleveland, MHC.

Our board of directors has no current plan to undertake a second-step conversion transaction. Any second-step conversion transaction would require the approval of our shareholders and depositor and borrower members of Third Federal Savings and Loan Association of Cleveland, MHC.

Proposed Stock Orders by Management

Our directors and executive officers and their associates are expected to subscribe for approximately 649,000 shares of common stock in the stock offering, which represents 0.9% of the shares to be sold to the public and 0.3% of the total shares to be outstanding after the stock offering at the midpoint of the offering range. Directors and executive officers will pay the same $10.00 per share price paid by all other persons who purchase shares in the stock offering. These shares will be counted in determining whether the minimum of the range of the stock offering is reached.

How You May Obtain Additional Information Regarding the Stock Offering

If you have any questions regarding the stock offering, please call the Stock Information Center at (877) 513-2318, Monday through Friday between 9:00 a.m. and 4:00 p.m., Cleveland, Ohio time. The Stock Information Center is located at our main office at 7007 Broadway Avenue, Cleveland, Ohio 44105.

RISK FACTORS

You should consider carefully the following risk factors in evaluating an investment in our shares of common stock.

Risks Related to Our Business

Our Lending Activities and Pricing Strategies for Loans and Deposits Provide Lower Rates of Return than Financial Institutions that Originate More Commercial Loans or Who are Less Aggressive in Pricing Loan and Deposit Products.

Our principal business consists of originating one- to four-family residential real estate mortgage loans and home equity loans and lines of credit. As of September 30, 2006, these loans and lines of credit totaled $7.4 billion, or 85.7% of our assets as of that date. We are one of the largest mortgage lenders in the State of Ohio and we price our loan products to encourage home ownership and attract borrowers, and not to generate the highest return or create the greatest difference between our cost of funds and the yield on our interest-earning assets (interest rate spread). For example, we advertise that we will match the interest rate, or offer lower interest rates than those offered by our competitors on certain types of mortgage loans. In addition, we price our deposit products very competitively, and deposits are our primary source of funds for our lending and investment activities. We intend to continue our focus on this type of lending and this pricing strategy for loans and deposits following the stock offering.

Residential real estate mortgage loans and home equity loans and lines of credit generally have lower interest rates than commercial business loans and commercial real estate loans. As a result, we may generate lower interest rate spreads and rates of return when compared to our competitors who originate more commercial loans, or who originate residential real estate loans at higher interest rates than we do or who offer deposit products with lower interest rates than we do. For the fiscal year ended September 30, 2006, our return on average equity (net income divided by average equity) was 4.34%, compared to a median return on average equity of 4.72% for a peer group of publicly traded savings institutions. In addition, our net interest margin was 2.37%, compared to a median of 2.83% for a peer group of publicly traded savings institutions during that time period. Each of these factors may reduce the value of our shares of common stock.

Future Changes in Interest Rates Could Reduce Our Net Income.

Our net income largely depends on our net interest income, which could be negatively affected by changes in interest rates. Net interest income is the difference between:

•	the interest income we earn on our interest-earning assets, such as loans and securities; and

•	the interest we pay on our interest-bearing liabilities, such as deposits and borrowings.

Although interest rates recently have been at historically low levels, from June 30, 2004 to September 30, 2006 the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. This “flattening” of the yield curve has had a negative impact on our interest rate spread and net interest margin. Our interest rate spread decreased to 2.01% for the fiscal year ended September 30, 2006 from 2.09% for the fiscal year ended September 30, 2005, and our net interest margin decreased to 2.37% for the fiscal year ended September 30, 2006 from 2.38% for the fiscal year ended September 30, 2005. Based upon contractual rates, our interest rate spread was 1.70% at September 30, 2006. If short-term interest rates continue to rise, and if rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would continue to experience compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

In addition, changes in interest rates can affect the average life of loans and mortgage-backed and related securities. A reduction in interest rates normally results in increased prepayments of loans and mortgage-backed and related securities, as borrowers refinance their debt in order to reduce their borrowing costs. This creates reinvestment risk, which is the risk that we may not be able to reinvest the proceeds of loan and securities prepayments at rates that are comparable to the rates we earned on the prepaid loans or securities. Additionally, increases in interest rates may decrease loan demand and/or make it more difficult for borrowers to repay adjustable rate loans.

Changes in interest rates also affect the current market value of our interest-earning securities portfolio. Generally, the value of securities moves inversely with changes in interest rates. At September 30, 2006, the fair value of our available-for-sale agency securities, mortgage-backed securities and corporate debt obligations totaled $63.7 million. Unrealized net losses on these available-for-sale securities totaled $1.1 million at September 30, 2006 and are reported as a separate component of shareholder’s equity. Further decreases in the fair value of securities available-for-sale in future periods would further reduce shareholder’s equity.

As of September 30, 2006, we were servicing $6.7 billion of loans sold to third parties, and the mortgage servicing rights associated with such loans had an estimated fair value, at such date, of $61.2 million. Generally, the value of mortgage servicing rights increases as interest rates rise and decreases as interest rates fall, because the estimated life and estimated income from the underlying loans increase with rising interest rates and decrease with falling interest rates.

In addition to our own model, we evaluate interest rate sensitivity using a model prepared by the Office of Thrift Supervision. These models estimate the change in Third Federal Savings and Loan’s net portfolio value over a range of interest rate scenarios. Net portfolio value is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts. At September 30, 2006, in the event of an immediate 200 basis point increase in interest rates, the Office of Thrift Supervision model projects that we would experience a $269.3 million, or 25%, decrease in net portfolio value, and our internal model projects that we would experience a $354.8 million, or 31%, decrease in net portfolio value. Our internal calculations further project that, at September 30, 2006, in the event of an immediate 200 basis point increase in interest rates, we would expect our projected net interest income for the twelve months ended September 30, 2007 to decrease by 10%. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Management of Market Risk.”

Loans Originated Through Our Home Today Program Have Higher Delinquency Rates than the Remainder of Our Loan Portfolio.

Through our Home Today program, we offer loans with our standard terms to borrowers who might not otherwise qualify for such loans. To qualify for our Home Today program, a borrower must complete financial management education and counseling and must be referred to us by a sponsoring organization with whom we have partnered as part of the program. Because we apply less stringent underwriting and credit standards to these loans, loans originated under the Home Today program have greater credit risk than traditional one- to four-family residential real estate mortgage loans. As of September 30, 2006, we had $285.2 million of outstanding loans that were originated through our Home Today program, 24.3% of which were delinquent 30 days or more, compared to 1.1% for our entire loan portfolio as of that date. During the fiscal year ended September 30, 2006, we incurred net charge-offs of $162,000 on loans originated through our Home Today program, compared to $3.9 million of net charge-offs for our entire loan portfolio.

The Federal Deposit Insurance Corporation has Issued New Rules that Will Increase Our Deposit Insurance Assessments and Reduce Our Income.

Under prior rules, the Federal Deposit Insurance Corporation did not assess deposit insurance premiums on financial institutions, such as Third Federal Savings and Loan, that were, among other criteria, well-capitalized.

On November 2, 2006, the Federal Deposit Insurance Corporation adopted final regulations that assess insurance premium based on risk. As a result, the new regulation will enable the Federal Deposit Insurance Corporation to more closely tie each financial institution’s deposit insurance premiums to the risk it poses to the deposit insurance fund. Under the new rules, the Federal Deposit Insurance Corporation will evaluate the risk of each financial institution based on its supervisory rating, its financial ratios, and its long-term debt issuer rating. The new rates for nearly all banks and savings institutions vary between five and seven cents for every $100 of domestic deposits. If this rule were in effect September 30, 2006, we would have paid an annual deposit insurance assessment to the Federal Deposit Insurance Corporation of approximately $5.0 million, which would reduce our net income.

A Downturn in the Economy May Adversely Affect Our Business.

Our success depends on the general economic conditions in the States of Ohio and Florida, and surrounding areas. In addition, many of the loans in our loan portfolio are secured by real estate located in our primary market areas. Negative conditions in the real estate markets where collateral for a mortgage loan is located could adversely affect a borrower’s ability to repay the loan and the value of the collateral securing the loan. Real estate values are affected by various other factors, including supply and demand, changes in general or regional economic conditions, interest rates, governmental rules or policies and natural disasters. Adverse changes in the regional and general economy could also reduce our growth rate, impair our ability to collect loans and generally have a negative effect on our financial condition and results of operations.

Hurricanes or Other Adverse Weather Events Could Negatively Affect the Economy in Our Florida Market Area or Cause Disruptions to Our Branch Office Locations, Which Could Have an Adverse Effect on Our Business or Results of Operations.

A significant portion of our operations are conducted in the State of Florida, a geographic region with coastal areas that are susceptible to hurricanes and tropical storms. Such weather events can disrupt our operations, result in damage to our branch office locations and negatively affect the local economy in which we operate. We cannot predict whether or to what extent damage caused by future hurricanes or tropical storms will affect our operations or the economy in our market area, but such weather events could result in fewer loan originations and greater delinquencies, foreclosures or loan losses. These and other negative effects of future hurricanes or tropical storms may adversely affect our business or results of operations.

The Stock Offering Will Reduce Our Return on Average Equity.

Following the stock offering, we expect our consolidated equity to increase from $1.0 billion to between $1.5 billion at the minimum of the offering range and $1.8 billion at the adjusted maximum of the offering range. Our return on equity will be further reduced by the higher expenses of being a public company and added expenses associated with our employee stock ownership plan and the stock-based benefit plans we intend to adopt. As a result, we expect our return on equity to remain below the industry average following the stock offering, which may reduce the value of our common stock.

Strong Competition Within Our Market Areas May Limit Our Growth and Profitability.

Competition in the banking and financial services industry is intense. In our market areas, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, money market funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Some of our competitors have greater name recognition and market presence that benefit them in attracting business, and offer certain services that we do not or cannot provide. In addition, larger competitors may be able to price loans and deposits more aggressively than we do. Our profitability depends upon our continued ability to successfully compete in our market areas. For additional information see “Business of Third Federal Savings and Loan Association of Cleveland—Competition.”

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease.

We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we review our loans and our loss and delinquency experience, and we evaluate economic conditions. If our assumptions are incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Our allowance for loan losses was 0.27% of total loans and 25.98% of non-performing loans at September 30, 2006, each of which is lower than the average for our peer group of financial institutions. Material additions to our allowance could materially decrease our net income.

In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities may have a material adverse effect on our financial condition and results of operations.

Risks Related to the Stock Offering

The Future Price of the Shares of Our Common Stock May Be Less Than the Purchase Price in the Stock Offering.

We cannot assure you that if you purchase shares of common stock in the stock offering you will later be able to sell them at or above the purchase price. The purchase price in the stock offering is determined by an independent, third-party appraisal, pursuant to federal banking regulations and subject to review and approval by the Office of Thrift Supervision as part of Office of Thrift Supervision review and approval of our application to conduct the stock offering. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. The Office of Thrift Supervision attempts to ensure that the aftermarket appreciation of standard conversion and mutual holding company stocks is not excessive. In recent years, the final independent valuation as approved by the Office of Thrift Supervision typically has been at the adjusted maximum of the offering range as long as total subscriptions exceed the adjusted maximum of the offering range. However, the adjusted maximum of the offering range is approximately 32% higher than the fair market value of a company’s stock as determined by the independent appraisal. Accordingly, our aggregate pro forma market value as reflected in the final, approved independent appraisal may exceed the market price of our shares of common stock after the completion of the offering, which may result in our stock trading below the initial offering price of $10.00 per share.

Based on market trading data in “Summary—After-Market Performance Information,” two of the 15 mutual holding company initial public offerings that initiated trading between January 1, 2006 and January 31, 2007 have traded below their initial offering price at the dates indicated.

We Will Need to Implement Additional Finance and Accounting Systems, Procedures and Controls in Order to Satisfy Our New Public Company Reporting Requirements, Which Will Increase Our Operating Expenses.

Upon completion of the stock offering, we will become a public reporting company. Federal securities laws and regulations require that we file annual, quarterly and current reports with the Securities and Exchange Commission and that we maintain effective disclosure controls and procedures and internal control over financial reporting. We expect that the obligations of being a public company, including substantial public reporting obligations, will require significant expenditures and place additional demands on our management team. These obligations will increase our operating expenses and could divert our management’s attention from our operations. In addition, compliance with the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the Securities and Exchange Commission will require us to certify as to the adequacy of our internal controls and procedures, which may require us to upgrade our accounting systems, which would also increase our operating costs.

The Contribution of Shares to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Affect Net Income in Fiscal Year 2007.

We intend to establish a charitable foundation in connection with the stock offering. We will make a contribution to the charitable foundation in the form of shares of TFS Financial Corporation common stock and Third Federal Savings and Loan will contribute $5.0 million in cash. The contribution of cash and shares of common stock will total $47.9 million at the minimum of the offering range, up to a maximum contribution of $55.0 million. At the midpoint of the offering range, we will contribute 5,000,000 shares of common stock to the charitable foundation, which equals 1.98% of the shares of common stock to be outstanding upon completion of the stock offering. The aggregate contribution will also have an adverse effect on our net income for the quarter and year in which we make the issuance and contribution to the charitable foundation. The after-tax expense of the contribution will reduce net income in our 2007 fiscal year by approximately $35.8 million at the midpoint of the offering range. We had net income of $43.5 million for the fiscal year ended September 30, 2006. Persons purchasing shares in the stock offering will have their ownership and voting interests in TFS Financial Corporation diluted by up to 2% due to the issuance of shares of common stock to the charitable foundation.

Under the Internal Revenue Code, an entity is permitted to deduct up to 10% of its taxable income (income before income taxes) in any one year for charitable contributions. Any contribution in excess of the 10% limit may be deducted for federal income tax purposes over each of the five years following the year in which the charitable contribution was made. Accordingly, a charitable contribution by an entity to a charitable foundation could, if necessary, be deducted over a six-year period. Based on $61.7 million of income before income tax expense for the fiscal year ended September 30, 2006, and assuming that our income before income tax expense remained at that level in future years following the stock offering, we estimate that we would only be able to deduct for federal income tax purposes $37.0 million of the contribution to the charitable foundation. This would result in after-tax expense of $42.1 million at the midpoint of the offering range, and not $35.8 million as we currently estimate.

Our Contribution to the Charitable Foundation May Not Be Tax Deductible, Which Could Reduce Our Profits.

We believe that the contribution to Third Federal Foundation will be deductible for federal income tax purposes. However, we cannot assure you that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. If the contribution is not deductible, we would not receive any tax benefit from the contribution. In addition, even if the contribution is tax deductible, we may not have sufficient profits to be able to use the deduction fully. The value of the contribution would be $55.0 million in cash and shares of common stock at the adjusted maximum of the offering range, which would result in after-tax expense of approximately $35.8 million during the fiscal year ending September 30, 2007. In the event that the Internal Revenue Service does not grant tax-exempt status to the charitable foundation or the contribution to the charitable foundation is otherwise not tax deductible, we would recognize as after-tax expense the value of the entire contribution, or $55.0 million at the adjusted maximum of the offering range.

Our Stock-Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income. Our Directors, Officers and Employees are Eligible to Participate in These Stock-Based Benefit Plans.

We have established an employee stock ownership plan in connection with the stock offering, and we intend to implement one or more stock-based benefit plans that will provide for grants of stock options and shares of common stock. During the fiscal year ending September 30, 2007, we expect that we will recognize $9.1 million in expense associated with the employee stock ownership plan, as we intend to repay a greater amount of principal than will be required by the terms of the employee stock ownership plan loan. In addition, as discussed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and based on certain assumptions discussed therein, we estimate the annual expense associated with the grant of shares of common stock and stock options under our stock-based benefit plans would be approximately $13.0 million and $11.0 million, respectively, on a pre-tax basis, assuming the adjusted maximum number of shares is sold in the stock offering.

We anticipate that our employee stock ownership plan will use a $9.1 million cash contribution from Third Federal Savings and Loan that occurred during the quarter ended September 30, 2006 and borrow funds from TFS Financial Corporation to purchase in the stock offering 3.92% of our outstanding shares of common stock (including shares issued to Third Federal Foundation). Only employees, including our officers, are eligible to participate in the employee stock ownership plan. The cost of acquiring the shares of common stock for the employee stock ownership plan will be between $84.1 million at the minimum of the offering range and $130.3 million at the adjusted maximum of the offering range. We will record an annual employee stock ownership plan expense in an amount equal to the fair value of shares of common stock committed to be released to employees as a result of repayment of the loan. As a result, if our common stock appreciates in value over time, compensation expense relating to the employee stock ownership plan also will increase.

We also intend to adopt one or more stock-based benefit plans after the stock offering under which plans participants would be awarded shares of our common stock (at no cost to them) or options to purchase shares of our common stock. Our directors, officers and employees would be eligible to receive awards under the stock-based benefit plans. Under current Office of Thrift Supervision regulations, we may grant shares of common stock or stock options under our stock-based benefit plans for up to 1.96% and 4.90%, respectively, of our total outstanding shares (including shares issued to Third Federal Foundation and to Third Federal Savings and Loan Association of Cleveland, MHC), exclusive of shares acquired in the secondary market to fund such plans, provided such grants do not exceed 25% of the shares held by persons other than Third Federal Savings and Loan Association of Cleveland, MHC. Proposed Office of Thrift Supervision regulations would clarify that the amount of stock options and stock awards available for grant under the stock-based benefit plans may be greater than 1.96% and 4.90%, respectively, of our outstanding shares, provided shares used to fund the stock-based benefit plans in excess of these amounts are obtained through stock repurchases, which would, in turn, further increase our costs.

The shares of common stock granted under the stock-based benefit plans will be expensed by us over their vesting period at the fair market value of the shares on the date they are awarded. If the shares of common stock to be granted under the plans are repurchased in the open market (rather than issued directly from authorized but unissued shares of TFS Financial Corporation) and cost the same as the purchase price in the stock offering, the reduction to shareholders’ equity due to the plans would be between $42.1 million at the minimum of the offering range and $65.1 million at the adjusted maximum of the offering range. To the extent we repurchase shares of common stock in the open market to fund the grants of shares under the plans, and the price of such shares exceeds the offering price of $10.00 per share, the reduction to shareholders’ equity would exceed the range described above. Conversely, to the extent the price of such shares is below the offering price of $10.00 per share, the reduction to shareholders’ equity would be less than the range described above.

Public companies must expense the grant-date fair value of stock options. In addition, public companies must revalue their estimated compensation costs at each subsequent reporting period and may be required to recognize additional compensation expense at these dates. When we record an expense for the grant of stock options and other stock awards using the fair value method as described in the applicable accounting rules, we will incur significant compensation and benefits expense.

Proposed Office of Thrift Supervision Regulations May Permit Us to Adopt Stock-Based Benefit Plans that Exceed Limits Applicable Under Current Regulations, and May Permit Us to Approve Stock Benefit Plans Without a Separate Vote of Minority Shareholders.

The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that are intended to clarify and simplify such regulations. Specifically, the amendments would clarify that we may grant options and award shares of common stock under our stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, provided shares used to fund the plans in excess of these amounts are obtained through stock repurchases. The proposed amendments would also require that, if the stock-based benefit plans are adopted less than one year following the stock offering, the stock-based benefit plans must be approved by a majority of the votes of TFS Financial Corporation shareholders cast at an annual or special meeting of shareholders, excluding votes eligible to be cast by Third Federal Savings and Loan Association of Cleveland, MHC. Under the proposed amendments, there would be no separate vote required of minority shareholders if the stock-based benefit plans are adopted more than one year following the stock offering. The proposed amendments would further clarify that the restrictions set forth above regarding the maximum amount of individual and group awards and restrictions on accelerated vesting of awards, would not apply if the stock-based benefit plans are adopted more than one year following the stock offering.

In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies, we may implement stock-based benefit plans that exceed the current limits applicable to the overall size of such plans, the relative amounts of stock options and stock awards and individual awards thereunder, and otherwise grant awards with terms that are different than those required by current Office of Thrift Supervision regulations and policy. Implementing stock-based benefit plans that exceed current limits could result in expense that exceeds the amounts estimated in “—Our Stock-Based Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income. Our Directors, Officers and Employees are Eligible to Participate in These Stock-Based Benefit Plans.” However, until we implement our stock-based benefit plans, and until the proposed Office of Thrift Supervision regulations are adopted in final form, we cannot estimate the costs of stock-based benefit plans that we may adopt in the future.

Moreover, to the extent that any new regulations or policies contain a more flexible voting standard for shareholder approval than that currently required, we intend to use the more flexible voting standard, which could result in the vote of Third Federal Savings and Loan Association of Cleveland, MHC controlling the outcome of a shareholder vote on stock-based benefit plans.

The Implementation of Stock-Based Benefit Plans May Dilute Your Ownership Interest.

We intend to adopt one or more stock-based benefit plans following the stock offering. The stock-based benefit plans will be funded through either open market purchases of common stock or from the issuance of authorized but unissued shares of common stock. Shareholders would experience a reduction in ownership interest (including shares held by Third Federal Savings and Loan Association of Cleveland, MHC) totaling 6.4% in the event newly issued shares are used to fund stock options or awards of common stock under the plans in an amount equal to 4.90% and 1.96%, respectively, of our total outstanding shares, including shares held by Third Federal Foundation and to Third Federal Savings and Loan Association of Cleveland, MHC.

The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that would permit us to grant options and award shares of common stock under stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, provided shares used to fund the plans in excess of these amounts are obtained through stock repurchases.

We Have Broad Discretion in Using the Proceeds of the Stock Offering. Our Failure to Effectively Use Such Proceeds May Reduce Our Net Income.

We will use a portion of the net proceeds to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan and may use the remaining net proceeds to pay dividends to shareholders, repurchase shares of common stock, purchase investment securities, deposit funds in Third Federal Savings and Loan, acquire other financial services companies and financial institutions or for other general corporate purposes. Third Federal Savings and Loan may use the proceeds it receives to fund new loans, establish or acquire new branches, purchase investment securities, or for general corporate purposes. In addition, we intend to expand our presence within and outside our primary market area through acquisitions and de novo branching, which may have a negative effect on our earnings until these branches achieve profitability. We have not, however, identified specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amount of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could reduce our profitability. We have not established a timetable for the effective deployment of the proceeds and we cannot predict how long we will require to effectively deploy the proceeds.

Persons Who Purchase Stock in the Stock Offering Will Own a Minority of Our Shares of Common Stock and Will Not Be Able to Exercise Voting Control Over Most Matters Put to a Vote of Shareholders.

Public shareholders will own a minority of the outstanding shares of our common stock. As a result, shareholders other than Third Federal Savings and Loan Association of Cleveland, MHC will not be able to exercise voting control over most matters put to a vote of shareholders. Third Federal Savings and Loan Association of Cleveland, MHC will own a majority of our outstanding shares of common stock after the stock offering and, through its board of directors, will be able to exercise voting control over most matters put to a vote of shareholders. If a rule currently proposed by the Office of Thrift Supervision is adopted in its current form, this voting control will extend to stock-based benefit plans presented to shareholders for approval more than one year following completion of this stock offering. The same directors and certain officers who manage TFS Financial Corporation and Third Federal Savings and Loan also manage Third Federal Savings and Loan Association of Cleveland, MHC. Further, these same directors and officers are expected to purchase an aggregate of 0.9% of the shares sold at the midpoint of the offering range, thereby further reducing the voting control of public shareholders who own a minority of the outstanding shares. In addition, Third Federal Savings and Loan Association of Cleveland, MHC may exercise its voting control to prevent a sale or merger transaction in which shareholders could receive a premium for their shares.

Our Stock Value May be Affected Negatively by Federal Regulations Restricting Takeovers and Our Mutual Holding Company Structure.

The Mutual Holding Company Structure Will Impede Takeovers. Third Federal Savings and Loan Association of Cleveland, MHC, as our majority shareholder, will be able to control the outcome of virtually all matters presented to our shareholders for their approval, including any proposal to acquire us. Accordingly, Third Federal Savings and Loan Association of Cleveland, MHC may prevent the sale of control or merger of TFS Financial Corporation or its subsidiaries even if such a transaction were favored by a majority of the public shareholders of TFS Financial Corporation.

Federal Regulations Restricting Takeovers. For three years following the stock offering, Office of Thrift Supervision regulations prohibit any person from acquiring or offering to acquire more than 10% of our common stock without the prior written approval of the Office of Thrift Supervision. Moreover, current Office of Thrift Supervision policy prohibits the acquisition of a mutual holding company subsidiary by any person or entity other than a mutual holding company or a mutual institution. See “Restrictions on the Acquisition of TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland” for a discussion of applicable Office of Thrift Supervision regulations regarding acquisitions.

The Corporate Governance Provisions in Our Charter and Bylaws May Prevent or Impede the Holders of a Minority of Our Common Stock From Obtaining Representation on Our Board of Directors.

Provisions in our charter and bylaws also may prevent or impede holders of a minority of our shares of common stock from obtaining representation on our board of directors. For example, our charter provides that there will not be cumulative voting by shareholders for the election of our directors. This means that Third Federal Savings and Loan Association of Cleveland, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of shareholders, may elect all of the directors to be elected at that meeting. In addition, our board of directors is divided into three staggered classes. A classified board makes it more difficult for shareholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur. Our bylaws contain procedures and timetables for shareholders that wish to make nominations for the election of directors or propose new business at a meeting of shareholders, the effect of which may be to give our management time to solicit their own proxies to defeat any dissident slate of nominees. All of these provisions may prevent the sale of control or merger of TFS Financial Corporation, even if such transaction is favored by a majority of our public shareholders.

Office of Thrift Supervision Policy on Remutualization Transactions Could Prohibit the Acquisition of TFS Financial Corporation, Which May Lower Our Stock Price.

Current Office of Thrift Supervision regulations permit a mutual holding company subsidiary to be acquired by a mutual institution or a mutual holding company in a so-called “remutualization” transaction. The possibility of a remutualization transaction and the successful completion of a small number of remutualization transactions where significant premiums have been paid to minority shareholders has resulted in some takeover speculation for mutual holding companies, which may be reflected in the per share price of mutual holding companies’ common stock. However, the Office of Thrift Supervision has issued a policy statement indicating that it views remutualization transactions as raising significant issues concerning disparate treatment of minority shareholders and the mutual interests of the mutual holding company and the effect on the mutual interests of the acquiring entity. Under certain circumstances, the Office of Thrift Supervision intends to give these issues special scrutiny and to reject applications to complete remutualization transactions unless the applicant clearly demonstrates that the Office of Thrift Supervision’s concerns are not warranted in the particular case. Should the Office of Thrift Supervision prohibit or otherwise restrict these transactions in the future, our stock price may be adversely affected.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The summary information presented below at or for each of the fiscal years presented is derived in part from our consolidated financial statements. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The information at September 30, 2006 and 2005 and for the fiscal years ended September 30, 2006, 2005 and 2004 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at September 30, 2004, 2003 and 2002 and for the fiscal years ended September 30, 2003 and 2002 is derived in part from audited consolidated financial statements of Third Federal Savings and Loan Association of Cleveland, MHC and subsidiaries that do not appear in this prospectus.

	At September 30,
	2006	2005	2004	2003	2002
	(In thousands)
Selected Financial Condition Data:

Total assets	$8,595,567	$8,913,820	$8,529,358	$8,417,537	$8,167,514
Cash and cash equivalents	252,927	120,320	165,169	389,120	370,301
Investment securities:
Available for sale	28,277	35,332	110,439	267,985	259,569
Held to maturity	12,003	12,000	2,589	14,511	2,553
Trading	—	—	—	869	3,358
Mortgage-backed securities:
Available for sale	35,378	59,166	89,853	147,951	323,549
Held to maturity	55,316	81,314	130,574	230,414	763,681
Loans, net	7,477,041	7,620,721	7,245,136	6,642,892	5,507,706
Loans held for sale	314,956	542,480	400,448	330,122	545,329
Bank owned life insurance	139,260	133,650	128,009	122,177	110,690
Other assets	35,962	77,602	35,725	50,160	36,971
Deposits	7,401,077	7,054,248	7,254,493	7,175,236	6,982,874
Federal Home Loan Bank advances	25,103	717,378	214,326	97,672	105,433
Shareholder’s equity	1,012,594	973,874	914,023	852,147	801,628

	For the Fiscal Years Ended September 30,
	2006	2005	2004	2003	2002
	(In thousands)
Selected Data:

Interest income	$485,804	$418,757	$395,896	$414,106	$445,613
Interest expense	289,137	227,620	226,215	253,196	306,846

Net interest income	196,667	191,137	169,681	160,910	138,767
Provision for loan losses	6,050	6,000	5,522	3,789	5,809

Net interest income after provision for loan losses	190,617	185,137	164,159	157,121	132,958
Non-interest income (loss)	(6,393)	35,081	51,145	77,679	38,927
Non-interest expense	122,515	123,208	133,511	159,436	141,995

Income before income tax expense	61,709	97,010	81,793	75,364	29,890
Income tax expense	18,170	32,502	26,326	23,378	8,053

Net income	$43,539	$64,508	$55,467	$51,986	$21,837

	At or For the Fiscal Years Ended September 30,
	2006	2005	2004	2003	2002
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets	0.50%	0.77%	0.66%	0.62%	0.27%
Return on average equity	4.34%	6.83%	6.29%	6.31%	2.74%
Interest rate spread (1)	2.01%	2.09%	1.82%	1.73%	1.50%
Net interest margin (2)	2.37%	2.38%	2.10%	1.99%	1.81%
Efficiency ratio (3)	64.39%	54.46%	60.46%	66.82%	79.91%
Noninterest expense to average total assets	1.41%	1.47%	1.59%	1.89%	1.77%
Average interest-earning assets to average interest-bearing liabilities	110.12%	110.23%	109.75%	108.55%	107.79%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.01%	0.76%	0.47%	0.35%	0.32%
Non-performing loans as a percent of total loans	1.05%	0.78%	0.52%	0.40%	0.43%
Allowance for loan losses as a percent of non-performing loans	25.98%	30.42%	39.34%	44.43%	42.71%
Allowance for loan losses as a percent of total loans	0.27%	0.24%	0.20%	0.18%	0.18%

Capital Ratios:
Total risk-based capital (to risk weighted assets)
Third Federal Savings and Loan	15.00%	14.61%	13.59%	14.20%	13.08%
DeepGreen Bank	—	—	19.36%	14.99%	9.06%
Ohio Central Savings	—	—	13.80%	14.17%	11.83%
Tier 1 leverage (core) capital (to adjusted tangible assets)
Third Federal Savings and Loan	10.35%	9.60%	9.43%	9.10%	8.83%
DeepGreen Bank	—	—	16.45%	13.91%	8.83%
Ohio Central Savings	—	—	6.74%	7.43%	7.16%
Tangible capital (to tangible assets)
Third Federal Savings and Loan	10.35%	9.60%	9.43%	9.10%	8.83%
DeepGreen Bank	—	—	16.45%	13.91%	8.83%
Ohio Central Savings	—	—	6.74%	7.43%	7.16%
Tier 1 risk-based capital (to risk weighted assets)
Third Federal Savings and Loan	14.69%	14.34%	13.36%	14.00%	12.96%
DeepGreen Bank	—	—	19.22%	14.61%	8.21%
Ohio Central Savings	—	—	13.00%	13.39%	11.06%
Average equity to average total assets	11.52%	11.26%	10.48%	9.79%	9.96%

Other Data:
Number of full service offices
Third Federal Savings and Loan	40	40	41	41	43
Ohio Central Savings	—	—	2	2	2
Loan production offices	8	8	8	8	8

(1)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the fiscal year.
(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the fiscal year.
(3)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

RECENT DEVELOPMENTS

The following tables set forth selected consolidated historical financial and other data of TFS Financial Corporation at the dates and for the periods indicated. The following information is only a summary, and should be read in conjunction with our consolidated financial statements and notes beginning on page F-1 of this prospectus. The information at September 30, 2006 is derived in part from the audited consolidated financial statements that appear in this prospectus. The information at December 31, 2006 and for the three months ended December 31, 2006 and 2005 is unaudited. However, in the opinion of management of TFS Financial Corporation, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the results of operations for the unaudited periods, have been made. The selected operating data presented below for the three months ended December 31, 2006, are not necessarily indicative of the results that may be expected for the fiscal year ending September 30, 2007.

	At December 31, 2006	At September 30, 2006
	(In thousands)
Selected Financial Condition Data:
Total assets	$8,733,145	$8,595,567
Cash and cash equivalents	455,698	252,927
Investment securities:
Available for sale	33,461	28,277
Held to maturity	12,003	12,003
Mortgage-backed securities:
Available for sale	31,733	35,378
Held to maturity	182,180	55,316
Loans, net	7,464,193	7,477,041
Loans held for sale	139,803	314,956
Bank owned life insurance	140,825	139,260
Other assets	25,587	35,962
Deposits	7,520,494	7,401,077
Federal Home Loan Bank advances	25,106	25,103
Shareholder’s equity	1,028,648	1,012,594

	For the Three Months Ended December 31,
	2006	2005
	(In thousands)
Selected Data:
Interest income	$125,733	$116,099
Interest expense	81,107	66,680

Net interest income	44,626	49,419
Provision for loan losses	2,000	1,045

Net interest income after provision for loan losses	42,626	48,374
Non-interest income	12,421	1,449
Non-interest expense	31,522	28,499

Income before income tax expense	23,525	21,324
Income tax expense	7,694	6,853

Net income	$15,831	$14,471

	At or For the Three Months Ended December 31,
	2006	2005
Selected Financial Ratios and Other Data:

Performance Ratios:
Return on average assets (1)	0.73%	0.67%
Return on average equity (1)	6.21%	5.90%
Interest rate spread (2)	1.64%	2.07%
Net interest margin (1)(3)	2.12%	2.40%
Efficiency ratio (4)	55.26%	56.03%
Noninterest expense to average total assets (1)	1.45%	1.33%
Average interest-earning assets to average interest-bearing liabilities	112.41%	110.50%

Asset Quality Ratios:
Non-performing assets as a percent of total assets	1.12%	0.93%
Non-performing loans as a percent of total loans	1.19%	0.94%
Allowance for loan losses as a percent of non-performing loans	23.50%	26.23%
Allowance for loan losses as a percent of total loans	0.28%	0.25%

Capital Ratios:
Third Federal Savings and Loan:
Total risk-based capital (to risk weighted assets)	15.54%	15.39%
Tier 1 leverage (core) capital (to adjusted tangible assets)	10.40%	10.12%
Tangible capital (to tangible assets)	10.40%	10.12%
Tier 1 risk-based capital (to risk weighted assets)	15.21%	15.09%
TFS Financial Corporation:
Average equity to average total assets	11.74%	11.40%

Other Data:
Number of full service offices	40	40
Loan production offices	8	8

(1)	Annualized.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.

Comparison of Financial Condition at December 31, 2006 and September 30, 2006

Total assets increased $137.6 million, or 1.6%, to $8.7 billion at December 31, 2006 from $8.6 billion at September 30, 2006. Cash and cash equivalents (cash and due from banks, federal funds sold and interest-bearing deposits) increased $202.8 million, or 80.2%, to $455.7 million at December 31, 2006 from $252.9 million at September 30, 2006. In addition, mortgage-backed securities held to maturity increased $126.9 million to $182.2 million at December 31, 2006 from $55.3 million at September 30, 2006. Loan sales during the quarter ended December 31, 2006 totaled $467.8 million. The proceeds from these sales, as well as loan repayments and prepayments, exceeded the cash we needed to fund loan originations during the quarter. We maintained some of our excess cash in liquid assets, and we used the remainder to purchase mortgage-backed securities during a period of rising interest rates.

Loans receivable (loans held for investment, net, and loans held for sale) decreased $188.0 million, or 2.4%, to $7.6 billion at December 31, 2006 from $7.8 billion at September 30, 2006. Loans held for sale decreased $175.2 million, or 55.6%, to $139.8 million at December 31, 2006 from $315.0 million at September 30, 2006, as we sold $467.8 million of loans during the quarter ended December 31, 2006. There were no material changes in the composition of our loan portfolio during the quarter ended December 31, 2006.

Deposits increased $119.4 million, or 1.6%, to $7.5 billion at December 31, 2006 from $7.4 billion at September 30, 2006. The increase in deposits was primarily the result of a $118.7 million, or 7.9%, increase in high-yield checking accounts (a subcategory of our NOW accounts), to $1.6 billion at December 31, 2006 from $1.5 billion at September 30, 2006. We have focused on promoting this type of deposit product since we believe it provides a stable source of funds. In addition, our high-yield checking accounts reprice in a manner similar to our equity loan products, and therefore assist us in managing interest rate risk. There were no material changes in the composition of our deposits during the quarter ended December 31, 2006.

Shareholder’s equity increased $16.1 million, or 1.6%, to $1.03 billion at December 31, 2006 from $1.01 billion at September 30, 2006. The increase primarily resulted from net income of $15.8 million during the quarter.

Comparison of Operating Results for the Three Months Ended December 31, 2006 and December 31, 2005

General. Net income increased $1.4 million, or 9.4%, to $15.8 million for the three months ended December 31, 2006 from $14.5 million for the three months ended December 31, 2005. The increase in net income was caused by an increase in non-interest income, partially offset by a decrease in net interest income and an increase in non-interest expense.

Interest Income. Interest income increased $9.6 million, or 8.3%, to $125.7 million for the three months ended December 31, 2006 from $116.1 million for the three months ended December 31, 2005. The increase in interest income resulted from an increase in interest income on federal funds sold and an increase in interest income on loans.

Interest income on federal funds sold was $5.8 million for the three months ended December 31, 2006, compared to $5,000 for the three months ended December 31, 2005. The increase resulted from our maintaining higher levels of liquid assets during the three months ended December 31, 2006, as our average balance of federal funds sold was $445.8 million for the three months ended December 31, 2006 compared to $485,000 for the three months ended December 31, 2005.

Interest and fee income on loans increased $3.2 million, or 2.9%, to $116.4 million for the three months ended December 31, 2006 from $113.2 million for the three months ended December 31, 2005. The increase resulted from an increase in the yield we earned on loans. The average yield on our loan portfolio increased 36 basis points to 6.04% for the three months ended December 31, 2006 from 5.68% for the three months ended December 31, 2005, primarily as a result of increases in the interest rates on our adjustable-rate loans and on newly-originated fixed-rate loans in response to increases in market interest rates. The average balance of loans decreased $263.2 million, or 3.3%, to $7.7 billion for the three months ended December 31, 2006 from $8.0 billion for the three months ended December 31, 2005, reflecting our sale of $2.2 billion of loans during the fiscal year ended September 30, 2006.

Interest Expense. Interest expense increased $14.4 million, or 21.6%, to $81.1 million for the three months ended December 31, 2006 from $66.7 million for the three months ended December 31, 2005. The increase in interest expense resulted from increases in interest expense on certificates of deposit and NOW accounts, partially offset by a decrease in interest expense on Federal Home Loan Bank advances.

Interest expense on certificates of deposit increased $11.5 million, or 22.3%, to $63.1 million for the three months ended December 31, 2006 from $51.6 million for the three months ended December 31, 2005. The increase was caused primarily by a 70 basis point increase in the average rate we paid on certificates of deposit to 4.59% for the three months ended December 31, 2006 from 3.89% for the three months ended December 31, 2005. We increased rates on deposits in response to increases in market interest rates. In addition, the average balance of certificates of deposit increased by $192.5 million, or 3.6%, to $5.5 billion for the three months ended December 31, 2006 from $5.3 billion for the three months ended December 31, 2005. The increase in certificate of deposit accounts primarily reflects our customers seeking higher interest-paying deposit products during a period of rising market interest rates.

Interest expense on NOW accounts increased $6.5 million, or 61.5%, to $16.9 million for the three months ended December 31, 2006 from $10.5 million for the three months ended December 31, 2005. The increase was caused primarily by a 102 basis point increase in the average rate we paid on NOW accounts to 4.12% for the three months ended December 31, 2006 from 3.10% for the three months ended December 31, 2005. We increased rates on deposits in response to increases in market interest rates. In addition, the average balance of NOW accounts increased $291.5 million, or 21.5%, to $1.6 billion for the three months ended December 31, 2006 from $1.4 billion for the three months ended December 31, 2005. The increase in NOW accounts reflects our customers seeking higher interest-paying deposit products during a period of rising market interest rates. The increase also reflects our continued focus on high-yield checking accounts, since we believe this type of deposit provides a stable source of funds that reprices in a manner similar to our equity loan products, and therefore assists us in managing interest rate risk.

Interest expense on Federal Home Loan Bank advances decreased $3.3 million, or 91.3%, to $315,000 for the three months ended December 31, 2006 from $3.6 million for the three months ended December 31, 2005. The decrease was caused by a decrease in our average balance of Federal Home Loan Bank advances. The average balance decreased $348.0 million to $25.1 million for the three months ended December 31, 2006 from $373.1 million for the three months ended December 31, 2005. Throughout the fiscal year ended September 30, 2006, we repaid nearly all of our Federal Home Loan Bank advances, without incurring prepayment penalties.

Net Interest Income. Net interest income decreased by $4.8 million, or 9.7%, to $44.6 million for the three months ended December 31, 2006 from $49.4 million for the three months ended December 31, 2005. The decrease resulted solely from a further compression of our interest rate spread and our net interest margin, as our interest rate spread decreased 43 basis points to 1.64% for the three months ended December 31, 2006 from 2.07% for the three months ended December 31, 2005, and our net interest margin decreased 28 basis points to 2.12% for the three months ended December 31, 2006 from 2.40% for the three months ended December 31, 2005. The decreases in our interest rate spread and net interest margin are consistent with the inverting of the U.S. Treasury yield curve. From June 30, 2004 to December 31, 2006, the Federal Reserve Board increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. The compression in our interest rate spread and net interest margin was partially offset by an increase in net interest-earning assets of $148.6 million, or 19.0%, to $929.8 million for the three months ended December 31, 2006 from $781.2 million for the three months ended December 31, 2005.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded a provision for loan losses of $2.0 million for the three months ended December 31, 2006 and a provision for loan losses of $1.0 million for the three months ended December 31, 2005. The provisions recorded reflected net chargeoffs of $1.5 million and $249,000 for the three months ended December 31, 2006 and 2005, respectively. The allowance for loans losses was $21.2 million, or 0.28% of total loans receivable at December 31, 2006, compared to $19.4 million, or 0.25% of total loans receivable at December 31, 2005. We increased the allowance for loan losses to reflect an increase in non-performing loans from December 31, 2005 to December 31, 2006. Nonperforming loans increased by $16.4 million to $90.3 million, or 1.19% of total loans, at December 31, 2006 from $74.0 million, or 0.94% of total loans, at December 31, 2005. The increase in nonperforming loans occurred primarily in our one- to four-family residential real estate mortgage loan portfolio, and specifically a $14.3 million increase in non-performing loans originated through our Home Today program, which was established in 2000. See “Business of Third Federal Savings and Loan Association of Cleveland—Non-Performing Assets” and “—Delinquent Loans” for a discussion of the asset quality of this portion of our loan portfolio. We had one impaired loan with a principal balance of $2.3 million and $2.4 million at December 31, 2006 and 2005, respectively. We used the same general methodology in assessing the allowance at the end of the three-month periods. To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate for the three months ended December 31, 2006 and 2005.

Non-Interest Income. Non-interest income increased $11.0 million to $12.4 million for the three months ended December 31, 2006 from $1.4 million for the three months ended December 31, 2005. The increase was primarily caused by our recognizing losses of $811,000 on loan sales for the three months ended December 31, 2006, compared to $8.3 million of such losses for the three months ended December 31, 2005. The increase was also caused by an increase in other non-interest income of $2.9 million, or 112.2%, to $5.5 million for the three months ended December 31, 2006 from $2.6 million for the three months ended December 31, 2005. This increase primarily reflected gains from private equity fund investments of Third Capital, Inc.

Non-Interest Expense. Non-interest expense increased $3.0 million, or 10.6%, to $31.5 million for the three months ended December 31, 2006 from $28.5 million for the three months ended December 31, 2005. Salaries and employee benefits expense increased $2.0 million, or 12.8%, to $17.3 million for the three months ended December 31, 2006 from $15.4 million for the three months ended December 31, 2005. This increase is due to our incurring benefits expense of $2.3 million (pre-tax) for the three months ended December 31, 2006 as a result of funding our employee stock ownership plan.

Income Tax Expense. The provision for income taxes was $7.7 million for the three months ended December 31, 2006, compared to $6.9 million for the three months ended December 31, 2005, reflecting an increase in pre-tax income between the three-month periods. Our effective tax rate was 32.7% for the three months ended December 31, 2006 compared to 32.1% for the three months ended December 31, 2005. Our effective tax rate is below the combined state and federal statutory rate because of our ownership of bank-owned life insurance.

FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

•	statements of our goals, intentions and expectations;

•	statements regarding our business plans and prospects and growth and operating strategies;

•	statements regarding the asset quality of our loan and investment portfolios; and

•	estimates of our risks and future costs and benefits.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	significantly increased competition among depository and other financial institutions;

•	inflation and changes in the interest rate environment that reduce our interest margins or reduce the fair value of financial instruments;

•	general economic conditions, either nationally or in our market areas, that are worse than expected;

•	adverse changes in the securities markets;

•	legislative or regulatory changes that adversely affect our business;

•	our ability to enter new markets successfully and take advantage of growth opportunities, and the possible short-term dilutive effect of potential acquisitions or de novo branches, if any;

•	changes in consumer spending, borrowing and savings habits;

•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board;

•	inability of third-party providers to perform their obligations to us; and

•	changes in our organization, compensation and benefit plans.

Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these and other uncertainties in “Risk Factors.”

HOW WE INTEND TO USE THE PROCEEDS FROM THE STOCK OFFERING

Although we will not be able to determine the amount of actual net proceeds we will receive from the sale of shares of common stock until the stock offering is completed, based upon the sale of our shares at $10.00 per share, we anticipate that the net proceeds will be between $636.8 million and $862.8 million, or $992.8 million if the stock offering is increased.

We intend to distribute the net proceeds from the stock offering as follows:

	64,400,510 Shares at Minimum of Offering Range		75,765,306 Shares at Midpoint of Offering Range		87,130,102 Shares at Maximum of Offering Range		100,199,618 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds	Amount	Percent of Net Proceeds
			(Dollars in Thousands)
Stock offering proceeds	$644,005		$757,653		$871,301		$1,001,996
Less:
Stock offering expenses, excluding sales agent commissions and expenses	(3,560)		(3,560)		(3,560)		(3,560)

Sales agent commissions and expenses	(3,656)		(4,298)		(4,942)		(5,683)

Net stock offering proceeds	636,789	100.0%	749,795	100.0%	862,799	100.0%	992,753	100.0%
Less:
Proceeds contributed to Third Federal Savings and Loan	(323,395)	(50.8)	(379,898)	(50.7)	(436,400)	(50.6)	(501,377)	(50.5)
Proceeds used for loan to employee stock ownership plan	(75,050)	(11.8)	(89,880)	(12.0)	(104,433)	(12.1)	(121,169)	(12.2)

Proceeds retained by TFS Financial Corporation	$238,344	37.4%	$280,017	37.3%	$321,966	37.3%	$370,207	37.3%

(1)	As adjusted to give effect to an increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of regulatory considerations, demand for the shares, or changes in market conditions or general economic conditions following the commencement of the stock offering.

The net proceeds may vary because total expenses relating to the stock offering may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering were used to sell shares of common stock not purchased in the subscription offering and any community offering. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of Third Federal Savings and Loan’s deposits. In all instances, Third Federal Savings and Loan will receive at least 50% of the net proceeds of the stock offering.

We are undertaking the stock offering at this time in order to increase our capital and have the capital resources available to expand our business. For further information, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Business Strategy.” The stock offering proceeds will increase our capital resources and the amount of funds available to us for lending and investment purposes. The proceeds will also give us greater flexibility to expand our branch network and expand the products and services we offer to our customers.

TFS Financial Corporation may use the proceeds it retains from the stock offering:

•	to finance the purchase of shares of common stock in the stock offering by the employee stock ownership plan;

•	to invest in securities;

•	to deposit funds in Third Federal Savings and Loan;

•	to repurchase its shares of common stock;

•	to pay dividends to our shareholders;

•	to finance acquisitions of financial institutions or branches and other financial services businesses, although no material transactions are being considered at this time; and

•	for general corporate purposes.

Under current Office of Thrift Supervision regulations, we may not repurchase shares of our common stock during the first year following the stock offering, except when extraordinary circumstances exist and with prior regulatory approval. The loan that will be used to fund the purchases by the employee stock ownership plan will accrue interest.

Third Federal Savings and Loan intends to contribute $5.0 million in cash to the Third Federal Foundation, and invest the remaining proceeds it receives from the stock offering initially in short-term, liquid investments. Over time, Third Federal Savings and Loan may use the proceeds that it receives from the stock offering as follows:

•

to expand its retail banking franchise by establishing de novo branches, by acquiring existing branches, or by acquiring other financial institutions or other financial services companies, although no material acquisitions or branch expansion are specifically being considered at this time;

•	to fund new loans;

•	to support new products and services;
•	to invest in securities; and

•	for general corporate purposes.

The use of the proceeds outlined above may change based on changes in interest rates, equity markets, laws and regulations affecting the financial services industry, our relative position in the financial services industry, the attractiveness of potential acquisitions to expand our operations, and overall market conditions. We expect our return on equity to decrease as compared to our performance in recent years until we are able to utilize effectively the additional capital raised in the stock offering. Until we can increase our net interest income and non-interest income, we expect our return on equity to remain below the industry average, which may negatively affect the value of our common stock. See “Risk Factors.”

OUR POLICY REGARDING DIVIDENDS

Following completion of the stock offering, our board of directors will have the authority to declare dividends on our shares of common stock, subject to statutory and regulatory requirements. While our board of directors currently intends to declare dividends, it has not yet determined the amount and timing of any dividend payments. The amount of any dividend payments will depend upon a number of factors, including capital requirements, our consolidated financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, such dividends will not be reduced or eliminated in the future. Special cash dividends, stock dividends or returns of capital, to the extent permitted by Office of Thrift Supervision policy and regulations, may be paid in addition to, or in lieu of, regular cash dividends. We will file a consolidated tax return with Third Federal Savings and Loan. Accordingly, it is anticipated that any cash distributions made by TFS Financial Corporation to its shareholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of our shares of common stock with respect to the payment of dividends. For a further discussion concerning the payment of dividends on our shares of common stock, see “Description of Capital Stock of TFS Financial Corporation—Common Stock—Distributions.” Dividends we can declare and pay will depend, in large part, upon the net proceeds of the stock offering we retain and, to a lesser extent, on the receipt of dividends from Third Federal Savings and Loan and Third Capital, Inc. Initially, we will have no additional sources of income to support dividend payments, other than earnings from the investment of proceeds from the stock offering, and interest payments received on our loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Federal Banking Regulation—Capital Distributions.”

Pursuant to Office of Thrift Supervision regulations, any payment of dividends by Third Federal Savings and Loan to TFS Financial Corporation that would be deemed to be drawn from Third Federal Savings and Loan’s bad debt reserves would require a payment of taxes at the then-current tax rate by Third Federal Savings and Loan on the amount of earnings deemed to be removed from the reserves for such distribution. Third Federal Savings and Loan does not intend to make any distribution to TFS Financial Corporation that would create such a federal tax liability. See “Federal and State Taxation.”

Additionally, pursuant to Office of Thrift Supervision regulations, during the three-year period following the stock offering, we will not take any action to declare an extraordinary dividend to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

If we pay dividends to our shareholders, we also will be required to pay dividends to Third Federal Savings and Loan Association of Cleveland, MHC, unless Third Federal Savings and Loan Association of Cleveland, MHC elects to waive the receipt of dividends. We anticipate that Third Federal Savings and Loan Association of Cleveland, MHC will waive any dividends we pay. Any decision to waive dividends will be subject to regulatory approval. Under Office of Thrift Supervision regulations, public shareholders would not be diluted for any dividends waived by Third Federal Savings and Loan Association of Cleveland, MHC in the event Third Federal Savings and Loan Association of Cleveland, MHC converts to stock form. See “Supervision and Regulation—Holding Company Regulation.”

MARKET FOR THE COMMON STOCK

We have never issued capital stock (except for the 1,000 shares issued to Third Federal Savings and Loan Association of Cleveland, MHC in connection with the mutual holding company reorganization completed in 1997). We anticipate that our shares of common stock will be quoted on the Nasdaq Global Select Market under the symbol “TFSL.” We will try to have at least four market makers to make a market in our common stock. Sandler O’Neill & Partners, L.P. has advised us that it intends to make a market in our common stock following the stock offering, but it is under no obligation to do so. While we will attempt before completion of the stock offering to obtain commitments from at least three other broker-dealers to make a market in our common stock, there can be no assurance that we will be successful in obtaining such commitments.

The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control, or that of any market maker. The number of active buyers and sellers of our common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares of common stock on short notice and, therefore, you should not view the purchase of our common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that if you purchase shares of our common stock, you will be able to sell them at or above $10.00 per share.

REGULATORY CAPITAL COMPLIANCE

At September 30, 2006, Third Federal Savings and Loan exceeded all regulatory capital requirements. The following table sets forth our compliance, as of September 30, 2006, with the regulatory capital standards, on a historical and pro forma basis, assuming that the indicated number of shares of common stock were sold as of such date at $10.00 per share, Third Federal Savings and Loan received 50% of the estimated net proceeds and the cash to contribute to the charitable foundation, and approximately 50% of the net proceeds were retained by TFS Financial Corporation. Accordingly, proceeds received by Third Federal Savings and Loan have been assumed to equal $323.4 million, $379.9 million, $436.4 million and $501.4 million at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively. For a discussion of the applicable capital requirements, see “Supervision and Regulation—Federal Banking Regulation—Capital Requirements.”

			Pro Forma at September 30, 2006, Based Upon the Sale of
	Historical at September 30, 2006		64,400,510 Shares at Minimum of Offering Range		75,765,306 Shares at Midpoint of Offering Range		87,130,102 Shares at Maximum of Offering Range		100,199,618 Shares at Adjusted Maximum of Offering Range (1)
	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)	Amount	Percent of Assets (2)
	(Dollars in Thousands)

GAAP capital	$891,545	10.44%	$1,094,565	12.52%	$1,128,823	12.86%	$1,163,495	13.20%	$1,203,369	13.59%

Tangible capital:
Tangible capital (3)(4)	$883,510	10.35%	$1,086,530	12.43%	$1,120,788	12.78%	$1,155,460	13.12%	$1,195,334	13.51%
Requirement	128,028	1.50	131,073	1.50	131,587	1.50	132,107	1.50	132,705	1.50

Excess	$755,482	8.85%	$955,457	10.93%	$989,201	11.28%	$1,023,353	11.62%	$1,062,629	12.01%

Core capital:
Core capital (3)(4)	$883,510	10.35%	$1,086,530	12.43%	$1,120,788	12.78%	$1,155,460	13.12%	$1,195,334	13.51%
Requirement (5)	341,407	4.00	349,528	4.00	350,898	4.00	352,285	4.00	353,880	4.00

Excess	$542,103	6.35%	$737,002	8.43%	$769,890	8.78%	$803,175	9.12%	$841,454	9.51%

Tier I risk based capital:
Tier I risk based capital (3)(4)	$883,510	14.69%	$1,086,530	17.95%	$1,120,788	18.49%	$1,155,460	19.04%	$1,195,334	19.67%
Requirement (5)	240,561	4.00	242,185	4.00	242,459	4.00	242,736	4.00	243,055	4.00

Excess	$642,949	10.69%	$844,345	13.95%	$878,329	14.49%	$912,724	15.04%	$952,279	15.67%

Risk-based capital:
Risk-based capital (4)(6)	$902,401	15.00%	$1,105,421	18.26%	$1,139,679	18.80%	$1,174,351	19.35%	$1,214,225	19.98%
Requirement	481,121	8.00	484,370	8.00	484,918	8.00	485,472	8.00	486,110	8.00

Excess	$421,280	7.00%	$621,051	10.26%	$654,761	10.80%	$688,879	11.35%	$728,115	11.98%

Reconciliation of capital infused into Third Federal Savings and Loan:
Net proceeds			$323,395		$379,898		$436,400		$501,377
Less:
Cash contribution to charitable foundation (after-tax)			(3,250)		(3,250)		(3,250)		(3,250)
Common stock acquired by employee stock ownership plan			(75,050)		(89,880)		(104,433)		(121,169)
Common stock acquired by stock-based benefit plans			(42,075)		(49,490)		(56,767)		(65,134)

Pro forma increase in GAAP and regulatory capital			$203,020		$237,278		$271,950		$311,824

(footnotes on following page)

(1)	As adjusted to give effect to an increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of changes in market conditions following the commencement of the stock offering.
(2)	Based on pre-stock offering adjusted total assets of $8.5 billion for purposes of the tangible and core capital requirements, and risk-weighted assets of $6.0 billion for purposes of the risk-based capital requirement.
(3)	Tangible capital levels are shown as a percentage of tangible assets. Core capital levels are shown as a percentage of total adjusted assets. Risk-based capital levels are shown as a percentage of risk-weighted assets.
(4)	Pro forma capital levels assume that we fund the stock-based benefit plans with purchases in the open market of 1.96% of the outstanding shares of common stock following the stock offering (including shares issued to Third Federal Foundation and to Third Federal Savings and Loan Association of Cleveland, MHC) at a price equal to the price for which the shares of common stock are sold in the stock offering, and that the employee stock ownership plan purchases 3.92% of the shares of common stock to be outstanding immediately following the stock offering (including shares issued to Third Federal Foundation) with a $9.1 million contribution that occurred during the quarter ended September 30, 2006 and with funds we lend. Third Federal Savings and Loan’s pro forma GAAP and regulatory capital have been reduced by the amount required to fund both of these plans and the cash contribution to Third Federal Foundation. See “Management” for a discussion of the stock-based benefit plans and employee stock ownership plan. The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that would clarify that we may award shares of common stock under one or more stock-based benefit plans in excess of 1.96% of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, provided shares used to fund the plans in excess of this amount are obtained through stock repurchases. In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its regulations or policies regarding stock-based benefit plans, including any regulations or policies restricting the aggregate amount of awards, we may increase the awards beyond current regulatory restrictions and beyond the amounts reflected in this table.
(5)	The current core capital requirement for savings banks that receive the highest supervisory rating for safety and soundness is 3% of total adjusted assets and 4% to 5% of total adjusted assets for all other savings banks. See “Supervision and Regulation—Federal Banking Regulation—Standards for Safety and Soundness” and “Capital Requirements,” respectively.
(6)	Assumes net proceeds are invested in assets that carry a 20% risk-weighting.

CAPITALIZATION

The following table presents our historical consolidated capitalization at September 30, 2006, and our pro forma consolidated capitalization after giving effect to the stock offering, based upon the sale of the number of shares of common stock indicated in the table and the other assumptions set forth under “Pro Forma Data.”

	Historical Consolidated Capitalization	Pro Forma Consolidated Capitalization Based Upon the Sale for $10.00 Per Share of
		64,400,510 Shares at Minimum of Offering Range	75,765,306 Shares at Midpoint of Offering Range	87,130,102 Shares at Maximum of Offering Range	100,199,618 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars in Thousands)
Deposits (2)	$7,401,077	$7,401,077	$7,401,077	$7,401,077	$7,401,077
Federal Home Loan Bank advances (3)	25,103	25,103	25,103	25,103	25,103

Total deposits and borrowings	$7,426,180	$7,426,180	$7,426,180	$7,426,180	$7,426,180

Shareholders’ equity:
Preferred stock, $0.01 par value per share, 100,000,000 shares authorized; none to be issued	$—	$—	$—	$—	$—
Common stock, $0.01 par value per share, 700,000,000 shares authorized; shares to be issued as reflected	—	2,147	2,525	2,896	3,323
Additional paid-in capital (4)	627,979	1,262,621	1,375,249	1,487,882	1,617,409
Retained earnings	395,892	395,892	395,892	395,892	395,892
Plus:
Contribution to charitable foundation	—	42,934	50,000	50,000	50,000
Less:
After-tax expense of contribution to charitable foundation (5)	—	(31,157)	(35,750)	(35,750)	(35,750)
Common stock acquired by employee stock ownership plan (6)	—	(77,325)	(92,155)	(106,708)	(123,444)
Common stock acquired by stock-based benefit plans (7)	—	(42,075)	(49,490)	(56,767)	(65,134)
Accumulated other comprehensive loss	(11,277)	(11,277)	(11,277)	(11,277)	(11,277)

Total shareholders’ equity (8)	$1,012,594	$1,541,760	$1,634,994	$1,726,168	$1,831,019

Pro forma shares outstanding:
Total shares outstanding (9)		214,668,367	252,500,000	289,625,000	332,318,750
Shares issued to Third Federal Savings and Loan Association of Cleveland, MHC (9)		145,974,490	171,734,694	197,494,898	227,119,132
Shares offered for sale		64,400,510	75,765,306	87,130,102	100,199,618
Shares issued to charitable foundation		4,293,367	5,000,000	5,000,000	5,000,000
Total shareholders’ equity as a percentage of pro forma total assets	11.78%	16.90%	17.74%	18.54%	19.45%

(1)	As adjusted to give effect to an increase in the number of shares of common stock outstanding after the stock offering which could occur due to an increase in the maximum of the independent valuation as a result of changes in market conditions following the commencement of the stock offering.
(2)	Does not reflect withdrawals from deposit accounts for the purchase of shares of common stock in the stock offering. Such withdrawals would reduce pro forma deposits by the amount of such withdrawals.

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(continued from previous page)

(3)	Includes securities sold under agreements to repurchase. See “Business of Third Federal Savings and Loan Association of Cleveland—Sources of Funds—Borrowings.”
(4)	The sum of the par value of the total shares outstanding and additional paid-in capital equals the net stock offering proceeds plus the market value of the shares issued to the charitable foundation at the offering price of $10.00 per share. No effect has been given to the issuance of additional shares of common stock pursuant to stock options granted under one or more stock-based benefit plans that we intend to adopt. The stock issuance plan permits us to adopt one or more stock-based benefit plans, subject to shareholder approval, that may award stock or stock options in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Third Federal Savings and Loan Association of Cleveland, MHC. The stock-based benefit plans will not be implemented for at least six months after the stock offering and until they have been approved by our shareholders.
(5)	Represents the expense of the contribution to the charitable foundation based on a 35.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable foundations equal to 10% of our annual taxable income, subject to our ability to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(6)	Assumes that 3.92% of the shares of common stock to be outstanding immediately following the stock offering (including shares issued to Third Federal Foundation) will be purchased by the employee stock ownership plan with a $9.1 million contribution that occurred during the quarter ended September 30, 2006 and with funds that we will lend to acquire the remaining shares. The shares of common stock acquired by the employee stock ownership plan are reflected as a reduction of shareholders’ equity. Third Federal Savings and Loan will provide the funds to repay the employee stock ownership plan loan. See “Management—Benefit Plans.”
(7)	Assumes that subsequent to the stock offering, 1.96% of the outstanding shares of common stock (including shares issued to Third Federal Foundation and to Third Federal Savings and Loan Association of Cleveland, MHC) are purchased (with funds we provide) by the stock-based benefit plans in the open market at a price equal to the price for which the shares are sold in the stock offering. The shares of common stock to be purchased by the stock-based benefit plans are reflected as a reduction of shareholders’ equity. See “Pro Forma Data” and “Management.” The stock issuance plan permits us to adopt one or more stock-based benefit plans that award stock or stock options, in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Third Federal Savings and Loan Association of Cleveland, MHC. The stock-based benefit plans will not be implemented for at least six months after the stock offering and until they have been approved by shareholders. See “Pro Forma Data” for a discussion of the potential dilutive impact of the award of shares under these plans. The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that would clarify that we may award shares of common stock under one or more stock-based benefit plans in excess of 1.96% of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, and the shares used to fund the plans in excess of this amount are obtained through stock repurchases. In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its regulations or policies to permit larger stock-based benefit plans, greater amounts of stock awards as compared to stock options or faster acceleration of vesting of benefits, we may increase the awards beyond current regulatory restrictions and beyond the amounts reflected in this table.
(8)	Total shareholders’ equity equals GAAP capital.
(9)	We issued 1,000 shares of our common stock to Third Federal Savings and Loan Association of Cleveland, MHC in connection with our mutual holding company reorganization in 1997.

PRO FORMA DATA

We cannot determine the actual net proceeds from the sale of the shares of common stock until the stock offering is completed. However, based upon the following assumptions, we estimate that net proceeds will be between $636.8 million and $862.8 million, or $992.8 million if the offering range is increased:

•	we will sell all shares of common stock in the subscription offering;

•

our employee stock ownership plan will purchase 3.92% of the shares of common stock to be outstanding upon the completion of the stock offering (including shares issued to Third Federal Foundation) with a $9.1 million contribution that occurred during the quarter ended September 30, 2006 and a loan from TFS Financial Corporation. Third Federal Savings and Loan intends to repay $9.1 million of the loan for the employee stock ownership plan during the calendar year ended December 31, 2007. After December 31, 2007, Third Federal Savings and Loan’s total annual payment of the employee stock ownership plan debt is based upon equal annual installments of principal and interest based upon the remaining term of the loan;

•	Third Federal Savings and Loan will contribute $5.0 million in cash to the Third Federal Foundation;

•	expenses of the stock offering, other than fees to be paid to Sandler O’Neill & Partners, L.P., are estimated to be $3.6 million;

•	649,000 shares of common stock will be purchased by our executive officers and directors, and their immediate families; and

•

Sandler O’Neill & Partners, L.P. will receive a fee equal to 0.65% of the aggregate purchase price of the shares sold in the stock offering, excluding any shares purchased by any employee benefit plans, the charitable foundation and any of our directors, officers or employees or members of their immediate families.

We calculated our pro forma consolidated net income and shareholders’ equity for the fiscal year ended September 30, 2006 as if the shares of common stock had been sold at the beginning of the fiscal year and the net proceeds had been invested at 4.90% for the entire fiscal year, which assumes reinvestment of the net proceeds at a rate equal to the one year United States Treasury yield for the period. We believe this rate more accurately reflects a pro forma reinvestment rate than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on our interest-earning assets and the cost of deposits for these periods. We assumed a tax rate of 35.0% for the fiscal year. This results in an annualized after-tax yield of 3.19% for the fiscal year ended September 30, 2006.

We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and shareholders’ equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares of common stock purchased by the employee stock ownership plan. We computed per share amounts for the fiscal year as if the shares of common stock were outstanding at the beginning of the fiscal year, but we did not adjust per share historical or pro forma shareholders’ equity to reflect the earnings on the estimated net proceeds.

The pro forma tables give effect to the implementation of stock-based benefit plans. Subject to the receipt of shareholder approval, we have assumed that the stock-based benefit plans will acquire an amount of shares of common stock equal to 1.96% of our outstanding shares of common stock (including shares issued to Third Federal Foundation and to Third Federal Savings and Loan Association of Cleveland, MHC) at the same price for which they were sold in the stock offering. We assume that shares of common stock are granted under the plans in awards that vest over a five-year period. The stock issuance plan provides that we may grant awards of stock or options under one or more stock-based benefit plans in an aggregate amount up to 25% of the number of shares of common stock held by persons other than Third Federal Savings and Loan Association of Cleveland, MHC. However, any awards of stock in excess of 1.96% of the outstanding shares (including shares issued to

Third Federal Foundation and to Third Federal Savings and Loan Association of Cleveland, MHC) exclusive of shares acquired in the secondary market to fund such stock-based benefit plans, currently would require prior approval of the Office of Thrift Supervision.

We have also assumed that the stock-based benefit plans will grant options to acquire shares of common stock equal to 4.90% of our outstanding shares of common stock (including shares of common stock issued to Third Federal Savings and Loan Association of Cleveland, MHC and to Third Federal Foundation). In preparing the tables below, we assumed that shareholder approval was obtained, that the exercise price of the stock options and the market price of the stock at the date of grant were $10.00 per share and that the stock options had a term of ten years and vested over five years. We applied the Black-Scholes option pricing model to estimate a grant-date fair value of $3.37 for each option. In addition to the terms of the options described above, the Black-Scholes option pricing model incorporated an estimated volatility rate of 16.34% for the shares of common stock based on an index of publicly traded mutual holding companies, a dividend yield of 0%, an expected option life of 7.5 years and a risk free interest rate of 4.56%. Finally, we assumed that 25% of the stock options were non-qualified options granted to directors, resulting in a tax benefit (at an assumed tax rate of 35.0%) for a deduction for compensation expense equal to the grant-date fair value of the options. The stock issuance plan provides that we may grant awards of stock options under one or more stock-based benefit plans in an amount up to 25% of the number of shares of common stock held by persons other than Third Federal Savings and Loan Association of Cleveland, MHC. However, any awards of options in excess of 4.90% of our outstanding shares (including shares issued to Third Federal Foundation and to Third Federal Savings and Loan Association of Cleveland, MHC) would require prior approval of the Office of Thrift Supervision. It is expected that TFS Financial Corporation will fund the cost of any proposed stock-based benefit plans.

The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that are intended to clarify and simplify such regulations. Specifically, the amendments would clarify that we may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering and shares used to fund the plans in excess of the foregoing amounts are obtained through stock repurchases. In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies to permit larger stock-based benefit plans, greater amounts of stock awards as compared to stock options, or faster acceleration of vesting of benefits, the restrictions described above may not apply to any stock-based benefit plans that we adopt, and we may exceed the current limits applicable to the overall size of such plans and individual awards thereunder, and otherwise grant awards with terms that are different than those required by current Office of Thrift Supervision regulations and policy.

As discussed under “How We Intend to Use the Proceeds from the Stock Offering,” we intend to contribute at least 50% of the net proceeds from the stock offering to Third Federal Savings and Loan, and we will retain the remainder of the net proceeds from the stock offering. We will use a portion of the proceeds we retain for the purpose of making a loan to the employee stock ownership plan, and retain the rest of the proceeds for future use.

The pro forma table does not give effect to:

•	withdrawals from deposit accounts for the purpose of purchasing shares of common stock in the stock offering;

•	our results of operations after the stock offering; or

•	changes in the market price of the shares of common stock after the stock offering.

The following pro forma information may not represent the financial effects of the stock offering at the date on which the stock offering actually occurs and you should not use the table to indicate future results of operations. Pro forma shareholders’ equity represents the difference between the stated amount of our assets and liabilities, computed in accordance with accounting principles generally accepted in the United States of America

(“GAAP”). We did not increase or decrease shareholders’ equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma shareholders’ equity is not intended to represent the fair market value of the shares of common stock and may be different than the amounts that would be available for distribution to shareholders if we liquidated. Pro forma shareholders’ equity does not give effect to the impact of intangible assets or tax bad debt reserves in the event we are liquidated.

	At or For the Fiscal Year Ended September 30, 2006 Based Upon the Sale at $10.00 Per Share of
	64,400,510 Shares at Minimum of Offering Range	75,765,306 Shares at Midpoint of Offering Range	87,130,102 Shares at Maximum of Offering Range	100,199,618 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars in Thousands, Except Per Share Amounts)
Gross proceeds of stock offering	$644,005	$757,653	$871,301	$1,001,996
Plus: market value of shares issued to charitable foundation	42,934	50,000	50,000	50,000

Market value of stock offering and charitable foundation shares	$686,939	$807,653	$921,301	$1,051,996

Gross proceeds of stock offering	$644,005	$757,653	$871,301	$1,001,996
Less: expenses	(7,216)	(7,858)	(8,502)	(9,243)

Estimated net proceeds	636,789	749,795	862,799	992,753
Less: cash contribution to charitable foundation	(5,000)	(5,000)	(5,000)	(5,000)
Common stock acquired by employee stock ownership plan (2)	(75,050)	(89,880)	(104,433)	(121,169)
Common stock awarded under stock-based benefit plans (3)	(42,075)	(49,490)	(56,767)	(65,134)

Estimated net proceeds after adjustment for charitable foundation and stock benefit plans	$514,664	$605,425	$696,599	$801,450

For the Fiscal Year Ended September 30, 2006:
Net income:
Historical	$43,539	$43,539	$43,539	$43,539
Pro forma adjustments:
Income on adjusted net proceeds	16,418	19,313	22,222	25,566
Employee stock ownership plan (2)	(1,479)	(1,479)	(1,479)	(1,479)
Options awarded under stock-based benefit plans (5)	(7,090)	(8,339)	(9,565)	(10,975)
Shares awarded under stock-based benefit plans (3)(4)	(5,470)	(6,434)	(7,380)	(8,467)

Pro forma net income (6)	$45,918	$46,600	$47,337	$48,184

Net income per share:
Historical	$0.21	$0.18	$0.16	$0.14
Pro forma adjustments:
Income on adjusted net proceeds	0.08	0.08	0.08	0.08
Employee stock ownership plan (2)	(0.01)	(0.01)	(0.01)	(0.01)
Options awarded under stock-based benefit plans (5)	(0.03)	(0.03)	(0.03)	(0.03)
Shares awarded under stock-based benefit plans (3)(4)	(0.03)	(0.03)	(0.03)	(0.03)

Pro forma net income per share (2)(3)(4)(5)(6)	$0.22	$0.19	$0.17	$0.15

Offering price to pro forma net income per share	45.45x	52.63x	58.82x	66.67x
Shares considered outstanding in calculating historical and pro forma net income per share (7)	207,163,368	243,512,000	279,181,700	320,201,855

(Footnotes begin on second following page)

	At or For the Fiscal Year Ended September 30, 2006 Based Upon the Sale at $10.00 Per Share of
	64,400,510 Shares at Minimum of Offering Range	75,765,306 Shares at Midpoint of Offering Range	87,130,102 Shares at Maximum of Offering Range	100,199,618 Shares at Adjusted Maximum of Offering Range (1)
	(Dollars in Thousands, Except Per Share Amounts)

At September 30, 2006:
Shareholders’ equity:
Historical	$1,012,594	$1,012,594	$1,012,594	$1,012,594
Estimated net proceeds	636,789	749,795	862,799	992,753
Contribution to charitable foundation	42,934	50,000	50,000	50,000
Less:
After-tax effect of contribution to charitable foundation	(31,157)	(35,750)	(35,750)	(35,750)
Common stock acquired by employee stock ownership plan (2)	(77,325)	(92,155)	(106,708)	(123,444)
Common stock awarded under stock-based benefit plans (3)(4)	(42,075)	(49,490)	(56,767)	(65,134)

Pro forma shareholders’ equity (8)	$1,541,760	$1,634,994	$1,726,168	$1,831,019

Shareholders’ equity per share:
Historical	$4.72	$4.01	$3.50	$3.05
Estimated net proceeds	2.97	2.97	2.98	2.99
Contributions issued to charitable foundation	0.20	0.20	0.17	0.15
Less:
After-tax effect of contribution to charitable foundation	(0.15)	(0.14)	(0.12)	(0.11)
Common stock acquired by employee stock ownership plan (2)	(0.36)	(0.36)	(0.37)	(0.37)
Common stock awarded under stock-based benefit plans (3)(4)	(0.20)	(0.20)	(0.20)	(0.20)

Pro forma shareholders’ equity per share (3)(4)(5)(6)(8)	$7.18	$6.48	$5.96	$5.51

Offering price as percentage of pro forma shareholders’ equity per share	139.28%	154.32%	167.79%	181.49%
Shares considered outstanding in calculating offering price as a percentage of pro forma shareholders’ equity per share	214,668,367	252,500,000	289,625,000	332,318,750
Charitable foundation ownership	2.00%	1.98%	1.73%	1.51%
Public ownership	30.00%	30.01%	30.08%	30.15%
Mutual holding company ownership	68.00%	68.01%	68.19%	68.34%

(Footnotes begin on following page)

(1)	As adjusted to give effect to an increase in the number of shares outstanding after the stock offering, which could occur due to an increase in the maximum of the independent valuation as a result of changes in market conditions following the commencement of the stock offering.
(2)	It is assumed that 3.92% of the shares to be outstanding upon completion of the stock offering (including shares issued to Third Federal Foundation) will be purchased by the employee stock ownership plan. For purposes of this table, $9.1 million of the funds used to acquire such shares were contributed by Third Federal Savings and Loan during the fiscal year ended September 30, 2006, for which Third Federal Savings and Loan Association recognized expense of $6.8 million during the fiscal year. The remaining funds used to acquire such shares are assumed to have been borrowed from us by the employee stock ownership plan with a loan with a 30-year term. The amount to be borrowed is reflected as a reduction of shareholders’ equity. Third Federal Savings and Loan intends to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. In addition, Third Federal Savings and Loan intends to repay $9.1 million of the loan for the employee stock ownership plan during the calendar year ending December 31, 2007. After December 31, 2007, Third Federal Savings and Loan’s total annual payment of the employee stock ownership plan debt is based upon equal annual installments of principal and interest based upon the remaining term of the loan. The pro forma net income information makes the following assumptions:
(i)	Third Federal Savings and Loan’s contribution to the employee stock ownership plan was made at the end of the period;
(ii)	910,000 shares at the minimum, midpoint, maximum and adjusted maximum of the offering range, respectively were committed to be released during the fiscal year ended September 30, 2006, at an average fair value equal to the price for which the shares are sold in the stock offering in accordance with Statement of Position (“SOP”) 93-6; and
(iii)	only the employee stock ownership plan shares committed to be released were considered outstanding for purposes of the net income per share calculations.
(3)	Gives effect to one or more stock-based benefit plans expected to be adopted following the stock offering. We have assumed that the plans acquire a number of shares of common stock equal to 1.96% of the outstanding shares, including shares issued to Third Federal Foundation and to Third Federal Savings and Loan Association of Cleveland, MHC, through open market purchases at the beginning of the period presented for a purchase price equal to the price for which the shares are sold in the stock offering, and that 20% of the amount contributed was an amortized expense (based upon a five-year vesting period) during the fiscal year ended September 30, 2006. It is expected that TFS Financial Corporation will contribute the funds used by the stock-based benefit plans to purchase the shares. There can be no assurance that the actual purchase price of the shares granted under the stock-based benefit plans will be equal to the $10.00 subscription price. If shares are acquired from authorized but unissued shares of common stock or from treasury shares, our shareholders’ ownership interest would be diluted by approximately 1.92%. The effect on pro forma net income per share is not material.

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The following table shows pro forma shareholders’ equity per share, assuming all the shares to fund the stock awards are obtained from authorized but unissued shares.

At or For the Fiscal Year Ended September 30, 2006	64,400,510 Shares at Minimum of Offering Range	75,765,306 Shares at Midpoint of Offering Range	87,130,102 Shares at Maximum of Offering Range	100,199,618 Shares at Adjusted Maximum of Offering Range
Pro forma shareholders’ equity per share	$7.24	$6.54	$6.04	$5.60

(4)	The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that would clarify that we may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, and shares used to fund the plans in excess of the foregoing amounts are obtained through stock repurchases. In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its regulations or policies to permit larger stock-based benefit plans, greater amounts of stock awards as compared to stock options or faster acceleration of vesting of benefits, we may increase the awards beyond current regulatory restrictions and beyond the amounts reflected in this table.
(5)	Gives effect to the granting of options pursuant to one or more stock-based benefit plans, which are expected to be adopted by TFS Financial Corporation following the stock offering and presented to shareholders for approval not earlier than six months after the completion of the stock offering. We have assumed that options will be granted to acquire shares of common stock equal to 4.90% of outstanding shares (including shares issued to Third Federal Savings and Loan Association of Cleveland, MHC and to Third Federal Foundation). In calculating the pro forma effect of the stock options, it is assumed that the exercise price of the stock options and the trading price of the stock at the date of grant were $10.00 per share, the estimated grant-date fair value pursuant to the application of the Black-Scholes option pricing model was $3.37 for each option, the aggregate grant-date fair value of the stock options was amortized to expense on a straight-line basis over a five-year vesting period of the options, and that 25.0% of the amortization expense (or the assumed portion relating to options granted to directors) resulted in a tax benefit using an assumed tax rate of 35.0%. Under the above assumptions, the adoption of the stock-based benefit plans will result in no additional shares under the treasury stock method for purposes of calculating earnings per share. There can be no assurance that the actual exercise price of the stock options will be equal to the $10.00 price per share. If a portion of the shares of common stock used to satisfy the exercise of options under the stock-based benefit plans are obtained from the issuance of authorized but unissued shares, our shareholders’ ownership interest would be diluted by up to 4.7%.
(6)	Does not give effect to the non-recurring expense that will be recognized in fiscal 2007 as a result of the contribution to the charitable foundation. The following table shows the estimated after-tax expense associated with the contribution to the charitable foundation, as well as pro forma net income and pro forma net income per share assuming the contribution to the charitable foundation had been expensed during the fiscal year ended September 30, 2006.

For the Fiscal Year Ended September 30, 2006	64,400,510 Shares at Minimum of Offering Range	75,765,306 Shares at Midpoint of Offering Range	87,130,102 Shares at Maximum of Offering Range	100,199,618 Shares at Adjusted Maximum of Offering Range
	(In thousands, except per share amounts)
After-tax expense of contribution to charitable foundation	$(31,157)	$(35,750)	$(35,750)	$(35,750)
Pro forma net income	14,761	10,850	11,587	12,434
Pro forma net income per share	0.07	0.04	0.04	0.04

The pro forma data assume that we will realize 100.0% of the income tax benefit as a result of the contribution to the charitable foundation based on a 35.0% tax rate. The realization of the tax benefit is limited annually to 10.0% of our annual taxable income. However, for federal and state tax purposes, we can carry forward any unused portion of the deduction for five years following the year in which the contribution is made.

(footnotes continued on following page)

(continued from previous page)

(7)	Shares considered outstanding in calculating historical and pro forma net income per share is calculated by taking total shares outstanding at each level of the offering range excluding shares held by the employee stock ownership plan and, in accordance with SOP 93-6, adding back employee stock ownership plan shares that are committed to be released, as follows:

For the Fiscal Year Ended September 30, 2006	64,400,510 Shares at Minimum of Offering Range	75,765,306 Shares at Midpoint of Offering Range	87,130,102 Shares at Maximum of Offering Range	100,199,618 Shares at Adjusted Maximum of Offering Range
Total shares outstanding	214,668,367	252,500,000	289,625,000	332,318,750
Total shares held by employee stock ownership plan	(8,414,999)	(9,898,000)	(11,353,300)	(13,026,895)
Employee stock ownership plan shares committed to be released	910,000	910,000	910,000	910,000

Shares considered outstanding in calculating historical and pro forma net income per share	207,163,368	243,512,000	279,181,700	320,201,855

(8)	The retained earnings of Third Federal Savings and Loan will continue to be substantially restricted after the stock offering. See “Supervision and Regulation—Federal Banking Regulation.”

COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE CHARITABLE FOUNDATION

As reflected in the table below, if the charitable foundation is not established and funded as part of the stock offering, FinPro, Inc. estimates that our pro forma valuation would be greater and, as a result, a greater number of shares of common stock would be issued in the stock offering. At the minimum, midpoint, maximum and adjusted maximum of the valuation range, our pro forma valuation is $2.1 billion, $2.5 billion, $2.9 billion and $3.3 billion with the charitable foundation, as compared to $2.2 billion, $2.6 billion, $3.0 billion and $3.5 billion, respectively, without the charitable foundation. There is no assurance that in the event the charitable foundation were not formed, the appraisal prepared at that time would conclude that our pro forma market value would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios at and for the fiscal year ended September 30, 2006 at the minimum, midpoint, maximum and adjusted maximum of the offering range, assuming the stock offering was completed at September 30, 2006, with and without the charitable foundation.

	Minimum of Offering Range		Midpoint of Offering Range		Maximum of Offering Range		Adjusted Maximum of Offering Range
	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation	With Foundation	Without Foundation
	(Dollars in thousands, except per share amounts)
Estimated stock offering amount	$644,005	$668,100	$757,653	$786,000	$871,301	$903,900	$1,001,996	$1,039,485
Pro forma market capitalization of stock offering and charitable foundation	686,939	668,100	807,653	786,000	921,301	903,900	1,051,996	1,039,485
Estimated full value	2,146,684	2,227,000	2,525,000	2,620,000	2,896,250	3,013,000	3,323,188	3,464,950
Total assets	9,124,733	9,132,193	9,217,967	9,226,318	9,309,141	9,320,442	9,413,992	9,428,687
Total liabilities	7,582,973	7,582,973	7,582,973	7,582,973	7,582,973	7,582,973	7,582,973	7,582,973
Pro forma shareholders’ equity	1,541,760	1,549,220	1,634,994	1,643,345	1,726,168	1,737,469	1,831,019	1,845,714
Pro forma net income	45,918	46,222	46,600	46,925	47,337	47,628	48,184	48,437
Pro forma shareholders’ equity per share	7.18	6.96	6.48	6.27	5.96	5.77	5.51	5.33
Pro forma net income per share	0.22	0.22	0.19	0.19	0.17	0.16	0.15	0.15
Pro forma pricing ratios:
Offering price as a percentage of pro forma shareholders’ equity per share	139.28%	143.68%	154.32%	159.49%	167.79%	173.31%	181.49%	187.62%
Offering price to pro forma net income per share	45.45x	45.45x	52.63x	52.63x	58.82x	62.50x	66.67x	66.67x
Pro forma financial ratios:
Return on assets	0.50%	0.51%	0.51%	0.51%	0.51%	0.51%	0.51%	0.51%
Return on equity	2.98	2.98	2.85	2.86	2.74	2.74	2.63	2.62
Equity to assets	16.90	16.96	17.74	17.81	18.54	18.64	19.45	19.58

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

This section is intended to help potential investors understand our financial performance through a discussion of the factors affecting our financial condition at September 30, 2006 and 2005 and our consolidated results of operations for the fiscal years ended September 30, 2006, 2005 and 2004. This section should be read in conjunction with the consolidated financial statements and notes to the financial statements that appear elsewhere in this prospectus.

Overview

Our business has traditionally focused on originating one- to four-family residential real estate mortgage loans, home equity loans and home equity lines of credit, and attracting retail deposits, in our primary market areas consisting of the States of Ohio and Florida. During the last several years, the operating environment for financial institutions, and particularly those that focus on originating longer-term mortgage loans, has been challenging. Short-term interest rates, which guide our pricing of deposits, have been rising while longer-term interest rates, which guide our pricing of loans, have been relatively constant. This “flattening” of the U.S. Treasury yield curve has negatively affected our net interest income. Specifically, our interest rate spread decreased to 2.01% for the fiscal year ended September 30, 2006 from 2.09% for the fiscal year ended September 30, 2005, and our net interest margin decreased to 2.37% for the fiscal year ended September 30, 2006 from 2.38% for the fiscal year ended September 30, 2005.

Our total loans receivable (including loans held for sale) decreased to $7.9 billion at September 30, 2006 from $8.3 billion at September 30, 2005. Although we continue to originate a significant amount of loans ($2.7 billion of mortgage loans for the fiscal year ended September 30, 2006), we sold $2.2 billion of long-term, fixed-rate loans during the fiscal year ended September 30, 2006, including $943.0 million of such sales during the quarter ended September 30, 2006. We sold these loans on a servicing-retained basis. We effected these sales in order to improve our interest rate risk position in the event of continued increases in short-term market interest rates. In addition, we were able to use a portion of the proceeds of the loan sales to reduce our Federal Home Loan Bank advances to $25.1 million at September 30, 2006 from $717.4 million at September 30, 2005. However, we incurred pre-tax losses of $47.1 million in connection with the sale of loans during the fiscal year ended September 30, 2006.

As part of our strategy of focusing on our traditional lines of business, we sold the loan origination platform of DeepGreen Bank in a two-step process in 2004. DeepGreen Bank was a subsidiary of TFS Financial Corporation that operated as an internet-only bank that originated home equity loans and lines of credit throughout the United States. Similarly, we spun-off Ohio Central Savings in March 2005. Ohio Central Savings was a subsidiary of TFS Financial Corporation that primarily originated automobile loans.

Deposits increased $346.8 million to $7.4 billion at September 30, 2006 from the previous fiscal year end. We have continued to emphasize high-yield checking accounts. These accounts reprice in a manner similar to our home equity loan products, and therefore assist us in managing our interest rate risk, and provide us with a stable source of funds. The increase in deposits is also attributable to our customers’ preference for shorter-term, higher interest paying deposit products such as NOW accounts and certificates of deposit in a rising interest rate environment.

Our net income decreased $21.0 million to $43.5 million for the fiscal year ended September 30, 2006, from $64.5 million for the fiscal year ended September 30, 2005. This decrease was caused by the losses incurred on the sale of loans, described above.

Anticipated Increase in Non-Interest Expense

Following the completion of the stock offering, we anticipate that our non-interest expense will increase as a result of the increased costs associated with operating as a public company, increased compensation expenses associated with purchases of shares of common stock by our employee stock ownership plan, and the adoption of one or more stock-based benefit plans, if approved by our shareholders.

Assuming that 100,199,618 shares of common stock are sold in the stock offering (the adjusted maximum of the offering range):

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The employee stock ownership plan will acquire 13,026,895 shares of common stock with a $9.1 million contribution from Third Federal Savings and Loan that occurred during the quarter ended September 30, 2006 and with a $121.2 million loan that is expected to be repaid over 30 years, resulting in an average annual pre-tax expense of approximately $4.0 million (assuming that the common stock maintains a value of $10.00 per share).

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The stock-based benefit plans would grant options to purchase shares equal to 4.90% of the total outstanding shares (including shares issued to Third Federal Savings and Loan Association of Cleveland, MHC and to Third Federal Foundation), or 16,283,618 shares, to eligible participants, which would result in compensation expense over the vesting period of the options. Assuming the market price of the common stock is $10.00 per share; the options are granted with an exercise price of $10.00 per share; the dividend yield on the stock is 0%; the expected option life is 7.5 years; the risk free interest rate is 4.56% (based on the seven-year Treasury rate) and the volatility rate on the shares of common stock is 16.34% (based on an index of publicly traded mutual holding companies), the estimated grant-date fair value of the options using a Black-Scholes option pricing analysis is $3.37 per option granted. Assuming this value is amortized over the five-year vesting period, the corresponding annual pre-tax expense associated with the stock options would be approximately $11.0 million.

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The stock-based benefit plans would award a number of shares of common stock equal to 1.96% of the outstanding shares (including shares issued to Third Federal Savings and Loan Association of Cleveland, MHC and to Third Federal Foundation), or 6,513,447 shares, to eligible participants, which would be expensed as the awards vest. Assuming that all shares are awarded under the stock-based benefit plans at a price of $10.00 per share, and that the awards vest over a five-year period, the corresponding annual pre-tax expense associated with shares awarded under the stock-based benefit plans would be approximately $13.0 million.

The actual expense that will be recorded for the employee stock ownership plan will be determined by the market value of our common stock as shares are released to employees over the term of the loan, and whether the loan is repaid faster than its contractual term. Accordingly, any increases in our stock price above $10.00 per share will increase the total employee stock ownership plan expense, and any accelerated repayment of the loan will increase the annual employee stock ownership plan expense. Further, the actual expense of the stock awards under the stock-based benefit plans will be determined by the fair market value of the common stock on the grant date, which may be greater than $10.00 per share, and the actual expense of stock options under the stock-based benefit plans will be based on the grant-date fair value of the options, which will be affected by a number of factors, including the market value of our common stock, the term and vesting period of the stock options, our dividend yield and other valuation assumptions contained in the option pricing model that we ultimately use.

The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that are intended to clarify and simplify such regulations. Specifically, the amendments would clarify that we may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, provided shares of common stock used to fund the plans in excess of these amounts are obtained through stock repurchases. In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies regarding stock-based benefit plans, we may implement stock-based benefit plans that exceed the current limits applicable to the overall size of such plans, the relative amounts of stock options and stock awards and the individual awards thereunder, which would further increase our expenses associated with stock-based benefit plans.

Critical Accounting Policies

Critical accounting policies are defined as those that involve significant judgments and uncertainties, and could potentially result in materially different results under different assumptions and conditions. We believe that the most critical accounting policies upon which our financial condition and results of operation depend, and which involve the most complex subjective decisions or assessments, are our policies with respect to our allowance for loan losses, intangible assets, mortgage servicing rights and income taxes.

Allowance for Loan Losses. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. The amount of the allowance is based on significant estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. The methodology for determining the allowance for loan losses is considered a critical accounting policy by management due to the high degree of judgment involved, the subjectivity of the assumptions used and the potential for changes in the economic environment that could result in changes to the amount of the recorded allowance for loan losses.

As a substantial percentage of our loan portfolio is collateralized by real estate, appraisals of the underlying value of property securing loans are critical in determining the amount of the allowance required for specific loans. Assumptions are instrumental in determining the value of properties. Overly optimistic assumptions or negative changes to assumptions could significantly affect the valuation of a property securing a loan and the related allowance determined. Management carefully reviews the assumptions supporting such appraisals to determine that the resulting values reasonably reflect amounts realizable on the related loans.

Management performs a quarterly evaluation of the adequacy of the allowance for loan losses. We consider a variety of factors in establishing this estimate including, but not limited to, current economic conditions, delinquency statistics, geographic concentrations, the adequacy of the underlying collateral, the financial strength of the borrower, results of internal loan reviews and other relevant factors. This evaluation is inherently subjective as it requires material estimates by management that may be susceptible to significant change based on changes in economic and real estate market conditions.

The evaluation has a specific and general component. The specific component relates to loans that are delinquent or otherwise identified as a problem loan through the application of our loan review process and our loan grading system. All such loans are evaluated individually, with principal consideration given to the value of the collateral securing the loan. Specific allowances are established as required by this analysis. The general component is determined by segregating the remaining loans by type of loan, risk weighting (if applicable) and payment history. We also analyze historical loss experience, delinquency trends, general economic conditions and geographic concentrations. This analysis establishes factors that are applied to the loan groups to determine the amount of the general component of the allowance for loan losses.

Actual loan losses may be significantly more than the allowances we have established which could have a material negative effect on our financial results.

Intangible Assets. Acquisitions accounted for under purchase accounting must follow SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires us to record as assets on our financial statements both goodwill, an intangible asset which is equal to the excess of the purchase price which we pay for another company over the estimated fair value of the net assets acquired, and identifiable intangible assets such as core deposit intangibles and non-compete agreements. Under SFAS No. 142, we regularly evaluate goodwill for impairment, and we will reduce its carrying value through a charge to earnings if impairment exists. Core deposit and other identifiable intangible assets are amortized to expense over their estimated useful lives and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. The valuation techniques used by us to determine the carrying value of tangible and intangible assets acquired in acquisitions and the estimated lives of identifiable intangible assets involve estimates for discount rates, projected future cash flows and time period calculations, all of which are susceptible to change based on changes in economic conditions and other factors. Future events or changes in the estimates that we used to determine the carrying value of our goodwill and identifiable intangible assets or which otherwise adversely affect their value or estimated lives could have a material adverse impact on our results of operations. As of September 30, 2006, our intangible assets consisted of goodwill of $9.7 million.

Mortgage Servicing Rights. Mortgage servicing rights represent the present value of the future servicing fees from the right to service loans in our loan servicing portfolio. Mortgage servicing rights are recognized as assets for both purchased rights and for the allocation value of retained servicing rights on loans sold. The most critical accounting policy associated with mortgage servicing is the methodology used to determine the fair value of capitalized mortgage servicing rights, which requires a number of estimates, the most critical of which is the mortgage loan prepayment speed assumption. The mortgage loan prepayment speed assumption is significantly affected by interest rates. In general, during periods of falling interest rates, mortgage loans prepay faster and the value of our mortgage servicing assets decreases. Conversely, during periods of rising rates, the value of mortgage servicing rights generally increases due to slower rates of prepayments. The amount and timing of mortgage servicing rights amortization is adjusted monthly based on actual results. In addition, on a quarterly basis, we perform a valuation review of mortgage servicing rights for potential decreases in value. This quarterly valuation review entails applying current assumptions to the portfolio classified by interest rates and, secondarily, by prepayment characteristics.

Key economic assumptions and the sensitivity of the current fair value of mortgage loan servicing assets to immediate 10% and 20% adverse changes in those assumptions are as follows:

At September 30, 2006
(Dollars in thousands)
Fair value of mortgage loan servicing assets	$61,177
Prepayment speed assumptions (weighted average annual rate)	16.3%
Impact on fair value of 10% adverse change	$(1,768)
Impact on fair value of 20% adverse change	$(3,527)
Discount rate	12.0%
Impact on fair value of 10% adverse change	$(1,721)
Impact on fair value of 20% adverse change	$(3,444)

These sensitivities are hypothetical and should be used with caution. As indicated in the table above, changes in fair value based on a 10% variation in assumptions generally cannot be extrapolated because the relationship in the change in assumption to the change in fair value may not be linear. Also, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption. In reality, changes in one factor may result in changes in another (for example, increases in market interest rates may result in lower prepayments), which could magnify or counteract the sensitivities.

Income Taxes. We consider accounting for income taxes a critical accounting policy due to the subjective nature of certain estimates that are involved in the calculation. We use the asset/liability method of accounting for income taxes in which deferred tax assets and liabilities are established for the temporary differences between the financial reporting basis and the tax basis of our assets and liabilities. We must assess the realization of the deferred tax asset and, to the extent that we believe that recovery is not likely, a valuation allowance is established. Adjustments to increase or decrease the valuation allowance are charged or credited, respectively, to income tax expense. No valuation allowances were required at September 30, 2006. Although we have determined a valuation allowance is not required for any deferred tax assets, there is no guarantee that these assets will be recognizable in the future.

Pension and Other Postretirement Benefits. The determination of our obligations and expense for pension and other postretirement benefits is dependent upon certain assumptions used in calculating such amounts. Key assumptions used in the actuarial valuations include the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation. Actual results could differ from the assumptions and market driven rates may fluctuate. Significant differences in actual experience or significant changes in the assumptions could materially affect future pension and other postretirement obligations and expense.

Business Strategy

Our business strategy is to operate as a well-capitalized and profitable financial institution dedicated to providing exceptional personal service to our customers. We cannot assure you that we will successfully implement our business strategy.

Highlights of our business strategy are as follows:

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Following our mission of creating value for our customers, our communities and our company. Since being organized in 1938, we have grown to become the nation’s largest mutually-owned savings and loan association based on total assets. We credit our success to our continued emphasis on our primary values: “Love, Trust, Respect, and a Commitment to Excellence, along with some Fun.” Our values are reflected in our pricing of loan and deposit products, as well as our Home Today program, as described below. Our values are further reflected in the Broadway Redevelopment Initiative (a long-term revitalization program encompassing the three-mile corridor of the Broadway-Slavic Village neighborhood in Cleveland, Ohio where our main office is located) and the education programs we have established and/or supported. We intend to continue to support our customers and our communities following the completion of the stock offering.

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Encouraging home ownership by offering competitive interest rates and attractive product features on mortgage loans and home equity loans and lines of credit in our primary market areas. More than 85% of our assets consist of one- to four-family residential real estate loans and home equity loans and lines of credit, the overwhelming majority of which were originated to borrowers in the States of Ohio and Florida. We have increased these assets by offering competitive interest rates and product features to customers in our marketplace. Part of this strategy involves programs such as our Lowest Rate Guarantee program (in which we will offer a better interest rate than a competitor’s interest rate for certain types of loans or give the loan applicant cash after they close a loan at a lower interest rate) and our Home Today program (where we provide our standard interest rates and flexible credit terms to borrowers who would not normally qualify for such loans). We also offer loan products and features such as high loan-to-value loans (up to 97%) that do not require private mortgage insurance, and adjustable-rate mortgage loans that can convert to fixed-rate loans at no cost to the borrower. See “Business of Third Federal Savings and Loan Association of Cleveland—Lending Activities—One- to Four-Family Residential Real Estate Mortgage Lending” and “—Home Equity Loans and Home Equity Lines of Credit” for a more extensive description of these loan products.

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Promoting savings by our customers by offering competitive rates on certificates of deposit and other deposit products. Historically, we have tried to provide our customers with attractive rates of return on our deposit products. Our deposit products typically offer rates that are competitive with the rates on similar products offered by other financial institutions. We intend to continue this practice following the stock offering. Our high-yield checking accounts, which represented 20.4% of our total deposits as of September 30, 2006, have provided us with funds that reprice in a manner similar to our home equity lines of credit, which has assisted us in managing interest rate risk.

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Controlling and managing operating expenses. Our ratio of non-interest expense to average assets was 1.41% for the fiscal year ended September 30, 2006, which is significantly lower than the average for our peer group. For the fiscal year ended September 30, 2006, our average assets per full-time employee and our average deposits per full-time employee were $9.7 million and $8.0 million, respectively, each of which is significantly higher than the averages for our peer group. Our average deposits held at our branch offices (an average of $185.0 million per branch office as of September 30, 2006) contribute to our expense management efforts by limiting the overhead costs of serving our deposit customers. We will continue our efforts to control operating expenses as we use the capital we raise in the stock offering to grow our business.

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Growing through de novo branching. We anticipate using part of the net proceeds of the stock offering to finance the expansion of our branch network. Our future efforts to expand will focus primarily on eliminating gaps in our current market areas, most likely in the State of Florida. However, we have not established a timetable for expanding our branch network, nor have we determined the specific locations where we will focus our expansion efforts.

Comparison of Financial Condition at September 30, 2006 and 2005

Total assets decreased $318.3 million, or 3.6%, to $8.6 billion at September 30, 2006 from $8.9 billion at September 30, 2005. The decrease was primarily the result of a decrease in loans, partially offset by an increase in cash and cash equivalents. We sold $2.2 billion of loans during the fiscal year ended September 30, 2006 in an effort to improve our interest rate risk position.

Cash and cash equivalents (cash and due from banks, federal funds sold and interest-bearing deposits) increased $132.6 million, or 110.2%, to $252.9 million at September 30, 2006 from $120.3 million at September 30, 2005. As described below, we sold $943.0 million of loans in the quarter ended September 30, 2006, and the increase in cash and cash equivalents represents the proceeds of these loan sales that were not used to repay Federal Home Loan Bank advances.

Total securities (investment securities and mortgage-backed securities) decreased $56.8 million, or 30.3%, to $131.0 million at September 30, 2006 from $187.8 million at September 30, 2005. We used the proceeds from maturing securities and principal repayments and prepayments on securities to repay Federal Home Loan Bank advances and to fund loan originations.

Total loans receivable (including loans held for sale) decreased $411.5 million, or 4.9%, to $7.9 billion at September 30, 2006 from $8.3 billion at September 30, 2005. Loans held for sale decreased $227.5 million, or 41.9%, to $315.0 million at September 30, 2006 from $542.5 million at September 30, 2005. Loans held for investment decreased $183.9 million, or 2.4%, to $7.6 billion at September 30, 2006 from $7.8 billion at September 30, 2005. Although we originated $2.7 billion of loans during the fiscal year ended September 30, 2006, we sold $2.2 billion of loans during the fiscal year, including $943.0 million of such sales during the quarter ended September 30, 2006. All of the loans sold during the quarter ended September 30, 2006, were long-term, fixed-rate loans. We effected these sales to improve our interest rate risk position in the event of continued increases in market interest rates.

Home equity loans and home equity lines of credit decreased $161.7 million, or 8.2%, to $1.8 billion at September 30, 2006 from $2.0 billion at September 30, 2005. The decrease was primarily the result of our sale of DeepGreen Bank’s loan origination platform in February 2004, and increases in market interest rates that both reduced Third Federal Savings and Loan’s originations of home equity loans and home equity lines of credit and increased repayments of this lending product. DeepGreen Bank focused on originating home equity loans and home equity lines of credit throughout the United States.

Construction loans decreased $62.5 million, or 23.1%, to $207.6 million at September 30, 2006 from $270.1 million at September 30, 2005. We believe the decrease resulted from a reduction in construction activity in our market areas, which reduced the demand for construction loans.

Deposits increased $346.8 million, or 4.9%, to $7.4 billion at September 30, 2006 from $7.1 billion at September 30, 2005. NOW accounts (including high-yield checking accounts) increased $307.9 million, or 23.8%, to $1.6 billion at September 30, 2006 from $1.3 billion at September 30, 2005. Certificates of deposit increased $129.2 million, or 2.4%, to $5.5 billion at September 30, 2006 from $5.3 billion at September 30, 2005. Passbook savings accounts decreased $91.4 million, or 21.4%, to $335.9 million at September 30, 2006 from $427.3 million at September 30, 2005. The shift from savings accounts to certificates of deposit and NOW accounts reflected our customers seeking higher interest-paying deposit products during a period of rising market interest rates. The increase in NOW accounts demonstrated our continued focus on opening high-yield checking accounts, as well as higher interest rates paid on this product in connection with increases in market interest rates. High-yield checking accounts increased $350.1 million, or 30.2%, to $1.5 billion at September 30, 2006 from $1.2 billion at September 30, 2005. We have focused on promoting this type of deposit product since we believe it provides a stable source of funds. In addition, our high-yield checking accounts reprice in a manner similar to our equity loan products, and therefore assist us in managing interest rate risk.

Federal Home Loan Bank advances decreased $692.3 million, or 96.5%, to $25.1 million at September 30, 2006 from $717.4 million at September 30, 2005. We used a portion of the proceeds from loan sales during the fiscal year ended September 30, 2006 to repay nearly all of our outstanding Federal Home Loan Bank advances, without any prepayment penalties.

Shareholder’s equity increased $38.7 million, or 4.0%, to $1.0 billion at September 30, 2006 from $973.9 million at September 30, 2005. The increase resulted from net income of $43.5 million, which was partially offset by a $4.8 million increase in other comprehensive loss.

Comparison of Operating Results for the Fiscal Years Ended September 30, 2006 and 2005

General. Net income decreased $21.0 million, or 32.5%, to $43.5 million for the fiscal year ended September 30, 2006 from $64.5 million for the fiscal year ended September 30, 2005. The decrease was caused by losses incurred on the sale of loans.

Interest Income. Interest income increased $67.0 million, or 16.0%, to $485.8 million for the fiscal year ended September 30, 2006 from $418.8 million for the fiscal year ended September 30, 2005. The increase in interest income resulted from an increase in interest income on loans.

Interest and fee income on loans increased $70.4 million, or 17.4%, to $474.1 million for the fiscal year ended September 30, 2006 from $403.7 million for the fiscal year ended September 30, 2005. The increase resulted from increases in both the average balance of our loan portfolio as well as an increase in the average yield we earned on loans. The average balance of loans increased $445.4 million, or 5.9%, to $8.1 billion for the fiscal year ended September 30, 2006 from $7.6 billion for the fiscal year ended September 30, 2005, reflecting our continued efforts to grow our loan portfolio. The average yield on our loan portfolio increased 58 basis points to 5.88% for the fiscal year ended September 30, 2006 from 5.30% for the fiscal year ended September 30, 2005, primarily as a result of increases in the interest rates on adjustable-rate loans and as we increased rates on newly-originated loans in response to increases in market interest rates.

Interest Expense. Interest expense increased $61.5 million, or 27.0%, to $289.1 million for the fiscal year ended September 30, 2006 from $227.6 million for the fiscal year ended September 30, 2005. The increase in interest expense resulted from increases in interest expense on certificates of deposit, NOW accounts and Federal Home Loan Bank advances.

Interest expense on certificates of deposit increased $27.6 million, or 14.4%, to $219.6 million for the fiscal year ended September 30, 2006 from $192.0 million for the fiscal year ended September 30, 2005. The increase was caused primarily by a 51 basis point increase in the rate we paid on certificates of deposit to 4.10% for the fiscal year ended September 30, 2006 from 3.59% for the fiscal year ended September 30, 2005. We increased rates on deposits in response to increases in market interest rates. The average balance of certificates of deposit increased slightly, by $11.9 million, or less than 1%, to $5.36 billion for the fiscal year ended September 30, 2006 from $5.35 billion for the fiscal year ended September 30, 2005.

Interest expense on NOW accounts increased $26.0 million, or 100.0%, to $52.1 million for the fiscal year ended September 30, 2006 from $26.0 million for the fiscal year ended September 30, 2005. The increase was caused by a 152 basis point increase in the rate we paid on NOW accounts to 3.55% for the fiscal year ended September 30, 2006 from 2.03% for the fiscal year ended September 30, 2005. We increased rates on deposits in response to increases in market interest rates. In addition, the average balance of NOW accounts increased $182.4 million, or 14.2%, to $1.5 billion for the fiscal year ended September 30, 2006 from $1.3 billion for the fiscal year ended September 30, 2005. The increase in NOW accounts reflects our customers seeking higher interest-paying deposit products during a period of rising market interest rates. The increase also reflects our continued focus on high-yield checking accounts, since we believe this type of deposit reprices in a manner similar to our equity loan products, and therefore assist us in managing interest rate risk.

Interest expense on Federal Home Loan Bank advances increased $8.7 million, or 163.7%, to $13.9 million for the fiscal year ended September 30, 2006 from $5.3 million for the fiscal year ended September 30, 2005. The increase was caused by an increase in our average balance of Federal Home Loan Bank advances. The average balance increased $157.4 million to $341.8 million for the fiscal year ended September 30, 2006 from $184.4 million for the fiscal year ended September 30, 2005. At various points during the fiscal year ended September 30, 2006, we increased our Federal Home Loan Bank advances to fund loan originations. However, throughout the fiscal year ended September 30, 2006, we repaid nearly all of our Federal Home Loan Bank advances, without incurring prepayment penalties, with a portion of the proceeds of the sale of $2.2 billion of loans during the fiscal year.

Net Interest Income. Net interest income increased by $5.5 million, or 2.9%, to $196.7 million for the fiscal year ended September 30, 2006 from $191.1 million for the fiscal year ended September 30, 2005. The increase resulted solely from an increase in average net interest-earning assets ($18.7 million, or 2.5%), as our interest rate spread decreased eight basis points to 2.01% for the fiscal year ended September 30, 2006 from 2.09% for the fiscal year ended September 30, 2005, and our net interest margin decreased one basis point to 2.37% for the fiscal year ended September 30, 2006 from 2.38% for the fiscal year ended September 30, 2005. The decrease in our interest rate spread and net interest margin are consistent with the continued flattening of the U.S. Treasury yield curve. From June 30, 2004 to September 30, 2006, the Federal Reserve Board has increased its target for the federal funds rate from 1.0% to 5.25%. While these short-term market interest rates (which we use as a guide to price our deposits) have increased, longer-term market interest rates (which we use as a guide to price our longer-term loans) have not increased to the same degree. If rates on our deposits and borrowings continue to reprice upwards faster than the rates on our long-term loans and investments, we would experience further compression of our interest rate spread and net interest margin, which would have a negative effect on our profitability.

Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations in order to maintain the allowance for loan losses at a level we consider necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. In determining the level of the allowance for loan losses, we consider past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect a borrower’s ability to repay a loan and the levels of nonperforming and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or conditions change. We assess the allowance for loan losses on a quarterly basis and make provisions for loan losses in order to maintain the allowance.

Based on our evaluation of the above factors, we recorded a provision for loan losses of $6.1 million for the fiscal year ended September 30, 2006 and a provision for loan losses of $6.0 million for the fiscal year ended

September 30, 2005. The provisions recorded reflected net chargeoffs of $3.9 million and $2.3 million for the fiscal years ended September 30, 2006 and 2005, respectively, as well as a reduction in the allowance of $193,000 for the fiscal year ended September 30, 2005, resulting from the spin-off of our subsidiary, Ohio Central Savings, in March 2005. The allowance for loans losses was $20.7 million, or 0.27% of total loans receivable at September 30, 2006, compared to $18.6 million, or 0.24% of total loans receivable at September 30, 2005. We increased the allowance for loan losses to reflect an increase in non-performing loans from September 30, 2005 to September 30, 2006. Nonperforming loans increased by $18.6 million to $79.7 million, or 1.05% of total loans, at September 30, 2006 from $61.1 million, or 0.78% of total loans, at September 30, 2005. The increase in nonperforming loans occurred primarily in our one- to four-family residential real estate mortgage loan portfolio, and specifically a $14.4 million increase in non-performing loans originated through our Home Today program, which was established in 2000. See “Business of Third Federal Savings and Loan Association of Cleveland—Non-Performing Assets” and “—Delinquent Loans” for a discussion of the asset quality of this portion of our loan portfolio. We had one impaired loan with a principal balance of $2.3 million and $2.4 million at September 30, 2006 and 2005, respectively. We used the same general methodology in assessing the allowance for both fiscal years. To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate for the fiscal years ended September 30, 2006 and 2005.

Non-interest Income (Loss). Non-interest income (loss) decreased $41.5 million to a loss of $6.4 million for the fiscal year ended September 30, 2006 from income of $35.1 million for the fiscal year ended September 30, 2005. The loss was caused entirely by losses of $47.1 million on loan sales for the fiscal year ended September 30, 2006, compared to $1.5 million of such losses for the fiscal year ended September 30, 2005. We sold $2.2 billion of loans during the fiscal year ended September 30, 2006, including $943.0 million of such sales during the quarter ended September 30, 2006. We sold $1.3 billion of loans during the fiscal year ended September 30, 2005. Fees and service charges increased $4.2 million, or 22.7%, to $22.6 million for the fiscal year ended September 30, 2006 from $18.4 million for the fiscal year ended September 30, 2005, reflecting increases in loan originations and in customer deposit accounts.

Non-Interest Expense. Non-interest expense decreased $693,000, or 0.6%, to $122.5 million for the fiscal year ended September 30, 2006 from $123.2 million for the fiscal year ended September 30, 2005. Salaries and employee benefits decreased $2.8 million, or 3.9%, to $68.4 million for the fiscal year ended September 30, 2006 from $71.1 million for the fiscal year ended September 30, 2005. Our continued efforts to provide operating efficiencies through our employee base decreased this expense item despite our recognizing benefits expense of $6.8 million (pre-tax) for the fiscal year ended September 30, 2006 as a result of funding our employee stock ownership plan with a $9.1 million contribution. Marketing services increased $4.4 million, or 66.8%, to $10.9 million for the fiscal year ended September 30, 2006 from $6.6 million for the fiscal year ended September 30, 2005. We increased our marketing efforts during the fiscal year ended September 30, 2006 in an effort to continue to grow our customer base.

Income Tax Expense. The provision for income taxes was $18.2 million for the fiscal year ended September 30, 2006, compared to $32.5 million for the fiscal year ended September 30, 2005, reflecting a decrease in pre-tax income between the fiscal years. Our effective tax rate was 29.4% for the fiscal year ended September 30, 2006 compared to 33.5% for the fiscal year ended September 30, 2005. Our effective tax rate is below the combined state and federal statutory rate because of our ownership of bank-owned life insurance.

Comparison of Operating Results for the Fiscal Years Ended September 30, 2005 and 2004

General. Net income increased $9.0 million, or 16.3%, to $64.5 million for the fiscal year ended September 30, 2005 from $55.5 million for the fiscal year ended September 30, 2004. An increase in interest income and a decrease in non-interest expense were partially offset by a decrease in non-interest income.

Interest Income. Interest income increased $22.9 million, or 5.8%, to $418.8 million for the fiscal year ended September 30, 2005 from $395.9 million for the fiscal year ended September 30, 2004. The increase in interest income resulted from an increase in interest income on loans.

Interest and fee income on loans increased $27.8 million, or 7.4%, to $403.7 million for the fiscal year ended September 30, 2005 from $375.9 million for the fiscal year ended September 30, 2004. The increase resulted from increases in both the average balance of our loan portfolio as well as an increase in the average yield we earned on loans. The average balance of loans increased $186.6 million, or 2.5%, to $7.6 billion for the fiscal year ended September 30, 2005 from $7.4 billion for the fiscal year ended September 30, 2004. The average yield on our loan portfolio increased 24 basis points to 5.30% for the fiscal year ended September 30, 2005 from 5.06% for the fiscal year ended September 30, 2004, as we increased rates on newly-originated loans in response to increases in market interest rates.

Interest income on securities (investment securities and mortgage-backed securities) decreased $5.9 million, or 35.9%, to $10.5 million for the fiscal year ended September 30, 2005 from $16.4 million for the fiscal year ended September 30, 2004. The decrease in interest income on securities was caused by a significant decrease in the average balance of our securities portfolio. The average balance of investment securities decreased $124.8 million, or 57.7%, to $91.3 million for the fiscal year ended September 30, 2005 from $216.1 million for the fiscal year ended September 30, 2004, and the average balance of mortgage-backed securities decreased $85.1 million, or 31.8%, to $182.8 million for the fiscal year ended September 30, 2005 from $267.9 million for the fiscal year ended September 30, 2004. We generally used the proceeds from the repayments and prepayments of investment and mortgage-backed securities during the fiscal year ended September 30, 2005 to fund loan originations and deposit withdrawals, as we purchased no securities during the fiscal year ended September 30, 2005.

Interest Expense. Interest expense increased $1.4 million, or 0.6%, to $227.6 million for the fiscal year ended September 30, 2005 from $226.2 million for the fiscal year ended September 30, 2004. The increase in interest expense resulted from an increase in interest expense on NOW accounts, partially offset by a decrease in interest expense on certificates of deposit.

Interest expense on NOW accounts increased $5.0 million, or 23.9%, to $26.0 million for the fiscal year ended September 30, 2005 from $21.0 million for the fiscal year ended September 30, 2004. The increase was caused by a 46 basis point increase in the interest rates we paid on NOW accounts to 2.03% for the fiscal year ended September 30, 2005 from 1.57% for the fiscal year ended September 30, 2004, which offset a $55.4 million decrease in average balance of NOW accounts to $1.28 billion for the fiscal year ended September 30, 2005 from $1.34 billion for the fiscal year ended September 30, 2004. We increased rates on our NOW accounts in response to increases in market interest rates.

Interest expense on certificates of deposit decreased $3.8 million, or 1.9%, to $192.0 million for the fiscal year ended September 30, 2005 from $195.8 million for the fiscal year ended September 30, 2004. The decrease resulted from a six basis points decrease in the average rate we paid on certificates of deposit to 3.59% for the fiscal year ended September 30, 2005 compared to 3.65% for the fiscal year ended September 30, 2004, and a decrease in the average balance of certificates of deposit to $5.35 billion for the fiscal year ended September 30, 2005 from $5.37 billion for the fiscal year ended September 30, 2004. Despite increases in market interest rates, the rate we paid on certificates of deposit decreased because some long-term, high yielding certificates of deposit (with interest rates as high as 12.0%) matured during the fiscal year ended September 30, 2004 and, if renewed, were renewed at significantly lower interest rates.

Net Interest Income. Net interest income increased by $21.5 million, or 12.6%, to $191.1 million for the fiscal year ended September 30, 2005 from $169.7 million for the fiscal year ended September 30, 2004. The increase resulted from an increase in our net interest-earning assets and from an improvement in our interest rate spread and our net interest margin. Our interest rate spread increased 27 basis points to 2.09% for the fiscal year ended September 30, 2005 from 1.82% for the fiscal year ended September 30, 2004, and our net interest margin increased 28 basis points to 2.38% for the fiscal year ended September 30, 2005 from 2.10% for the fiscal year ended September 30, 2004. In addition, our net interest-earning assets increased $27.4 million, or 3.8%, to $744.9 million for the fiscal year ended September 30, 2005 from $717.5 million for the fiscal year ended September 30, 2004.

Provision for Loan Losses. We recorded a provision for loan losses of $6.0 million for the fiscal year ended September 30, 2005 and a provision for loan losses of $5.5 million for the fiscal year ended September 30, 2004. The provisions recorded reflected net chargeoffs of $2.3 million and $2.1 million for the fiscal years ended September 30, 2005 and 2004, respectively, as well as a reduction to the allowance of $193,000 for the fiscal year ended September 30, 2005, resulting from the spin-off of our subsidiary, Ohio Central Savings, in March 2005. The allowance for loans losses was $18.6 million, or 0.24% of total loans receivable at September 30, 2005, compared to $15.1 million, or 0.20% of total loans receivable at September 30, 2004. We increased the allowance for loan losses to reflect an increase in non-performing loans from September 30, 2004 to September 30, 2005. Nonperforming loans increased by $22.8 million to $61.1 million, or 0.78% of total loans, at September 30, 2005 from $38.3 million, or 0.52% of total loans, at September 30, 2004. The increase in nonperforming loans occurred primarily in our one- to four-family residential real estate mortgage loan portfolio, and specifically a $16.4 million increase in non-performing loans originated through our Home Today program, which was established in 2000. See “Business of Third Federal Savings and Loan Association of Cleveland—Non-Performing Assets” and “—Delinquent Loans” for a discussion of the asset quality of this portion of our loan portfolio. We had one impaired loan with a principal balance of $2.4 million at September 30, 2005 and 2004, respectively. We used the same general methodology in assessing the allowance for both fiscal years. To the best of our knowledge, we have recorded all losses that are both probable and reasonable to estimate for the fiscal years ended September 30, 2005 and 2004.

Non-interest Income. Non-interest income decreased $16.1 million, or 31.4%, to $35.1 million for the fiscal year ended September 30, 2005 from $51.1 million for the fiscal year ended September 30, 2004. We recognized a $12.2 million gain when we sold DeepGreen Bank’s loan origination platform in 2004. There was no similar gain during the fiscal year ended September 30, 2005. In addition, we recognized losses of $1.5 million on loan sales for the fiscal year ended September 30, 2005, compared to $7.1 million of gains for the fiscal year ended September 30, 2004. We sold $1.3 billion of loans during the fiscal year ended September 30, 2005, compared to $1.4 billion of such sales during the fiscal year ended September 30, 2004.

Non-Interest Expense. Non-interest expense decreased $10.3 million, or 7.7%, to $123.2 million for the fiscal year ended September 30, 2005 from $133.5 million for the fiscal year ended September 30, 2004. The decrease resulted from the sale of DeepGreen Bank’s loan origination platform in February 2004, as we incurred $9.2 million of non-interest expense in operating DeepGreen Bank during the fiscal year ended September 30, 2004, compared to no such expense for the fiscal year ended September 30, 2005.

Income Tax Expense. The provision for income taxes was $32.5 million for the fiscal year ended September 30, 2005, compared to $26.3 million for the fiscal year ended September 30, 2004, reflecting an increase in pre-tax income between the fiscal years. Our effective tax rate was 33.5% for the fiscal year ended September 30, 2005 compared to 32.2% for the fiscal year ended September 30, 2004. Our effective tax rate is below the combined state and federal statutory rate because of our ownership of bank-owned life insurance.

Average balances and yields. The following table sets forth average balance sheets, average yields and costs, and certain other information at and for the fiscal years indicated. No tax-equivalent yield adjustments were made, as the effect thereof was not material. All average balances are monthly average balances. Non-accrual loans were included in the computation of average balances, but have been reflected in the table as loans carrying a zero yield. The yields set forth below include the effect of deferred fees, discounts and premiums that are amortized or accreted to interest income or interest expense.

	At September 30, 2006	For the Fiscal Years Ended September 30,
		2006			2005			2004
		Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost	Average Balance	Interest Income/ Expense	Yield/ Cost
	Yield/ Cost
	(Dollars in thousands)
Interest-earning assets:

Cash and due from banks	1.93%	$21,149	$245	1.16%	$17,569	$103	0.59%	$21,989	$135	0.61%
Federal funds sold	5.34%	11,064	579	5.23%	57,807	1,289	2.23%	77,946	787	1.01%
Investment securities	3.55%	40,370	1,516	3.76%	91,335	2,554	2.80%	216,117	5,560	2.57%
Mortgage-backed securities	5.00%	112,543	5,306	4.71%	182,803	7,975	4.36%	267,927	10,854	4.05%
Loans	6.05%	8,056,105	474,100	5.88%	7,610,658	403,717	5.30%	7,424,084	375,916	5.06%
Federal Home Loan Bank stock	5.75%	70,739	4,058	5.74%	67,516	3,119	4.62%	65,089	2,644	4.06%

Total interest-earning assets	6.01%	8,311,970	485,804	5.84%	8,027,688	418,757	5.22%	8,073,152	395,896	4.90%
Noninterest-earning assets		388,936			357,302			345,256

Total assets		$8,700,906			$8,384,990			$8,418,408

Interest-bearing liabilities:
NOW accounts	4.17%	$1,465,382	52,051	3.55%	$1,283,029	26,030	2.03%	$1,338,470	21,012	1.57%
Passbook savings	0.93%	380,876	3,545	0.93%	467,025	4,326	0.93%	489,689	4,693	0.96%
Certificates of deposit	4.56%	5,360,232	219,595	4.10%	5,348,296	191,975	3.59%	5,367,486	195,780	3.65%
Federal Home Loan Bank advances	4.99%	341,759	13,946	4.08%	184,358	5,289	2.87%	159,976	4,730	2.96%

Total interest-bearing liabilities	4.31%	7,548,249	289,137	3.83%	7,282,708	227,620	3.13%	7,355,621	226,215	3.08%

Noninterest-bearing liabilities		150,480			158,473			180,812

Total liabilities		7,698,729			7,441,181			7,536,433
Shareholder’s equity		1,002,177			943,809			881,975

Total liabilities and shareholder’s equity		$8,700,906			$8,384,990			$8,418,408

Net interest income			$196,667			$191,137			$169,681

Interest rate spread (1)				2.01%			2.09%			1.82%

Net interest-earning assets (2)		$763,721			$744,980			$717,531

Net interest margin (3)			2.37%			2.38%			2.10%

Average interest-earning assets to average interest-bearing liabilities		110.12%			110.23%			109.75%

(1)	Interest rate spread represents the difference between the yield on average interest-earning assets and the cost of average interest-bearing liabilities.
(2)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by total interest-earning assets.

Rate/Volume Analysis

The following table presents the effects of changing rates and volumes on our net interest income for the fiscal years indicated. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately, based on the changes due to rate and the changes due to volume.

	For the Fiscal Years Ended September 30, 2006 vs. 2005			For the Fiscal Years Ended September 30, 2005 vs. 2004
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
Interest-earning assets:
Cash and due from banks	$25	$117	$142	$(26)	$(6)	$(32)
Federal funds sold	1,067	(1,777)	(710)	(137)	639	502
Investment securities	(2,693)	1,655	(1,038)	(3,539)	533	(3,006)
Mortgage-backed securities	(3,378)	709	(2,669)	(3,798)	919	(2,879)
Loans	24,530	45,853	70,383	9,603	18,198	27,801
Federal Home Loan Bank stock	155	784	939	101	374	475

Total interest-earning assets	19,706	47,341	67,047	2,204	20,657	22,861

Interest-bearing liabilities:
NOW accounts	4,142	21,879	26,021	(828)	5,846	5,018
Passbook savings	(802)	21	(781)	(213)	(154)	(367)
Certificates of deposit	429	27,191	27,620	(698)	(3,107)	(3,805)
Federal Home Loan Bank advances	5,792	2,865	8,657	694	(135)	559

Total interest-bearing liabilities	9,561	51,956	61,517	(1,045)	2,450	1,405

Net change in interest income	$10,145	$(4,615)	$5,530	$3,249	$18,207	$21,456

Management of Market Risk

General. The majority of our assets and liabilities are monetary in nature. Consequently, our most significant form of market risk is interest rate risk. Our assets, consisting primarily of mortgage loans, have longer maturities than our liabilities, consisting primarily of deposits. As a result, a principal part of our business strategy is to manage interest rate risk and limit the exposure of our net interest income to changes in market interest rates. Accordingly, our board of directors has established an Asset/Liability Management Committee which is responsible for evaluating the interest rate risk inherent in our assets and liabilities, for determining the level of risk that is appropriate, given our business strategy, operating environment, capital, liquidity and performance objectives, and for managing this risk consistent with the guidelines approved by the board of directors.

We have sought to manage our interest rate risk in order to control the exposure of our earnings and capital to changes in interest rates. As part of our ongoing asset-liability management, we currently use the following strategies to manage our interest rate risk:

(i)	securitizing and selling long-term, fixed-rate one- to four-family residential real estate mortgage loans;

(ii)	actively marketing adjustable-rate loans, with a focus on home equity lines of credit;

(iii)	lengthening the weighted average remaining term of major funding sources, primarily by offering attractive interest rates on deposit products;

(iv)	investing in shorter- to medium-term securities; and

(v)	maintaining high levels of capital.

We sold $2.2 billion of loans during the fiscal year ended September 30, 2006, including $943.0 million of such sales during the quarter ended September 30, 2006. All of the loans sold during the quarter ended September 30, 2006, were long-term, fixed-rate loans. We effected these sales to improve our interest rate risk position in the event of continued increases in market interest rates.

Shortening the average maturity of our interest-earning assets by increasing our investments in shorter-term loans, as well as loans with variable rates of interest, helps to better match the maturities and interest rates of our assets and liabilities, thereby reducing the exposure of our net interest income to changes in market interest rates. By following these strategies, we believe that we are better-positioned to react to continued increases in market interest rates.

Net Portfolio Value. The Office of Thrift Supervision requires the computation of amounts by which the net present value of an institution’s cash flow from assets, liabilities and off balance sheet items (the institution’s net portfolio value or “NPV”) would change in the event of a range of assumed changes in market interest rates. The Office of Thrift Supervision provides all institutions that file a Consolidated Maturity/Rate Schedule as a part of their quarterly Thrift Financial Report with an interest rate sensitivity report of net portfolio value. The Office of Thrift Supervision simulation model uses a discounted cash flow analysis and an option-based pricing approach to measuring the interest rate sensitivity of net portfolio value. Historically, the Office of Thrift Supervision model estimated the economic value of each type of asset, liability and off-balance sheet contract under the assumption that the United States Treasury yield curve increases or decreases instantaneously by 100 to 300 basis points in 100 basis point increments. However, given the current relatively low level of market interest rates, an NPV calculation for an interest rate decrease of greater than 200 basis points has not been prepared. A basis point equals one-hundredth of one percent, and 100 basis points equals one percent. An increase in interest rates from 3% to 4% would mean, for example, a 100 basis point increase in the “Change in Interest Rates” column below. The Office of Thrift Supervision provides us the results of the interest rate sensitivity model, which is based on information we provide to the Office of Thrift Supervision to estimate the sensitivity of our net portfolio value.

The table below sets forth, as of September 30, 2006, the Office of Thrift Supervision’s calculation of the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve. Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results.

Change in Interest Rates (basis points) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
				NPV Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
		(Dollars in thousands)
+300	$641,624	$(431,658)	(40)%	7.94%	(434)
+200	803,967	(269,315)	(25)	9.67	(261)
+100	957,243	(116,039)	(11)	11.21	(108)
—	1,073,282	—	—	12.28	—
-100	1,126,459	53,177	5	12.70	41
-200	1,116,126	42,844	4	12.47	19

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

The table above indicates that at September 30, 2006, in the event of a 200 basis point increase in interest rates, we would experience a 25% decrease in net portfolio value. In the event of a 100 basis point decrease in interest rates, we would experience a 5% increase in net portfolio value.

Beginning with the quarter ended September 30, 2006, the Office of Thrift Supervision changed its underlying assumptions in calculating the effects of changes in interest rates on net portfolio value. As a result of these changes, the Office of Thrift Supervision’s current calculations presented in the table above indicate that we would be less sensitive to changes in interest rates than indicated by our own internal calculations. The following table presents our internal calculations of the estimated changes in our net portfolio value that would result from the designated instantaneous changes in the United States Treasury yield curve.

Change in Interest Rates (basis points) (1)	Estimated NPV (2)	Estimated Increase (Decrease) in NPV		NPV as a Percentage of Present Value of Assets (3)
				NPV Ratio (4)	Increase (Decrease) (basis points)
		Amount	Percent
		(Dollars in thousands)
+300	$611,912	$(519,543)	(46)%	7.63%	(530)
+200	776,636	(354,819)	(31)	9.41	(352)
+100	953,469	(177,986)	(16)	11.22	(171)
—	1,131,455	—	—	12.93	—
-100	1,255,054	123,599	11	14.02	109
-200	1,218,649	87,194	8	13.54	61

(1)	Assumes an instantaneous uniform change in interest rates at all maturities.
(2)	NPV is the discounted present value of expected cash flows from assets, liabilities and off-balance sheet contracts.
(3)	Present value of assets represents the discounted present value of incoming cash flows on interest-earning assets.
(4)	NPV Ratio represents NPV divided by the present value of assets.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net portfolio value. Modeling changes in net portfolio value require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the net portfolio value tables presented assume that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assume that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although the net portfolio value tables provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Net Interest Income. In addition to NPV calculations, we analyze our sensitivity to changes in interest rates through our internal net interest income model. Net interest income is the difference between the interest income we earn on our interest-earning assets, such as loans and securities, and the interest we pay on our interest-bearing liabilities, such as deposits and borrowings. In our model, we estimate what our net interest income would be for a twelve-month period using Office of Thrift Supervision Pricing Tables for assumptions such as loan prepayment rates and deposit decay rates, and the Bloomberg forward yield curve for assumptions as to projected interest rates. We then calculate what the net interest income would be for the same period in the event of an instantaneous 200 basis point increase in market interest rates. As of September 30, 2006, we estimated that our net interest income for the twelve months ending September 30, 2007 would decrease by 10% in the event of an instantaneous 200 basis point increase in market interest rates.

Certain shortcomings are inherent in the methodologies used in determining interest rate risk through changes in net interest income. Modeling changes in net interest income require making certain assumptions that may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. In this regard, the interest rate risk information presented assumes that the composition of our interest-sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration or repricing of specific assets and liabilities. Accordingly, although interest rate risk calculations provide an indication of our interest rate risk exposure at a particular point in time, such measurements are not intended to and do not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Liquidity and Capital Resources

Liquidity is the ability to meet current and future financial obligations of a short-term nature. Our primary sources of funds consist of deposit inflows, loan sales and securitizations, loan repayments, advances from the Federal Home Loan Bank of Cincinnati, and maturities and sales of securities. In addition, we have the ability to collateralize borrowings in the wholesale markets. While maturities and scheduled amortization of loans and securities are predictable sources of funds, deposit flows and mortgage prepayments are greatly influenced by general interest rates, economic conditions and competition. Our Asset/Liability Management Committee is responsible for establishing and monitoring our liquidity targets and strategies in order to ensure that sufficient liquidity exists for meeting the borrowing needs and deposit withdrawals of our customers as well as unanticipated contingencies. We seek to maintain a liquidity ratio of 2% or greater. For the fiscal year ended September 30, 2006, our liquidity ratio averaged 2.4%. We believe that we have enough sources of liquidity to satisfy our short- and long-term liquidity needs as of September 30, 2006. We anticipate that we will maintain higher liquidity levels following the completion of the stock offering.

We regularly adjust our investments in liquid assets based upon our assessment of:

(i)	expected loan demand;

(ii)	expected deposit flows;

(iii)	yields available on interest-earning deposits and securities; and

(iv)	the objectives of our asset/liability management program.

Excess liquid assets are invested generally in interest-earning deposits and short- and intermediate-term securities.

Our most liquid assets are cash and cash equivalents. The levels of these assets are dependent on our operating, financing, lending and investing activities during any given period. At September 30, 2006, cash and cash equivalents totaled $252.9 million. Because we originate a significant amount of loans that qualify for sale in the secondary market, our loans held for sale represent highly liquid assets. At September 30, 2006, we had $315.0 million of loans classified as held for sale. During the fiscal year ended September 30, 2006, we sold $2.2 billion of long-term, fixed rate loans. Securities classified as available-for-sale, which provide additional sources of liquidity, totaled $63.7 million at September 30, 2006. On that date, we had $25.1 million in advances outstanding.

Our cash flows are derived from operating activities, investing activities and financing activities as reported in our Consolidated Statements of Cash Flows included in our Consolidated Financial Statements.

At September 30, 2006, we had $354.1 million in loan commitments outstanding. In addition to commitments to originate loans, we had $1.9 billion in unused lines of credit to borrowers. Certificates of deposit due within one year of September 30, 2006 totaled $2.7 billion, or 35.9% of total deposits. If these deposits do not remain with us, we will be required to seek other sources of funds, including loan sales, other deposit products, including certificates of deposit, and Federal Home Loan Bank advances. Depending on market conditions, we may be required to pay higher rates on such deposits or other borrowings than we currently pay on the certificates of deposit due on or before September 30, 2007. We believe, however, based on past experience, that a significant portion of such deposits will remain with us. We have the ability to attract and retain deposits by adjusting the interest rates offered.

Our primary investing activity is originating residential mortgage loans. During the fiscal year ended September 30, 2006, we originated $2.7 billion of loans, and during the fiscal year ended September 30, 2005, we originated $3.0 billion of loans. We purchased no securities during the fiscal year ended September 30, 2006, and purchased $59.0 million of securities during the fiscal year ended September 30, 2005.

Financing activities consist primarily of activity in deposit accounts and Federal Home Loan Bank advances. We experienced a net increase in total deposits of $346.8 million for the fiscal year ended September 30, 2006 compared to a net decrease of $200.2 million for the fiscal year ended September 30, 2005. Deposit flows are affected by the overall level of interest rates, the interest rates and products offered by us and our local competitors, and by other factors.

Liquidity management is both a daily and long-term function of business management. If we require funds beyond our ability to generate them internally, borrowing agreements exist with the Federal Home Loan Bank of Cincinnati, which provide an additional source of funds. Federal Home Loan Bank advances decreased by $692.3 million for the fiscal year ended September 30, 2006, compared to a net increase of $503.1 million during the fiscal year ended September 30, 2005. Federal Home Loan Bank advances have primarily been used to fund loan demand. However, we used a portion of the proceeds from our loan sales during the fiscal year ended September 30, 2006 to repay almost all of our outstanding Federal Home Loan Bank advances. At September 30, 2006, we had the ability to borrow approximately $2.6 billion from the Federal Home Loan Bank of Cincinnati.

Third Federal Savings and Loan is subject to various regulatory capital requirements, including a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. At September 30, 2006, Third Federal Savings and Loan exceeded all regulatory capital requirements. Third Federal Savings and Loan is considered “well capitalized” under regulatory guidelines. See “Supervision and Regulation—Federal Banking Regulation—Capital Requirements” and Note 4 of the Notes to the Consolidated Financial Statements.

The net proceeds from the stock offering will significantly increase our liquidity and capital resources. Over time, the initial level of liquidity will be reduced as net proceeds from the stock offering are used for general corporate purposes, including the funding of loans. Our financial condition and results of operations will be enhanced by the net proceeds from the stock offering, resulting in increased net interest-earning assets and net interest income. However, due to the increase in equity resulting from the net proceeds raised in the stock offering, our return on equity will be adversely affected following the stock offering.

Off-Balance Sheet Arrangements and Aggregate Contractual Obligations

Commitments. As a financial services provider, we routinely are a party to various financial instruments with off-balance-sheet risks, such as commitments to extend credit and unused lines of credit. While these contractual obligations represent our future cash requirements, a significant portion of commitments to extend credit may expire without being drawn upon. Such commitments are subject to the same credit policies and approval process accorded to loans we make. In addition, we routinely enter into commitments to securitize and sell mortgage loans. For additional information, see Note 15 of the Notes to our Consolidated Financial Statements.

Contractual Obligations. In the ordinary course of our operations, we enter into certain contractual obligations. Such obligations include operating leases for premises and equipment, agreements with respect to borrowed funds and deposit liabilities and agreements with respect to investments.

The following table summarizes our significant fixed and determinable contractual obligations and other funding needs by payment date at September 30, 2006. The payment amounts represent those amounts due to the recipient and do not include any unamortized premiums or discounts or other similar carrying amount adjustments.

	Payments Due by Period
Contractual Obligations	Less than One Year		One to Three Years	Three to Five Years	More than Five Years	Total
	(In thousands)
Long-term debt (1)(2)	$103		$25,000	$—	$—	$25,103
Operating leases	3,664		5,817	3,327	4,772	17,580
Purchase obligations	750		375	—	—	1,125
Certificates of deposit (2)	2,645,909		2,104,359	618,100	92,347	5,460,715
Private equity investments	18,991		—	—	—	18,991
Other long-term liabilities	—		—	—	—	—

Total	$2,669,417		$2,135,551	$621,427	$97,119	$5,523,514

Commitments to extend credit	$2,351,786	(3)	$8,510	$—	$—	$2,360,296

(1)	Reflects Federal Home Loan Bank of Cincinnati advances.
(2)	Includes accrued interest payable at September 30, 2006.
(3)	Includes the unused portion of home equity lines of credit of $1.9 billion.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (an amendment of FASB statements No. 87, 88, 106 and 123R) (“SFAS 158”). SFAS 158 requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income. The requirement by SFAS 158 to recognize the funded status of a benefit plan and disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006 for entities with publicly traded securities. We implemented these requirements effective September 30, 2006, in light of our adopting the stock issuance plan. The effect of this implementation is included in a table in Note 14 of the Notes to the Financial Statements. We have always measured the plan assets and benefit obligations of the plan as of fiscal year end. Therefore, there was no effect on our consolidated financial condition, results of operations or cash flows for adopting the measurement date requirement.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 enhances existing guidance for measuring assets and liabilities using fair value. Prior to the issuance of SFAS 157, guidance for applying fair value was incorporated in several pronouncements. SFAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the fair value measure of assets and liabilities. SFAS 157 also emphasizes that fair value is a market-based measurement, not an entity specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS 157, fair value measurements are disclosed by level within that hierarchy. While SFAS 157 does not add any new fair value measurements, it does change current practice. Changes to current practice include: (1) a requirement for an entity to include its own credit rating in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction if the restriction lapses within one year. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. We have not determined the effect of adopting SFAS 157 on our consolidated financial condition, results of operations or cash flows.

In September 2006, the FASB ratified Emerging Issues Task Force Issue No. 06-4, “Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements” (“EITF 06-4”). An endorsement split-dollar arrangement is an arrangement whereby an employer owns a life insurance policy that covers the life of an employee and using a separate agreement endorses a portion of the policy death benefit to the insured employee’s beneficiary. EITF 06-4 applies only to those endorsement split-dollar arrangements that provide a death benefit postretirement. This requirement is effective for fiscal years beginning after December 15, 2007. We maintain endorsement split-dollar life arrangements for certain key officers. These arrangements do not provide a death benefit postretirement and therefore we do not expect the adoption of EITF 06-4 to have a material effect on our consolidated financial condition, results of operations or cash flows.

In September 2006, the FASB ratified Emerging Issues Task Force Issue No. 06-5, “Accounting for Purchases of Life Insurance-Determining the Amount That Could be Realized in Accordance With FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance” (“EITF 06-5”). EITF 06-5 addresses the diversity in practice of the calculation of the amount that can be realized for life insurance contract. EITF 06-5 requires a policyholder to consider any additional amounts, such as Claims Stabilization Reserve, Deferred Acquisition Costs Tax Receivable and Waiver of Surrender Charges, in determining the amount that could be realized under the insurance contract as an asset. EITF 06-5 also concluded that the realized amount should be determined on an individual policy level and should not take into account amounts that are solely realizable if all the individual policies are surrendered at the same time. This requirement is effective for fiscal years beginning after December 15, 2006. Our current policies do not contain the features in question and therefore we do not expect the adoption of EITF 06-5 to have a material effect on our consolidated financial condition, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of a company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods. SAB 108 permits initial adoption of its provisions either by (i) restating prior financial statements as if the “dual approach” had always been applied; or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of the date of adoption with an offsetting adjustment recorded to the opening balance of retained earnings. SAB 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006, with earlier application encouraged for any interim period of the first fiscal year ending after November 15, 2006, filed after the publication of SAB 108 (September 13, 2006). We are currently evaluating the potential impact, if any, that the adoption of SAB 108 will have on our consolidated financial condition, results of operations and cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of SFAS No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. We will be required to recognize the impact of a tax position if it is more likely than not that it will be sustained upon examination, based upon the technical merits of the position. The effective date for application of FIN 48 is for fiscal years beginning after December 15, 2006. The cumulative effect of applying the provisions of this interpretation must be reported as an adjustment to the opening balance of retained earnings for that fiscal period. We are currently evaluating the effect this interpretation will have on our consolidated financial condition, results of operations and cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets: an amendment of SFAS No. 140” (“SFAS 156”). This statement requires all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this statement permits us to choose either to report servicing assets and liabilities at fair value or at amortized cost. Under the fair value approach, servicing assets and liabilities are recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date. Adoption of this statement is required for fiscal years beginning after September 15, 2006. Upon adoption, we will apply the requirements for recognition and initial measurement of servicing assets and liabilities prospectively to all transactions. We will adopt SFAS 156 for the fiscal year beginning October 1, 2006, and currently have not determined if we will adopt SFAS 156 using the fair value approach.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140” (“SFAS 155”), which amends Statement No. 133 to simplify the accounting for certain derivatives embedded in other financial instruments (hybrid financial instruments) by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise required bifurcation, provided that the entire hybrid financial instrument is accounted for on a fair value basis. SFAS 155 also establishes the requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, which replaces the interim guidance in Derivative Instrument Group Issue D1, Recognition and Measurement of Derivatives: Application of Statement No. 133 to Beneficial Interests in Securitized Financial Assets. SFAS 155 amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—a replacement of FASB Statement No. 125 (SFAS 140), to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to beneficial interests other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption allowed. We do not expect the adoption of SFAS 155 to have a material effect on our consolidated financial condition, results of operations or cash flows.

In November 2005, the FASB authorized the issuance of FASB Staff Position FAS 115-1, “The Meaning of Other-Than-Temporary Impairment and Its Application of Certain Investments” (“FSP FAS 115-1”). FSP FAS 115-1 replaces and codifies guidance previously provided by the Emerging Issues Task Force. The FSP FAS 115-1 provides guidance to clarify when an investment impairment has occurred, to evaluate whether that impairment is other-than-temporary, on accounting for investments subsequent to the other-than-temporary, and on appropriate disclosure for investments in an unrealized loss position. The guidance in the FSP FAS 115-1 shall be applied to reporting periods beginning after December 15, 2005. We implemented the requirements of FSP FAS 115-1 on October 1, 2006, and do not expect it to have a material effect on our consolidated financial condition, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and SFAS No. 3” (“SFAS 154”). SFAS 154 replaces APB Opinion No. 20, “Accounting Changes,” and Statement No. 3, “Reporting Accounting Changes in Interim Financial Statements.” SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. We do not expect the impact of this new pronouncement to be material to our consolidated financial condition, results of operations or cash flows.

Impact of Inflation and Changing Prices

Our consolidated financial statements and related notes have been prepared in accordance with GAAP. GAAP generally requires the measurement of financial position and operating results in terms of historical dollars without consideration for changes in the relative purchasing power of money over time due to inflation.

The impact of inflation is reflected in the increased cost of our operations. Unlike industrial companies, our assets and liabilities are primarily monetary in nature. As a result, changes in market interest rates have a greater impact on performance than the effects of inflation.

BUSINESS OF TFS FINANCIAL CORPORATION

We were organized in 1997 as the mid-tier stock holding company for Third Federal Savings and Loan, and our ownership of Third Federal Savings and Loan is currently our primary business activity. We also operate Third Capital, Inc. as a wholly-owned subsidiary. We will contribute at least 50% of the net proceeds from the stock offering to Third Federal Savings and Loan as additional capital. We will lend a portion of the net proceeds that we retain to the employee stock ownership plan to fund its purchase of our common stock in the stock offering. We intend to invest our capital as discussed in “How We Intend to Use the Proceeds from the Stock Offering.”

As the holding company of Third Federal Savings and Loan, we are authorized to pursue other business activities permitted by applicable laws and regulations for mutual savings and loan holding companies, which include making equity investments and the acquisition of banking and financial services companies. We have no plans for any mergers or acquisitions at the present time.

Our cash flow will depend primarily on earnings from the investment of the net proceeds we retain, and any dividends we receive from Third Federal Savings and Loan and Third Capital, Inc. The majority of our officers are also officers of Third Federal Savings and Loan. In addition, we use the support staff of Third Federal Savings and Loan from time to time. We may hire additional employees, as appropriate, to the extent we expand our business in the future.

BUSINESS OF THIRD CAPITAL, INC.

Third Capital, Inc. is a Delaware corporation that was organized in 1998 as a wholly-owned subsidiary of TFS Financial Corporation. At September 30, 2006, Third Capital, Inc. had consolidated assets of $63.1 million, and for the fiscal year ended September 30, 2006, Third Capital, Inc. had consolidated income of $2.4 million. Third Capital, Inc. has no separate operations other than as the holding company for operating subsidiaries, and as a minority investor or partner in other entities. The following is a description of the entities in which Third Capital, Inc. is the owner, an investor or a partner. In addition to the entities described below, Third Capital, Inc. also owns Third Capital Mortgage, Inc., which is an inactive subsidiary that has no assets. Third Capital, Inc. also invests in private equity funds. TFS Financial Corporation does not intend to contribute any of the net proceeds from the stock offering to Third Capital, Inc. or its subsidiaries.

Hazelmere Investment Group I, Ltd. and Hazelmere of California Limited Partnership. These entities engage in net lease transactions of commercial buildings in targeted United States markets. Third Capital, Inc. is a partner in these entities, receives a preferred return on amounts contributed to acquire investment properties and has a 70% ownership interest in remaining earnings. James Gascoigne, a director of TFS Financial Corporation, indirectly owns or controls the majority of the remaining 30% ownership interest of these entities. For the fiscal year ended September 30, 2006, the Hazelmere entities had combined income of $1.7 million.

Third Cap Associates, Inc. This corporation maintains minority investments in private equity funds, and also owns between 49% and 60% of three title agencies that provide escrow and settlement services in the State of Ohio, primarily to customers of Third Federal Savings and Loan. For the fiscal year ended September 30, 2006, Third Cap Associates, Inc. had an operating loss of $86,000.

Third Capital Mortgage Insurance Company. This Vermont corporation engages in the reinsurance of private mortgage insurance on residential mortgage loans originated by Third Federal Savings and Loan. For the fiscal year ended September 30, 2006, Third Capital Mortgage Insurance Company had income of $938,000.

BUSINESS OF THIRD FEDERAL SAVINGS AND LOAN ASSOCIATION OF CLEVELAND

General

We are a federally chartered savings and loan association headquartered in Cleveland, Ohio that was organized in 1938. In May 1997, we reorganized into the two-tier mutual holding company structure. Our principal business consists of originating one- to four-family residential real estate mortgage loans and home equity loans and lines of credit from our main office in Cleveland, Ohio, our 40 branch offices located in Ohio and Florida and from our eight loan production offices located in Ohio.

From 1938 until 1999, our operations were primarily focused on markets in Ohio. In 1999, we determined that many of our Ohio customers were establishing permanent or part-time residences in certain areas in Florida. As a result, we evaluated the potential benefits of opening offices in these Florida markets. Upon determining that our business strategy could be successful in Florida, we decided to expand into that state. During the past seven years, we have opened a total of 14 full-service banking offices in Florida and have $1.3 billion in loans and $2.5 billion in deposits in these Florida markets, representing approximately 17.1% and 34.2% of our total loans and deposits, respectively, at September 30, 2006.

Our business strategy is to originate mortgage loans with interest rates that are competitive with those of similar products offered by other financial institutions in our markets. Similarly, we offer high-yield checking accounts bearing interest rates that are competitive with similar products offered by other financial institutions in our markets. We intend to continue to pursue this business philosophy following the stock offering. While this strategy does not enable us to earn the highest rates of interest on loans we offer or pay the lowest rates on our deposit accounts, we believe it is the primary reason we have grown our assets to $8.6 billion at September 30, 2006, and we plan to continue to pursue this business strategy following the stock offering.

We attract retail deposits from the general public in the areas surrounding our main office and our branch offices. We also utilize our internet website and our telephone call center to generate loan applications and attract retail deposits. In addition to one- to four-family residential real estate mortgage loans and home equity loans and lines of credit, we also originate residential construction loans. We retain in our portfolio the majority of the loans that we originate. Loans that we sell consist primarily of long-term, fixed-rate residential real estate mortgage loans. We retain the servicing rights on all loans that we sell. We have not entered into loan participations in recent years. Our revenues are derived primarily from interest on loans and, to a much lesser extent, interest on investment securities and mortgage-backed securities. We also generate revenues from fees and service charges. Our primary sources of funds are deposits, borrowings and principal and interest payments on loans and securities.

Our website address is www.thirdfederal.com. Information on our website is not and should not be considered a part of this prospectus.

Market Area

Third Federal Savings and Loan conducts its operations from its main office in Cleveland, Ohio, and from 40 full-service branches and eight loan production offices located throughout the states of Ohio and Florida. In Ohio, our 26 full-service offices are located in the northeast Ohio counties of Cuyahoga, Lake, Lorain, Medina and Summit, four loan production offices are located in the central Ohio county of Franklin (Columbus, Ohio) and four loan production offices are located in the southern Ohio county of Hamilton (Cincinnati, Ohio). In Florida, our 14 full-service branches are located in the counties of Pasco, Pinellas, Hillsboro, Sarasota, Lee, Collier, Miami-Dade and Palm Beach.

We have conducted business in northeast Ohio since 1938. In early 1999, we expanded beyond northeast Ohio by opening our eight loan production offices in central and southern Ohio. In 2005, Ohio had a total population of 11.2 million people. Twenty-five percent of the population is under 18 years, and 13% is 65 years and older. There are 4.5 million households in Ohio. The average household size is 2.5 persons. Ohio has 5.0 million housing units, and 19% of them were built since 1990. The median household income in the State of Ohio is $43,000.

In late 1999 and early 2000, we expanded to the state of Florida by opening 14 full-service branches. In 2005, Florida had a total population of 17.4 million people. Twenty-three percent of the population is under 18 years, and 17% is 65 years and older. There are 7.0 million households in Florida. The average household size is 2.5 persons. Florida has 8.3 million housing units, and 31% of them were built since 1990. The median household income in the State of Florida is $42,000.

Competition

We face intense competition in our market areas both in making loans and attracting deposits. Our market areas have a high concentration of financial institutions, including large money center and regional banks, community banks and credit unions. We face additional competition for deposits from money market funds, brokerage firms, mutual funds and insurance companies. Some of our competitors offer products and services that we currently do not offer, such as commercial business loans, trust services and private banking.

The majority of our deposits are held in our offices located in Cuyahoga County, Ohio. As of June 30, 2006 (the latest date for which information is publicly available), we had $3.8 billion of deposits in Cuyahoga County, and we ranked fourth among all financial institutions with offices in the county in terms of deposits, with a market share of 7.57%. As of that date, we had $4.8 billion of deposits in the State of Ohio, and we ranked 10th among all financial institutions in the state in terms of deposits, with a market share of 2.36%. As of June 30, 2006, we had $2.5 billion of deposits in the State of Florida, and we ranked 22nd among all financial institutions in the State of Florida in terms of deposits, with a market share of 0.69%.

From January 2006 through August 2006, we had the largest market share of conventional purchase mortgage loans originated in Cuyahoga County, Ohio. For the same period, we also had the largest market share of conventional purchase mortgage loans originated in each of the seven northeast Ohio counties. In addition, based on the same statistic, we have consistently been one of the five largest lenders in Franklin County (Columbus, Ohio) and Hamilton County (Cincinnati, Ohio) since we entered those markets in 1999.

Our primary strategy for increasing and retaining our customer base is to offer competitive deposit and loan rates and other product features, delivered with exceptional customer service, in each of the markets we serve.

Lending Activities

Our principal lending activity is the origination of first mortgage loans to purchase or refinance one- to four-family residential real estate. Our current policies generally provide that we will maintain between 40% and 70% of our assets in fixed-rate, one- to four-family residential real estate mortgage loans and up to 20% of our assets in adjustable-rate, one- to four-family residential real estate mortgage loans, subject to our liquidity levels and the credit demand of our customers. We also originate a significant amount of home equity loans and home equity lines of credit, and, to a lesser extent, residential construction loans. At September 30, 2006, one- to four-family residential real estate mortgage loans totaled $5.6 billion, or 73.2% of our loan portfolio, home equity loans and lines of credit totaled $1.8 billion, or 23.7% of our loan portfolio, and residential construction loans totaled $207.6 million, or 2.7% of our loan portfolio.

Loan Portfolio Composition. The following table sets forth the composition of our loan portfolio, by type of loan at the dates indicated, excluding loans held for sale.

	At September 30,
	2006		2005		2004		2003		2002
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$5,563,782	73.2%	$5,507,669	70.7%	$4,767,529	64.5%	$4,398,922	64.9%	$4,080,484	72.5%
Home equity loans and lines of credit (1)	1,803,900	23.7	1,965,604	25.2	2,301,777	31.1	2,091,660	30.8	1,318,285	23.4
Construction	207,634	2.7	270,136	3.5	236,681	3.2	208,175	3.1	170,229	3.0
Commercial	2,335	0.0	2,383	0.0	3,354	0.0	5,333	0.1	3,151	0.1
Consumer loans:
Automobile	15,676	0.2	33,410	0.4	70,647	1.0	65,732	1.0	42,970	0.8
Other	12,793	0.2	10,847	0.2	11,243	0.2	10,805	0.1	12,002	0.2

Total loans receivable	$7,606,120	100.0%	$7,790,049	100.0%	$7,391,231	100.0%	$6,780,627	100.0%	$5,627,121	100.0%

Deferred loan costs (fees)	(18,698)		(22,783)		(16,602)		(18,894)		(33,445)
Loans in process	(89,676)		(127,944)		(114,413)		(106,909)		(75,603)
Allowance for loan losses	(20,705)		(18,601)		(15,080)		(11,932)		(10,367)

Total loans receivable, net	$7,477,041		$7,620,721		$7,245,136		$6,642,892		$5,507,706

(1)	Includes bridge loans.

Loan Portfolio Maturities. The following table summarizes the scheduled repayments of our loan portfolio at September 30, 2006. Demand loans, loans having no stated repayment schedule or maturity, and overdraft loans are reported as being due in the fiscal year ending September 30, 2007. Maturities are based on the final contractual payment date and do not reflect the impact of prepayments and scheduled principal amortization.

Due During the Years Ending September 30,	One- to Four-Family Residential Real Estate Loans	Home Equity Loans and Lines of Credit (1)	Construction Loans	Commercial Real Estate Loans	Automobile Loans	Other Consumer Loans	Total
	(In thousands)

2007	$6,920	$94,978	$36,085	$—	$1,926	$12,126	$152,035
2008	15,795	7,854	30,539	—	6,279	—	60,467
2009	19,188	2,715	—	—	6,240	—	28,143
2010 to 2011	27,918	30,467	—	—	1,231	—	59,616
2012 to 2016	267,345	88,552	—	—	—	667	356,564
2017 to 2021	1,016,904	219,272	9,495	—	—	—	1,245,671
2021 and beyond	4,209,712	1,360,062	131,515	2,335	—	—	5,703,624

Total	$5,563,782	$1,803,900	$207,634	$2,335	$15,676	$12,793	$7,606,120

(1)	Includes bridge loans.

The following table sets forth the scheduled repayments of fixed- and adjustable-rate loans at September 30, 2006 that are contractually due after September 30, 2007.

	Due After September 30, 2007
	Fixed	Adjustable	Total
	(In thousands)
Real estate loans:
One- to four-family residential	$4,896,441	$660,421	$5,556,862
Home equity loans and lines of credit (1)	168,753	1,540,169	1,708,922
Construction	129,894	41,655	171,549
Commercial	2,335	—	2,335
Consumer loans:
Automobile	13,750	—	13,750
Other	667	—	667

Total	$5,211,840	$2,242,245	$7,454,085

(1)	Includes bridge loans.

One- to Four-Family Residential Real Estate Mortgage Loans. Our primary lending activity is the origination of one- to four-family residential real estate mortgage loans. At September 30, 2006, $5.6 billion, or 73.2% of our total loan portfolio, consisted of one- to four-family residential real estate mortgage loans. We offer conforming and non-conforming, fixed-rate and adjustable-rate residential real estate mortgage loans with maturities of up to 30 years and maximum loan amounts generally of up to $2.0 million, although a substantial majority of our residential real estate mortgage loans are in amounts of $650,000 or less.

We currently offer fixed-rate conventional mortgage loans with terms of up to 30 years that are fully amortizing with monthly loan payments, and adjustable-rate mortgage loans that provide an initial fixed interest rate for one, three, five or seven years and that amortize over a period up to 30 years. We originate fixed-rate mortgage loans with terms of less than 15 years, but at rates applicable to our 15-year loans. We also offer “interest only” loans, where the borrower pays interest for an initial period (one, three or five years), after which the loan converts to a fully amortizing loan. Our Lowest Rate Guarantee program provides that, subject to the terms and conditions of the guarantee program, if a loan applicant finds a lower fixed interest rate on a one- to four-family residential real estate mortgage loan than the rate we offer, we will offer a lower rate or, after the applicant closes a loan with another lender at the lower interest rate, we will give the loan applicant $1,000.

One- to four-family residential real estate mortgage loans are generally underwritten according to Fannie Mae guidelines, and we refer to loans that conform to such guidelines as “conforming loans.” We generally originate both fixed- and adjustable-rate mortgage loans in amounts up to the maximum conforming loan limits as established by the Office of Federal Housing Enterprise Oversight, which is currently $417,000 for single-family homes. We also originate loans above the lending limit for conforming loans, which we refer to as “jumbo loans.” We generally underwrite jumbo loans in a manner similar to conforming loans. These loans are generally eligible for sale to various firms that specialize in purchasing non-conforming loans. Jumbo loans are not uncommon in our market areas.

Through our Home Today program, we originate loans with our standard terms to borrowers who might not otherwise qualify for such loans. To qualify for our Home Today program, a borrower must complete financial management education and counseling and must be referred to us by a sponsoring organization with whom we have partnered as part of the program. We will originate loans with a loan-to-value ratio of up to 97% through our Home Today program. Any loan originated through this program with a loan-to-value ratio in excess of 80% requires private mortgage insurance. Because we apply less stringent underwriting and credit standards to these loans, loans originated under the Home Today program have greater credit risk than traditional one- to four-family residential real estate mortgage loans. As of September 30, 2006, we had $285.2 million of loans outstanding that were originated through our Home Today program. See “—Non-performing and Problem Assets—Delinquent Loans” for a discussion of the asset quality of this portion of our loan portfolio.

We will also originate loans under our High LTV program. These loans have loan-to-value ratios of 90% or greater, up to and including a 97% loan-to-value ratio. To qualify for this program, the loan applicant must satisfy more stringent underwriting criteria (credit score, income qualification, and other criteria). Borrowers do not obtain private mortgage insurance with respect to these loans. High LTV loans are originated with higher interest rates than our other one- to four-family residential real estate loans. The higher credit quality of this portion of our portfolio offsets the risk of not requiring private mortgage insurance. As of September 30, 2006, we had $127.2 million of loans outstanding that we originated through our High LTV program, $54.2 million of which we have insured through a mortgage insurance carrier.

For loans with loan-to-value ratios in excess of 80% but lower than 90%, we require either private mortgage insurance or a higher interest rate. For loans with loan-to-value ratios of 90% that are not our High LTV loans, we require private mortgage insurance.

We actively monitor our interest rate risk position to determine the desirable level of investment in fixed-rate mortgages. Depending on market interest rates and our capital and liquidity position, we may retain all of our newly originated longer-term fixed-rate residential mortgage loans, we may sell all or a portion of such loans in the secondary mortgage market to government sponsored entities such as Fannie Mae or other purchasers, or we may securitize such loans by selling the loans in exchange for mortgage-backed securities. These securities can be sold more readily to meet our liquidity or interest rate risk management needs, and have a lower risk-weight than the underlying loans, which lowers our regulatory capital requirements. Almost all of the loans that we securitize are fixed-rate mortgage loans.

During periods of low market interest rates, we may sell all of our newly originated fixed-rate residential real estate mortgage loans. We currently retain the servicing rights on all loans sold to generate fee income and reinforce our commitment to customer service. For the fiscal year ended September 30, 2006, we received servicing fees of $22.6 million. As of September 30, 2006, the principal balance of loans serviced for others totaled $6.7 billion.

We currently offer several adjustable-rate mortgage loans secured by residential properties with interest rates that are fixed for an initial period ranging from one year to seven years. We offer adjustable-rate mortgage loans that are fully-amortizing, including “interest-only” loans that provide for the repayment of interest, and not principal, during an initial period. After the initial fixed period, the interest rate on adjustable-rate mortgage loans is generally reset every year based upon a contractual spread or margin above the average yield on U.S. Treasury securities, adjusted to a constant maturity of one year, as published weekly by the Federal Reserve Board, subject to periodic and lifetime limitations on interest rate changes. All of our interest-only loans and our traditional adjustable-rate mortgage loans with initial fixed-rate periods of one, three and five years have initial and periodic caps of two percentage points on interest rate changes, with a cap of six percentage points for the life of the loan. Our traditional adjustable-rate mortgage loans with an initial fixed-rate period of seven years have an initial cap of five percentage points on the changes in interest rate, with a two percentage points cap on subsequent changes and a cap of five percentage points for the life of the loan. Many of the borrowers who select these loans have shorter-term credit needs than those who select long-term, fixed-rate mortgage loans. We will permit borrowers to convert adjustable-rate mortgage loans into fixed-rate mortgage loans at no cost to the borrower. We do not offer “Option ARM” loans, where borrowers can pay less than the interest owed on their loan, resulting in an increased principal balance during the life of the loan.

Adjustable-rate mortgage loans generally present different credit risks than fixed-rate mortgage loans primarily because the underlying debt service payments of the borrowers increase as interest rates increase, thereby increasing the potential for default. Interest-only loans present different credit risks than fully amortizing loans, as the principal balance of the loan does not decrease during the interest-only period. As a result, our exposure to loss of principal in the event of default does not decrease during this period.

We require title insurance on all of our one- to four-family residential real estate mortgage loans, and we also require that borrowers maintain fire and extended coverage casualty insurance (and, if appropriate, flood insurance) in an amount at least equal to the lesser of the loan balance or the replacement cost of the improvements. A majority of our residential real estate mortgage loans have a mortgage escrow account from which disbursements are made for real estate taxes and flood insurance. We do not conduct environmental testing on residential real estate mortgage loans unless specific concerns for hazards are identified by the appraiser used in connection with the origination of the loan.

Home Equity Loans and Home Equity Lines of Credit. We also offer home equity loans and home equity lines of credit, which are primarily secured by a second mortgage on one- to four-family residences. We recently introduced a home equity lending product that is secured by a third mortgage; we only originate this loan to borrowers where we also hold the second mortgage. At September 30, 2006, home equity loans totaled $263.8 million, or 3.5% of total loans receivable, and home equity lines of credit totaled $1.5 billion, or 20.3% of total loans receivable. Of these amounts, $546.3 million of home equity loans and home equity lines of credit were originated by DeepGreen Bank. Additionally, at September 30, 2006, the unadvanced amounts of home equity lines of credit totaled $1.9 billion. Our home equity lending products include bridge loans, where a borrower can utilize the existing equity in their current home to fund the purchase of a new home before they have sold their current home. As of September 30, 2006, bridge loans totaled $101.7 million, or 1.3% of total loans receivable, which is included in the total for home equity loans, above.

The underwriting standards for home equity loans and home equity lines of credit include a determination of the applicant’s credit history, an assessment of the applicant’s ability to meet existing obligations and payments on the proposed loan and the value of the collateral securing the loan. The combined loan-to-value ratio (first and second mortgage liens) for home equity loans and home equity lines of credit is generally limited to 89.9%. We originate our home equity loans and home equity lines of credit without application fees (except for bridge loans) or borrower-paid closing costs. Home equity loans are offered with fixed interest rates and with terms of up to 15 years. Our home equity lines of credit are offered with adjustable rates of interest indexed to the prime rate, as reported in The Wall Street Journal. Our Lowest Rate Guarantee program provides that, subject to the terms and conditions of the guarantee program, if a loan applicant or current home equity line of credit borrower finds and qualifies for a better interest rate on a similar product with another lender, we will offer a lower rate or, if they close under the rate and terms presented with respect to the other lender, we will give the loan applicant or borrower $500.

Bridge loans are originated for a one-year term, with no prepayment penalties. These loans have fixed interest rates, and are limited to a combined 85% loan-to-value ratio (first and second mortgage liens). We charge a closing fee with respect to bridge loans.

Construction Loans. We also originate construction loans for the purchase of developed lots and for the construction of single-family residences. Construction loans are offered to individuals for the construction of their personal residences by a qualified builder (construction/permanent loans), and to qualified builders (builder loans). At September 30, 2006, construction loans totaled $207.6 million, or 2.7% of total loans receivable. At September 30, 2006, the additional unadvanced portion of these construction loans totaled $89.7 million.

Our construction/permanent loans generally provide for disbursements to the builder or sub-contractors during the construction phase as work progresses. During the construction phase, the borrower only pays interest on the drawn balance. Upon completion of construction, the loan converts to a permanent amortizing loan without the expense of a second closing. We offer construction/permanent loans with fixed or adjustable rates, and a maximum loan-to-completed-appraised value ratio of 97%. At September 30, 2006, our construction/permanent loans totaled $141.0 million, or 1.9% of total loans receivable.

Our builder loans consist of loans for homes that have been pre-sold and of loans to developers that build homes before a buyer has been identified. We do not make land loans to developers for the acquisition and development of raw land. Construction loans to developers are limited to an 85% loan-to-completed-appraised value ratio for homes that are under contract for purchase and a 75% loan-to-completed-appraised value ratio for loans where no buyer has been identified. The interest rates are based on and adjust with the prime rate of interest, and are for terms of up to two years. As of September 30, 2006, our builder loans totaled $66.6 million, or 0.9% of total loans receivable.

Before making a commitment to fund a construction loan, we require an appraisal of the property by an independent licensed appraiser. We generally also review and inspect each property before disbursement of funds during the term of the construction loan.

Construction financing generally involves greater credit risk than long-term financing on improved, owner-occupied real estate. Risk of loss on a construction loan depends largely upon the accuracy of the initial estimate of the value of the property at completion of construction compared to the estimated cost (including interest) of construction and other assumptions. If the estimate of construction cost proves to be inaccurate, we may be required to advance additional funds beyond the amount originally committed in order to protect the value of the property. Moreover, if the estimated value of the completed project proves to be inaccurate, the borrower may hold a property with a value that is insufficient to assure full repayment of the construction loan upon the sale of the property.

Loan Originations, Purchases, Sales, Participations and Servicing. Lending activities are conducted primarily by our loan personnel (all of whom are salaried employees) operating at our main and branch office locations and at our loan production offices. All loans that we originate are underwritten pursuant to our policies and procedures, which incorporate Fannie Mae underwriting guidelines to the extent applicable. We originate both adjustable-rate and fixed-rate loans. Our ability to originate fixed- or adjustable-rate loans is dependent upon the relative customer demand for such loans, which is affected by current market interest rates as well as anticipated future market interest rates. Our loan origination and sales activity may be adversely affected by a rising interest rate environment that typically results in decreased loan demand. Most of our one- to four-family residential real estate mortgage loan originations are generated by our in-house loan representatives, by referrals from existing or past customers, by referrals from local builders and real estate brokers, from calls to our telephone call center and from our internet website. We have a relationship with only one mortgage broker, and the mortgage broker is affiliated with a national builder. During the fiscal year ended September 30, 2006, we originated $175.1 million of loans through this relationship. All such loans are underwritten to conform to our loan underwriting policies and procedures. We also advertise extensively throughout our market area.

We decide whether to retain the loans that we originate, sell loans in the secondary market or securitize loans after evaluating current and projected market interest rates, our interest rate risk objectives, our liquidity needs and other factors. We securitized and sold $2.2 billion of residential real estate mortgage loans (all fixed-rate loans, and primarily with 30-year terms) during the fiscal year ended September 30, 2006, and we held $315.0 million of loans for sale in the secondary market at September 30, 2006. The fixed-rate mortgage loans that we originated during the fiscal year ended September 30, 2006 and that we retained consisted primarily of fixed-rate loans with 30-year terms.

We primarily sell our loans without recourse. Historically, we have retained the servicing rights on all residential real estate mortgage loans that we have sold, and we intend to continue this practice in the future. At September 30, 2006, we were servicing loans owned by others with a principal balance of $6.7 billion. Loan servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, supervising foreclosures and property dispositions in the event of unremedied defaults, making certain insurance and tax payments on behalf of the borrowers and generally administering the loans. We retain a portion of the interest paid by the borrower on the loans we service as consideration for our servicing activities. We have not entered into loan participations in recent years.

Loan Approval Procedures and Authority. Third Federal Savings and Loan’s lending activities follow written, non-discriminatory underwriting standards and loan origination procedures established by Third Federal Savings and Loan’s board of directors. The loan approval process is intended to assess the borrower’s ability to repay the loan and value of the property that will secure the loan. To assess the borrower’s ability to repay, we review the borrower’s employment and credit history and information on the historical and projected income and expenses of the borrower.

Third Federal Savings and Loan’s policies and loan approval limits are established by the board of directors. The board of directors has delegated authority to its Executive Committee (consisting of our Chief Executive Officer and two directors) to review and assign lending authorities to certain individuals of Third Federal Savings and Loan to consider and approve loans within their designated authority. One- to four-family residential real estate mortgage loans and construction loans in amounts above $650,000 require the approval of two individuals with designated underwriting authority. Loans in amounts below $650,000, including home equity loans and home equity lines of credit (which we cap at $250,000) require the approval of one individual with designated underwriting authority. All loans that are approved by designated individuals are reviewed and ratified by the Executive Committee on a weekly basis.

Third Federal Savings and Loan also maintains automated underwriting systems for point-of-sale approvals of one- to four-family residential real estate mortgage loans, home equity loans and home equity lines of credit. Applications for loans in amounts no greater than the conforming loan limit that meet certain credit and income criteria may receive a full approval with respect to the amount of credit available and the subject property. If the property securing the loan cannot be valued using an automated valuation model, the borrower may receive a credit approval only. Applications for loan amounts in excess of the conforming loan limit may only receive a credit approval, subject to an appraisal of the subject property.

We generally require independent third-party appraisals of real property securing loans for loan amounts in excess of $250,000, although we may rely on alternative property valuation methods for loans up to the conforming loan limit. We obtain valuations or appraisals for all loans even if an appraisal is not required. We use an automated valuation model to value most loans of $250,000 or less, and, occasionally, we use the tax assessed value of the property securing such loans. Appraisals are performed by independent licensed appraisers. All appraisers are approved by the board of directors annually.

Non-performing and Problem Assets

Within 15 days of a borrower’s delinquency, we attempt personal, direct contact with the borrower to determine the reason for the delinquency, to ensure that the borrower correctly understands the terms of the loan and to emphasize the importance of making payments on or before the due date. If necessary, subsequent late charges and delinquent notices are issued and the account will be monitored on a regular basis thereafter. We also mail system-generated reminder notices on a monthly basis. When a loan is more than 30 days past due, we attempt to contact the borrower and develop a plan of repayment. By the 90th day of delinquency, we may recommend foreclosure. By this date, if a repayment agreement has not been established, or if an agreement is established but is subsequently broken, the credit file is reviewed and, if considered necessary, information is updated or confirmed and the property securing the loan is re-evaluated. A summary report of all loans 30 days or more past due is provided to the board of directors.

Loans are automatically placed on non-accrual status when payment of principal or interest is more than 90 days delinquent. Loans are also placed on non-accrual status if collection of principal or interest in full is in doubt or if the loan has been restructured. When loans are placed on a non-accrual status, unpaid accrued interest is fully reversed, and further income is recognized only to the extent received. The loan may be returned to accrual status if unpaid principal and interest are repaid so that the loan is less than 90 days delinquent.

Non-Performing Assets. The table below sets forth the amounts and categories of our non-performing assets at the dates indicated.

	At September 30,
	2006	2005	2004	2003	2002
	(Dollars in thousands)
Non-accrual loans:
Real estate loans:
One- to four-family residential	$62,573 (1)	$47,251	$29,877	$20,653	$19,545
Home equity loans and lines of credit (2)	15,867	13,220	7,725	5,053	2,731
Construction	1,266	630	679	815	1,805
Commercial	—	—	13	50	13
Consumer loans:
Automobile	3	33	23	17	98
Other	—	5	16	17	16

Total	79,709	61,139	38,333	26,605	24,208

Accruing loans 90 days or more past due:
Real estate loans:
One- to four-family residential	—	—	—	250	66
Home equity loans and lines of credit (2)	—	—	—	—	—
Construction	—	—	—	—	—
Commercial	—	—	—	—	—
Consumer loans:
Automobile	—	—	—	—	—
Other	—	—	—	—	—

Total loans 90 days or more past due	—	—	—	250	66

Total non-performing loans	79,709	61,139	38,333	26,855	24,275

Real estate owned	6,895	6,308	1,480	2,452	2,090
Other non-performing assets	—	—	—	—	—

Total non-performing assets	$86,604	$67,447	$39,813	$29,307	$26,364

Troubled debt restructurings:
Real estate loans:
One- to four-family residential	$—	$157	$69	$—	$—
Home equity loans and lines of credit (2)	—	—	—	—	—
Construction	—	—	—	—	—
Commercial	—	—	—	—	—
Consumer loans
Automobile	—	—	—	—	—
Other	—	—	—	—	—

Total	$—	$157	$69	$—	$—

Ratios:
Total non-performing loans to total loans	1.05%	0.78%	0.52%	0.40%	0.43%
Total non-performing loans to total assets	0.93%	0.69%	0.45%	0.32%	0.30%
Total non-performing assets to total assets	1.01%	0.76%	0.47%	0.35%	0.32%

(1)	Includes $40.2 million of loans originated under our Home Today program.
(2)	Includes bridge loans.

For the year ended September 30, 2006, gross interest income that would have been recorded had our non-accruing loans been current in accordance with their original terms was $1.3 million. Interest income recognized on such loans for the year ended September 30, 2006 was not material. The majority of our non-accrual loans are loans originated under our Home Today program. See “—Delinquent Loans.”

Delinquent Loans. The following table sets forth our loan delinquencies by type and by amount at the dates indicated.

	Loans Delinquent For				Total
	30-89 Days		90 Days and Over
	Number (1)	Amount	Number (1)	Amount	Number (1)	Amount
	(Dollars in thousands)
At September 30, 2006
Real estate loans:
One- to four-family residential	544	$47,444	711	$62,573	1,255	$110,017	(2)
Home equity loans and lines of credit (3)	500	23,447	290	15,867	790	39,314
Construction	5	595	12	1,266	17	1,861
Commercial	—	—	—	—	—	—
Consumer loans:
Automobile	53	365	1	3	54	368
Other	—	—	—	—	—	—

Total	1,102	$71,851	1,014	$79,709	2,116	$151,560

At September 30, 2005
Real estate loans:
One- to four-family residential	546	$46,374	575	$47,251	1,121	$93,625
Home equity loans and lines of credit (3)	432	17,819	264	13,220	696	31,039
Construction	—	—	6	630	6	630
Commercial	—	—	—	—	—	—
Consumer loans:
Automobile	55	554	8	33	63	587
Other	—	—	1	5	1	5

Total	1,033	$64,747	854	$61,139	1,887	$125,886

At September 30, 2004
Real estate loans:
One- to four-family residential	336	$26,443	378	$29,877	714	$56,320
Home equity loans and lines of credit (3)	305	11,419	142	7,725	447	19,144
Construction	7	1,061	6	679	13	1,740
Commercial	1	7	3	13	4	20
Consumer loans:
Automobile	112	1,135	2	23	114	1,158
Other	14	73	8	16	22	89

Total	775	$40,138	539	$38,333	1,314	$78,471

At September 30, 2003
Real estate loans:
One- to four-family residential	297	$21,020	278	$20,653	575	$41,673
Home equity loans and lines of credit (3)	291	8,859	123	5,053	414	13,912
Construction	12	825	8	815	20	1,640
Commercial	—	—	6	50	6	50
Consumer loans:
Automobile	105	1,230	4	17	109	1,247
Other	12	74	8	17	20	91

Total	717	$32,008	427	$26,605	1,144	$58,613

At September 30, 2002
Real estate loans:
One- to four-family residential	251	$16,957	250	$19,545	501	$36,502
Home equity loans and lines of credit (3)	246	7,090	89	2,731	335	9,821
Construction	15	1,325	9	1,805	24	3,130
Commercial	—	—	1	13	1	13
Consumer loans:
Automobile	47	359	16	98	63	457
Other	17	87	9	16	26	103

Total	576	$25,818	374	$24,208	950	$50,026

(1)	Number of delinquent loans at September 30, 2004, 2003 and 2002 does not reflect information with respect to Ohio Central Savings, as such information is not available. Amount of delinquent loans includes information with respect to Ohio Central Savings.
(2)	Includes $69.3 million of loans originated through our Home Today program.
(3)	Includes bridge loans.

Loans originated under our Home Today program, where we provide loans with our standard terms to borrowers who might not otherwise qualify for such loans, have greater credit risk than traditional one- to four-family residential real estate mortgage loans. At September 30, 2006, we had $285.2 million of loans that were originated under our Home Today program, 24.3% of which were delinquent 30 days or more in repayments, compared to 1.1% for our entire loan portfolio as of that date. At September 30, 2006, $40.2 million of loans originated under our Home Today program were non-accruing loans, representing 50.4% of our total non-accruing loans as of that date.

Real Estate Owned. Real estate acquired by us as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until sold. When property is acquired it is recorded at the lower of cost or estimated fair market value at the date of foreclosure, establishing a new cost basis. Estimated fair value generally represents the sale price a buyer would be willing to pay on the basis of current market conditions, including normal terms from other financial institutions, less the estimated costs to sell the property. Holding costs and declines in estimated fair market value result in charges to expense after acquisition. At September 30, 2006, we had $6.9 million in real estate owned.

Classification of Assets. Our policies, consistent with regulatory guidelines, provide for the classification of loans and other assets that are considered to be of lesser quality as substandard, doubtful, or loss assets. An asset is considered substandard if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those assets characterized by the distinct possibility that we will sustain some loss if the deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make collection or liquidation in full, on the basis of currently existing facts, conditions and values, highly questionable and improbable. Assets (or portions of assets) classified as loss are those considered uncollectible and of such little value that their continuance as assets is not warranted. Assets that do not expose us to risk sufficient to warrant classification in one of the aforementioned categories, but which possess potential weaknesses that deserve our close attention, are required to be designated as special mention. As of September 30, 2006, we had $52.6 million of assets designated as special mention.

When we classify assets as either substandard or doubtful, we allocate a portion of the related general loss allowances to such assets as we deem prudent. The allowance for loan losses is the amount estimated by management as necessary to absorb credit losses incurred in the loan portfolio that are both probable and reasonably estimable at the balance sheet date. When we classify a problem asset as loss, we provide a specific reserve for that portion of the asset that is uncollectible. Our determination as to the classification of our assets and the amount of our loss allowances are subject to review by our principal federal regulator, the Office of Thrift Supervision, which can require that we establish additional loss allowances. We regularly review our asset portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of our review of our assets at September 30, 2006, classified assets consisted of substandard assets of $87.8 million, doubtful assets of $27,000 and loss assets of $1.7 million. As of September 30, 2006, our largest substandard asset was a loan secured by a commercial business property located in northeast Ohio, with a principal balance of $2.3 million. The classified assets total includes $79.7 million of nonperforming loans.

Allowance for Loan Losses

We provide for loan losses based on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to income based on various factors which, in our judgment, deserve current recognition in estimating probable losses. We regularly review the loan portfolio and make provisions for loan losses in order to maintain the allowance for loan losses in accordance with accounting principles generally accepted in the United States of America. The allowance for loan losses consists of three components:

(1)	specific allowances established for any impaired loans (generally construction loans and home equity lines of credit, and occasionally one- to four-family residential real estate mortgage loans) for which the recorded investment in the loan exceeds the measured value of the loan;

(2)	general allowances for loan losses for each loan type based on historical loan loss experience; and

(3)	adjustments to historical loss experience (general allowances), maintained to cover uncertainties that affect our estimate of probable losses for each loan type.

The adjustments to historical loss experience are based on our evaluation of several factors, including:

•	delinquency statistics (both current and historical) and the factors behind delinquency trends;

•	the status of loans in foreclosure, real estate in judgment and real estate owned;

•	the composition of the loan portfolio;

•	national, regional and local economic factors;

•	asset disposition loss statistics (both current and historical); and

•	the current status of all assets classified during the immediately preceding meeting of the Asset Classification Committee.

We evaluate the allowance for loan losses based upon the combined total of the specific, historical loss and general components. Generally when the loan portfolio increases, absent other factors, the allowance for loan loss methodology results in a higher dollar amount of estimated probable losses than would be the case without the increase. Generally when the loan portfolio decreases, absent other factors, the allowance for loan loss methodology results in a lower dollar amount of estimated probable losses than would be the case without the decrease.

As described in “Non-performing and Problem Assets—Delinquent Loans,” loans originated under our Home Today program have greater credit risk than traditional one- to four-family residential real estate mortgage loans. At September 30, 2006, we had $285.2 million of loans that were originated under our Home Today program, 24.3% of which were delinquent 30 days or more in repayments, compared to 1.1% for our entire loan portfolio as of that date.

Construction loans generally have greater credit risk than traditional one- to four-family residential real estate mortgage loans. The repayment of these loans depends upon the sale of the property to third parties or the availability of permanent financing upon completion of all improvements. In the event we make a loan on property that is not yet approved for the planned development, there is the risk that approvals will not be granted or will be delayed. These events may adversely affect the borrower and the collateral value of the property. Construction loans also expose us to the risk that improvements will not be completed on time in accordance with specifications and projected costs. In addition, the ultimate sale or rental of the property may not occur as anticipated.

We periodically evaluate the carrying value of loans and the allowance is adjusted accordingly. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the information used in making the evaluations. In addition, as an integral part of their examination process, the Office of Thrift Supervision periodically reviews the allowance for loan losses. The Office of Thrift Supervision may require us to recognize additions to the allowance based on their analysis of information available to them at the time of their examination.

The following table sets forth activity in our allowance for loan losses for the fiscal years indicated.

	At or For the Fiscal Years Ended September 30,
	2006	2005	2004	2003	2002
	(Dollars in thousands)
Balance at beginning of year	$18,601	$15,080	$11,932	$10,367	$6,035
Charge-offs:
Real estate loans:
One- to four-family residential	1,921	479	307	985	300
Home equity loans and lines of credit (1)	2,631	1,750	1,875	1,289	565
Construction	—	—	—	—	—
Commercial	—	—	—	9	—
Consumer loans:
Automobile	51	—	16	36	14
Other	—	59	63	241	435

Total charge-offs	4,603	2,288	2,261	2,560	1,314

Recoveries:
Real estate loans:
One- to four-family residential	138	—	—	93	—
Home equity loans and lines of credit (1)	519	—	175	213	4
Construction	—	—	—	—	—
Commercial	—	—	—	—	—
Consumer loans:
Automobile	—	—	3	18	—
Other	—	2	18	12	31

Total recoveries	657	2	196	336	35

Net charge-offs	(3,946)	(2,286)	(2,065)	(2,224)	(1,279)
Reduction due to sale of subsidiary	—	(193)	—	—	(198)
Transfer to held for sale	—	—	(309)	—	—
Provision for loan losses	6,050	6,000	5,522	3,789	5,809

Balance at end of year	$20,705	$18,601	$15,080	$11,932	$10,367

Ratios:
Net charge-offs to average loans outstanding	0.05%	0.03%	0.03%	0.03%	0.02%
Allowance for loan losses to non-performing loans at end of year	25.98%	30.42%	39.34%	44.43%	42.71%
Allowance for loan losses to total loans at end of year	0.27%	0.24%	0.20%	0.18%	0.18%

(1)	Includes bridge loans.

Allocation of Allowance for Loan Losses. The following table sets forth the allowance for loan losses allocated by loan category, the total loan balances by category, and the percent of loans in each category to total loans at the dates indicated. The allowance for loan losses allocated to each category is not necessarily indicative of future losses in any particular category and does not restrict the use of the allowance to absorb losses in other categories.

	At September 30,
	2006			2005			2004
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$9,515	46.0%	73.2%	$7,100	38.2%	70.7%	$4,500	29.8%	64.5%
Home equity loans and lines of credit (1)	9,724	47.0	23.7	9,924	53.4	25.2	8,596	57.0	31.1
Construction	414	2.0	2.7	300	1.6	3.5	442	2.9	3.2
Commercial	975	4.7	0.0	1,118	6.0	0.0	1,138	7.6	0.0
Consumer loans:
Automobile	75	0.3	0.2	155	0.8	0.4	393	2.6	1.0
Other	2	0.0	0.2	4	0.0	0.2	11	0.1	0.2

Total allocated allowance	20,705	100.0	100.0	18,601	100.0	100.0	15,080	100.0	100.0
Unallocated allowance	—	—	—	—	—	—	—	—	—

Total allowance for loan losses	$20,705	100.0%	100.0%	$18,601	100.0%	100.0%	$15,080	100.0%	100.0%

	At September 30,
	2003			2002
	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans	Amount	Percent of Allowance to Total Allowance	Percent of Loans in Category to Total Loans
	(Dollars in thousands)
Real estate loans:
One- to four-family residential	$4,065	34.1%	64.9%	$3,633	35.0%	72.5%
Home equity loans and lines of credit (1)	6,082	51.0	30.8	5,458	52.7	23.4
Construction	622	5.2	3.1	611	5.9	3.0
Commercial	188	1.6	0.1	33	0.3	0.1
Consumer loans:
Automobile	353	2.9	1.0	201	1.9	0.8
Other	40	0.3	0.1	29	0.3	0.2

Total allocated allowance	11,350	95.1	100.0	9,965	96.1	100.0
Unallocated allowance	582	4.9	—	402	3.9	—

Total allowance for loan losses	$11,932	100.0%	100.0%	$10,367	100.0%	100.0%

(1)	Includes bridge loans.

Investments

Our board of directors is responsible for establishing and overseeing our investment policy. The investment policy is reviewed at least annually by management and any changes to the policy are recommended to the board of directors and are subject to its approval. This policy dictates that investment decisions be made based on the safety of the investment, liquidity requirements, potential returns, the ability to provide collateral for pledging requirements, and consistency with our interest rate risk management strategy. Our Investment Committee, which consists of our chief operating officer, chief financial officer and other members of management, oversees our investing activities and strategies. Our Portfolio Manager is responsible for making securities portfolio decisions in accordance with established policies. Our Portfolio Manager has the authority to purchase and sell securities within specific guidelines established by the investment policy, but historically the Portfolio Manager has executed purchases only after extensive discussions with other Investment Committee members. All transactions are formally reviewed by the Investment Committee at least quarterly. In addition, all investment transactions are reviewed by the Executive Committee within 60 days of the transaction date to determine compliance with our investment policy. Any investment which, subsequent to its purchase, fails to meet the guidelines of the policy is reported to the Investment Committee, which decides whether to hold or sell the investment.

Our current investment policy requires that we invest primarily in debt securities issued by the U.S. Government, agencies of the U.S. Government or U.S. Government-sponsored enterprises. The policy also permits investments in mortgage-backed securities, including pass-through securities issued and guaranteed by Fannie Mae, Freddie Mac and Ginnie Mae as well as collateralized mortgage obligations (“CMOs”) and real estate mortgage investment conduits (“REMICS”) issued or backed by securities issued by these government-sponsored enterprises. The investment policy also permits investments in asset-backed securities, bankers acceptances, money market funds, term federal funds, repurchase agreements and reverse repurchase agreements.

Our current investment policy does not permit investment in municipal bonds, corporate debt obligations, preferred and common stock of government agencies and government sponsored enterprises or equity securities other than our required investment in the common stock of the Federal Home Loan Bank of Cincinnati and our investment in the common stock of Fannie Mae required to maintain our status as a qualified Fannie Mae lender. As of September 30, 2006, we held no asset-backed securities. As a federal savings association, Third Federal Savings and Loan is not permitted to invest in equity securities. This general restriction does not apply to TFS Financial Corporation.

Our current investment policy prohibits hedging through the use of such instruments as financial futures, interest rate options and swaps, without specific approval from our board of directors.

SFAS No. 115 requires that, at the time of purchase, we designate a security as held to maturity, available-for-sale, or trading, depending on our ability and intent. Securities available- for-sale are reported at fair value, while securities held to maturity are reported at amortized cost. We do not have a trading portfolio.

Our investment portfolio at September 30, 2006, consisted of $40.3 million of U.S. Government and federal agency obligations. At September 30, 2006, our mortgage-backed securities portfolio totaled $90.7 million, or 1.1% of total assets, and consisted of $28.9 million in primarily fixed-rate securities guaranteed by Fannie Mae or Ginnie Mae, and $61.8 million of REMICs.

U.S. Government and Federal Agency Obligations. While U.S. Government and federal agency securities generally provide lower yields than other investments in our securities investment portfolio, we maintain these investments, to the extent appropriate, for liquidity purposes, as collateral for borrowings and as an interest rate risk hedge in the event of significant mortgage loan prepayments.

Mortgage-Backed Securities. We purchase mortgage-backed securities insured or guaranteed by Fannie Mae, Freddie Mac or Ginnie Mae. We invest in mortgage-backed securities to achieve positive interest rate spreads with minimal administrative expense, and to lower our credit risk as a result of the guarantees provided by Freddie Mac, Fannie Mae or Ginnie Mae.

Mortgage-backed securities are created by the pooling of mortgages and the issuance of a security with an interest rate that is less than the interest rate on the underlying mortgages. Mortgage-backed securities typically represent a participation interest in a pool of single-family or multi-family mortgages, although we invest primarily in mortgage-backed securities backed by one- to four-family mortgages. The issuers of such securities (generally Ginnie Mae, a U.S. Government agency, and government sponsored enterprises, such as Fannie Mae and Freddie Mac) pool and resell the participation interests in the form of securities to investors such as Third Federal Savings and Loan, and guarantee the payment of principal and interest to investors. Mortgage-backed securities generally yield less than the loans that underlie such securities because of the cost of payment guarantees and credit enhancements. However, mortgage-backed securities are more liquid than individual mortgage loans since there is an active trading market for such securities. In addition, mortgage-backed securities may be used to collateralize our specific liabilities and obligations. Investments in mortgage-backed securities involve a risk that actual payments will be greater or less than the prepayment rate estimated at the time of purchase, which may require adjustments to the amortization of any premium or acceleration of any discount relating to such interests, thereby affecting the net yield on our securities. We periodically review current prepayment speeds to determine whether prepayment estimates require modification that could cause amortization or accretion adjustments.

CMOs and REMICs are types of debt securities issued by a special-purpose entity that aggregates pools of mortgages and mortgage-backed securities and creates different classes of securities with varying maturities and amortization schedules, as well as a residual interest, with each class possessing different risk characteristics. The cash flows from the underlying collateral are generally divided into “tranches” or classes that have descending priorities with respect to the distribution of principal and interest cash flows, while cash flows on pass-through mortgage-backed securities are distributed pro rata to all security holders.

The following table sets forth the amortized cost and fair value of our securities portfolio (excluding Federal Home Loan Bank of Cincinnati common stock) at the dates indicated.

	At September 30,
	2006		2005		2004
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(In thousands)
Investment securities available for sale:
U.S. Government and agency obligations	$28,990	$28,277	$35,997	$35,332	$73,847	$73,815
Collateralized debt obligations	—	—	—	—	35,161	36,624

Total investment securities available-for-sale	$28,990	$28,277	$35,997	$35,332	$109,008	$110,439

Investment securities held-to-maturity:
U.S. Government and agency obligations	$11,997	$11,879	$11,994	$11,889	$2,583	$2,577
Other	6	22	6	24	6	31

Total securities held to maturity	$12,003	$11,901	$12,000	$11,913	$2,589	$2,608

Mortgage-backed securities available for sale:
Fannie Mae certificates	$1,051	$1,035	$1,478	$1,486	$2,159	$2,205
REMICs	34,712	34,343	58,073	57,680	87,111	87,648

Total mortgage-backed securities available for sale	$35,763	$35,378	$59,551	$59,166	$89,270	$89,853

Mortgage-backed securities held to maturity:
Ginnie Mae certificates	$12,949	$13,259	$16,377	$16,739	$30,203	$30,832
REMICs	27,438	27,018	47,028	46,588	67,395	67,664
Fannie Mae certificates	14,929	15,208	17,909	18,560	32,976	33,978

Total mortgage-backed securities held to maturity	$55,316	$55,485	$81,314	$81,887	$130,574	$132,474

Portfolio Maturities and Yields. The composition and maturities of the investment securities portfolio and the mortgage-backed securities portfolio at September 30, 2006 are summarized in the following table. Maturities are based on the final contractual payment dates, and do not reflect the impact of prepayments or early redemptions that may occur. All of our securities at September 30, 2006 were taxable securities.

	One Year or Less		More than One Year through Five Years		More than Five Years through Ten Years		More than Ten Years		Total Securities
	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Weighted Average Yield	Amortized Cost	Fair Value	Weighted Average Yield
	(Dollars in thousands)
Investment securities available for sale:
U.S. Government and agency obligations	$—	—	$28,990	3.38%	$—	—	$—	—	$28,990	$28,277	3.38%
Collateralized debt obligations	—	—	—	—	—	—	—	—	—	—	—

Total investment securities available for sale	$—	—	$28,990	3.38%	$—	—	$—	—	$28,990	$28,277	3.38%

Investment securities held-to-maturity:
U.S. Government and agency obligations	$5,000	4.47%	$6,997	3.75%	$—	—	$—	—	$11,997	$11,879	4.05%
Other	—	—	—	—	—	—	6	6.90%	6	22	6.90%

Total securities held to maturity	$5,000	4.47%	$6,997	3.75%	$—	—	$6	6.90%	$12,003	$11,901	4.05%

Mortgage-backed securities available for sale:
Fannie Mae certificates	$—	—	$1,051	5.02%	$—	—	$—	—	$1,051	$1,035	5.02%
REMICs	—	—	1,100	5.70%	15,306	4.43%	18,306	4.65%	34,712	34,343	4.59%

Total mortgage-backed securities available for sale	$—	—	$2,151	5.37%	$15,306	4.43%	$18,306	4.65%	$35,763	$35,378	4.60%

Mortgage-backed securities held to maturity:
Ginnie Mae certificates	$—	—	$—	—	$205	5.26%	$12,744	5.45%	$12,949	$13,259	5.45%
REMICs	—	—	3,783	4.85%	9,915	4.71%	13,740	4.17%	27,438	27,018	4.46%
Fannie Mae certificates	—	—	—	—	1,129	6.64%	13,800	6.53%	14,929	15,208	6.54%

Total mortgage-backed securities held to maturity	$—	—	$3,783	4.85%	$11,249	4.91%	$40,284	5.38%	$55,316	$55,485	5.25%

Sources of Funds

General. Deposits traditionally have been our primary source of funds for our lending and investment activities. We also borrow, primarily from the Federal Home Loan Bank of Cincinnati, to supplement cash flow needs, to lengthen the maturities of liabilities for interest rate risk management purposes and to manage our cost of funds. Our additional sources of funds are the proceeds of loan sales, scheduled loan payments, maturing investments, loan prepayments, collateralized wholesale borrowings, retained earnings and income on other earning assets.

Deposits. We generate deposits primarily from the areas in which our branch offices are located, as well as from our telephone call center and our internet website. We rely on our competitive pricing, convenient locations and customer service to attract and retain deposits. We offer a variety of deposit accounts with a range of interest rates and terms. Our deposit accounts consist of savings accounts, NOW accounts (primarily high-yield checking accounts), certificates of deposit and individual retirement accounts and other qualified plan accounts. We currently do not accept brokered deposits.

Interest rates paid, maturity terms, service fees and withdrawal penalties are established on a periodic basis. Deposit rates and terms are based primarily on current operating strategies and market interest rates, liquidity requirements, interest rates paid by competitors and our deposit growth goals.

At September 30, 2006, our deposits totaled $7.4 billion. NOW accounts totaled $1.6 billion at September 30, 2006 (including $1.5 billion of high-yield checking accounts). Passbook savings accounts totaled $335.9 million at September 30, 2006. At September 30, 2006, we had a total of $5.5 billion in certificates of deposit, of which $2.7 billion had remaining maturities of one year or less. Based on historical experience and our current pricing strategy, we believe we will retain a large portion of these accounts upon maturity.

The following table sets forth the distribution of our average total deposit accounts, by account type, for the fiscal years indicated.

	For the Fiscal Years Ended September 30,
	2006			2005			2004
	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate	Average Balance	Percent	Weighted Average Rate
	(Dollars in thousands)
Deposit type:
NOW	$1,465,382	20.3%	3.55%	$1,283,029	18.1%	2.03%	$1,338,470	18.6%	1.57%
Passbook	380,876	5.3	0.93%	467,025	6.6	0.93%	489,689	6.8	0.96%
Certificates of deposit	5,360,232	74.4	4.10%	5,348,296	75.3	3.59%	5,367,486	74.6	3.65%

Total deposits	$7,206,490	100.0%	3.82%	$7,098,350	100.0%	3.13%	$7,195,645	100.0%	3.08%

As of September 30, 2006, the aggregate amount of our outstanding certificates of deposit in amounts greater than or equal to $100,000 was approximately $1.3 billion. The following table sets forth the maturity of those certificates as of September 30, 2006.

At September 30, 2006
(In thousands)
Three months or less	$200,481
Over three months through six months	154,215
Over six months through one year	237,132
Over one year to three years	522,344
Over three years	213,794

Total	$1,327,966

The following table sets forth, by interest rate ranges, information concerning our certificates of deposit.

	At September 30, 2006
	Period to Maturity
	Less Than or Equal to One Year	More Than One to Two Years	More Than Two to Three Years	More Than Three Years	Total	Percent of Total
	(Dollars in thousands)
Interest Rate Range:
2.99% and below	$158,534	$1,067	$1	$—	$159,602	2.9%
3.00% to 3.99%	744,787	173,381	194,283	58,294	1,170,745	21.4
4.00% to 4.99%	1,293,519	492,524	261,867	358,249	2,406,159	44.1
5.00% to 5.99%	446,821	784,703	183,196	267,589	1,682,309	30.8
6.00% to 6.99%	9,369	2,343	2,925	26,235	40,872	0.8
7.00% and above	207	—	—	80	287	0.0

Total	$2,653,237	$1,454,018	$642,272	$710,447	$5,459,974	100.0%

The following table sets forth our time deposits classified by interest rate at the dates indicated.

	At September 30,
	2006	2005	2004
	(In thousands)
Interest Rate:
2.99% and below	$159,602	$1,344,284	$2,352,515
3.00% to 3.99%	1,170,745	1,769,678	933,634
4.00% to 4.99%	2,406,159	1,425,786	853,100
5.00% to 5.99%	1,682,309	728,500	828,100
6.00% to 6.99%	40,872	62,013	177,617
7.00% and above	287	482	274,707

Total	$5,459,974	$5,330,743	$5,419,673

Borrowings. Our borrowings consist primarily of loans, commonly referred to as “advances,” from the Federal Home Loan Bank of Cincinnati. As of September 30, 2006, our Federal Home Loan Bank advances totaled $25.1 million, which represented less than 1% of total liabilities. All of these advances mature in 2009, and carry a weighted average rate of 4.99%. At September 30, 2006, we had the ability to borrow approximately $2.6 billion under our credit facilities with the Federal Home Loan Bank of Cincinnati. Borrowings from the Federal Home Loan Bank of Cincinnati are secured by our investment in the common stock of the Federal Home Loan Bank of Cincinnati as well as by a blanket pledge of our mortgage portfolio not otherwise pledged.

The following table sets forth information concerning balances and interest rates on our Federal Home Loan Bank advances at and for the periods shown:

	At or For the Fiscal Years Ended September 30,
	2006	2005	2004
	(Dollars in thousands)
Balance at end of year	$25,103	$717,378	$214,326
Average balance during year	$341,759	$184,358	$159,976
Maximum outstanding at any month end	$566,186	$717,378	$333,135
Weighted average interest rate at end of year	4.99%	3.97%	2.47%
Average interest rate during year	4.08%	2.87%	2.96%

Properties

We operate from our main office in Cleveland, Ohio, our 40 branch offices located in Ohio and Florida and our eight loan production offices located in Ohio. Our branch offices are located in the Ohio counties of Cuyahoga, Lake, Lorain, Medina and Summit and in the Florida counties of Collier, Hillsborough, Lee, Miami-Dade, Palm Beach, Pasco, Pinellas and Sarasota. The net book value of TFS Financial Corporation’s premises, land and equipment was $82.1 million at September 30, 2006. The following tables set forth information with respect to our full-service banking offices and our loan production offices, including the expiration date of leases with respect to leased facilities.

Full Service Offices

Main Office 7007 Broadway Avenue Cleveland, Ohio 44105	North Olmsted 26949 Lorain Road No. Olmsted, Ohio 44070	Chapel Hill 490 Howe Avenue Cuyahoga Falls, Ohio 44221 7/31/2015	North Miami Beach 3845 Northeast 163rd Street No. Miami Beach, Florida 33160 2/28/2010

Middleburg Heights 6849 Pearl Road Middleburg Hts., Ohio 44130 12/31/2007	Brecksville 8943 Brecksville Road Brecksville, Ohio 44141	Strongsville 18380 Royalton Road Strongsville, Ohio 44136 3/31/2016	Tampa 1002 South Church Avenue A Tampa, Florida 33629 9/30/2011

Brookpark 2124 Brookpark Road Cleveland, Ohio 44134 3/31/2010	Tremont 2247 Professor Avenue Cleveland, Ohio 44113	Rocky River 21651 Center Ridge Road Rocky River, Ohio 44115 4/30/2011	Bonita Springs The Prado at Spring Creek 25301 S. Tamiami Trail, Unit 1 Bonita Springs, Florida 34134 1/31/2016

Brunswick 3890 Center Street Brunswick Hills, Ohio 44212 2/1/2021	Ohio City 1900 West 25th Street Cleveland, Ohio 44113 5/31/2009	Twinsburg 9057 Darrow Road Twinsburg, Ohio 44087 8/31/2009	Ft. Myers Circuit City Center 4300 Cleveland Ave., Unit C1 Fort Myers, Florida 33901 8/31/2010

Southgate 5345 Warrensville Center Road Maple Heights, Ohio 44137 2/28/2008	Old Arcade 401 Euclid Avenue, #163 Cleveland, Ohio 44114 6/30/2011	Akron 1543 Plaza Boulevard Akron, Ohio 44320 2/28/2010	Delray Beach Atlantic Square, 15140 Jog Road Delray, Florida 33446 12/10/2010

State Road 5800 State Road Parma, Ohio 44134	Mentor 7339 Mentor Avenue Mentor, Ohio 44060 11/30/2017	Medina 4018A Medina Road Medina, Ohio 44256 12/31/2015	Naples Pelican Place 1056 Pine Ridge Road Naples, Florida 34108 3/31/2007

Ridge Road 5950 Ridge Road Parma, Ohio 44129	Fairlawn 2875 West Market Street Suite C Fairlawn, Ohio 44333 8/31/2013	Greenacres Woodlake Plaza 6125 Lake Worth Road Greenacres, Florida 33463 9/30/2010	New Port Richey Ridge Plaza Shopping Center 8501 Little Road New Port Richey, Florida 34654 1/31/2011

Garfield Heights 4788 Turney Road Garfield Hts., Ohio 44125 12/31/2006	Mayfield 5692 Mayfield Road Lyndhurst, Ohio 44124 3/31/2010	St. Petersburg 262 37th Avenue N St. Petersburg, Florida 33704 11/14/2009	Boca Raton 70 South Dixie Highway Boca Raton, Florida 33432 10/31/2012

Oberlin 24 East College Street Oberlin, Ohio 44074 2/28/2011	Cedar-Center* 13908 Cedar Road University Heights, Ohio 44118 11/30/2011	Sarasota 3355 Clark Road Suite 1 Sarasota, Florida 34231 11/30/2008	North Palm Beach Gardens Square 11701 US Highway 1 No. Palm Beach, Florida 33408 12/31/2010

Westown 10642 Lorain Avenue Cleveland, Ohio 44111 8/31/2008	Euclid 22332 Lakeshore Boulevard Euclid, Ohio 44123 6/30/2008	Seminole 11125 Park Boulevard Unit 121 Seminole, Florida 33772 9/30/2009	Clearwater 29247 U.S. Highway 19 N Clearwater, Florida 33761 9/30/2007

*	Reflects address as of November 2006.

Loan Production Offices

Rookwood 2692 Madison Road, Suite A3 Cincinnati, Ohio 45208 11/30/2008	Montgomery 11928 Montgomery Road Cincinnati, Ohio 45249 10/15/2008	Schrock-270 1960 Schrock Road Columbus, Ohio 43229 12/31/2008	Western Hills 6405 Glenway Avenue Cincinnati, Ohio 45211 2/28/2009

Dublin 6235 Perimeter Drive Dublin, Ohio 43017 12/31/2008	Tri-County 11479 Princeton Road Springdale, Ohio 45246 11/30/2008	Upper Arlington 4709 Reed Road Upper Arlington, Ohio 43220 1/31/2015	Gahanna 460 Havens Corners Road Gahanna, Ohio 43230

Subsidiary Activities

Third Federal Savings and Loan owns 100% of the common stock of three subsidiary corporations. In addition to the companies described below, Third Federal Savings and Loan owns Third Fed Insurance Agency, Inc., which is currently inactive.

Broadway Holding Company. This Delaware corporation is the majority owner of Broadway Realty Holdings Co., a real estate investment trust that holds mortgage loans and other real estate-related investments.

FBE, Inc. This Ohio corporation was established in 1999 to assist us in community development and revitalization projects, primarily by acquiring real properties in the community surrounding our main office.

Legal Proceedings

On June 13, 2006, Third Federal Savings and Loan was named as the defendant in a putative class action lawsuit, Gary A. Greenspan vs. Third Federal Savings and Loan, filed in the Cuyahoga County, Ohio Court of Common Pleas. The plaintiff has alleged that Third Federal Savings and Loan impermissibly charged customers a “document preparation fee” that included the cost of preparing legal documents relating to mortgage loans. The plaintiff has alleged that Third Federal Savings and Loan should disgorge the document preparation fees because the document preparation constituted the practice of law and was performed by employees who are not licensed attorneys in the State of Ohio. The plaintiff seeks a refund of all document preparation fees from June 13, 2000 to the present (approximately $26.1 million from June 13, 2000 through September 30, 2006), as well as prejudgment interest, attorneys’ fees and costs of the lawsuit. Third Federal Savings and Loan vigorously disputes these allegations. Third Federal Savings and Loan has answered the plaintiff’s complaint and the case is in preliminary discovery. No trial date has been set. At this time, we are unable to predict an outcome, favorable or unfavorable, or to estimate the amount of any potential loss.

At September 30, 2006, we were not otherwise involved in any legal proceedings, the outcome of which would be material to our financial condition or results of operations.

Expense and Tax Allocation

Third Federal Savings and Loan has entered into an agreement with TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC to provide them with certain administrative support services, whereby Third Federal Savings and Loan will be compensated at not less than the fair market value of the services provided. In addition, Third Federal Savings and Loan and TFS Financial Corporation have entered into an agreement to establish a method for allocating and for reimbursing the payment of their consolidated tax liability.

Personnel

As of September 30, 2006, we had 896 full-time employees and 35 part-time employees. Our employees are not represented by any collective bargaining group. Management believes that we have a good working relationship with our employees.

FEDERAL AND STATE TAXATION

Federal Taxation

General. TFS Financial Corporation and Third Federal Savings and Loan are subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. Currently, TFS Financial Corporation and Third Federal Savings and Loan are included as part of Third Federal Savings and Loan Association of Cleveland, MHC’s consolidated tax group. However, upon completion of the stock offering, TFS Financial Corporation and Third Federal Savings and Loan will no longer be part of Third Federal Savings and Loan Association of Cleveland, MHC’s consolidated tax group since Third Federal Savings and Loan Association, MHC will no longer own at least 80% of the common stock of TFS Financial Corporation. Following the stock offering, TFS Financial Corporation intends to file consolidated tax returns with Third Federal Savings and Loan, its wholly-owned subsidiary. Third Federal Savings and Loan of Cleveland, MHC’s consolidated federal tax returns are not currently under audit, and have not been audited during the past five years. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to Third Federal Savings and Loan Association of Cleveland, MHC, TFS Financial Corporation or Third Federal Savings and Loan.

Method of Accounting. For federal income tax purposes, Third Federal Savings and Loan Association of Cleveland, MHC currently reports its income and expenses on the accrual method of accounting and uses a tax year ending September 30 for filing its federal and state income tax returns.

Bad Debt Reserves. Historically, Third Federal Savings and Loan was subject to special provisions in the tax law applicable to qualifying savings associations regarding allowable tax bad debt deductions and related reserves. Tax law changes were enacted in 1996 that eliminated the ability of savings associations to use the percentage of taxable income method for computing tax bad debt reserves for tax years after 1995, and required recapture into taxable income over a six-year period of all bad debt reserves accumulated after a savings association’s last tax year beginning before January 1, 1988. Third Federal Savings and Loan recaptured its post September 30, 1987 bad-debt reserve balance over the six-year period ended September 30, 2004.

Currently, the Third Federal Savings and Loan Association of Cleveland, MHC consolidated group uses the specific charge off method to account for bad debt deductions for income tax purposes, and TFS Financial Corporation intends to use the specific charge off method to account for tax bad debt deductions in the future.

Taxable Distributions and Recapture. Prior to 1996, bad debt reserves created prior to 1988 were subject to recapture into taxable income if Third Federal Savings and Loan failed to meet certain thrift asset and definitional tests or made certain distributions. Tax law changes in 1996 eliminated thrift-related recapture rules. However, under current law, pre-1988 tax bad debt reserves remain subject to recapture if Third Federal Savings and Loan Association makes certain non-dividend distributions, repurchases any of its common stock, pays dividends in excess of earnings and profits, or fails to qualify as a bank for tax purposes.

At September 30, 2006, the total federal pre-base year bad debt reserve of Third Federal Savings and Loan was approximately $105.0 million.

Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, less any available exemption. The alternative minimum tax is imposed to the extent it exceeds the regular income tax. Net operating losses can offset no more than 90% of alternative taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Third Federal Savings and Loan of Cleveland, MHC’s consolidated group has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At September 30, 2006, Third Federal Savings and Loan of Cleveland, MHC’s consolidated group had no net operating loss carryforwards for federal income tax purposes.

Corporate Dividends-Received Deduction. TFS Financial Corporation may exclude from its federal taxable income 100% of dividends received from Third Federal Savings and Loan as a wholly-owned subsidiary. The corporate dividends-received deduction is 80% when the corporation receiving the dividend owns at least 20% of the stock of the distributing corporation. The dividends-received deduction is 70% when the corporation receiving the dividend owns less than 20% of the distributing corporation.

State Taxation

TFS Financial Corporation currently is a qualified passive investment company domiciled in the State of Delaware. As a result, TFS Financial Corporation is not subject to Delaware corporate income tax. The significant majority of state taxes paid by the remaining entities in our corporate structure are paid to the State of Ohio. Third Federal Savings and Loan is subject to Ohio franchise tax based on equity capital plus certain reserve amounts. Total equity capital for this purpose is reduced by certain exempted assets. The resulting net taxable value of capital is taxed at a rate of 1.3%. The other Ohio subsidiaries of TFS Financial Corporation are taxed on the greater of a tax based on net income or net worth.

TFS Financial Corporation intends to relocate its commercial domicile to Ohio from Delaware upon completion of the stock offering. We will be amending our charter to reflect this change in domicile. Upon completion of the charter amendment, TFS Financial Corporation will be a qualified holding company in Ohio and will pay tax in Ohio based on its net income.

SUPERVISION AND REGULATION

General

Third Federal Savings and Loan is examined and supervised by the Office of Thrift Supervision and is subject to examination by the Federal Deposit Insurance Corporation. This regulation and supervision establishes a comprehensive framework of activities in which an institution may engage and is intended primarily for the protection of the Federal Deposit Insurance Corporation’s deposit insurance funds and depositors. Under this system of federal regulation, financial institutions are periodically examined to ensure that they satisfy applicable standards with respect to their capital adequacy, assets, management, earnings, liquidity and sensitivity to market interest rates. Following completion of its examination, the federal agency critiques the institution’s operations and assigns its rating (known as an institution’s CAMELS rating). Under federal law, an institution may not disclose its CAMELS rating to the public. Third Federal Savings and Loan also is a member of and owns stock in the Federal Home Loan Bank of Cincinnati, which is one of the twelve regional banks in the Federal Home Loan Bank System. Third Federal Savings and Loan also is regulated to a lesser extent by the Board of Governors of the Federal Reserve System, governing reserves to be maintained against deposits and other matters. The Office of Thrift Supervision will examine Third Federal Savings and Loan and prepare reports for the consideration of its board of directors on any operating deficiencies. Third Federal Savings and Loan’s relationship with its depositors and borrowers also is regulated to a great extent by federal law and, to a much lesser extent, state law, especially in matters concerning the ownership of deposit accounts and the form and content of Third Federal Savings and Loan’s mortgage documents.

Any change in these laws or regulations, whether by the Federal Deposit Insurance Corporation, the Office of Thrift Supervision or Congress, could have a material adverse impact on TFS Financial Corporation, Third Federal Savings and Loan and their operations.

TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC, as savings and loan holding companies, will be required to file certain reports with, will be subject to examination by, and otherwise must comply with the rules and regulations of the Office of Thrift Supervision. TFS Financial Corporation will also be subject to the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

Certain of the regulatory requirements that are or will be applicable to Third Federal Savings and Loan, TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC are described below. This description of statutes and regulations is not intended to be a complete explanation of such statutes and regulations and their effects on Third Federal Savings and Loan, TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC and is qualified in its entirety by reference to the actual statutes and regulations.

Federal Banking Regulation

Business Activities. A federal savings association derives its lending and investment powers from the Home Owners’ Loan Act, as amended, and the regulations of the Office of Thrift Supervision. Under these laws and regulations, Third Federal Savings and Loan may invest in mortgage loans secured by residential real estate without limitations as a percentage of assets, and may invest in non-residential real estate loans up to 400% of capital in the aggregate, commercial business loans up to 20% of assets in the aggregate and consumer loans up to 35% of assets in the aggregate, and in certain types of debt securities and certain other assets. Third Federal Savings and Loan also may establish subsidiaries that may engage in activities not otherwise permissible for Third Federal Savings and Loan, including real estate investment and securities and insurance brokerage.

Capital Requirements. Office of Thrift Supervision regulations require savings associations to meet three minimum capital standards: a 1.5% tangible capital ratio, a 4% leverage ratio (3% for savings associations receiving the highest rating on the CAMELS rating system) and an 8% risk-based capital ratio.

The risk-based capital standard for savings associations requires the maintenance of Tier 1 (core) and total capital (which is defined as core capital and supplementary capital) to risk-weighted assets of at least 4% and 8%, respectively. In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet assets, are multiplied by a risk-weight factor of 0% to 100%, assigned by the Office of Thrift Supervision, based on the risks believed inherent in the type of asset. Core capital is defined as common shareholders’ equity (including retained earnings), certain noncumulative perpetual preferred stock and related surplus and minority interests in equity accounts of consolidated subsidiaries, less intangibles other than certain mortgage servicing rights and credit card relationships. The components of supplementary capital currently include cumulative preferred stock, long-term perpetual preferred stock, mandatory convertible securities, subordinated debt and intermediate preferred stock, the allowance for loan and lease losses limited to a maximum of 1.25% of risk-weighted assets and up to 45% of net unrealized gains on available-for-sale equity securities with readily determinable fair market values. Overall, the amount of supplementary capital included as part of total capital cannot exceed 100% of core capital. Additionally, a savings association that retains credit risk in connection with an asset sale may be required to maintain additional regulatory capital because of the recourse back to the savings association.

At September 30, 2006, Third Federal Savings and Loan’s capital exceeded all applicable requirements.

Loans-to-One Borrower. Generally, a federal savings association may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of unimpaired capital and surplus. An additional amount may be loaned, equal to 10% of unimpaired capital and surplus, if the loan is secured by readily marketable collateral, which generally does not include real estate. As of September 30, 2006, Third Federal Savings and Loan was in compliance with the loans-to-one borrower limitations.

Qualified Thrift Lender Test. As a federal savings association, Third Federal Savings and Loan must satisfy the qualified thrift lender, or “QTL,” test. Under the QTL test, Third Federal Savings and Loan must maintain at least 65% of its “portfolio assets” in “qualified thrift investments” (primarily residential mortgages and related investments, including mortgage-backed securities) in at least nine months of the most recent 12-month period. “Portfolio assets” generally means total assets of a savings institution, less the sum of specified liquid assets up to 20% of total assets, goodwill and other intangible assets, and the value of property used in the conduct of the savings association’s business.

Third Federal Savings and Loan also may satisfy the QTL test by qualifying as a “domestic building and loan association” as defined in the Internal Revenue Code.

A savings association that fails the qualified thrift lender test must either convert to a bank charter or operate under specified restrictions. At September 30, 2006, Third Federal Savings and Loan satisfied this test.

Capital Distributions. Office of Thrift Supervision regulations govern capital distributions by a federal savings association, which include cash dividends, stock repurchases and other transactions charged to the capital account. A savings association must file an application for approval of a capital distribution if:

•

the total capital distributions for the applicable calendar year exceed the sum of the savings association’s net income for that year to date plus the savings association’s retained net income for the preceding two years;

•	the savings association would not be at least adequately capitalized following the distribution;

•	the distribution would violate any applicable statute, regulation, agreement or Office of Thrift Supervision-imposed condition; or

•	the savings association is not eligible for expedited treatment of its filings.

Even if an application is not otherwise required, every savings association that is a subsidiary of a holding company must still file a notice with the Office of Thrift Supervision at least 30 days before the board of directors declares a dividend or approves a capital distribution.

The Office of Thrift Supervision may disapprove a notice or application if:

•	the savings association would be undercapitalized following the distribution;

•	the proposed capital distribution raises safety and soundness concerns; or

•	the capital distribution would violate a prohibition contained in any statute, regulation or agreement.

In addition, the Federal Deposit Insurance Act provides that an insured depository institution shall not make any capital distribution, if after making such distribution the institution would be undercapitalized.

Liquidity. A federal savings association is required to maintain a sufficient amount of liquid assets to ensure its safe and sound operation.

Community Reinvestment Act and Fair Lending Laws. All savings associations have a responsibility under the Community Reinvestment Act and related regulations of the Office of Thrift Supervision to help meet the credit needs of their communities, including low- and moderate-income neighborhoods. In connection with its examination of a federal savings association, the Office of Thrift Supervision is required to assess the savings association’s record of compliance with the Community Reinvestment Act. In addition, the Equal Credit Opportunity Act and the Fair Housing Act prohibit lenders from discriminating in their lending practices on the basis of characteristics specified in those statutes. A savings association’s failure to comply with the provisions of the Community Reinvestment Act could, at a minimum, result in denial of certain corporate applications such as branches or mergers, or in restrictions on its activities. The failure to comply with the Equal Credit

Opportunity Act and the Fair Housing Act could result in enforcement actions by the Office of Thrift Supervision, as well as other federal regulatory agencies and the Department of Justice. Third Federal Savings and Loan received a satisfactory Community Reinvestment Act rating in its most recent federal examination.

Transactions with Related Parties. A federal savings association’s authority to engage in transactions with its affiliates is limited by Office of Thrift Supervision regulations and by Sections 23A and 23B of the Federal Reserve Act and its implementing Regulation W. An affiliate is a company that controls, is controlled by, or is under common control with an insured depository institution such as Third Federal Savings and Loan. TFS Financial Corporation is an affiliate of Third Federal Savings and Loan. In general, loan transactions between an insured depository institution and its affiliates are subject to certain quantitative and collateral requirements. In this regard, transactions between an insured depository institution and its affiliates are limited to 10% of the institution’s unimpaired capital and unimpaired surplus for transactions with any one affiliate and 20% of unimpaired capital and unimpaired surplus for transactions in the aggregate with all affiliates. Collateral in specified amounts ranging from 100% to 130% of the amount of the transaction must usually be provided by affiliates in order to receive loans from the savings association. In addition, Office of Thrift Supervision regulations prohibit a savings association from lending to any of its affiliates that are engaged in activities that are not permissible for bank holding companies and from purchasing the securities of any affiliate, other than a subsidiary. Finally, transactions with affiliates must be consistent with safe and sound banking practices, not involve low-quality assets and be on terms that are as favorable to the institution as comparable transactions with non-affiliates. The Office of Thrift Supervision requires savings associations to maintain detailed records of all transactions with affiliates.

Third Federal Savings and Loan’s authority to extend credit to its directors, executive officers and 10% shareholders, as well as to entities controlled by such persons, is currently governed by the requirements of Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O of the Federal Reserve Board. Among other things, these provisions require that extensions of credit to insiders:

(i)	be made on terms that are substantially the same as, and follow credit underwriting procedures that are not less stringent than, those prevailing for comparable transactions with unaffiliated persons and that do not involve more than the normal risk of repayment or present other unfavorable features, and

(ii)	not exceed certain limitations on the amount of credit extended to such persons, individually and in the aggregate, which limits are based, in part, on the amount of Third Federal Savings and Loan’s capital.

In addition, extensions of credit in excess of certain limits must be approved by Third Federal Savings and Loan’s board of directors.

Enforcement. The Office of Thrift Supervision has primary enforcement responsibility over federal savings institutions and has the authority to bring enforcement action against all “institution-affiliated parties,” including shareholders, and attorneys, appraisers and accountants who knowingly or recklessly participate in wrongful action likely to have an adverse effect on an insured institution. Formal enforcement action by the Office of Thrift Supervision may range from the issuance of a capital directive or cease and desist order, to removal of officers and/or directors of the institution and the appointment of a receiver or conservator. Civil penalties cover a wide range of violations and actions, and range up to $25,000 per day, unless a finding of reckless disregard is made, in which case penalties may be as high as $1 million per day. The Federal Deposit Insurance Corporation also has the authority to terminate deposit insurance or to recommend to the Director of the Office of Thrift Supervision that enforcement action be taken with respect to a particular savings institution. If action is not taken by the Director, the Federal Deposit Insurance Corporation has authority to take action under specified circumstances.

Standards for Safety and Soundness. Federal law requires each federal banking agency to prescribe certain standards for all insured depository institutions. These standards relate to, among other things, internal controls, information systems and audit systems, loan documentation, credit underwriting, interest rate risk exposure, asset growth, compensation, and other operational and managerial standards as the agency deems appropriate. The federal banking agencies adopted Interagency Guidelines Prescribing Standards for Safety and Soundness to implement the safety and soundness standards required under federal law. The guidelines set forth the safety and soundness standards that the federal banking agencies use to identify and address problems at insured depository institutions before capital becomes impaired. If the appropriate federal banking agency determines that an institution fails to meet any standard prescribed by the guidelines, the agency may require the institution to submit to the agency an acceptable plan to achieve compliance with the standard. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan.

Prompt Corrective Action Regulations. Under the prompt corrective action regulations, the Office of Thrift Supervision is required and authorized to take supervisory actions against undercapitalized savings associations. For this purpose, a savings association is placed in one of the following five categories based on the savings association’s capital:

•	well-capitalized (at least 5% leverage capital, 6% Tier 1 risk-based capital and 10% total risk-based capital);

•	adequately capitalized (at least 4% leverage capital, 4% Tier 1 risk-based capital and 8% total risk-based capital);

•	undercapitalized (less than 8% total risk-based capital, 4% Tier 1 risk-based capital or 3% leverage capital);

•	significantly undercapitalized (less than 6% total risk-based capital, 3% Tier 1 risk-based capital or 3% leverage capital); and

•	critically undercapitalized (less than 2% tangible capital).

Generally, the banking regulator is required to appoint a receiver or conservator for a savings association that is “critically undercapitalized” within specific time frames. The regulations also provide that a capital restoration plan must be filed with the Office of Thrift Supervision within 45 days of the date a savings association receives notice that it is “undercapitalized,” “significantly undercapitalized” or “critically undercapitalized.” The criteria for an acceptable capital restoration plan include, among other things, the establishment of the methodology and assumptions for attaining adequately capitalized status on an annual basis, procedures for ensuring compliance with restrictions imposed by applicable federal regulations, the identification of the types and levels of activities the savings association will engage in while the capital restoration plan is in effect, and assurances that the capital restoration plan will not appreciably increase the current risk profile of the savings association. Any holding company for the savings association required to submit a capital restoration plan must guarantee the lesser of an amount equal to 5% of the savings association’s assets at the time it was notified or deemed to be undercapitalized by the Office of Thrift Supervision, or the amount necessary to restore the savings association to adequately capitalized status. This guarantee remains in place until the Office of Thrift Supervision notifies the savings association that it has maintained adequately capitalized status for each of four consecutive calendar quarters, and the Office of Thrift Supervision has the authority to requirement payment and collect payment under the guarantee. Failure by a holding company to provide the required guarantee will result in certain operating restrictions on the savings association, such as restrictions on the ability to declare and pay dividends, pay executive compensation and management fees, and increase assets or expand operations. The Office of Thrift Supervision may also take any one of a number of discretionary supervisory actions against undercapitalized associations, including the issuance of a capital directive and the replacement of senior executive officers and directors.

At September 30, 2006, Third Federal Savings and Loan met the criteria for being considered “well-capitalized.”

Insurance of Deposit Accounts. Deposit accounts in Third Federal Savings and Loan are insured by the Federal Deposit Insurance Corporation, generally up to a maximum of $100,000 per separately insured depositor and up to a maximum of $250,000 for self-directed retirement accounts. Third Federal Savings and Loan’s deposits, therefore, are subject to Federal Deposit Insurance Corporation deposit insurance assessments.

On February 15, 2006, federal legislation to reform federal deposit insurance was enacted. This new legislation, among other things, increased the amount of federal deposit insurance coverage from $100,000 to $130,000 (with a cost of living adjustment to become effective in five years). The legislation also requires the reserve ratio to be modified to provide for a range between 1.15% and 1.50% of estimated insured deposits.

On November 2, 2006, the Federal Deposit Insurance Corporation adopted final regulations that assess insurance premiums based on risk. As a result, the new regulation will enable the Federal Deposit Insurance Corporation to more closely tie each financial institution’s deposit insurance premiums to the risk it poses to the deposit insurance fund. Under the new risk-based assessment system, the Federal Deposit Insurance Corporation will evaluate the risk of each financial institution based on its supervisory rating, its financial ratios, and its long-term debt issuer rating. The new rates for nearly all of the financial institutions industry vary between five and seven cents for every $100 of domestic deposits. The assessment to be paid during the fiscal year ending September 30, 2007 will be offset by a credit from the Federal Deposit Insurance Corporation to Third Federal Savings and Loan of $6.3 million. At the same time, the Federal Deposit Insurance Corporation also adopted final regulations designating the reserve ratio for the deposit insurance fund during 2007 at 1.25% of estimated insured deposits.

Effective March 31, 2006, the Federal Deposit Insurance Corporation merged the Bank Insurance Fund (“BIF”) and the Savings Association Insurance Fund (“SAIF”) into a single fund called the Deposit Insurance Fund. As a result of the merger, the BIF and the SAIF were abolished. The merger of the BIF and the SAIF into the Deposit Insurance Fund does not affect the authority of the Financing Corporation (“FICO”) to impose and collect, with the approval of the Federal Deposit Insurance Corporation, assessments for anticipated payments, issuance costs and custodial fees on bonds issued by the FICO in the 1980s to recapitalize the Federal Savings and Loan Insurance Corporation. The bonds issued by the FICO are due to mature in 2017 through 2019. For the quarter ended September 30, 2006, the annualized FICO assessment was equal to 1.26 basis points for each $100 in domestic deposits maintained at an institution.

Prohibitions Against Tying Arrangements. Federal savings associations are prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

Federal Home Loan Bank System. Third Federal Savings and Loan is a member of the Federal Home Loan Bank System, which consists of 12 regional Federal Home Loan Banks. The Federal Home Loan Bank System provides a central credit facility primarily for member institutions. As a member of the Federal Home Loan Bank of Cincinnati, Third Federal Savings and Loan is required to acquire and hold shares of capital stock in the Federal Home Loan Bank in an amount at least equal to 1% of the aggregate principal amount of its unpaid residential mortgage loans and similar obligations at the beginning of each year, 1/20th of its borrowings from the Federal Home Loan Bank, or 0.3% of assets, whichever is greater. As of September 30, 2006, Third Federal Savings and Loan was in compliance with this requirement.

Other Regulations

Interest and other charges collected or contracted for by Third Federal Savings and Loan are subject to state usury laws and federal laws concerning interest rates. Third Federal Savings and Loan’s operations are also subject to federal laws applicable to credit transactions, such as the:

•	Truth-In-Lending Act, governing disclosures of credit terms to consumer borrowers;

•

Home Mortgage Disclosure Act, requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves;

•	Equal Credit Opportunity Act, prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit;

•	Fair Credit Reporting Act, governing the use and provision of information to credit reporting agencies;

•	Fair Debt Collection Act, governing the manner in which consumer debts may be collected by collection agencies; and

•	rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws.

The operations of Third Federal Savings and Loan also are subject to the:

•

Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records;

•

Electronic Funds Transfer Act and Regulation E promulgated thereunder, which govern automatic deposits to and withdrawals from deposit accounts and customers’ rights and liabilities arising from the use of automated teller machines and other electronic banking services;

•

Check Clearing for the 21st Century Act (also known as “Check 21”), which gives “substitute checks,” such as digital check images and copies made from that image, the same legal standing as the original paper check;

•

Title III of The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (referred to as the “USA PATRIOT Act”), which significantly expanded the responsibilities of financial institutions, including savings and loan associations, in preventing the use of the U.S. financial system to fund terrorist activities. Among other provisions, the USA PATRIOT Act and the related regulations of the Office of Thrift Supervision require savings associations operating in the United States to develop new anti-money laundering compliance programs, due diligence policies and controls to ensure the detection and reporting of money laundering. Such required compliance programs are intended to supplement existing compliance requirements, also applicable to financial institutions, under the Bank Secrecy Act and the Office of Foreign Assets Control Regulations; and

•

The Gramm-Leach-Bliley Act, which placed limitations on the sharing of consumer financial information by financial institutions with unaffiliated third parties. Specifically, the Gramm-Leach-Bliley Act requires all financial institutions offering financial products or services to retail customers to provide such customers with the financial institution’s privacy policy and provide such customers the opportunity to “opt out” of the sharing of certain personal financial information with unaffiliated third parties.

Holding Company Regulation

General. Third Federal Savings and Loan Association of Cleveland, MHC and TFS Financial Corporation are non-diversified savings and loan holding companies within the meaning of the Home Owners’ Loan Act. As such, Third Federal Savings and Loan Association of Cleveland, MHC and TFS Financial Corporation are registered with the Office of Thrift Supervision and subject to Office of Thrift Supervision regulations, examinations, supervision and reporting requirements. In addition, the Office of Thrift Supervision has enforcement authority over TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC, and their subsidiaries. Among other things, this authority permits the Office of Thrift Supervision to restrict or prohibit activities that are determined to be a serious risk to the subsidiary savings institution. As federal corporations, TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC are generally not subject to state business organization laws.

Permitted Activities. Pursuant to Section 10(o) of the Home Owners’ Loan Act and Office of Thrift Supervision regulations and policy, a mutual holding company and a federally chartered mid-tier holding company, such as TFS Financial Corporation, may engage in the following activities:

(i)	investing in the stock of a savings bank;

(ii)	acquiring a mutual association through the merger of such association into a savings bank subsidiary of such holding company or an interim savings bank subsidiary of such holding company;

(iii)	merging with or acquiring another holding company, one of whose subsidiaries is a savings bank;

(iv)	investing in a corporation, the capital stock of which is available for purchase by a savings bank under federal law or under the law of any state where the subsidiary savings bank or association share their home offices;

(v)	furnishing or performing management services for a savings bank subsidiary of such company;

(vi)	holding, managing or liquidating assets owned or acquired from a savings bank subsidiary of such company;

(vii)	holding or managing properties used or occupied by a savings bank subsidiary of such company;

(viii)	acting as trustee under deeds of trust;

(ix)	any other activity:

(A)	that the Federal Reserve Board, by regulation, has determined to be permissible for bank holding companies under Section 4(c) of the Bank Holding Company Act of 1956, unless the Director, by regulation, prohibits or limits any such activity for savings and loan holding companies; or

(B)	in which multiple savings and loan holding companies were authorized (by regulation) to directly engage on March 5, 1987;

(x)	any activity permissible for financial holding companies under Section 4(k) of the Bank Holding Company Act, including securities and insurance underwriting; and

(xi)	purchasing, holding, or disposing of stock acquired in connection with a qualified stock issuance if the purchase of such stock by such savings and loan holding company is approved by the Director. If a mutual holding company acquires or merges with another holding company, the holding company acquired or the holding company resulting from such merger or acquisition may only invest in assets and engage in activities listed in (i) through (x) above, and has a period of two years to cease any nonconforming activities and divest any nonconforming investments.

The Home Owners’ Loan Act prohibits a savings and loan holding company, including TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC, directly or indirectly, or through one or more subsidiaries, from acquiring more than 5% of another savings institution or holding company thereof, without prior written approval of the Office of Thrift Supervision. It also prohibits the acquisition or retention of, with certain exceptions, more than 5% of a nonsubsidiary company engaged in activities other than those permitted by the Home Owners’ Loan Act, or acquiring or retaining control of an institution that is not federally insured. In evaluating applications by holding companies to acquire savings institutions, the Office of Thrift Supervision must consider the financial and managerial resources, future prospects of the company and institution involved, the effect of the acquisition on the risk to the federal deposit insurance fund, the convenience and needs of the community and competitive factors.

The Office of Thrift Supervision is prohibited from approving any acquisition that would result in a multiple savings and loan holding company controlling savings institutions in more than one state, subject to two exceptions:

(i)	the approval of interstate supervisory acquisitions by savings and loan holding companies; and

(ii)	the acquisition of a savings institution in another state if the laws of the state of the target savings institution specifically permit such acquisition.

The states vary in the extent to which they permit interstate savings and loan holding company acquisitions.

Waivers of Dividends by Third Federal Savings and Loan Association of Cleveland, MHC. Office of Thrift Supervision regulations require Third Federal Savings and Loan Association of Cleveland, MHC to notify the Office of Thrift Supervision of any proposed waiver of its receipt of dividends from TFS Financial Corporation. The Office of Thrift Supervision reviews dividend waiver notices on a case-by-case basis, and, in general, does not object to any such waiver if:

(i)	the waiver would not be detrimental to the safe and sound operation of the subsidiary savings association; and

(ii)	the mutual holding company’s board of directors determines that such waiver is consistent with such directors’ fiduciary duties to the mutual holding company’s members.

We anticipate that Third Federal Savings and Loan Association of Cleveland, MHC will waive any dividends paid by TFS Financial Corporation. Under Office of Thrift Supervision regulations, our public shareholders would not be diluted because of any dividends waived by Third Federal Savings and Loan Association of Cleveland, MHC (and waived dividends would not be considered in determining an appropriate exchange ratio) in the event Third Federal Savings and Loan Association of Cleveland, MHC converts to stock form.

Conversion of Third Federal Savings and Loan Association of Cleveland, MHC to Stock Form. Office of Thrift Supervision regulations permit Third Federal Savings and Loan Association of Cleveland, MHC to convert from the mutual form of organization to the capital stock form of organization. There can be no assurance when, if ever, a conversion transaction will occur, and the board of directors has no current intention or plan to undertake a conversion transaction. In a conversion transaction a new stock holding company would be formed as the successor to TFS Financial Corporation, Third Federal Savings and Loan Association of Cleveland, MHC’s corporate existence would end, and certain depositors and borrowers of Third Federal Savings and Loan would receive the right to subscribe for additional shares of the new holding company. In a conversion transaction, each share of common stock held by shareholders other than Third Federal Savings and Loan Association of Cleveland, MHC would be automatically converted into a number of shares of common stock of the new holding company determined pursuant an exchange ratio that ensures that shareholders other than Third Federal Savings and Loan Association of Cleveland, MHC own the same percentage of common stock in the new holding company as they owned in TFS Financial Corporation immediately prior to the conversion transaction, subject to adjustment for any assets held by Third Federal Savings and Loan Association of Cleveland, MHC.

Federal Securities Laws

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 for the registration of the shares of common stock to be issued pursuant to the stock offering. Upon completion of the stock offering, our common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934. We will be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

The registration under the Securities Act of 1933 of shares of common stock to be issued in the stock offering does not cover the resale of those shares. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If we meet the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of ours that complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares, or the average weekly volume of trading in the shares during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares registered for sale under the Securities Act of 1933.

Sarbanes-Oxley Act of 2002

The Sarbanes-Oxley Act of 2002 addresses, among other issues, corporate governance, auditing and accounting, executive compensation, and enhanced and timely disclosure of corporate information. As directed by the Sarbanes-Oxley Act, our Chief Executive Officer and Chief Financial Officer will be required to certify that our quarterly and annual reports do not contain any untrue statement of a material fact. The rules adopted by the Securities and Exchange Commission under the Sarbanes-Oxley Act have several requirements, including having these officers certify that: they are responsible for establishing, maintaining and regularly evaluating the effectiveness of our internal control over financial reporting; they have made certain disclosures to our auditors and the audit committee of the board of directors about our internal control over financial reporting; and they have included information in our quarterly and annual reports about their evaluation and whether there have been changes in our internal control over financial reporting or in other factors that could materially affect internal control over financial reporting. We will be subject to further reporting and audit requirements beginning with the fiscal year ending September 30, 2008 under the requirements of the Sarbanes-Oxley Act. We will prepare policies, procedures and systems designed to ensure compliance with these regulations.

MANAGEMENT

Shared Management Structure

The same individuals serve as directors of TFS Financial Corporation and Third Federal Savings and Loan. The majority of the executive officers of TFS Financial Corporation are also executive officers of Third Federal Savings and Loan. We expect that TFS Financial Corporation and Third Federal Savings and Loan will continue to have common executive officers until there is a business reason to establish separate management structures. To date, directors and executive officers have been compensated for their services to Third Federal Savings and Loan, and directors have been compensated for their services to TFS Financial Corporation. In the future, directors and executive officers may receive additional compensation for their services to TFS Financial Corporation.

Directors

The boards of directors of TFS Financial Corporation and Third Federal Savings and Loan each currently consists of 11 members. Directors serve three-year staggered terms so that approximately one-third of the directors is elected at each annual meeting of shareholders. The table below sets forth information regarding the current members of the boards of directors, including the term of office for each board member.

Directors	Age (1)	Position	Director Since	Term Expires
Marc A. Stefanski	52	Chairman of the Board, President and Chief Executive Officer	1987	2010
Thomas J. Baird	51	Director	2005	2008
Martin J. Cohen	53	Director	2006	2010
Robert A. Fiala	53	Director	2005	2010
John J. Fitzpatrick	65	Director	2006	2008
James S. Gascoigne	53	Director	1995	2010
Bernard S. Kobak	78	Corporate Secretary and Director	1993	2009
William C. Mulligan	52	Director	2007	2008
Marianne Piterans	52	Director of Human Resources and Director	2006	2009
Paul W. Stefanik	82	Director	1993	2008
Anthony W. Zepp	75	Director	1983	2009

(1)	As of September 30, 2006.

The Business Background of Our Directors

The business experience for the past five years of each of our directors is set forth below. Unless otherwise indicated, directors have held their positions for the past five years.

Marc A. Stefanski joined Third Federal Savings and Loan in 1982 and was elected Chairman of the Board and Chief Executive Officer in 1988, succeeding his father in these positions. He was elected President of Third Federal Savings and Loan and TFS Financial Corporation in January, 2000. Mr. Stefanski’s parents, Ben and Gerome Stefanski, founded Third Federal Savings and Loan in 1938.

Thomas J. Baird is the managing partner of Baird & Roselli, a law firm in North Palm Beach, Florida, which he founded in 1990. He is certified in the State of Florida in the practice areas of city, county and local government law; environmental land use law, including eminent domain; real estate and constitutional law and litigation.

Martin J. Cohen has been a managing partner of H & M Management Company since 1975 and is manager and part owner of nine apartment complexes. He has managed and owned numerous other commercial properties.

Robert A. Fiala is president of the architecture firm, ThenDesign, which he founded in 1989. He is also a member of the Willoughby City Council.

John J. Fitzpatrick, PhD is the founder and partner of Fitzpatrick Associates dba The Family Business Resources and Business Leadership Centers, which he opened in 1989. The company offers a variety of consultation services for executives, organizations, and family businesses. Dr. Fitzpatrick has published two books and written numerous articles for professional and business journals.

James S. Gascoigne is the founder and managing member of Baywater Capital Partners LTD, Baywater Associates, LTD, and Baywater Realty Company Limited, which are Ohio limited liability companies that own and invest in real estate and financial assets and provide related financial services. He also is the founder and president of Baywater Management Company, a real estate management company. Mr. Gascoigne established the Baywater entities in 1998. He also is the founder and president of Fairfax Investment Company. Mr. Gascoigne served as chief investment officer and vice president of The Mid-America Management Corporation in Cleveland, Ohio, where he was employed from 1986 until 1998.

Bernard S. Kobak is the Corporate Secretary of Third Federal Savings and Loan, a position he has held since 1960. Mr. Kobak joined Third Federal Savings and Loan in 1958 and has served as Executive Vice President since 1963.

William C. Mulligan has served as the Managing Director of Primus Venture Partners, a private equity firm, since 1987. Mr. Mulligan joined Primus Venture Partners in 1985 from McKinsey & Company, Inc., the international management consulting firm. His previous work experience includes management positions at Deere and Company and First Chicago Corporation. Mr. Mulligan serves as a director of several private companies and two public companies, Universal Electronics, Inc. and Golf Galaxy.

Marianne Piterans is an Executive Officer and Director of Human Resources, Public Relations, Training, Security and Administrative Services for Third Federal Savings and Loan. Prior to joining Third Federal Savings and Loan in 1992, Ms. Piterans served as Senior Vice President of the Society National Bank, where she worked for 20 years.

Paul W. Stefanik worked for Third Federal Savings and Loan for 30 years prior to his retirement in 1993. In 1987, Mr. Stefanik was appointed Executive Vice President of Branch Administration, a position he held until his retirement.

Reverend Anthony W. Zepp started his career as a priest in the Cleveland Catholic Diocese in 1956, and served as a pastor and school administrator until he retired from active service in 2000. He has served on the boards of numerous charitable organizations.

Meetings and Committees of the Boards of Directors

During the fiscal year ended September 30, 2006, the board of directors of TFS Financial Corporation met five times and the board of directors of Third Federal Savings and Loan met 12 times. During the fiscal year ended September 30, 2006 or such period during the fiscal year as an individual may have served as a director, no director attended fewer than 75% of the total number of meetings of the Boards of Directors and the total number of meetings held by all committees on which the director served. The board of directors of TFS Financial Corporation has established various standing committees, including an Audit Committee. The Compensation Committee of Third Federal Savings and Loan is responsible for executive officer compensation and benefits. The full board of directors acts as the nominating committee, and met once in this capacity during the fiscal year ended September 30, 2006.

The Audit Committee consists of Directors Stefanik (Chairman), Mulligan, Cohen, Fitzpatrick and Zepp. This committee is responsible for providing oversight relating to our financial statements and financial reporting process, systems of internal accounting and financial controls, internal audit function, annual independent audit and the compliance and ethics programs established by management and the board. Each member of the Audit Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. It is anticipated that Director Mulligan will qualify and be designated as an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission. The Audit Committee met two times during the fiscal year ended September 30, 2006.

The Compensation Committee of Third Federal Savings and Loan consists of Directors Fiala (Chairman), Fitzpatrick and Baird. This committee is responsible for executive officer and director compensation and benefits. Each member of the Compensation Committee is independent in accordance with the listing standards of the Nasdaq Stock Market. The Compensation Committee met four times during the fiscal year ended September 30, 2006.

Corporate Governance Policies and Procedures

In addition to having established committees of the board of directors, we have adopted several policies governing the activities of both TFS Financial Corporation and Third Federal Savings and Loan, including a code of business conduct and ethics. The code of business conduct and ethics applies to all employees and directors, and addresses conflicts of interest, the treatment of confidential information, general employee conduct and compliance with applicable laws, rules and regulations. In addition, the code of business conduct and ethics is designed to deter wrongdoing and to promote honest and ethical conduct, the avoidance of conflicts of interest, full and accurate disclosure and compliance with all applicable laws, rules and regulations.

Director Compensation

Directors of Third Federal Savings and Loan receive an annual retainer of between $20,000 and $31,000. Members of the Compensation Committee of Third Federal Savings and Loan also receive fees of $700 per committee meeting attended. Directors of TFS Financial Corporation receive $5,000 or $5,250 per calendar quarter, as determined by the board of directors. Members of the Audit Committee of TFS Financial Corporation also receive fees of $700 per Audit Committee meeting attended. Mr. Stefanski and Ms. Piterans do not receive fees for their service as directors. Directors are not separately compensated for their service on the Board of Directors of Third Federal Savings and Loan Association of Cleveland, MHC. For the fiscal year ended September 30, 2006, directors of Third Federal Savings and Loan received aggregate director fees of $190,000, and directors of TFS Financial Corporation received aggregate director fees of $156,000.

Executive Officers

The table below sets forth information, as of September 30, 2006, regarding our executive officers other than Messrs. Stefanski and Kobak, and Ms. Piterans.

Name	Title	Age
Judith Z. Adam	Chief Accounting Officer	51
Ralph M. Betters	Chief Information Officer	55
David S. Huffman	Chief Financial Officer	54
Paul J. Huml	Chief Operating Officer, TFS Financial Corporation	47
John P. Ringenbach	Chief Operating Officer, Third Federal Savings and Loan	57

The executive officers of TFS Financial Corporation and Third Federal Savings and Loan are elected annually and hold office until their respective successors are elected or until death, resignation, retirement or removal by the board of directors.

The Business Background of Our Executive Officers

The business experience for the past five years of each of our executive officers other than Messrs. Stefanski and Kobak, and Ms. Piterans is set forth below. Unless otherwise indicated, executive officers have held their positions for the past five years.

Judith Z. Adam joined Third Federal Savings and Loan in 2000 and was appointed Chief Accounting Officer of TFS Financial Corporation in 2007. Ms. Adam has more than 20 years experience in the financial institutions industry, including serving as Chief Financial Officer of Metropolitan Bank and Trust of Mayfield Heights, Ohio, from 1998 to 2000.

Ralph M. Betters is the Chief Information Officer for Third Federal Savings and Loan, a position he has held since 1991. Prior to joining Third Federal Savings and Loan, he was an information technology principal in the consulting practice of KPMG Peat Marwick, where he was employed from 1980 until 1991. Mr. Betters has more than 30 years of experience in the technology industry.

David S. Huffman joined Third Federal Savings and Loan in 1993, and has served as the Chief Financial Officer since 2000. Mr. Huffman has more than 30 years experience in the financial institutions industry, including serving as Chief Financial Officer of First American Savings Bank of Canton, Ohio, from 1989 to 1993.

Paul J. Huml joined Third Federal Savings and Loan as a Vice President in 1998 and was appointed Chief Operating Officer of TFS Financial Corporation in 2002. Prior to joining Third Federal Savings and Loan, Mr. Huml spent 10 years in the hotel industry, focusing on the areas of finance, real estate development and risk management. Mr. Huml is a certified public accountant in the state of Ohio.

John P. Ringenbach joined Third Federal Savings and Loan in 1993 and serves as Chief Operating Officer. Prior to joining Third Federal Savings and Loan, Mr. Ringenbach was President of Commerce Exchange Bank, where he was employed from 1987 until 1993. Mr. Ringenbach has more than 30 years experience in the financial institutions industry.

Summary Compensation Table

The following table sets forth for the fiscal year ended September 30, 2006, certain information as to the total remuneration we paid to our Chairman, President and Chief Executive Officer as well as to the four most highly compensated executive officers of Third Federal Savings and Loan, other than the Chairman, President and Chief Executive Officer. Each of the individuals listed in the table below is referred to as a Named Executive Officer.

Name and Principal Position	Fiscal Year	Annual Compensation (1)
		Salary	Bonus (2)	Other Annual Compensation		LTIP Payouts	All Other Compensation
Marc A. Stefanski, Chairman of the Board, President and Chief Executive Officer	2006	$900,000	$910,657	$50,319	(3)	—	$246,224	(4)

John P. Ringenbach, Chief Operating Officer, Third Federal Savings and Loan	2006	$363,637	$367,992	—	(5)	—	$103,382	(6)

Marianne Piterans, Director of Human Resources and Director	2006	$302,089	$317,921	—	(5)	—	$61,399	(7)

Ralph M. Betters, Chief Information Officer	2006	$288,926	$288,926	—	(5)	—	$75,055	(8)

David S. Huffman, Chief Financial Officer	2006	$268,518	$276,964	—	(5)	—	$48,444	(9)

(1)	Summary compensation information is excluded for the fiscal years ended September 30, 2005 and 2004, as we were not a public company during those periods.
(2)	Bonuses are paid at the discretion of the board of directors.
(3)	Includes $39,218 for consultations with respect to financial, retirement and estate planning. See “—Benefit Plans—Financial, Retirement and Estate Planning Program.”
(4)	Reflects a 401(k) plan company match of $8,769, a 401(k) plan profit sharing contribution of $4,200, a Benefit Equalization Plan match of $36,000, a Benefit Equalization Plan profit sharing contribution of $54,279, an Executive Retirement Benefit Plan contribution of $90,000, life insurance premium payments of $50,935 and disability insurance premiums of $2,041.
(5)	Third Federal Savings and Loan provides certain of its executive officers with non-cash benefits and perquisites. Management believes that the aggregate value of these benefits for the fiscal year ended September 30, 2006 was the lesser of either $50,000 or 10% of the aggregate salary and annual bonus reported for them in the Summary Compensation Table.
(6)	Reflects a 401(k) plan company match of $8,800, a 401(k) plan profit sharing contribution of $4,200, a Benefit Equalization Plan match of $9,708, a Benefit Equalization Plan profit sharing contribution of $19,228, an Executive Retirement Benefit Plan contribution of $27,518, life insurance premium payments of $29,341 and disability insurance premiums of $4,587.
(7)	Reflects a 401(k) plan company match of $8,800, a 401(k) plan profit sharing contribution of $4,200, a Benefit Equalization Plan match of $6,585, a Benefit Equalization Plan profit sharing contribution of $12,882, an Executive Retirement Benefit Plan contribution of $22,909, life insurance premium payments of $2,469 and disability insurance premiums of $3,554.
(8)	Reflects a 401(k) plan company match of $8,800, a 401(k) plan profit sharing contribution of $4,200, a Benefit Equalization Plan match of $5,869, a Benefit Equalization Plan profit sharing contribution of $9,153, an Executive Retirement Benefit Plan contribution of $21,669, life insurance premium payments of $22,326, and disability insurance premiums of $3,038.
(9)	Reflects a 401(k) plan company match of $8,800, a 401(k) plan profit sharing contribution of $4,200, a Benefit Equalization Plan match of $4,923, a Benefit Equalization Plan profit sharing contribution of $7,281, an Executive Retirement Benefit Plan contribution of $20,614, life insurance premium payments of $2,626.

Benefit Plans

Third Federal Savings and Loan sponsors a 401(k) plan and medical and dental insurance plans for its employees, as well as short-term and long-term disability plans and life, accidental death and dismemberment insurance policies. In addition, it provides the following benefits:

Executive Life Insurance Bonus Program. Third Federal Savings and Loan has established an Executive Life Insurance Bonus Program for Messrs. Stefanski, Ringenbach and Betters, whereby the individual executives have acquired insurance policies on their lives and have transferred such policies to life insurance trusts. Third Federal Savings and Loan pays a bonus to the executives annually in amounts sufficient to pay the premiums on the policies. In addition, at year end, Third Federal Savings and Loan provides a tax gross-up to the executives in an amount sufficient to pay the taxes due on the premium payments. The death benefits are as follows: $6.0 million for Mr. Stefanski and $1.5 million for each of Messrs. Ringenbach and Betters. The total cost of the premiums paid by Third Federal Savings and Loan each fiscal year is $82,000.

Executive Disability Insurance Bonus Program. Third Federal Savings and Loan has established an Executive Disability Insurance Bonus Program for Messrs. Stefanski, Ringenbach and Betters and Ms. Piterans, whereby the individual executives have acquired individual disability policies and Third Federal Savings and Loan pays bonuses to the executives annually in amounts sufficient to pay the premiums on the policies. In addition, at year-end, Third Federal Savings and Loan provides a tax gross-up to the executives in an amount sufficient to pay any taxes due on the bonuses. The total cost of the premiums paid by Third Federal Savings and Loan each year is $13,000.

Financial, Retirement and Estate Planning Program. Third Federal Savings and Loan sponsors a financial, retirement and estate planning program for Named Executive Officers and one additional employee director. Individuals designated by the board of directors will be eligible to participate in the program during the year in which they are designated and during the two succeeding years. For the year ended September 30, 2006, each of the Named Executive Officers and director Bernard Kobak, who is also a part-time employee, were designated by the board to participate in the program, and Messrs. Stefanski and Ringenbach, Ms. Piterans and Director Kobak have participated. A participant (or in certain circumstances, his or her surviving spouse) may consult with a financial planning adviser, investment adviser or legal adviser under the program, each of whom may perform such services as are reasonably required, and Third Federal Savings and Loan will pay the fees for those services, up to $40,000 in any one year. For the fiscal year ended September 30, 2006, the total cost to Third Federal Savings and Loan for the Named Executive Officers and the other employee director participating in the program was $72,000.

Personal Health Management Program. Third Federal Savings and Loan implemented a personal health management program for the Named Executive Officers. The personal health management program offers participants the opportunity to have annual medical examinations and health risk appraisals on a regular basis. The cost of the program ranges from $2,000 to $3,000 per participant.

Company Car Program. Third Federal Savings and Loan sponsors a company car program under which members of executive management designated by the chief executive officer will be provided a new company car and other staff members designated by the chief executive officer will receive an assigned company car or will have the opportunity to use a company vehicle or receive a gasoline credit card. Messrs. Stefanski and Kobak have each been provided with a company car under the program. The company car program also covers the costs of maintenance and operation of company cars and insurance coverage.

Supplemental Executive Split Dollar Life Insurance. Third Federal Savings and Loan maintains supplemental life insurance coverage for Named Executive Officers through an endorsement split dollar life insurance program. Third Federal Savings and Loan owns each of the policies and endorses a portion of the death benefit to the beneficiaries designated by the executive. These arrangements do not provide a death benefit postretirement. Supplemental life insurance death benefit amounts are determined according to the ranges of salary and bonus compensation of the executives, as follows: $4.7 million for Mr. Stefanski; $4.0 million for

Mr. Ringenbach; and $2.0 million for each of Messrs. Betters and Huffman and Ms. Piterans. No other executives currently participate in the endorsement split dollar program.

Collateral Assignment Split Dollar Agreement. In 2002, Third Federal Savings and Loan entered into a collateral assignment split dollar life insurance agreement with Mr. Stefanski whereby Third Federal Savings and Loan purchased life insurance on the life of Mr. Stefanski in the face amount of $2.5 million. This life insurance policy was issued to a life insurance trust established by Mr. Stefanski for the benefit of his designated beneficiaries under said trust. The trust then collaterally assigned the policy to Third Federal Savings and Loan in order to secure the repayment of the policy premiums that Third Federal Savings and Loan paid or was expected to pay on the executive’s behalf. In connection with the stock offering of TFS Financial, Third Federal Savings and Loan and Mr. Stefanski determined that this arrangement should be terminated. Accordingly, in September 2006 Mr. Stefanski’s trust transferred its interest in the life insurance policy to Third Federal Savings and Loan in satisfaction of all amounts owed by Mr. Stefanski for the premiums paid by Third Federal Savings and Loan on the policy. The transfer was effective October 26, 2006.

Executive Retirement Benefit Plans. Third Federal Savings and Loan adopted Executive Retirement Benefit Plans for each of the Named Executive Officers, effective January 1, 2006. The Executive Retirement Benefit Plan replaces the Third Federal Savings and Loan MHC and Subsidiaries Executive Target Benefit Plans, which were terminated and distributed in 2004. Under the Executive Retirement Benefit Plan, at the end of each calendar quarter, we will credit to the account of each participant an amount equal to 15% of the participant’s compensation for such quarter (20% in the case of Mr. Stefanski). Prior to the beginning of each plan year, each participant will elect the distribution form for the amount credited to his or her account. The board of directors may offer investment options from which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If the board of directors does not offer investment options or the participant does not elect to participate in the deemed investment options, the participant’s account will be credited with earnings at the rate of 10-year Treasury bonds at the end of each calendar quarter. For the fiscal year ended September 30, 2006, the rate credited was 4.39%. For the fiscal year ended September 30, 2006, a total of $3,000 in earnings was credited to the participants in the Executive Retirement Benefit Plans. Each participant will vest in his or her account after completion of five years of service. If a participant has already completed five years of service as of the plan’s effective date, the participant will be immediately fully vested in his or her account. The participant’s account balance will be distributed to the participant (or his or her beneficiary) in the form elected by the participant following separation from service due to death, disability, normal retirement or separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum. Third Federal Savings and Loan may, in its discretion, establish rabbi trusts to provide a source of payment of obligations under the plans.

Benefit Equalization Plan. Third Federal Savings and Loan maintains a Benefit Equalization Plan for the purpose of providing benefits to certain executive officers that would have been payable under the Third Federal 401(k) Savings Plan but for the limitations under Sections 401(a)(17), 402(g) and 415 of the Internal Revenue Code. The Named Executive Officers are the only participants in the Benefit Equalization Plan. A participant may elect to defer up to 15% of his or her compensation, reduced by the maximum amount of compensation that the participant may defer for the current plan year under the terms of the 401(k) Savings Plan. A participant under the plan will be eligible to a receive a matching contribution with respect to his or her elective deferrals and a profit sharing contribution in an amount equal to that which he would have received under the 401(k) Savings Plan but for the compensation limits, reduced by the profit sharing contribution allocated to the participant under the 401(k) Savings Plan for such year. A participant will always be 100% vested in his or her account under the plan. A participant may elect to receive his or her distribution of benefits in a lump sum or in ten annual installments. The board of directors may offer investment options from which a participant may select for the purpose of determining the earnings to be credited to the participant’s account. If the board of directors does not offer investment options or the participant does not elect to participate in the deemed investment options, the participant’s account will be credited with earnings at the rate of 2% over the one-year Third Federal Savings and Loan certificate of deposit. For the fiscal year ended September 30, 2006, a total of $53,000 in earnings was credited to the accounts of current employees under this plan. The participant’s account balance will be distributed to the participant (or his beneficiary), in the form elected by the participant, following the participant’s death, disability, normal retirement or other separation of service. If the participant does not elect a form of payment, payment will be made in a lump sum. At the request of a participant who has an unforeseeable emergency, the board of directors may, in its discretion, distribute all or a portion of the participant’s account. Third Federal Savings and Loan may, but is not required, to establish rabbi trusts to provide a source of payment of obligations under the plan.

Retirement Plan. Third Federal Savings and Loan sponsors a defined benefit retirement plan for employees (the “Retirement Plan”). Prior to January 1, 2003, an employee became eligible to participate in the Retirement Plan on the first day of the calendar quarter coinciding with or following the date he had both attained age 21 and been credited with a year of eligibility service. The Retirement Plan has been closed to new employees. Accordingly, no employee was eligible to become a participant in the Retirement Plan after December 31, 2002. Individuals who were already participants in the Retirement Plan on December 31, 2002 may continue to accrue benefits under the terms of the Retirement Plan. Upon normal retirement at age 65, a participant will generally be entitled to a monthly benefit equal to 2% of one-twelfth of the participant’s average annual compensation multiplied by the participant’s years of benefit service. In the event a participant continues working after reaching age 65, the participant will be eligible to receive his or her monthly normal retirement benefit for any month in which the participant works less than 40 hours. For these purposes, average annual compensation means the average compensation for each calendar year of employment other than years prior to participation in the Retirement Plan and years in which a participant has less than 1,000 hours of employment. Compensation is defined as wages reported on Form W-2, including salary reduction contributions to our 401(k) Plan and flexible benefits plan and excluding certain reimbursements or special amounts such as expense allowances, fringe benefits, moving expenses and welfare benefits. In the event of retirement after age 65, the benefit will be the greater of the normal retirement benefit determined at retirement or the normal retirement benefit determined at age 65, increased by 0.8% for each month from the participant’s normal retirement date (age 65) to the date of the participant’s retirement. The normal form of benefit payment is a monthly payment over the longer of the participant’s lifetime or ten years, and, in the event of the participant’s death, payment to the participant’s beneficiary for the remainder of the ten-year term.

The following table indicates the annual retirement benefit that would be payable under the Retirement Plan upon normal retirement at age 65 in calendar year 2006, expressed in the form of a single life annuity for the final average compensation and benefit service classification specified below:

Final Average Annual Compensation	Years of Benefit Service and Benefit Payable at Retirement
	5	10	20	30	40
$ 10,000	$1,000	$2,000	$4,000	$6,000	$8,000
30,000	3,000	6,000	12,000	18,000	24,000
60,000	6,000	12,000	24,000	36,000	48,000
90,000	9,000	18,000	36,000	54,000	72,000
120,000	12,000	24,000	48,000	72,000	96,000
150,000	15,000	30,000	60,000	90,000	120,000
160,000	16,000	32,000	64,000	96,000	128,000
170,000	17,000	34,000	68,000	102,000	136,000
200,000	20,000	40,000	80,000	120,000	160,000
225,000 and above (1)	22,500	45,000	90,000	135,000	180,000

(1)	Under Internal Revenue Code Section 401(a)(17), for the year ended December 31, 2007, the maximum compensation that can be taken into consideration for determining benefits payable under the Retirement Plan is $225,000 and the maximum benefit payable under the Retirement Plan is $180,000.

At December 31, 2006, Messrs. Stefanski, Huffman, Ringenbach and Betters and Ms. Piterans had 23, 12, 12, 14, and 13 years of credited service, respectively, under the plan.

Stock Benefit Plans

Employee Stock Ownership Plan and Trust. Third Federal Savings and Loan implemented an employee stock ownership plan effective January 1, 2006 and has made a contribution of $9.1 million to the plan for the first plan year ending December 31, 2006. As part of the stock offering, the employee stock ownership plan trust established in connection with the employee stock ownership plan intends to borrow funds from us and use those funds, in addition to contributions that Third Federal Savings and Loan made to the plan prior to the stock offering, to purchase a number of shares equal to 3.92% of the outstanding shares of common stock (including shares issued to Third Federal Savings and Loan Association, MHC and the charitable foundation). Collateral for the loan will be the common stock purchased with the proceeds of the loan.

The shares purchased with the loan will be held initially in a suspense account and will be allocated to participants’ accounts in the employee stock ownership plan as the loan is repaid. Participants will have no interest in the shares in the suspense account and will only have an interest in the shares actually allocated to their accounts as the loan is repaid. The loan will be repaid principally from discretionary contributions by Third Federal Savings and Loan to the employee stock ownership plan over a period of up to 30 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty for prepayments. It is anticipated that the interest rate on the loan will equal the prime interest rate at the closing of the stock offering, and will adjust annually at the beginning of each calendar year. For each of the plan years ending on December 31, 2006 and December 31, 2007, the employer contributions deposited in the employer stock fund or investment fund will be allocated among employee stock ownership plan participants, based on each participant’s number of service years. Initially, participants will receive an allocation of between $5,000 and $15,000, depending on their years of service. For plan years ending after December 31, 2007, the allocable share of each participant will be a uniform amount, determined by dividing the amount of the employer contribution for the plan year by the number of participants who are eligible to receive an allocation for the plan year.

A participant’s vested interest in employer contributions allocated to his account for the plan year ending December 31, 2006 will be 0% until the participant has completed five years of vesting service, at which time his vested interest in such amount will be 100%. A participant’s interest in employer contributions allocated to his account for plan years beginning after December 31, 2006 will vest at the rate of 25% per year, commencing upon completion of two years of vesting service, and will be fully vested upon completion of five years of vesting service. Credit for prior years of service will be given for vesting purposes to reward long-term employees. A participant’s interest in the shares allocated to his account under the plan will also fully vest in the event of termination of service due to a participant’s normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable generally in the form of shares of stock, with any fractional portion of a share paid in cash. Third Federal Savings and Loan’s contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, total benefits payable under the employee stock ownership plan cannot be estimated. Pursuant to SOP 93-6, we will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account.

Stock-Based Benefit Plans. Following the stock offering, we intend to adopt one or more stock-based benefit plans that will provide for grants of stock options and awards of shares of common stock. Under current Office of Thrift Supervision regulations, the number of options granted or shares awarded under such plans may not exceed 4.90% and 1.96%, respectively, of our outstanding shares (including shares issued to Third Federal Savings and Loan Association of Cleveland, MHC and to Third Federal Foundation), exclusive of shares acquired in the secondary market to fund such plans in excess of the foregoing amounts. Under current Office of Thrift Supervision regulations, the number of options granted or shares awarded under the plans, when aggregated with any subsequently adopted stock-based benefit plans (exclusive of any shares held by any employee stock ownership plan), may not exceed 25% of the number of shares of common stock held by persons other than Third Federal Savings and Loan Association of Cleveland, MHC.

The stock-based benefit plans will comply with all applicable regulations of the Office of Thrift Supervision. The stock-based benefit plans cannot be established sooner than six months after the stock offering and would require the approval of a majority of votes cast by our shareholders (under Nasdaq rules) and by a majority of the total votes of TFS Financial Corporation eligible to be cast (excluding votes eligible to be cast by Third Federal Savings and Loan Association of Cleveland, MHC), unless we obtain a waiver from the Office of Thrift Supervision that would allow the stock-based benefit plans to be approved by a majority of votes cast by our shareholders (excluding shares voted by Third Federal Savings and Loan Association of Cleveland, MHC). We currently intend to request such a waiver from the Office of Thrift Supervision. Unless a waiver is obtained from the Office of Thrift Supervision, the following additional Office of Thrift Supervision restrictions would apply to our stock-based benefit plans:

•	non-employee directors in the aggregate may not receive more than 30% of the options and awards authorized under the plans;

•	any one non-employee director may not receive more than 5% of the options and stock awards authorized under the plans;

•	any officer or employee may not receive more than 25% of the options or stock awards authorized under the plans;

•	the options and awards may not vest more rapidly than 20% per year, beginning on the first anniversary of shareholder approval of the plans; and

•	accelerated vesting of awards is not permitted except for death, disability or upon a change in control of Third Federal Savings and Loan or TFS Financial Corporation.

We may obtain the shares needed for our stock-based benefit plans by issuing additional shares of common stock from authorized but unissued shares or through stock repurchases.

The Office of Thrift Supervision has proposed amendments to its existing regulations regarding stock-based benefit plans that are intended to clarify and simplify such regulations. Specifically, the amendments would clarify that we may grant options and award shares of common stock under one or more stock-based benefit plans in excess of 4.90% and 1.96%, respectively, of our total outstanding shares if the stock-based benefit plans are adopted more than one year following the stock offering, provided shares used to fund the plans in excess of these amounts are obtained through stock repurchases. The proposed amendments would also require that if the stock-based benefit plans are adopted less than one year following the stock offering, the stock-based benefit plans must be approved by a majority of the votes of TFS Financial Corporation shareholders cast at an annual or special meeting of shareholders, excluding votes eligible to be cast by Third Federal Savings and Loan Association of Cleveland, MHC. Under the proposed amendments, there would be no separate vote required of minority shareholders if the stock-based benefit plans are adopted more than one year following the stock offering. The proposed amendments would further clarify that the current regulatory restrictions set forth above regarding the amount of individual and group awards, and restrictions on accelerated vesting of awards, would not apply if the stock-based benefit plans are adopted more than one year following the stock offering.

In the event the Office of Thrift Supervision adopts these regulations as proposed, or otherwise changes its existing regulations or policies, we may implement stock-based benefit plans that exceed the current limits applicable to the overall size of such plans and individual awards thereunder, and otherwise grant awards with terms that are different than those required by current Office of Thrift Supervision regulations and policy. Moreover, to the extent that any new regulations or policies contain a more flexible voting standard for shareholder approval than that currently required, we intend to use the more flexible voting standard, which could result in the vote of Third Federal Savings and Loan Association of Cleveland, MHC controlling the outcome of a shareholder vote on our stock-based benefit plans.

Transactions with Certain Related Persons

Loans and Extensions of Credit. The Sarbanes-Oxley Act of 2002 generally prohibits us from making loans to our executive officers and directors, but it contains a specific exemption form such prohibition for loans made by Third Federal Savings and Loan to our executive officers and directors in compliance with federal banking regulations.

The aggregate amount of our outstanding loans to our officers and directors and their related entities was $2.4 million at September 30, 2006. All of such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features. These loans were performing according to their original terms at September 30, 2006, and were made in compliance with federal banking regulations.

Other Transactions. John J. Fitzpatrick, in addition to his duties as a director of Third Federal Savings and Loan, TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC, is a partner of The Business Resources and Business Leadership Center, which previously provided consulting services to Third Federal Savings and Loan. During the fiscal year ended September 30, 2006, Third Federal Savings and Loan paid The Business Resources and Business Leadership Center consulting fees of $11,675.

Director James S. Gascoigne, in addition to his duties as a director of Third Federal Savings and Loan, TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland, MHC, is the managing member of Baywater Capital Partners LTD and the owner and president of Baywater Management Company. These entities provide management services to Hazelmere Investment Group I, Ltd. and Hazelmere of California Limited Partnership, which are 70% owned by Third Capital, Inc., a wholly owned subsidiary of TFS Financial Corporation. During the fiscal year ended September 30, 2006, Baywater Capital Partners LTD received management fees of $600,000 from the Hazelmere entities, and Baywater Management Company received management fees of $141,737 from the Hazelmere entities.

Participation by Directors and Executive Officers in the Stock Offering

The following table sets forth information regarding intended subscriptions for shares of common stock by each of the directors and executive officers of TFS Financial Corporation and Third Federal Savings and Loan and their associates, and by all directors and executive officers and their associates as a group. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase orders. Directors and executive officers will purchase shares of common stock at the same $10.00 purchase price per share and on the same terms as other purchasers in the stock offering. Any purchases made by any of our affiliates for the explicit purpose of meeting the minimum number of shares of common stock required to be sold in order to complete the stock offering shall be made for investment purposes only and not with a view toward distribution. This table excludes shares of common stock to be purchased by the employee stock ownership plan, as well as any stock awards or stock option grants that may be made no earlier than six months after the completion of the stock offering. This table also excludes additional shares that may be purchased by our directors and executive officers following the completion of the stock offering. The directors and executive officers have indicated their intention to subscribe for an aggregate of $6.5 million of shares of common stock in the stock offering, equal to 0.9% of the number of shares of common stock to be sold in the stock offering, at the midpoint of the estimated valuation range.

Name and Title	Number of Shares	Aggregate Purchase Price (1)	Percent at Midpoint of Offering Range
Marc A. Stefanski, Chairman of the Board, President and Chief Executive Officer	75,000	$750,000	0.1%
Thomas J. Baird, Director	20,000	200,000	*
Martin J. Cohen, Director	10,000	100,000	*
Robert A. Fiala, Director	20,000	200,000	*
John J. Fitzpatrick, Director	25,000	250,000	*
James S. Gascoigne, Director	35,000	350,000	*
Bernard S. Kobak, Corporate Secretary and Director	75,000	750,000	0.1
William C. Mulligan, Director	30,000	300,000
Marianne Piterans, Director of Human Resources and Director	50,000	500,000	0.1
Paul W. Stefanik, Director	20,000	200,000	*
Anthony W. Zepp, Director	4,000	40,000	*
Judith Z. Adam, Chief Accounting Officer	15,000	150,000	*
Ralph M. Betters, Chief Information Officer	75,000	750,000	0.1
David S. Huffman, Chief Financial Officer	75,000	750,000	0.1
Paul J. Huml, Chief Operating Officer, TFS Financial Corporation	45,000	450,000	0.1
John P. Ringenbach, Chief Operating Officer, Third Federal Savings and Loan	75,000	750,000	0.1

All directors and executive officers as a group	649,000	$6,490,000	0.9%

*	Less than 0.1%.
(1)	Includes purchases by the individual’s spouse and other relatives of the named individual living in the same household. The above named individuals are not aware of any other purchases by a person who, or entity that would be considered an associate of the named individuals under the stock issuance plan.

THE STOCK OFFERING

The board of directors of TFS Financial Corporation has approved the stock issuance plan, and the Office of Thrift Supervision has approved the stock issuance plan as part of its approval of our application to conduct the stock offering, subject to the satisfaction of certain conditions imposed by the Office of Thrift Supervision in its approval. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the stock issuance plan by the Office of Thrift Supervision.

General

On May 25, 2006, our board of directors unanimously adopted the stock issuance plan pursuant to which we will sell shares of our common stock to depositors of Third Federal Savings and Loan and other persons, and issue shares of our common stock to Third Federal Savings and Loan Association of Cleveland, MHC. Upon completion of the stock offering, purchasers in the stock offering will own up to 30.08% of our outstanding shares of common stock (subject to adjustment), and Third Federal Savings and Loan Association of Cleveland, MHC will own up to 68.19% of our outstanding shares of common stock (subject to adjustment). In addition, we intend to issue up to 2% of our outstanding shares of common stock to a charitable foundation we will establish.

The aggregate price of the shares of common stock sold in the stock offering will be within the offering range. The offering range of between $644.0 million and $871.3 million (subject to adjustment) has been established by the board of directors, based upon an independent appraisal of the estimated pro forma market value of our shares of common stock. The appraisal was prepared by FinPro, Inc., a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of common stock to be sold in the stock offering will be sold at the same price per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the stock offering. See “How We Determined the Stock Pricing and the Number of Shares to be Issued” for additional information as to the determination of the estimated pro forma market value of the shares of our common stock.

Offering materials for the stock offering initially have been distributed by mail, with additional copies made available through our Stock Information Center. All prospective purchasers must send payment directly to us. We will deposit these funds in a segregated savings account at Third Federal Savings and Loan or, at our discretion, another federally insured depository institution, and we will not release the funds until the stock offering is completed or terminated.

The following describes the material aspects of the stock offering. Prospective purchasers should also carefully review the terms of the stock issuance plan. A copy of the stock issuance plan is available from Third Federal Savings and Loan upon request and is available for inspection at the offices of Third Federal Savings and Loan and at the Office of Thrift Supervision. The plan is also filed as an exhibit to the Registration Statement of which this prospectus is a part, copies of which may be obtained from the Securities and Exchange Commission. See “Where You Can Find More Information.”

Reasons for the Stock Offering

The proceeds from the sale of our shares of common stock will provide Third Federal Savings and Loan with additional capital, which may be used to support future growth, internally or through acquisitions. In addition, since Third Federal Savings and Loan competes with local and regional banks and other entities for employees, we believe that the stock offering will enable us to attract and retain management and employees through various stock benefit plans, including stock option plans, stock award plans and an employee stock ownership plan. The stock offering will permit us to support our local communities through a contribution to the charitable foundation.

In the future, the unissued shares of common and preferred stock authorized by our charter, as well as any treasury shares that may have been repurchased, will permit us to raise additional equity capital through further sales of securities and may permit us to issue securities in connection with possible acquisitions, subject to market conditions and any required regulatory approvals. We currently have no plans with respect to additional offerings of common or preferred stock.

The stock offering proceeds will provide additional flexibility to grow through acquisitions of other financial institutions or other businesses. Although there are no current arrangements, understandings or agreements, written or oral, regarding any such opportunities, we will be in a position after the stock offering to take advantage of any such favorable opportunities that may arise. See “How We Intend to Use the Proceeds from the Stock Offering” for a description of our intended use of proceeds.

After considering the advantages and disadvantages of the stock offering, as well as applicable fiduciary duties, our board of directors unanimously approved the stock issuance plan as being in the best interests of TFS Financial Corporation, Third Federal Savings and Loan, and Third Federal Savings and Loan’s customers and the communities we serve.

Offering of Shares of Common Stock

Under the stock issuance plan, up to 87,130,102 shares of our common stock will be offered for sale, subject to certain restrictions described below, through a subscription and community offering.

Subscription Offering. The subscription offering will expire at 4:00 p.m., Cleveland, Ohio time, on March 26, 2007, unless otherwise extended by Third Federal Savings and Loan and TFS Financial Corporation. Regulations of the Office of Thrift Supervision require that all shares to be offered in the stock offering be sold within a period ending not more than 90 days after Office of Thrift Supervision approval of the use of the prospectus or a longer period as may be approved by the Office of Thrift Supervision. This period expires on May 14, 2007, unless extended with the approval of the Office of Thrift Supervision. If the stock offering is not completed by May 14, 2007, all subscribers will have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest. In the event of an extension of this type, all subscribers will be notified in writing of the time period within which subscribers must notify Third Federal Savings and Loan of their intention to maintain, modify or rescind their subscriptions. If the subscriber rescinds or does not respond in any manner to Third Federal Savings and Loan’s notice, the funds submitted will be refunded to the subscriber with interest at Third Federal Savings and Loan’s current passbook savings rate, and/or the subscriber’s withdrawal authorizations will be terminated. In the event that the stock offering is not completed, all funds submitted and not previously refunded pursuant to the subscription and community offering will be promptly refunded with interest at Third Federal Savings and Loan’s current passbook savings rate, and all withdrawal authorizations will be terminated.

Subscription Rights. Under the stock issuance plan, nontransferable subscription rights to purchase the shares of common stock have been issued to persons and entities as described below. The amount of shares of common stock that these persons may purchase will depend on the availability of the shares of common stock for purchase under the categories described in the stock issuance plan. Subscription priorities have been established for the allocation of shares of common stock to the extent that the shares are available. These priorities are as follows:

Category 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Third Federal Savings and Loan, as of the close of business on April 30, 2005, will receive nontransferable subscription rights to subscribe for up to the greater of the following:

(i)	$500,000 of shares of common stock;

(ii)	one-tenth of one percent of the total offering of shares of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold in the stock offering by a fraction, the numerator of which is the amount of the qualifying deposits of the eligible account holder and the denominator is the total amount of qualifying deposits of all eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing eligible account holders so as to permit each one, to the extent possible, to purchase a number of shares sufficient to make the person’s total allocation equal to the lesser of 100 shares or the number of shares for which such person has subscribed. Thereafter, unallocated shares will be allocated among the remaining subscribing eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all remaining eligible account holders whose subscriptions remain unfilled; however, no fractional shares will be issued. If the amount so allocated exceeds the amount subscribed for by any one or more eligible account holder, the excess will be reallocated, one or more times as necessary, among those eligible account holders whose subscriptions are still not fully satisfied on the same principle until all available shares have been allocated or all subscriptions satisfied. Subscription rights received by officers and directors in this category based on any increase in their deposits in Third Federal Savings and Loan in the one-year period preceding April 30, 2005, are subordinated to the subscription rights of other eligible account holders.

Category 2: Tax-Qualified Employee Plans. The tax-qualified employee plans of Third Federal Savings and Loan, such as the employee stock ownership plan and the 401(k) savings plan, have nontransferable subscription rights to purchase up to 4.9% of the shares of common stock to be outstanding immediately following the stock offering. The employee stock ownership plan intends to purchase 3.92% of our outstanding shares of common stock (including shares issued to Third Federal Foundation) unless additional purchases are required to complete the stock offering at the minimum of the offering range. In the event the number of shares offered in the stock offering is increased above the maximum of the valuation range, the tax-qualified employee plans will have a priority to purchase any shares exceeding the maximum of the valuation range up to 4.9% of the shares of common stock to be outstanding immediately following the stock offering. In addition to purchasing shares of common stock in the stock offering, the employee stock ownership plan may purchase shares of common stock in the open market or may purchase shares of common stock directly from us subsequent to the completion of the stock offering.

Category 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit as of the close of business on December 31, 2006, will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$500,000 of shares of common stock;

(ii)	one-tenth of one percent of the total offering of shares of common stock; or

(iii)	15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold in the stock offering by a fraction, the numerator of which is the amount of qualifying deposits of the supplemental eligible account holder and the denominator is the total amount of qualifying deposits of all supplemental eligible account holders.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing supplemental eligible account holders so as to permit each supplemental eligible account holder, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which such person has subscribed. Thereafter, unallocated shares will be allocated among subscribing supplemental eligible account holders whose subscriptions remain unfilled in the proportion that the amounts of their respective qualifying deposits bear to total qualifying deposits of all subscribing supplemental eligible account holders whose subscriptions remained unfilled.

Category 4: Other Members. To the extent that there are sufficient shares of common stock remaining after satisfaction of subscriptions by eligible account holders, the tax-qualified employee plans and supplemental eligible account holders, and subject to the maximum purchase limitations, each depositor with $50.00 or more on deposit at Third Federal Savings and Loan as of the close of business on January 31, 2007, who is neither an Eligible Account Holder nor Supplemental Eligible Account Holder, and each borrower from Third Federal Savings and Loan as of January 17, 1996 who maintains such borrowings as of the close of business on January 31, 2007, who is neither an Eligible Account Holder nor Supplemental Eligible Account Holder (“Other Members”), will receive nontransferable subscription rights to subscribe for up to the greater of:

(i)	$500,000 of shares of common stock;

(ii)	one-tenth of one percent of the total offering of shares of common stock; or

(iii)	with respect to Other Members who are depositors of Third Federal Savings and Loan, 15 times the product, rounded down to the nearest whole number, obtained by multiplying the total number of shares of common stock to be sold in the stock offering by a fraction, the numerator of which is the amount of qualifying deposits of the Other Members who are depositors of Third Federal Savings and Loan and the denominator of which is the total amount of qualifying deposits of all Other Members who are depositors of Third Federal Savings and Loan.

If the exercise of subscription rights in this category results in an oversubscription, shares of common stock will be allocated among subscribing Other Members so as to permit each Other Member, to the extent possible, to purchase a number of shares sufficient to make his or her total allocation equal to the lesser of 100 shares or the number of shares for which such person actually subscribed. Thereafter, unallocated shares will be allocated among subscribing Other Members whose subscriptions remain unfilled in the proportion that the amounts of their respective subscriptions bear to total subscriptions of all subscribing Other Members whose subscriptions remain unfilled.

We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares of common stock pursuant to the stock issuance plan reside. However, no shares of common stock will be offered or sold under the stock issuance plan to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the stock issuance plan reside or as to which we determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that Third Federal Savings and Loan or TFS Financial Corporation or any of their officers, directors or employees register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Community Offering. We will offer in a community offering to members of the general public to whom we deliver a copy of this prospectus and a stock order form, any shares of common stock that remain unsubscribed for in the subscription offering. In the community offering, preference will be given to natural persons residing in the State of Ohio, the Kentucky counties of Boone, Kenton and Campbell, and the Florida counties of Broward, Charlotte, Citrus, Collier, Hernando, Hillsborough, Lake, Lee, Manatee, Martin, Miami-Dade, Orange, Osceola, Palm Beach, Pasco, Pinellas, Polk, Sarasota, Seminole, St. Lucie and Volusia (the “Local Community”). Subject to the maximum purchase limitations, these persons may purchase up to $500,000 of shares of common stock. The community offering, if any, may begin concurrently with, during or promptly after the subscription offering, and may terminate at any time without notice, but may not terminate later than May 14, 2007, unless extended by TFS Financial Corporation. Subject to any required regulatory approvals, we will determine, in our discretion, the advisability of a community offering, the commencement and termination dates of any community offering, and the methods of finding potential purchasers in such offering. The opportunity to subscribe for shares of common stock in the community offering category is subject to our right, in our sole discretion, to accept or reject these orders in whole or in part either at the time of receipt of an order or as soon as practicable thereafter.

If there are not sufficient shares of common stock available to fill orders in the community offering, the shares of common stock will be allocated, if possible, first to each natural person residing in the Local Community whose order we accept, in an amount equal to the lesser of 1,000 shares of common stock or the number of shares of common stock ordered. Thereafter, unallocated shares of common stock will be allocated among persons residing in the Local Community whose orders remain unsatisfied, on an equal number of shares basis. If there are any shares of common stock remaining, shares will be allocated to other members of the general public who order in the community offering applying the same allocation described above for persons who reside in the Local Community.

Syndicated Community Offering. All shares of common stock not purchased in the subscription and community offerings, if any, may be offered for sale to the general public in a syndicated community offering through a syndicate of registered broker-dealers to be formed and managed by Sandler O’Neill & Partners, L.P. We expect to market any shares of common stock that remain unsubscribed after the subscription and community offerings through a syndicated community offering. We have the right to reject orders in whole or part in our sole discretion in the syndicated community offering. Neither Sandler O’Neill & Partners, L.P. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the syndicated community offering; however, in the event Sandler O’Neill & Partners, L.P. agrees to participate in a syndicated community offering, it will use its best efforts in the sale of shares of common stock in the syndicated community offering.

The price at which shares of common stock are sold in the syndicated community offering will be the same price as in the subscription and community offerings. Subject to the overall purchase limitations, no person by himself or herself may purchase more than $500,000 of shares of common stock in the Syndicated Community Offering.

Sandler O’Neill & Partners, L.P. may enter into agreements with selected dealers to assist in the sale of the shares of common stock in the syndicated community offering. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Sandler O’Neill & Partners, L.P. will instruct selected dealers as to the number of shares of common stock to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription and community offerings, selected dealers may only solicit indications of interest from their customers to place orders with us as of a certain order date for the purchase of shares of common stock. When and if we, in consultation with Sandler O’Neill & Partners, L.P., believe that enough indications of interest and orders have not been received in the subscription and community offerings to consummate the stock offering, we will instruct Sandler O’Neill & Partners, L.P. to request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will remit funds to the account we establish for each selected dealer. Each customer’s funds so forwarded, along with all other accounts held in the same title, will be insured by the Federal Deposit Insurance Corporation up to the maximum amount permissible under applicable Federal Deposit Insurance Corporation regulations. After we receive payment from selected dealers, funds will earn interest at Third Federal Savings and Loan’s passbook rate until the completion or termination of the stock offering. Funds will be promptly returned, with interest, in the event the stock offering is not completed as described above.

The syndicated community offering will terminate no more than 45 days following the subscription expiration date, unless extended by TFS Financial Corporation with the approval of the Office of Thrift Supervision.

Limitations on Purchase of Shares. The plan provides for certain limitations on the purchase of shares of common stock in the stock offering. These limitations are as follows:

A.	The aggregate amount of outstanding shares of our common stock owned or controlled by persons other than Third Federal Savings and Loan Association of Cleveland, MHC at the close of the stock offering shall be less than 50% of our total outstanding shares of common stock.

B.	The maximum purchase of shares of common stock in the subscription offering by a person or group of persons through a single deposit account is $500,000. No person by himself, or with an associate or group of persons acting in concert, may purchase more than $750,000 of the common stock offered in the stock offering, except that:

(i)	we may, in our sole discretion and without further notice to or solicitation of subscribers or other prospective purchasers, increase such maximum purchase limitation to 5% of the number of shares offered in the stock offering;

(ii)	our tax-qualified employee plans may purchase up to 4.9% of the shares of common stock to be outstanding immediately following the completion of the stock offering; and

(iii)	shares to be held by any of our tax-qualified employee plans and attributable to a person shall not be aggregated with other shares purchased directly by or otherwise attributable to such person.

C.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by TFS Financial Corporation, by any of our non-tax-qualified employee plans or any of our officers or directors and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of our outstanding shares of common stock at the conclusion of the stock offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of TFS Financial Corporation or Third Federal Savings and Loan that are attributable to such person shall not be counted.

D.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by TFS Financial Corporation, by any of our non-tax-qualified employee plans or any of our officers or directors and his or her associates, exclusive of any shares of common stock acquired by such plan or management person and his or her associates in the secondary market, shall not exceed 4.9% of our shareholders’ equity at the conclusion of the stock offering. In calculating the number of shares held by any management person and his or her associates under this paragraph, shares held by any tax-qualified employee plan or non-tax-qualified employee plan of TFS Financial Corporation or Third Federal Savings and Loan that are attributable to such person shall not be counted.

E.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by TFS Financial Corporation, by any one or more of our tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of our outstanding shares of common stock at the conclusion of the stock offering.

F.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by TFS Financial Corporation, by any one or more of our tax-qualified employee stock benefit plans, exclusive of any shares of common stock acquired by such plans in the secondary market, shall not exceed 4.9% of our shareholders’ equity at the conclusion of the stock offering.

G.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by TFS Financial Corporation, by all stock benefit plans of TFS Financial Corporation or Third Federal Savings and Loan, other than employee stock ownership plans, shall not exceed 25% of our outstanding shares of common stock held by persons other than Third Federal Savings and Loan Association of Cleveland, MHC.

H.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by TFS Financial Corporation, by all non-tax-qualified employee plans or our officers or directors and their associates, exclusive of any shares of common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of our outstanding shares of common stock held by persons other than Third Federal Savings and Loan Association of Cleveland, MHC at the conclusion of the stock offering. In calculating the number of shares held by management persons and their associates under this paragraph, shares held by any of our tax-qualified employee plans or non-tax-qualified employee plans that are attributable to such persons shall not be counted.

I.	The aggregate amount of shares of common stock acquired in the stock offering, plus all prior issuances by TFS Financial Corporation, by all non-tax-qualified employee stock benefit plans or management persons and their associates, exclusive of any shares of common stock acquired by such plans or management persons and their associates in the secondary market, shall not exceed 25% of our shareholders’ equity held by persons other than Third Federal Savings and Loan Association of Cleveland, MHC at the conclusion of the stock offering. In calculating the number of shares held by management persons and their associates under this paragraph, shares held by any of our tax-qualified employee plans or non-tax-qualified employee plans that are attributable to such persons shall not be counted.

J.	Notwithstanding any other provision of the stock issuance plan, no person shall be entitled to purchase any shares of common stock to the extent such purchase would be illegal under any federal law or state law or regulation or would violate regulations or policies of the National Association of Securities Dealers, Inc., particularly those regarding free riding and withholding. We and/or our agents may ask for an acceptable legal opinion from any purchaser as to the legality of such purchase and may refuse to honor any purchase order if such opinion is not timely furnished.

K.	Our board of directors has the right in its sole discretion to reject any order submitted by a person whose representations our board of directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of the stock issuance plan.

L.	A minimum of 25 shares of common stock must be purchased by each person purchasing shares in the stock offering to the extent those shares are available; provided, however, that in the event the minimum number of shares of common stock purchased times the price per share exceeds $500, then such minimum purchase requirement shall be reduced to such number of shares which, when multiplied by the price per share, shall not exceed $500, as determined by our board of directors.

For purposes of the plan, the members of our board of directors are not deemed to be acting in concert solely by reason of their board membership. The term “associate” is used above to indicate any of the following relationships with a person:

•

any corporation or organization, other than Third Federal Savings and Loan Association of Cleveland, MHC, TFS Financial Corporation or Third Federal Savings and Loan or a majority-owned subsidiary of Third Federal Savings and Loan Association of Cleveland, MHC, TFS Financial Corporation or Third Federal Savings and Loan, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

•

any trust or other estate, if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505, a person who has a substantial beneficial interest in one of our tax-qualified or non-tax-qualified employee plans, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, our tax-qualified employee plans are not associates of a person;

•	any person who is related by blood or marriage to such person and:

(i)	who lives in the same house as the person; or

(ii)	who is a director or senior officer of Third Federal Savings and Loan Association of Cleveland, MHC, TFS Financial Corporation or Third Federal Savings and Loan or a subsidiary thereof; and
•	any person acting in concert with the persons or entities specified above.

As used above, the term “acting in concert” means:

•	knowing participation in a joint activity or interdependent conscious parallel action towards a common goal, whether or not pursuant to an express agreement; or

•

a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company (“other party”) shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any of our tax-qualified employee plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

Persons or companies who file jointly with any regulatory agency a Schedule 13-D or Schedule 13-G under the Securities Exchange Act of 1934 with respect to any security registered under Section 12 of such act will be deemed to be acting in concert.

Our board of directors may, in its sole discretion, increase the maximum purchase limitation up to 9.99% of the shares being offered in the stock offering. However, orders for shares exceeding 5.0% of the shares sold may not exceed, in the aggregate, 10% of the shares sold. Requests to purchase shares of common stock under this provision will be allocated by our board of directors in accordance with the priority rights and allocation procedures set forth above. Depending upon market and financial conditions, and subject to certain regulatory limitations, our board of directors, with the approval of the Office of Thrift Supervision, may increase or decrease any of the above purchase limitations at any time. In computing the number of shares of common stock to be allocated, all numbers will be rounded down to the next whole number.

Shares of common stock purchased in the stock offering will be freely transferable except for shares of common stock purchased by executive officers and directors of Third Federal Savings and Loan or TFS Financial Corporation and except as described below. In addition, under National Association of Securities Dealers, Inc. guidelines, members of the National Association of Securities Dealers and their associates are subject to certain restrictions on transfer of securities purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

Tax Effects of the Stock Offering

We have received an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to the material federal income tax consequences of the stock offering to TFS Financial Corporation and as to the generally applicable material federal income tax consequences of the stock offering to our account holders and persons who purchase common stock in the stock offering. This opinion is based, among other things, on factual representations made by us, on certain assumptions stated in the opinion, on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings, practices and judicial authority, all of which are subject to change (which change may be made with retroactive effect). This opinion has been included as an exhibit to our registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part.

The opinion provides, among other things, that:

1.	we will not recognize gain or loss upon the exchange by Third Federal Savings and Loan Association of Cleveland, MHC of the shares of our common stock that it presently holds for the shares of our common stock that will be issued to it in connection with the stock offering;

2.	no gain or loss or taxable income will be recognized by eligible account holders, supplemental eligible account holders or other members upon the distribution to them or their exercise of nontransferable subscription rights to purchase our shares of common stock;

3.	it is more likely than not that the tax “basis” of our shares of common stock to persons who purchase shares in the stock offering will be the purchase price thereof, and that their holding period for the shares will commence upon the consummation of the stock offering; and

4.	no gain or loss will be recognized by us on our receipt of cash in exchange for shares of our common stock sold in the stock offering.

The tax opinions as to items 2 and 3 above are based on the position that subscription rights to be received by eligible account holders, supplemental eligible account holders and other members do not have any economic value at the time of distribution or at the time the subscription rights are exercised. In this regard, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, are legally non-transferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. However, as stated in the opinion, the issue of whether or not the nontransferable subscription rights have value is based on all the facts and circumstances.

The opinion of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, is not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the stock offering, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

We also have received a letter from FinPro, Inc. stating its belief that the subscription rights do not have any ascertainable fair market value and that the price at which the subscription rights are exercisable will not be more or less than the fair market value of the shares on the date of the exercise. This position is based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and afford the recipients the right only to purchase the shares of common stock at the same price as will be paid by members of the general public in any community offering.

If the subscription rights granted to eligible account holders, supplemental eligible account holders and other members are deemed to have an ascertainable value, receipt of these rights could result in taxable gain to those eligible account holders, supplemental eligible account holders and other members who exercise the subscription rights in an amount equal to the ascertainable value, and we could recognize gain on a distribution. Eligible account holders, supplemental eligible account holders and other members are encouraged to consult with their own tax advisors as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value.

The federal tax opinion referred to in this prospectus is filed as an exhibit to the registration statement. See “Where You Can Find More Information.”

Restrictions on Transferability of Subscription Rights

Federal law prohibits the transfer of subscription rights. We may reasonably investigate to determine compliance with this restriction. Persons selling or otherwise transferring their rights to subscribe for shares of common stock in the subscription offering or subscribing for shares of common stock on behalf of another person may forfeit those rights and may face possible further sanctions and penalties imposed by the Office of Thrift Supervision or another agency of the United States Government. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and we will not honor orders known by us to involve the transfer of these rights. Each person exercising subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding with any other person for the sale or transfer of the shares of common stock. With the exception of purchases through individual retirement accounts, Keogh accounts and 401(k) plan accounts, shares purchased in the subscription offering must be registered in the names of all depositors on the qualifying account(s). Deleting names of depositors or adding non-depositors or otherwise altering the form of beneficial ownership of a qualifying account will result in the loss of your subscription rights. Once tendered, subscription orders cannot be revoked without our consent.

Marketing Arrangements

We have retained Sandler O’Neill & Partners, L.P. as a financial advisor to consult with and advise and assist us, on a best efforts basis, in the distribution of shares of our common stock in the stock offering. Sandler O’Neill & Partners, L.P. is a broker-dealer registered with the Securities and Exchange Commission and a member of the National Association of Securities Dealers, Inc. The services that Sandler O’Neill & Partners, L.P. will provide include:

•	consulting as to the financial and securities market implications of the stock issuance plan and any related corporate documents;

•

reviewing with our board of directors the financial impact of the stock offering on TFS Financial Corporation and Third Federal Savings and Loan based on the independent appraiser’s appraisal of the shares of common stock;

•	reviewing all stock offering documents, including the prospectus, stock order forms and related offering materials;

•	assisting in the design and implementation of a marketing strategy for the stock offering;

•	assisting us in scheduling and preparing for meetings with potential investors and broker-dealers in connection with the stock offering; and

•	providing such other general advice and assistance as may be requested to promote the successful completion of the stock offering.

For these services, Sandler O’Neill will receive a fee of 0.65% of the aggregate dollar amount of the shares of common stock sold in the subscription and community offerings, excluding shares sold to the employee stock ownership plan, the 401(k) plan, Third Federal Foundation and to our officers, employees and directors and members of their immediate families. If there is a syndicated community offering, Sandler O’Neill will receive a management fee of 0.65% of the aggregate dollar amount of the shares of common stock sold in the syndicated community offering. The total fees paid to Sandler O’Neill and other National Association of Securities Dealers member firms in the syndicated community offering will not exceed 6.65% of the aggregate dollar amount of the shares of common stock sold in the syndicated community offering.

Sandler O’Neill will bear all of its out-of-pocket expenses in connection with the stock offering. We will indemnify Sandler O’Neill against liabilities and expenses (including legal fees) incurred in connection with certain claims or liabilities arising out of or based upon untrue statements or omissions contained in the offering materials for the shares of our common stock, including liabilities under the Securities Act of 1933.

We have also engaged Sandler O’Neill to act as our conversion agent in connection with the stock offering. In its role as conversion agent, Sandler O’Neill will assist us in the stock offering as follows:

•	consolidation of accounts and development of a central file;

•	preparation of stock order forms;

•	organization and supervision of the Stock Information Center; and

•	subscription services.

Sandler O’Neill has not prepared any report or opinion constituting a recommendation or advice to us or to persons who subscribe for shares of our common stock, nor has it prepared an opinion as to the fairness to us of the purchase price or the terms of the stock to be sold. Sandler O’Neill & Partners, L.P. expresses no opinion as to the prices at which shares of common stock to be issued may trade.

Our directors and executive officers may participate in the stock offering. However, such participation will be limited to answering questions about TFS Financial Corporation and Third Federal Savings and Loan. In addition, trained employees may provide ministerial services, such as providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Questions by prospective purchasers regarding the stock offering process will be directed to registered representatives of Sandler O’Neill. We will rely on Rule 3a4-1 under the Securities Exchange Act of 1934, as amended, so as to permit officers, directors and employees to participate in the sale of the shares of common stock. No officer, director or employee will be compensated for his or her participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the shares of our common stock.

Description of Sales Activities

We will offer the shares of common stock in the subscription offering and community offering principally by the distribution of this prospectus and through activities conducted at our Stock Information Center. The Stock Information Center is expected to operate during normal business hours throughout the subscription offering and community offering. It is expected that at any particular time one or more Sandler O’Neill & Partners, L.P. employees will be working at the Stock Information Center. Employees of Sandler O’Neill & Partners, L.P. will be responsible for mailing materials relating to the stock offering, responding to questions regarding the stock offering and processing stock orders.

Sales of shares of common stock will be made by registered representatives affiliated with Sandler O’Neill & Partners, L.P. or by the selected dealers managed by Sandler O’Neill & Partners, L.P. Our officers and employees may participate in the offering in clerical capacities, providing administrative support in effecting sales transactions or, when permitted by state securities laws, answering questions of a mechanical nature relating to the proper execution of the order form. Our officers may answer questions regarding our business when permitted by state securities laws. Other questions of prospective purchasers, including questions as to the advisability or nature of the investment, will be directed to registered representatives. Our officers and employees have been instructed not to solicit offers to purchase shares of common stock or provide advice regarding the purchase of shares of common stock.

None of our officers, directors or employees will be compensated, directly or indirectly, for any activities in connection with the offer or sale of securities issued in the stock offering.

None of our personnel participating in the stock offering is registered or licensed as a broker or dealer or an agent of a broker or dealer. Our personnel will assist in the above-described sales activities under an exemption from registration as a broker or dealer provided by Rule 3a4-1 promulgated under the Securities Exchange Act of 1934. Rule 3a4-1 generally provides that an “associated person of an issuer” of securities will not be deemed a broker solely by reason of participation in the sale of securities of the issuer if the associated person meets certain conditions. These conditions include, but are not limited to, that the associated person participating in the sale of an issuer’s securities is not compensated in connection with the offering at the time of participation, that the person is not associated with a broker or dealer and that the person observes certain limitations on his or her participation in the sale of securities. For purposes of this exemption, “associated person of an issuer” is defined to include any person who is a director, officer or employee of the issuer or a company that controls, is controlled by or is under common control with the issuer.

How We Determined the Stock Pricing and the Number of Shares to be Issued

The stock issuance plan and federal regulations require that the aggregate purchase price of the shares of common stock sold in the stock offering be based on the appraised pro forma market value of the shares of common stock, as determined on the basis of an independent valuation. We retained FinPro, Inc. to make the independent valuation. FinPro, Inc. will receive a fee of $70,000 for the preparation of the initial and final independent valuations, and will receive a fee of $6,500 for any additional updates to the independent valuation. We have agreed to indemnify FinPro, Inc. and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where FinPro, Inc.’s liability results from its negligence or bad faith.

The independent valuation was prepared by FinPro, Inc. in reliance upon the information contained in the prospectus, including the financial statements. FinPro, Inc. also considered the following factors, among others:

•	our present and projected operating results and financial condition and the economic and demographic conditions in our existing market area;

•	historical, financial and other information relating to TFS Financial Corporation and Third Federal Savings and Loan;

•	a comparative evaluation of our operating and financial statistics with those of other publicly traded subsidiaries of mutual holding companies;

•	the impact of the stock offering on our shareholders’ equity and earnings potential;

•	our proposed dividend policy;

•	the trading market for securities of comparable institutions and general conditions in the market for such securities; and

•	the issuance of shares and contribution of cash to the charitable foundation.

On the basis of the foregoing, FinPro, Inc. advised us that as of January 31, 2007, the estimated pro forma market value of the shares of common stock on a fully converted basis ranged from a minimum of $2.15 billion to a maximum of $2.90 billion, with a midpoint of $2.53 billion (the estimated valuation range). Our board of directors determined to offer the shares of common stock in the stock offering at the purchase price of $10.00 per share and that up to 30.15% of the shares issued should be held by purchasers in the stock offering and up to 68.34% should be held by Third Federal Savings and Loan Association of Cleveland, MHC after giving effect to the issuance of shares to Third Federal Foundation. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that we will issue will range from 214,668,367 shares to 289,625,000 shares, with a midpoint of 252,500,000 shares, and the number of shares sold in the stock offering will range from 64,400,510 shares to 87,130,102 shares, with a midpoint of 75,765,306 shares.

Our board of directors reviewed the independent valuation and, in particular, considered our financial condition and results of operations for the fiscal year ended September 30, 2006, financial comparisons to other financial institutions, and stock market conditions for financial institutions and other issuers generally, all of which are set forth in the independent valuation. The board also reviewed the methodology and the assumptions used by FinPro, Inc. in preparing the independent valuation, and concluded that the methodology and assumptions were reasonable. The estimated valuation range may be amended with the approval of the Office of Thrift Supervision, if necessitated by subsequent developments in our financial condition or market conditions generally.

Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased up to $3.32 billion and the maximum number of shares that will be outstanding immediately following the stock offering may be increased up to 332,318,750 shares. Under such circumstances, the number of shares sold in the stock offering will be increased up to 100,199,618 shares and the number of shares held by Third Federal Savings and Loan Association of Cleveland, MHC will be increased up to 227,119,132 shares. The increase in the valuation range may occur to reflect changes in market conditions, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See “—Limitations On Purchase of Shares” as to the method of distribution and allocation of additional shares of common stock that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.

The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares of our common stock. FinPro, Inc. did not independently verify the financial statements and other information we provided, nor did FinPro, Inc. value independently our assets or liabilities. The independent valuation considers us as a going concern and should not be considered as an indication of our liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the stock offering will thereafter be able to sell such shares at prices at or above the purchase price.

The independent valuation will be updated at the time of the completion of the stock offering. If the update to the independent valuation at the conclusion of the stock offering results in an increase in the pro forma market value of the shares of common stock to more than $3.32 billion or a decrease in the pro forma market value to less than $2.15 billion, then, after consulting with the Office of Thrift Supervision, we may terminate the stock issuance plan and return all funds promptly, with interest on payments made by check, certified or teller’s check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as may be permitted by the Office of Thrift Supervision, in order to complete the stock offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be returned promptly to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended by the Office of Thrift Supervision, for periods of up to 90 days, not to extend beyond 24 months following the date of the approval of the stock issuance plan by the Office of Thrift Supervision, or February 12, 2009.

An increase in the independent valuation and the number of shares to be issued in the stock offering would decrease both a subscriber’s ownership interest and our pro forma earnings and shareholders’ equity on a per share basis while increasing pro forma earnings and shareholders’ equity on an aggregate basis. A decrease in the independent valuation and the number of shares of common stock to be issued in the stock offering would increase both a subscriber’s ownership interest and our pro forma earnings and shareholders’ equity on a per share basis while decreasing pro forma net income and shareholders’ equity on an aggregate basis. For a presentation of the effects of such changes, see “Pro Forma Data.”

Copies of the appraisal report of FinPro, Inc. and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of Third Federal Savings and Loan and the other locations specified under “Where You Can Find More Information.”

No sale of shares of common stock may occur unless, prior to such sale, FinPro, Inc. confirms to the Office of Thrift Supervision and us that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause FinPro, Inc. to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the shares of common stock at the conclusion of the stock offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to approval of the Office of Thrift

Supervision. If such confirmation is not received, we may extend the stock offering, reopen the stock offering or commence a new stock offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the Office of Thrift Supervision, or take such other actions as permitted by the Office of Thrift Supervision, in order to complete the stock offering.

Prospectus Delivery and Procedure for Purchasing Shares

Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours prior to the end of the stock offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, no prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the stock offering. Execution of the order form will confirm receipt or delivery of a prospectus in accordance with Rule 15c2-8. Order forms will be distributed only with a prospectus. Neither we nor Sandler O’Neill & Partners, L.P. is obligated to deliver a prospectus and an order form by any means other than the U.S. Postal Service.

Expiration Date. The stock offering will terminate at 4:00 p.m., Cleveland, Ohio time, on March 26, 2007, unless extended by us for up to 90 days following the date of Office of Thrift Supervision approval of the use of this prospectus, which is May 14, 2007, or, if approved by the Office of Thrift Supervision, for an additional period after May 14, 2007. We are not required to give purchasers notice of any extension unless the expiration date is later than May 14, 2007, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

Use of Order Forms. In order to purchase shares of common stock, each purchaser must complete an order form and certification form, except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase shares of common stock may do so by delivering to the Stock Information Center, a properly executed and completed order form and certification form, together with full payment for the shares of common stock purchased. The order form and certification form must be received, not post-marked, by us prior to 4:00 p.m., Cleveland, Ohio time, on March 26, 2007. Each person ordering shares of common stock is required to represent that he or she is purchasing such shares for his or her own account. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order forms will be final.

To ensure that eligible account holders, supplemental eligible account holders and other members are properly identified as to their stock purchase priorities, such parties must list all deposit accounts on the order form giving all names on each deposit account and the account numbers at the applicable eligibility date. Failure to list all of your account relationships, all of which will be reviewed when considering relevant account relationships in the event of an oversubscription of shares of our common stock, could result in a loss of all or part of your share allocation in the event of an oversubscription. In the event of an oversubscription of shares of our common stock, shares will be allocated in accordance with the stock issuance plan. Our interpretation of the terms and conditions of the stock issuance plan and of the acceptability of the order form will be final. If the number of shares allocated to you is less than the number of shares for which you have subscribed, we will first use funds from the check or money order you provided, and secondly from any account from which you have requested that funds be withdrawn.

We will not be required to accept orders submitted on photocopied or telecopied order forms. Orders cannot and will not be accepted without the execution of the certification appearing on the order form. We are not required to notify subscribers of incomplete or improperly executed order forms or certification forms and we have the right to waive or permit the correction of incomplete or improperly executed order forms. We do not represent, however, that we will do so and we have no affirmative duty to notify any prospective subscriber of any such defects.

Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by check or money order made payable to Third Federal Savings and Loan, or authorization of withdrawal from a deposit account maintained with Third Federal Savings and Loan. Third party checks will not be accepted as payment for an order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

Once a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the stock offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the stock offering is completed or terminated.

Interest penalties for early withdrawal applicable to certificate of deposit accounts at Third Federal Savings and Loan will not apply to withdrawals authorized for the purchase of shares of common stock. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit will be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

Payments we receive will be placed in a segregated savings account at Third Federal Savings and Loan or, at our discretion, another federally insured depository institution, and will be paid interest at Third Federal Savings and Loan’s passbook savings rate from the date payment is received until the stock offering is completed or terminated. Such interest will be paid by check on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the stock offering.

The employee stock ownership plan will not be required to pay for the shares of common stock it intends to purchase until consummation of the stock offering, provided that there is a loan commitment to lend to the employee stock ownership plan the amount of funds necessary to purchase the number of shares ordered.

Owners of self-directed individual retirement accounts may use the assets of such individual retirement accounts to purchase shares of common stock in the stock offering, provided that the individual retirement accounts are not maintained at Third Federal Savings and Loan. Persons with individual retirement accounts maintained with us must have their accounts transferred to a self-directed individual retirement account with an unaffiliated trustee in order to purchase shares of common stock in the stock offering. In addition, the Employee Retirement Income Security Act (“ERISA”) and Internal Revenue Service regulations require that executive officers, trustees, and 10% shareholders who use self-directed individual retirement account funds and/or Keogh plan accounts to purchase shares of common stock in the stock offering, make such purchase for the exclusive benefit of the individual retirement account and/or Keogh plan participant. Assistance on how to transfer individual retirement accounts maintained at Third Federal Savings and Loan can be obtained from the Stock Information Center. Depositors interested in using funds in an individual retirement account maintained at Third Federal Savings and Loan should contact the Stock Information Center as soon as possible.

Once submitted, an order cannot be modified or revoked unless the stock offering is terminated or extended beyond May 14, 2007.

Depending on market conditions, the shares of common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Sandler O’Neill & Partners, L.P. Sandler O’Neill & Partners, L.P., in its discretion, will instruct selected broker-dealers as to the number of shares of common stock to be allocated to each selected broker-dealer. Only upon allocation of shares of common stock to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares of common stock in the community offering directly through a selected broker-dealer, which may include Sandler O’Neill & Partners, L.P., will be advised that the members of the selling group are required either:

(a)	upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before 12:00 noon, Cleveland, Ohio time, of the business day next following such receipt or execution; or
(b)

upon receipt of confirmation by such member of the selling group of an investor’s interest in purchasing shares of common stock, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before 12:00 noon, prevailing time, of the business day next following such debiting.

Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares of common stock purchased pursuant to alternative (b) above may be made by wire transfer to Third Federal Savings and Loan.

Delivery of Stock Certificates. Certificates representing shares of our common stock issued in the stock offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the stock offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the shares of common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of common stock that they ordered.

Restrictions on Purchase or Transfer of Stock by Directors and Officers

All shares of our common stock purchased by our directors and executive officers and their associates in the stock offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares following the death of the original purchaser or by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Our directors’ and officers’ sales of shares of our common stock will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See “Supervision and Regulation—Federal Securities Laws.”

During the three-year period following the stock offering, purchases of our shares of common stock by directors, executive officers and their associates may be made only through a broker or dealer registered with the Securities and Exchange Commission, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of our outstanding shares of common stock or to the purchase of shares of common stock under the stock-based benefit plans expected to be implemented subsequent to completion of the stock offering.

We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933, as amended, for the registration of the sale of shares of common stock to be issued in the stock offering. The registration under the Securities Act of the sale of the common stock to be issued in the stock offering does not cover the resale of the shares of common stock. Shares of common stock purchased by persons who are not our affiliates may be resold without registration. Shares purchased by our affiliates will have resale restrictions under Rule 144 of the Securities Act of 1933. If we meet the current public information requirements of Rule 144, each of our affiliates who complies with the other conditions of Rule 144, including those that require the affiliate’s sale to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of our outstanding shares of common stock or the average weekly volume of trading in the shares of common stock during the preceding four calendar weeks. In the future, we may permit affiliates to have their shares of common stock registered for sale under the Securities Act of 1933 under certain circumstances.

Under guidelines of the National Association of Securities Dealers, members of the National Association of Securities Dealers and their associates face certain reporting requirements upon purchase of the securities.

Interpretation, Amendment and Termination

All interpretations of the stock issuance plan by our board of directors will be final, subject to the authority of the Office of Thrift Supervision. The stock issuance plan provides that, if deemed necessary or desirable by our board of directors, the plan may be substantially amended by a majority vote of the board of directors as a result of comments from regulatory authorities or otherwise, at any time prior to the approval of the plan by the Office of Thrift Supervision, and at any time thereafter with the concurrence of the Office of Thrift Supervision. The stock issuance plan may be terminated by a majority vote of the board of directors at any time prior to approval of the plan by the Office of Thrift Supervision and may be terminated at any time thereafter with the concurrence of the Office of Thrift Supervision.

Stock Information Center

If you have any questions regarding the stock offering, please call the Stock Information Center at (877) 513-2318, from 9:00 a.m. to 4:00 p.m., Cleveland, Ohio time, Monday through Friday. The Stock Information Center is located at our main office at 7007 Broadway Avenue, Cleveland, Ohio 44105.

THIRD FEDERAL FOUNDATION

General

In furtherance of our commitment to our local community, the stock issuance plan provides that we will establish Third Federal Foundation as a non-stock, nonprofit Ohio corporation in connection with the stock offering. The charitable foundation will be funded with cash and shares of our common stock, as further described below. By further enhancing our visibility and reputation in our local community, we believe that the charitable foundation will enhance the long-term value of Third Federal Savings and Loan’s community banking franchise. The stock offering presents us with a unique opportunity to provide a substantial and continuing benefit to our community through the Third Federal Foundation.

Purpose of the Charitable Foundation

In connection with the closing of the stock offering, Third Federal Savings and Loan intends to contribute $5.0 million in cash and we intend to issue a number of shares up to 2% of our outstanding shares of common stock (including shares issued to Third Federal Savings and Loan Association of Cleveland, MHC) to Third Federal Foundation, subject to a maximum contribution of $55.0 million of cash and shares of common stock. The purpose of the charitable foundation is to provide financial support to charitable organizations in the communities in which we operate and to enable our communities to share in our long-term growth. Third Federal Foundation will be dedicated completely to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not presently available to us. Third Federal Foundation will also support our ongoing obligations to the community under the Community Reinvestment Act. Third Federal Savings and Loan received a satisfactory rating in its most recent Community Reinvestment Act examination by the Office of Thrift Supervision.

Funding Third Federal Foundation with shares of our common stock is also intended to allow our community to share in our potential growth and success after the stock offering is completed because Third Federal Foundation will benefit directly from any increases in the value of our shares of common stock. In addition, Third Federal Foundation will maintain close ties with Third Federal Savings and Loan, thereby forming a partnership within the communities in which Third Federal Savings and Loan operates.

Structure of the Charitable Foundation

Third Federal Foundation will be incorporated under Ohio law as a non-stock, nonprofit corporation. The articles of incorporation of Third Federal Foundation will provide that the corporation is organized exclusively for charitable purposes as set forth in Section 501(c)(3) of the Internal Revenue Code. Third Federal Foundation’s articles of incorporation will further provide that no part of the net earnings of the charitable foundation will inure to the benefit of, or be distributable to, its members, directors or officers or to private individuals.

We have selected Chairman of the Board, President and Chief Executive Officer Marc A. Stefanski, Director Robert A. Fiala, and Mr. Anthony Asher to serve on the initial board of directors of the charitable foundation. Office of Thrift Supervision regulations require that we select one person to serve on the initial board of directors who is not one of our officers or directors and who has experience with local charitable organizations and grant making, and we have selected Mr. Asher as a director to satisfy these requirements. While there are no plans to change the size of the initial board of directors during the year following the completion of the stock offering, following the first anniversary of the stock offering, the charitable foundation may alter the size and composition of its board of directors. For five years after the stock offering, one seat on the charitable foundation’s board of directors will be reserved for a person from our local community who has experience with local community charitable organizations and grant making and who is not one of our officers, directors or employees, and at least one seat on the charitable foundation’s board of directors will be reserved for one of Third Federal Savings and Loan’s directors.

The business experience of our current directors is described in “Management.” The business experience of Mr. Asher is as follows.

Anthony J. Asher currently serves as the Chairman of Weston, Inc., a real estate ownership firm that is the largest industrial property owner in the Cleveland, Ohio area, which Mr. Asher founded in 1971. Prior to organizing Weston, Mr. Asher founded Guardian Title Company in 1963. Mr. Asher is a trustee of Gilmour Academy, a private school located in Gates Mills, Ohio. Mr. Asher has also previously served as a board member of three civic organizations.

The board of directors of Third Federal Foundation will be responsible for establishing its grant and donation policies, consistent with the purposes for which it was established. As directors of a nonprofit corporation, directors of Third Federal Foundation will at all times be bound by their fiduciary duty to advance the charitable foundation’s charitable goals, to protect its assets and to act in a manner consistent with the charitable purposes for which the charitable foundation is established. The directors of Third Federal Foundation also will be responsible for directing the activities of the charitable foundation, including the management and voting of the shares of our common stock held by the charitable foundation. However, as required by Office of Thrift Supervision regulations, all shares of our common stock held by Third Federal Foundation must be voted in the same ratio as all other shares of our common stock on all proposals considered by our shareholders.

Third Federal Foundation’s place of business will be located at our administrative offices. The board of directors of Third Federal Foundation will appoint such officers and employees as may be necessary to manage its operations. To the extent applicable, we will comply with the affiliates restrictions set forth in Sections 23A and 23B of the Federal Reserve Act and the Office of Thrift Supervision regulations governing transactions between Third Federal Savings and Loan and the charitable foundation.

Third Federal Foundation will receive working capital from the initial cash contribution of $5.0 million and:

(1)	any dividends that may be paid on our shares of common stock in the future;

(2)	within the limits of applicable federal and state laws, loans collateralized by the shares of common stock; or

(3)	the proceeds of the sale of any of the shares of common stock in the open market from time to time.

As a private foundation under Section 501(c)(3) of the Internal Revenue Code, Third Federal Foundation will be required to distribute annually in grants or donations a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of shares of common stock is that the amount of shares of common stock that may be sold by Third Federal Foundation in any one year may not exceed 5% of the average market value of the assets held by Third Federal Foundation, except where the board of directors of the charitable foundation determines that the failure to sell an amount of common stock greater than such amount would result in a long-term reduction of the value of its assets and/or would otherwise jeopardize its capacity to carry out its charitable purposes.

Tax Considerations

We believe that an organization created for the above purposes should qualify as a Section 501(c)(3) exempt organization under the Internal Revenue Code and should be classified as a private foundation. Third Federal Foundation will submit a timely request to the Internal Revenue Service to be recognized as an exempt organization. As long as Third Federal Foundation files its application for tax-exempt status within 27 months of the last day of the month in which it was organized, and provided the Internal Revenue Service approves the application, its effective date as a Section 501(c)(3) organization will be the date of its organization. We have not received a tax opinion as to whether Third Federal Foundation’s tax exempt status will be affected by the regulatory requirement that all shares of our common stock held by Third Federal Foundation must be voted in the same ratio as all other outstanding shares of our common stock on all proposals considered by our shareholders.

TFS Financial Corporation and Third Federal Savings and Loan are authorized by federal law to make charitable contributions. We believe that the stock offering presents a unique opportunity to establish and fund a charitable foundation given the substantial amount of additional capital being raised. In making such a determination, we considered the dilutive impact to our shareholders of the contribution of shares of common stock to Third Federal Foundation. We believe that the contribution to Third Federal Foundation of an amount of common stock and cash that may be in excess of the 10% annual limitation on charitable deductions described below is justified given Third Federal Savings and Loan’s capital position and its earnings, the substantial additional capital being raised in the stock offering and the potential benefits of Third Federal Foundation to our community. See “Capitalization,” “Regulatory Capital Compliance,” and “Comparison of Valuation and Pro Forma Information With and Without the Charitable Foundation.”

Under the Internal Revenue Code, Third Federal Foundation is limited to owning no more than 2% of our voting stock and no more than 2% in value of all outstanding shares of all classes of our stock. Our contribution to Third Federal foundation will not exceed this limitation.

We believe that our contribution of shares of our common stock to Third Federal Foundation should not constitute an act of self-dealing and that we should be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal amount that Third Federal Foundation is required to pay us for such stock. We are permitted to deduct for charitable purposes only an amount equal to 10% of our annual taxable income in any one year. We are permitted under the Internal Revenue Code to carry the excess contribution over the five-year period following the contribution to Third Federal Foundation. We estimate that substantially all of the contribution should be deductible over the six-year period (i.e., the year in which the contribution is made and the succeeding five-year period). However, we do not have any assurance that the Internal Revenue Service will grant tax-exempt status to the charitable foundation. In such event, our contribution to Third Federal Foundation would be expensed without a tax benefit, resulting in a reduction in earnings in the year in which the Internal Revenue Service makes such a determination. Furthermore, even if the contribution is deductible, we may not have sufficient earnings to be able to use the deduction in full. Any such decision to continue to make additional contributions to Third Federal Foundation in the future would be based on an assessment of, among other factors, our financial condition at that time, the interests of our shareholders and depositors, and the financial condition and operations of the foundation.

As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are exempt from federal and state income taxation. However, investment income, such as interest, dividends and capital gains, is generally taxed at a rate of 2.0%. Third Federal Foundation will be required to file an annual return with the Internal Revenue Service within four and one-half months after the close of its fiscal year. Third

Federal Foundation will be required to make its annual return available for public inspection. The annual return for a private foundation includes, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the foundation’s managers and a concise statement of the purpose of each grant.

Regulatory Requirements Imposed on the Charitable Foundation

Office of Thrift Supervision regulations require that, before our board of directors adopted the plan of stock issuance, the board of directors had to identify its members that will serve on the charitable foundation’s board, and these directors could not participate in our board’s discussions concerning contributions to the charitable foundation, and could not vote on the matter. Our board of directors complied with this regulation in adopting the plan of stock issuance.

Office of Thrift Supervision regulations provide that the Office of Thrift Supervision will generally not object if a well-capitalized savings association contributes to a charitable foundation an aggregate amount of 8% or less of the shares or proceeds issued in a stock offering. Third Federal Savings and Loan qualifies as a well-capitalized savings association for purposes of this limitation, and the contribution to Third Federal Foundation will not exceed this limitation.

Office of Thrift Supervision regulations impose the following additional requirements on the establishment of the charitable foundation:

•	the Office of Thrift Supervision may examine the charitable foundation at the foundation’s expense;

•	the charitable foundation must comply with all supervisory directives imposed by the Office of Thrift Supervision;

•	the charitable foundation must provide annually to the Office of Thrift Supervision a copy of the annual report that the charitable foundation submits to the Internal Revenue Service;

•	the charitable foundation must operate according to written policies adopted by its board of directors, including a conflict of interest policy;

•	the charitable foundation may not engage in self-dealing and must comply with all laws necessary to maintain its tax-exempt status under the Internal Revenue Code; and

•	the charitable foundation must vote its shares of our common stock in the same ratio as all of the other shares voted on each proposal considered by our shareholders.

Within six months of completing the stock offering, Third Federal Foundation must submit to the Office of Thrift Supervision a three-year operating plan.

RESTRICTIONS ON THE ACQUISITION OF TFS FINANCIAL CORPORATION AND THIRD FEDERAL SAVINGS AND LOAN ASSOCIATION OF CLEVELAND

General

The principal federal regulatory restrictions that affect the ability of any person, firm or entity to acquire TFS Financial Corporation or Third Federal Savings and Loan or their respective capital stock are described below. Also discussed are certain provisions in our charter and bylaws that may affect the ability of a person, firm or entity to acquire us. Lastly, as a federally chartered mutual holding company, Third Federal Savings and Loan Association of Cleveland, MHC will always own a majority of our outstanding shares of common stock so long as we operate in the mutual holding company structure, and therefore will be able to control the outcome of any action requiring a vote of all of our shareholders.

Federal Law

The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners’ Loan Act provides that no company may acquire “control” of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated “control factors” are also present in the acquisition.

The Office of Thrift Supervision may prohibit an acquisition of control if:

•	it would result in a monopoly or substantially lessen competition;

•	the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

•	the competence, experience or integrity of the acquiring person indicates that it would not be in the interests of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution’s capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not beneficially own of more than 25% of any class of equity security of the savings institution.

For a period of three years following completion of the stock offering, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of TFS Financial Corporation or Third Federal Savings and Loan without the prior approval of Office of Thrift Supervision.

Corporate Governance Provisions in the Charter and Bylaws of TFS Financial Corporation and Third Federal Savings and Loan

The following discussion is a summary of certain provisions of our charter and bylaws that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

Classified Board of Directors. Our board of directors is required by our bylaws to be divided into three staggered classes that are as equal in number as possible. Each year one class will be elected by our shareholders for a three-year term and until their successors are elected and qualified. A classified board promotes continuity and stability of our management, but makes it more difficult for shareholders to change a majority of the directors because it generally takes at least two annual elections of directors for this to occur.

Authorized but Unissued Shares of Capital Stock. Following the stock offering, we will have authorized but unissued shares of preferred stock and common stock. See “Description of Capital Stock of TFS Financial Corporation.” Although these shares could be used by our board of directors to make it more difficult or to discourage an attempt to obtain control of us through a merger, tender offer, proxy contest or otherwise, it is unlikely that we would use or need to use shares for these purposes since Third Federal Savings and Loan Association of Cleveland, MHC will own a majority of our shares of common stock for as long as we remain in the mutual holding company structure.

How Shares are Voted. Our charter provides that there will not be cumulative voting by shareholders for the election of our directors. No cumulative voting rights means that Third Federal Savings and Loan Association of

Cleveland, MHC, as the holder of a majority of the shares eligible to be voted at a meeting of shareholders, may elect all directors to be elected at our meetings of shareholders. This would enable Third Federal Savings and Loan Association of Cleveland, MHC to prevent minority shareholder representation on our board of directors.

Restrictions on Acquisitions of Shares. Third Federal Savings and Loan’s charter provides that for a period of five years from the closing of the stock offering, no person, other than TFS Financial Corporation, may offer directly or indirectly to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Third Federal Savings and Loan. This provision does not apply to a subsequent holding company reorganization that does not change the respective beneficial ownership interests of shareholders other than pursuant to the exercise of any dissenter and appraisal rights, the purchase of shares by underwriters in connection with a public offering, or the purchase of shares by a tax-qualified employee stock benefit plan of Third Federal Savings and Loan or TFS Financial Corporation. In addition, during this five-year period, all shares owned over the 10% limit may not be voted on any matter submitted to shareholders for a vote.

Limitations on Calling Special Meetings of Shareholders. Our charter provides that for a period of five years from the date of the completion of the stock offering, special meetings of our shareholders may be called only upon direction of our board of directors. Thereafter, special meetings of our shareholders may be called by a majority of our board of directors, our chairman, our president, or by shareholders owning 50% or more of our shares of common stock.

Procedures for Shareholder Nominations or Proposals for New Business. Our bylaws provide that any shareholder that desires to nominate a person for election as a director or propose new business at a meeting of shareholders must send written notice to our Secretary at least 20 days before the date of the annual meeting. The bylaws further provide that if a shareholder desires to nominate a director or propose new business and does not follow the prescribed procedures, the proposal will not be considered until an adjourned, special, or annual meeting of the shareholders taking place 30 days or more thereafter. Management believes that it is in the best interests of TFS Financial Corporation and our shareholders to provide enough time for management to disclose to shareholders information about a dissident slate of nominations for directors. This advance notice requirement may also give management time to solicit its own proxies in an attempt to defeat any dissident slate of nominations if management thinks it is in the best interest of shareholders generally. Similarly, adequate advance notice of shareholder proposals will give management time to study such proposals and to determine whether to recommend to the shareholders that such proposals be adopted.

Benefit Plans

In addition to the provisions of our charter and bylaws described above, certain benefit plans we have adopted in connection with the stock offering, or expect to adopt following completion of the stock offering, contain, or may contain, provisions that also may discourage hostile takeover attempts that our board of directors might conclude are not in the best interests of TFS Financial Corporation, Third Federal Savings and Loan or our shareholders.

DESCRIPTION OF CAPITAL STOCK OF TFS FINANCIAL CORPORATION

General

We are authorized to issue 700,000,000 shares of common stock with a par value of $0.01 per share, and 100,000,000 shares of serial preferred stock with a par value of $0.01 per share. Each share of our common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the shares of common stock in accordance with the stock issuance plan, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of our capital stock that is deemed material to an investment decision with respect to the stock offering. The shares of common stock will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the Federal Deposit Insurance Corporation.

We currently expect that we will have a maximum of up to 332,318,750 shares of common stock outstanding after the stock offering, of which 105,199,618 shares will be held by persons other than Third Federal Savings and Loan Association of Cleveland, MHC (including 5,000,000 shares issued to Third Federal Foundation). Our board of directors can, without shareholder approval, issue additional shares of common stock, although Third Federal Savings and Loan Association of Cleveland, MHC, so long as it is in existence, must own a majority of our outstanding shares of common stock. Our issuance of additional shares of common stock could dilute the voting strength of existing shareholders and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue additional shares of common stock other than pursuant to the stock benefit plans previously discussed.

Common Stock

Distributions. We can pay dividends if, as and when declared by our board of directors, subject to compliance with limitations imposed by law. The holders of our shares of common stock will be entitled to receive and share equally in such dividends as may be declared by our board of directors out of funds legally available therefor. Dividends from TFS Financial Corporation will depend, in large part, upon the net proceeds of the stock offering we retain, and to a lesser extent, on the receipt of future dividends from Third Federal Savings and Loan. Initially, we will have no additional sources of income to support dividends other than earnings from the investment of proceeds of the stock offering and interest payments received in connection with our loan to the employee stock ownership plan. A regulation of the Office of Thrift Supervision imposes limitations on “capital distributions” by savings institutions. See “Supervision and Regulation—Capital Distributions.” Pursuant to our charter, we are authorized to issue preferred stock. If we issue preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends.

Voting Rights. Upon the effective date of the stock offering, the holders of shares of common stock will possess exclusive voting rights in TFS Financial Corporation. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes for the election of directors. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered “Excess Shares” and, accordingly, will not be entitled to vote. See “Restrictions on the Acquisition of TFS Financial Corporation and Third Federal Savings and Loan Association of Cleveland.” If we issue preferred stock, holders of the preferred stock may also possess voting rights.

Liquidation. In the event of any liquidation, dissolution or winding up of Third Federal Savings and Loan, TFS Financial Corporation, as holder of Third Federal Savings and Loan’s capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Third Federal Savings and Loan, including all deposit accounts and accrued interest thereon, all assets of Third Federal Savings and Loan available for distribution. In the event of our liquidation, dissolution or winding up, the holders of our shares of common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of our assets available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

Rights to Buy Additional Shares. Holders of our shares of common stock will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if we issue more shares in the future. The shares of common stock are not subject to redemption.

Preferred Stock

None of our shares of authorized preferred stock will be issued in the stock offering. Such stock may be issued with such preferences and designations as the board of directors may determine from time to time. Our board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. We have no present plans to issue preferred stock.

TRANSFER AGENT AND REGISTRAR

Registrar and Transfer Company, Cranford, New Jersey will act as the transfer agent and registrar for the common stock.

LEGAL AND TAX MATTERS

The legality of the shares of common stock and the federal income tax consequences of the stock offering have been passed upon for Third Federal Savings and Loan and TFS Financial Corporation by the firm of Luse Gorman Pomerenk & Schick, P.C., Washington, D.C. Luse Gorman Pomerenk & Schick, P.C. has consented to the references in this prospectus to its opinion. Certain legal matters regarding the stock offering will be passed upon for Sandler O’Neill & Partners, L.P. by Muldoon Murphy & Aguggia LLP, Washington, D.C.

EXPERTS

The consolidated financial statements of TFS Financial Corporation included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and is included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

FinPro, Inc. has consented to the publication in this prospectus of the summary of its report to Third Federal Savings and Loan and TFS Financial Corporation setting forth its opinion as to the estimated pro forma market value of the common stock upon the completion of the stock offering and its letter with respect to subscription rights.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the Securities and Exchange Commission under the Securities Act of 1933, with respect to the shares of common stock offered hereby. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all the information set forth in the registration statement. This information can be examined without charge at the public reference facilities of the Securities and Exchange Commission located at 100 F Street, NE, Washington, D.C. 20549, and copies of the material can be obtained from the Securities and Exchange Commission at prescribed rates. The registration statement also is available through the Securities and Exchange Commission’s world wide web site on the internet at http://www.sec.gov. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete, but do contain all material information regarding the documents. Each statement is qualified by reference to the contract or document.

We have filed an Application MHC-2 with the Office of Thrift Supervision with respect to the stock offering. Pursuant to the rules and regulations of the Office of Thrift Supervision, this prospectus omits certain information contained in that Application. The Application may be examined at the principal offices of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552 and at the Northeast Regional Office of the Office of Thrift Supervision located at Harborside Financial Center Plaza Five, Suite 1600, Jersey City, New Jersey 07311.

We will provide, free of charge, a copy of our charter and bylaws.

REGISTRATION REQUIREMENTS

In connection with the stock offering, we will register the common stock with the Securities and Exchange Commission under Section 12(b) of the Securities Exchange Act of 1934. Upon this registration, TFS Financial Corporation and the holders of its shares of common stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% shareholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the stock issuance plan, we have undertaken that we will not terminate this registration for a period of at least three years following the stock offering.

T FS FINANCIAL CORPORATION AND SUBSIDIARIES

All schedules are omitted as the required information is either not applicable or is included in the consolidated financial statements or related notes.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of

TFS Financial Corporation

Cleveland, Ohio

We have audited the accompanying consolidated statements of condition of TFS Financial Corporation and subsidiaries (the “Company”) as of September 30, 2006 and 2005, and the related consolidated statements of income, shareholder’s equity, and cash flows for each of the three years in the period ended September 30, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of TFS Financial Corporation and subsidiaries as of September 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 14 to the financial statements, in 2006 the Company changed its method of accounting for employee benefit plans to conform to Statement of Financial Accounting Standards No. 158.

/s/ Deloitte & Touche LLP

Cleveland, Ohio

December 7, 2006

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CONDITION

AS OF SEPTEMBER 30, 2006 AND 2005

(Dollars in thousands)

	2006	2005
ASSETS
Cash and due from banks	$42,021	$32,871
Interest bearing deposits at other financial institutions	122,006	85,716
Federal funds sold	88,900	1,733

Cash and cash equivalents	252,927	120,320
Investment securities:
Available for sale (amortized cost $28,990 and $35,997, respectively)	28,277	35,332
Held to maturity (fair value $11,901 and $11,913, respectively)	12,003	12,000
Mortgage-backed securities:
Available for sale (amortized cost $35,763 and $59,551, respectively)	35,378	59,166
Held to maturity (fair value $55,485 and $81,887, respectively)	55,316	81,314
Mortgage loans held for sale, at lower of cost or market	314,956	542,480
Loans, net:
Mortgage loans held for investment	7,487,975	7,617,848
Other loans	28,469	44,257
Deferred loan fees, net	(18,698)	(22,783)
Allowance for loan losses	(20,705)	(18,601)

Loans, net	7,477,041	7,620,721
Mortgage loan servicing assets, net	40,366	29,407
Federal Home Loan Bank stock, at cost	73,125	69,068
Real estate owned	6,895	6,308
Premises, equipment, and software, net	82,067	88,068
Accrued interest receivable	41,994	38,384
Bank owned life insurance contracts	139,260	133,650
Other assets	35,962	77,602

TOTAL ASSETS	$8,595,567	$8,913,820

LIABILITIES AND SHAREHOLDER’S EQUITY
Deposits	$7,401,077	$7,054,248
Federal Home Loan Bank advances	25,103	717,378
Borrowers’ advances for insurance and taxes	38,279	39,855
Principal, interest, and related escrow owed on loans serviced	74,910	81,430
Accrued expenses and other liabilities	26,184	31,549
Deferred income taxes	17,420	15,486

Total liabilities	7,582,973	7,939,946
Commitments and contingent liabilities
Preferred stock, $0.01 par value, 100,000,000 shares authorized, none issued and outstanding	-	-
Common stock, $0.01 par value, 300,000,000 shares authorized, 1,000 shares issued and outstanding	-	-
Paid-in capital	627,979	627,979
Retained earnings—substantially restricted	395,892	352,353
Accumulated other comprehensive loss	(11,277)	(6,458)

Total shareholder’s equity	1,012,594	973,874

TOTAL LIABILITIES AND SHAREHOLDER’S EQUITY	$8,595,567	$8,913,820

See accompanying notes to consolidated financial statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

FOR EACH OF THE THREE YEARS ENDED SEPTEMBER 30, 2006

(Dollars in thousands)

	2006	2005	2004
INTEREST AND DIVIDEND INCOME:
Loans, including fees	$474,100	$403,717	$375,916
Mortgage-backed securities held to maturity	3,304	4,964	7,702
Mortgage-backed securities available for sale	2,002	3,011	3,152
Investment securities held to maturity	472	364	190
Investment securities available for sale	1,044	2,190	5,370
Federal funds sold	579	1,289	787
Other interest earning assets	4,303	3,222	2,779

Total interest income	485,804	418,757	395,896

INTEREST EXPENSE:
Deposits	275,191	222,331	221,485
Federal Home Loan Bank advances	13,946	5,289	4,730

Total interest expense	289,137	227,620	226,215

NET INTEREST INCOME	196,667	191,137	169,681
PROVISION FOR LOAN LOSSES	6,050	6,000	5,522

NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	190,617	185,137	164,159
NON-INTEREST INCOME (LOSS):
Fees and service charges	22,612	18,431	17,516
Net gain (loss) on sale of securities		2,211	(213)
Net gain (loss) on the sale of loans	(47,087)	(1,511)	7,064
Increase in and death benefits from bank owned life insurance contracts	6,983	6,334	6,172
Gain on sale of internet bank assets			12,235
Other	11,099	9,616	8,371

Total non-interest income (loss)	(6,393)	35,081	51,145

NON-INTEREST EXPENSE:
Salaries and employee benefits	68,372	71,146	71,324
Marketing services	10,942	6,558	6,897
Office property, equipment and software	18,394	18,693	22,124
Federal insurance premium	2,297	2,377	2,338
State franchise tax	3,876	4,961	5,318
Other operating expenses	18,634	19,473	25,510

Total non-interest expense	122,515	123,208	133,511

INCOME BEFORE INCOME TAXES	61,709	97,010	81,793
INCOME TAX EXPENSE	18,170	32,502	26,326

NET INCOME	$43,539	$64,508	$55,467

See accompanying notes to consolidated financial statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDER’S EQUITY

FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED SEPTEMBER 30, 2006

(Dollars in thousands)

	Common Stock	Paid-in Capital	Retained Earnings Substantially Restricted	Accumulated Other Comprehensive Income (Loss)	Total
BALANCE—September 30, 2003	$-	$627,979	$232,378	$(8,211)	$852,146
Net income for 2004			55,467		55,467
Other comprehensive income:
Recognition of additional minimum pension liability, net of tax of ($355)				660	660
Change in unrealized gains and losses on securities available for sale—net of reclassification adjustment and tax effect				5,750	5,750

Comprehensive income					61,877

BALANCE—September 30, 2004	-	627,979	287,845	(1,801)	914,023
Net income for 2005			64,508		64,508
Other comprehensive income:
Recognition of additional minimum pension liability, net of tax of $1,715				(3,185)	(3,185)
Change in unrealized gains and losses on securities available for sale—net of reclassification adjustment and tax effect				(1,472)	(1,472)

Comprehensive income					59,851

BALANCE—September 30, 2005	-	627,979	352,353	(6,458)	973,874
Net income for 2006			43,539		43,539
Other comprehensive income:
Recognition of additional minimum pension liability, net of tax of ($1,645)				3,054	3,054
Change in unrealized gains and losses on securities available for sale—net of reclassification adjustment and tax effect				(31)	(31)

Comprehensive income					46,562

Adjustment to initially apply SFAS No. 158, net of tax effect				(7,842)	(7,842)

BALANCE—September 30, 2006	$-	$627,979	$395,892	$(11,277)	$1,012,594

			September 30,
			2006	2005	2004
DISCLOSURE OF RECLASSIFICATION AMOUNT:
Unrealized holding gains/(losses) arising during the year—net of tax of $17 in 2006, ($19) in 2005 and $2,927 in 2004			$(31)	$(35)	$5,436
Less reclassification adjustment for realized (gains)/losses included in net income—net of tax of ($774) in 2005 and $169 in 2004				(1,437)	314

TOTAL			$(31)	$(1,472)	$5,750

See accompanying notes to consolidated financial statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR EACH OF THE THREE YEARS IN THE PERIOD ENDED SEPTEMBER 30, 2006

(Dollars in thousands)

	2006	2005	2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$43,539	$64,508	$55,467
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,587	19,420	8,998
Deferred income taxes	4,528	420	4,428
Provision for loan losses	6,050	6,000	5,522
Net (gain) loss on the sale of loans	47,087	1,511	(7,064)
Other net (gains) losses	1,279	(1,309)	(13,553)
Principal repayments on and proceeds from sales of loans held for sale	922,706	980,278	944,385
Loans originated for sale	(693,223)	(1,127,521)	(1,011,696)
Increase in and death benefits for bank owned life insurance contracts	(6,841)	(6,264)	(6,065)
Net (increase) decrease in interest receivable and other assets	32,617	(42,248)	811
Net increase (decrease) in accrued expenses and other liabilities	(12,256)	12,618	(33,122)
Other	(923)	(3,132)	(1,698)

Net cash provided by (used in) operating activities	356,150	(95,719)	(53,587)

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans originated	(3,074,649)	(2,873,555)	(2,898,130)
Principal repayments on loans	1,845,581	1,901,497	1,660,555
Proceeds from sales, principal repayments and maturities of:
Securities available for sale	30,595	118,515	309,074
Securities held to maturity	25,921	63,545	146,620
Proceeds from sale of loans	1,298,611	541,751	631,525
Proceeds from sale of internet bank assets			25,000
Purchases of:
Securities available for sale		(18,318)	(86,392)
Securities held to maturity		(51,396)	(34,965)
Premises and equipment	(3,491)	(1,418)	(3,452)
Death benefits on bank owned life insurance contracts	1,361	553	6
Other	6,070	3,500	3,596

Net cash provided by (used in) investing activities	129,999	(315,326)	(246,563)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net (decrease) increase in deposits	346,829	(167,055)	79,257
Net (decrease) increase in borrowers’ advances for insurance and taxes	(1,576)	5,085	223
Net (decrease) increase in principal and interest owed on loans serviced	(6,520)	5,666	(120,132)
Net (decrease) increase in short-term advances	(692,275)	519,500	112,351
Proceeds from borrowings		3,000	4,500

Net cash provided by (used in) financing activities	(353,542)	366,196	76,199

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	132,607	(44,849)	(223,951)
CASH AND CASH EQUIVALENTS—Beginning of year	120,320	165,169	389,120

CASH AND CASH EQUIVALENTS—End of year	$252,927	$120,320	$165,169

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest on deposits	$274,035	$221,618	$221,407
Cash paid for interest on borrowed funds	14,021	5,213	4,927
Cash paid for income taxes	31,000	14,250	37,800
SUPPLEMENTAL SCHEDULES OF NONCASH INVESTING AND
FINANCING ACTIVITIES:
Loans exchanged for mortgage-backed securities	2,233,680	1,293,705	1,409,314
Transfer of loans to real estate owned	9,554	8,249	3,003

See accompanying notes to consolidated financial statements.

TFS FINANCIAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED SEPTEMBER 30, 2006, 2005 AND 2004

(Dollars in thousands unless otherwise indicated)

1.	ORGANIZATIONAL STRUCTURE AND BUSINESS

TFS Financial Corporation (the “Holding Company”), a federally chartered stock holding company, conducts its principal activities through its wholly owned subsidiaries. The principal line of business of TFS Financial Corporation and subsidiaries (collectively, the “Company”) is retail consumer banking; including, mortgage lending, deposit gathering, and other insignificant financial services. The Holding Company is wholly owned by a federally chartered mutual holding company, Third Federal Savings and Loan Association of Cleveland, MHC.

The Company’s primary operating subsidiaries include Third Federal Savings and Loan Association of Cleveland (the “Association” or “Third Federal Savings and Loan”), and Third Capital, Inc. (“Third Capital”). The Association is a federal savings association, which provides retail loan and savings products to its customers in Ohio and Florida through its 48 banking facilities. Third Capital was formed to hold non-thrift investments and subsidiaries, which include: a limited liability company whose purpose is to acquire and manage commercial real estate; a Vermont captive reinsurance company; an entity that pursues merger and acquisition opportunities for the holding companies; and investments in private equity investment funds.

The Company previously operated DeepGreen Bank (reporting through its parent, Bauer Financial, a wholly owned holding company) and Ohio Central Savings. DeepGreen Bank was a federal savings bank and an internet bank, which provided on-line retail loan and savings products to its customers throughout most of the United States. Ohio Central Savings was a federal savings association, which provided retail savings products and loans, predominately new and used automobile loans, to its customers.

In February, 2004 DeepGreen Bank completed the sale of its home equity and loan origination platform, which included software, equipment and other miscellaneous assets resulting in a gain of $12,235. Subsequent to that date, the buyer operated the lending platform for DeepGreen Bank under an interim servicing arrangement so that organizations could continue while the buyer secured required licensing in various states necessary for its independent operation. The final sale of loans originating subsequent to the transfer of the loan origination platform and transfer of servicing rights was completed on December 1, 2004 and did not have a material effect on the Company. The remaining company, including its charter, was merged into the Association on April 30, 2005.

In late 2004, the independent board of Ohio Central Savings determined that its strategic goals were best pursued separate from the Company. The Company’s Board agreed and in March 2005, Ohio Central Savings redeemed its common shares held by the Company resulting in a charge of $2,942, the net effect of which has been included in Non-interest Income—Other. Ohio Central Savings’ operations are included in the accompanying financial statements through March 31, 2005. Net income (loss) of Ohio Central Savings was ($21) and $25 for the years ended September 30, 2005 and 2004, respectively.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (“GAAP”) and to general practices within the thrift industry. The following is a description of the significant accounting and reporting policies, which the Company follows in preparing and presenting its consolidated financial statements:

Principles of Consolidation—The consolidated financial statements of the Company include the accounts of the Holding Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and Cash Equivalents—Cash and cash equivalents include working cash on hand, demand and interest bearing deposits at other financial institutions. For purposes of reporting cash flows, cash and cash equivalents also includes federal funds sold. The Company has acknowledged informal agreements with banks where it maintains deposits. Under these agreements, service fees charged to the Company are waived provided certain average compensating balances are maintained throughout each month.

Investment Securities and Mortgage-Backed Securities—Securities held to maturity are securities that the Company has the positive intent and the ability to hold to maturity; these securities are reported at amortized cost, adjusted for unamortized premiums and discounts. Securities held for trading are securities that are bought and held principally for the purpose of selling in the near term; these securities are reported at fair value, with unrealized gains and losses reported in current earnings. All other securities are classified as available for sale. Securities held as available for sale are reported at fair value, with unrealized gains and losses, net of tax, reported as a component of accumulated other comprehensive income (“AOCI”). Management determines the appropriate classification at the time of purchase.

Gains and losses on the sale of investment and mortgage-backed securities available for sale and trading are computed on a specific identification basis. Purchases and sales of securities are accounted for on a trade-date or settlement-date, depending on the settlement terms.

A decline in fair value of any available for sale or held to maturity security below cost that is deemed to be other-than-temporary results in a reduction in the carrying amount to fair value. The impairment loss is recorded in non-interest income as a securities loss and a new cost basis is established. To determine whether an impairment is other-than-temporary, the Company considers, among other things, the duration and extent to which the fair value of an investment is less than its cost, changes in value subsequent to year end, forecasted performance of the issuer and whether the Company has the ability and intent to hold the investment until market price recovery.

Premiums and discounts are amortized using the level-yield method, taking into account relevant prepayment assumptions.

Premises, Equipment, and Software—Depreciation and amortization of premises, equipment and software is computed on a straight-line basis over the estimated useful lives of the related assets. Estimated lives are 20 to 50 years for office facilities and 3 to 10 years for equipment and software. Amortization of leasehold improvements is computed on a straight-line basis over the lesser of the lease term or the life of the related asset.

Impairment of Long-Lived Assets—Long-lived assets, consisting of premises, equipment and software, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the recovery amount or estimated fair value of the assets.

Management, using its best estimates of future net cash flows based on reasonable and supportable assumptions and projections, has evaluated the recoverability of the Company’s long-lived assets and believes no impairment exists.

Taxes on Income—Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Allowance for Loan Losses—The adequacy of the allowance for loan losses is evaluated periodically by management based upon the overall portfolio composition and general market conditions. While management uses the best information available to make these evaluations, future adjustments to the allowance may be necessary if economic conditions change substantially from the assumptions used in making the evaluations. Future adjustments to the allowance may also be required by regulatory examiners based on their judgments about information available to them at the time of their examination. The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management believes the allowance is adequate.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal and interest according to the contractual terms of the loan agreement. Since the Company’s loans are primarily collateral-dependent, measurement of impairment is based on the fair value of the collateral. When it is determined that a loan is impaired, the Company records an allowance equal to the excess of the loan’s carrying value over the fair value of the collateral. Large groups of smaller balance homogeneous loans such as residential mortgages and consumer loans, are combined and collectively evaluated by portfolio for impairment.

Generally, uncollectible interest on loans that are contractually 90 days or more past due is charged off, or an allowance is established. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received until, in management’s judgment, the borrower’s ability to make periodic interest and principal payments is back to normal, in which case the loan is returned to accrual status.

Real Estate Owned—Real estate owned represents real estate acquired through foreclosure or deed in lieu of foreclosure and is initially recorded at the lower of cost (carrying value of former mortgage loan) or fair value less estimated selling costs. Management performs periodic valuations, and a charge to operations is recorded if the carrying value of a property subsequently exceeds its estimated fair value less estimated selling costs. Costs related to holding and maintaining the property are charged to expense.

Loans and Related Fees—Loans originated with the intent to hold to maturity are carried at unpaid principal balances, less the allowance for loan losses and net deferred origination fees. Interest on loans is accrued and credited to income as earned.

Loan fees and certain direct loan origination costs are deferred and recognized as an adjustment to interest income using the level-yield method over the contractual lives of related loans, if the loans are held for investment. If the loans are held for sale, net deferred fees (costs) are not amortized, but rather are recognized when the related loans are sold.

Mortgage Banking Activity—Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value in the aggregate. Market value is based on outstanding investor commitments or current investor yield requirements and includes consideration of deferred fees (costs). Net unrealized losses are recognized in a valuation allowance by charges to income.

The Company retains servicing on loans that are sold and recognizes an asset for mortgage loan servicing rights based on allocation of total loan cost using relative fair values. Mortgage loan servicing assets are reported net of accumulated amortization, which is recorded in proportion to, and over the period of, estimated net servicing revenues. The impairment analysis is based on predominant risk characteristics of the loans serviced, such as type, fixed and adjustable rate loans, original terms and interest rates. Fair values are estimated using discounted cash flows based on current interest rates and prepayment assumptions, and impairment is monitored periodically. The amount of impairment recognized is the amount by which the mortgage loan servicing assets exceed their fair value. The Company monitors prepayments and changes amortization of mortgage servicing assets accordingly. Mortgage loan servicing rights are recorded at the lower of cost or fair value.

Derivative Instruments—The Company enters into certain derivative transactions principally to protect against the risk of adverse interest rate movements on the value of certain assets, forward commitments for the sale of mortgage loans. The Company recognizes the fair value of the contracts when the characteristics of those contracts meet the definition of a derivative. These derivatives are not designated in a hedging relationship, therefore gains and losses are recognized immediately in the statement of operations.

Private Equity Funds—Private equity funds are investments managed by third parties. Each fund is diversified according to the terms of the fund’s agreement and the general partner’s direction. These investments, which are not publicly traded, are initially valued at cost and subsequent changes in fair value are recognized in non-interest income using the equity method of accounting. Fair value estimates are prepared by the fund manager based upon currently available information and may not represent amounts that will ultimately be realized, which will depend on future events and circumstances. At September 30, 2006 and 2005, the fair value of private equity investments included in Other assets was $14,513 and $14,713, respectively. The income (loss) related to these investments and changes in fair value estimates of $856, $2,242 and ($611) for 2006, 2005 and 2004, respectively, are reported in Non-interest Income—Other.

Deposits—Interest on deposits is accrued and charged to expense monthly and is paid or credited in accordance with the terms of the accounts.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Accumulated Other Comprehensive Loss—Accumulated other comprehensive loss consists of minimum pension liability adjustments, net unrealized holding gains and losses on securities available for sale, net of the related tax effects; and in 2006 the adjustment to initially apply the provisions of Statement of Financial Accounting Standards No. 158, Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS No. 158”).

The components of accumulated other comprehensive income (loss), net of tax, are summarized as follows:

	September 30
	2006	2005
Securities available for sale	$(714)	$(683)
Pension obligation	(10,563)
Minimum pension liability		(5,775)

	$(11,277)	$(6,458)

Goodwill—The excess of purchase price over the fair value of net assets of acquired companies is classified as goodwill and reported in Other assets. Goodwill was $9,732 at September 30, 2006 and 2005. Goodwill is reviewed for impairment on an annual basis. No impairment was identified.

3.	STOCK OFFERING

On May 25, 2006, the Board of Directors of the Company adopted a plan of stock issuance (“the Plan”) pursuant to which the Company will sell shares of common stock, representing a minority ownership of the estimated pro forma market value of the Company that will be determined by an independent appraisal. Shares will be sold to eligible depositors and borrowers of the Association and the tax qualified employee benefit plans of the Company and the Association in a subscription offering and, if necessary, to the general public in a community and/or syndicated community offering. The majority of the shares of common stock will be owned by Third Federal Savings and Loan Association of Cleveland, MHC. In connection with the Plan, the Company will establish a charitable foundation, which will be funded with $5,000 in cash and up to 5,000,000 shares of common stock of the Company. The Plan is subject to the approval of the appropriate regulatory agencies and, if approved, it is anticipated the transaction will be completed in April 2007.

Costs associated with the stock offering have been deferred and will be deducted from the proceeds of the shares sold in the stock issuance. If the stock offering is not completed, all costs will be charged to expense. At September 30, 2006, approximately $183 of stock offering costs had been incurred and deferred.

During the three-year period following the stock offering, the Company may not take any action to declare an extraordinary dividend to shareholders that would be treated by recipients as a tax-free return of capital for federal income tax purposes.

4.	REGULATORY CAPITAL

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the financial statements of the Association. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of its assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), Core capital (as defined) to adjusted assets (as defined), and Tangible capital (as defined) to tangible assets. Management believes, as of September 30, 2006, that the Association meets all capital adequacy requirements to which it is subject.

The most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, an institution must maintain minimum total risk-based, Tier I risk-based and Core capital leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the categories of the Association.

The following table summarizes the actual capital amounts and ratios of the Association as of September 30, 2006 and 2005, compared to the minimum capital adequacy requirements and the requirements for classification as a well capitalized institution.

			Minimum Requirements
	Actual		For Capital Adequacy Purposes		To be “Well Capitalized” Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount	Ratio
September 30, 2006:
Total Capital to Risk Weighted Assets	$902,401	15.00%	$481,121	8.00%	$601,402	10.00%
Core Capital to Adjusted Tangible Assets	883,510	10.35	341,407	4.00	426,759	5.00
Tangible Capital to Tangible Assets	883,510	10.35	128,028	1.50	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	883,510	14.69	N/A	N/A	360,841	6.00

September 30, 2005:
Total Capital to Risk Weighted Assets	$867,207	14.61%	$474,705	8.00%	$593,379	10.00%
Core Capital to Adjusted Tangible Assets	850,867	9.60	357,699	4.00	443,036	5.00
Tangible Capital to Tangible Assets	850,867	9.60	132,911	2.00	N/A	N/A
Tier 1 Capital to Risk-Weighted Assets	850,867	14.34	N/A	N/A	356,028	6.00

The following table reconciles the Association’s total capital under GAAP to regulatory capital amounts as of September 30, 2006 and 2005.

	2006	2005
Total capital as reported under GAAP	$891,545	$857,803
Goodwill	(4,848)	(4,848)
Reduction to mortgage loan servicing assets	(4,037)	(2,941)
Other	850	853

Total core, tangible and tier 1 capital	883,510	850,867
Allowable allowance for loan losses	18,891	16,340

Total risk based capital	$902,401	$867,207

5.	INVESTMENT SECURITIES

Investment securities available for sale consist of the following:

	September 30, 2006
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
United States government and agency obligations	$28,990	$	$(713)	$28,277

	September 30, 2005
		Gross Unrealized
	Amortized Cost	Gains	Losses	Value Fair
United States government and agency obligations	$35,997	$	$(665)	$35,332

Investment securities held to maturity consist of the following:

	September 30, 2006
	Amortized Cost	Gross Unrealized			Fair Value
		Gains		Losses
United States government and agency obligations	$11,997	$		$(118)	$11,879
Other	6		16		22

	$12,003		$16	$(118)	$11,901

	September 30, 2005
	Amortized Cost	Gross Unrealized			Fair Value
		Gains		Losses
United States government and agency obligations	$11,994	$		$(105)	$11,889
Other	6		18		24

	$12,000		$18	$(105)	$11,913

Gross unrealized losses on securities and the estimated fair value of the related securities, aggregated by investment category and length of time the individual securities have been in a continuous loss position at September 30, 2006 and 2005, were as follows:

	September 30, 2006
	Less Than 12 Months		12 Months or More		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Available for sale—
U.S. government and Agency obligations	$	$	$28,277	$(713)	$28,277	$(713)
Held to maturity—
U.S. government and Agency obligations	4,992	(9)	6,887	(109)	11,879	(118)

Total	$4,992	$(9)	$35,164	$(822)	$40,156	$(831)

	September 30, 2005
	Less Than 12 Months		12 Months or More		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Available for sale—
U.S. government and Agency obligations	$6,943	$(67)	$26,400	$(598)	$33,343	$(665)
Held to maturity—
U.S. government and Agency obligations	11,889	(105)			11,889	(105)

Total	$18,832	$(172)	$26,400	$(598)	$45,232	$(770)

The unrealized losses on investment securities were attributable to interest rate increases. The contractual terms of these investments do not permit the issuer to settle the security at a price less than the par value of the investment. Since the unrealized losses reported relate to changes in interest rates and the Association has both the intent and ability to hold such securities for a time necessary to recover the amortized cost, these investments are not considered other-than-temporarily impaired.

At September 30, 2006 and 2005, the carrying amount of U.S. government agency obligations pledged to secure public deposits totaled $1,200 and $2,500, respectively.

The amortized cost and estimated fair values of investment securities held to maturity and available for sale at September 30, 2006, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because certain securities contain provisions which permit the issuer to repay, at par, the obligation prior to the stated maturity.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in one year or less			$5,000	$4,992
Due after one year through five years	$28,990	$28,277	6,997	6,887

	$28,990	$28,277	$11,997	$11,879

There were no sales from the investment securities available for sale portfolio during the year ended September 30, 2006. Proceeds from the sale of investment securities available for sale totaled $46,914 and $96,801 in 2005 and 2004, respectively. Gross realized gains were $2,243 and $0 and gross realized losses were $34 and $340 in 2005 and 2004, respectively.

There were no investment securities sold from the held-to-maturity portfolio in the years ended September 30, 2006, 2005 and 2004.

There were no sales from the investment securities held for trading in the years ended September 30, 2006 and 2005. Proceeds from the sale of investment securities held for trading totaled $963 in 2004. Unrealized holding gains of $351 and realized gains of $92 and realized losses of $366 on investment securities held for trading were included in the statements of earnings during 2004.

6.	MORTGAGE-BACKED SECURITIES

Mortgage-backed securities available for sale consist of the following:

	September 30, 2006
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
FNMA certificates	$1,051	$	$(16)	$1,035
Real estate mortgage investment conduits (“REMIC”)	34,712	25	(394)	34,343

	$35,763	$25	$(410)	$35,378

	September 30, 2005
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
FNMA certificates	$1,478	$8	$	$1,486
REMICs	58,073	34	(427)	57,680

	$59,551	$42	$(427)	$59,166

Mortgage-backed securities held to maturity consist of the following:

	September 30, 2006
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
GNMA certificates	$12,949	$311	$(1)	$13,259
REMICs	27,438	9	(429)	27,018
FNMA certificates	14,929	347	(68)	15,208

	$55,316	$667	$(498)	$55,485

	September 30, 2005
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
GNMA certificates	$16,377	$375	$(13)	$16,739
REMICs	47,028	23	(463)	46,588
FNMA certificates	17,909	686	(35)	18,560

	$81,314	$1,084	$(511)	$81,887

There were no sales from mortgage-backed securities available for sale in 2006 and 2005. Proceeds from the sale of mortgage-backed securities available for sale totaled $3,472 in 2004. Gross realized gains were $50 and gross realized losses were $0 in 2004.

The contractual maturities of mortgage-backed securities generally exceed 20 years; however the effective lives are expected to be shorter due to anticipated prepayments.

Gross unrealized losses on mortgage-backed securities and the estimated fair value of the related mortgage-backed securities, aggregated by investment category and length of time the individual mortgage-backed securities have been in a continuous loss position at September 30, 2006 and 2005, were as follows:

	September 30, 2006
	Less Than 12 Months		12 Months or More		Total
	Estimated	Unrealized	Estimated	Unrealized	Estimated	Unrealized
	Fair Value	Loss	Fair Value	Loss	Fair Value	Loss
Available for sale:
FNMA certificates	$1,035	$(16)	$	$	$1,035	$(16)
REMICs	1,536	(7)	24,305	(387)	25,841	(394)

	2,571	(23)	24,305	(387)	26,876	(410)

Held to maturity:
GNMA certificates			415	(1)	415	(1)
FNMA certificates			2,760	(68)	2,760	(68)
REMICs	419	(1)	22,637	(428)	23,056	(429)

	419	(1)	25,812	(497)	26,231	(498)

Total	$2,990	$(24)	$50,117	$(884)	$53,107	$(908)

	September 30, 2005
	Less Than 12 Months				12 Months or More				Total
	Estimated Fair Value		Unrealized Loss		Estimated Fair Value		Unrealized Loss		Estimated Fair Value		Unrealized Loss
Available for sale:
FNMA certificates	$		$		$		$		$		$
REMICs		36,071		(235)		7,488		(192)		43,559		(427)

		36,071		(235)		7,488		(192)		43,559		(427)

Held to maturity:
GNMA certificates		826		(6)		990		(7)		1,816		(13)
FNMA certificates		2,421		(35)						2,421		(35)
REMICs		38,031		(426)		2,761		(37)		40,792		(463)

		41,278		(467)		3,751		(44)		45,029		(511)

Total		$77,349		$(702)		$11,239		$(236)		$88,588		$(938)

The unrealized losses on investments in mortgage-back securities were attributable to interest rate increases. The contractual cash flows of most of these securities are guaranteed by FNMA, FHLMC, (U.S. government sponsored enterprises) and GNMA (U.S. government agency). It is expected that the securities would not be settled at a price substantially less than the amortized cost of the investment. Since the decline in value is attributable to changes in interest rates and not credit quality and because the Association has both the intent and ability to hold such securities for a time necessary to recover the amortized cost, these investments are not considered other-than-temporarily impaired.

7.	LOANS

Loans held for investment consist of the following:

	September 30
	2006	2005
Real Estate Loans:
Conventional	$5,563,782	$5,507,669
Equity loans and lines of credit	1,803,900	1,965,604
Commercial	2,335	2,383
Construction	207,634	270,136

	7,577,651	7,745,792
Consumer Loans:
Auto loans	15,676	33,410
Loans on savings	7,005	6,060
Other	5,788	4,787

	28,469	44,257
Less:
Deferred loan fees—net	(18,698)	(22,783)
Loans-in-process	(89,676)	(127,944)
Allowance for loan losses	(20,705)	(18,601)

Net loans	$7,477,041	$7,620,721

The Company’s lending is concentrated in Northeastern Ohio; as a result, the economic conditions and market for real estate in Northeastern Ohio have a significant impact on the ability of borrowers to repay their loans.

There is a potential for loan products to contain contractual terms that give rise to concentration of credit risk that may increase a lending institution’s exposure to risk of nonpayment. Examples of these contractual terms include loans that permit negative amortization, a loan-to-value ratio greater than 100%, and option adjustable-rate mortgages. The Company does not offer mortgage loan products that contain these terms. The Company does offer mortgage and home equity loan products where the borrower pays only interest for a portion of the loan term. These interest only loans totaled approximately $1,687,010 at September 30, 2006, $146,814 of residential loans and $1,540,196 of equity lines of credit. Equity lines of credit are interest only for ten years and convert to fully amortizing for a term of ten years. Residential loans are interest only for a maximum of three years and convert to fully amortizing for the remaining term up to 30 years.

Activity in the allowance for loan losses is summarized as follows:

	Year Ended September 30
	2006	2005	2004
Balance—beginning of year	$18,601	$15,080	$11,932
Provision charged to income	6,050	6,000	5,522
Transfer to held for sale			(309)
Reduction due to sale of subsidiary		(193)
Charge-offs	(4,603)	(2,288)	(2,261)
Recoveries	657	2	196

Balance—end of year	$20,705	$18,601	$15,080

At September 30, 2006 and 2005, nonaccrual loans, which consisted of one-to-four family residential loans and equity lines of credit amounted to $79,709 and $61,139, respectively. The amount of interest that would have been recorded under the original terms for the loans classified nonaccrual was $1,323, $372, and $859 for 2006, 2005, and 2004, respectively. Amounts actually collected and recorded as interest income for these loans were not material.

Through the Company’s Home Today program, the Company promotes home ownership by originating loans with standard terms to customers who might not otherwise qualify for such loans. To qualify for the Home Today program, a borrower must complete financial management education and counseling and must be referred to the Company by a sponsoring organization with whom the Company has partnered as part of the program. These loans have greater credit risk than traditional residential mortgage loans. At September 30, 2006 and 2005, nonaccrual loans under this program were $40,152 and $25,724, respectively, or 50.4% and 42.3%, respectively, of the total nonaccrual loans.

At September 30, 2006, 2005 and 2004, loans totaling $3,488, 4,635 and 3,318, respectively, were identified by management as having significant weaknesses such that a loss was probable. Accordingly, a specific allowance was recorded to adjust each individual loan to its estimated fair value. At September 30, 2006, 2005 and 2004, the fair value of such loans was $1,748, $2,412 and $2,182, respectively.

The Company has one commercial real estate loan that is impaired. As of September 30, 2006 and 2005, the carrying amount of the loan was $2,335 and $2,383, respectively, and an allowance totaling $698 had been allocated to this loan at each year end. The loan is current and interest is recorded on an accrual basis. Interest income collected for the years ended September 30, 2006, 2005 and 2004, was $165, $168 and $171, respectively.

8.	MORTGAGE LOAN SERVICING ASSETS

The Company sells certain types of loans through whole loan sales and through securitizations. In each case, the Company retains an interest in the loans or securitized loans. Certain assumptions and estimates are used to determine the fair value allocated to these retained interests at the date of transfer and at subsequent measurement dates. These assumptions and estimates include loan repayment rates and discount rates.

During 2006, 2005 and 2004, $2,233,680, $1,293,705 and $1,409,314, respectively, of mortgage loans were securitized and/or sold including accrued interest thereon. In these transactions, the Company retained residual interests in the form of mortgage loan servicing assets. Primary economic assumptions used to measure the value of the Company’s retained interests at the date of sale resulting from the completed transactions were as follows:

Prepayment speed assumptions (annual rate)	4.0-46.1%
Weighted average life (years)	9.8-30
Discount rate	12.0%

Servicing assets are evaluated periodically for impairment based on the fair value of those rights. Fifteen risk tranches are used in evaluating servicing rights for impairment; primarily interest rate stratum within original term to maturity category with additional stratum for less uniform account types.

During 2006, loans that were sold had been held for an average of 1.5 years.

Activity in mortgage servicing assets is summarized as follows:

	Year Ended September 30
	2006	2005	2004
Balance—beginning of year	$29,407	$25,118	$23,394
Additions from loan securitizations/sales	15,294	10,008	8,165
Amortization	(4,359)	(5,678)	(6,441)
Net change in valuation allowance	24	(41)

Balance—end of year	$40,366	$29,407	$25,118

Fair value of capitalized amounts	$61,177	$44,446	$49,224

The unpaid principal balance of mortgage loans serviced for others was approximately $6,655,911, $5,033,709 and $4,594,114 at September 30, 2006, 2005 and 2004, respectively.

9.	PREMISES, EQUIPMENT AND SOFTWARE

Premises, equipment and software at cost are summarized as follows:

	September 30
	2006	2005
Land	$13,409	$13,649
Office buildings	79,557	81,097
Furniture, fixtures and equipment	31,480	31,024
Software	9,007	8,988
Leasehold improvements	8,806	8,656
Automobiles	233	250

	142,492	143,664
Less accumulated depreciation and amortization	(60,425)	(55,596)

Total	$82,067	$88,068

During the years ended September 30, 2006, 2005 and 2004, depreciation and amortization expense on premises, equipment, and software was $7,400, $7,999 and $8,642, respectively.

The Company leases certain of its branches under renewable operating lease agreements. Future minimum payments under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at September 30, 2006:

Years Ending
September 30
2007	$3,664
2008	3,310
2009	2,507
2010	1,944
2011	1,383
Thereafter	4,772

$17,580

During the years ended September 30, 2006, 2005 and 2004, rental expense was $4,393, $4,035 and $4,224, respectively.

10.	ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

	September 30
	2006	2005
Investment securities	$445	$466
Mortgage-backed securities	361	530
Loans	40,948	37,155
Other	240	233

Total	$41,994	$38,384

11.	DEPOSITS

Deposit account balances are summarized by interest rate as follows:

	September 30
	Stated Interest Rate	2006		2005
		Amount	%	Amount	%
Negotiable order of withdrawal accounts	0.75–4.50%	$1,601,832	21.7%	$1,293,978	18.3%
Passbook accounts	0.80–1.05	335,859	4.5	427,270	6.1

Subtotal		1,937,691	26.2	1,721,248	24.4
Certificates of deposit	0.00–2.99	159,602	2.2	1,344,284	19.1
	3.00–3.99	1,170,745	15.8	1,769,678	25.1
	4.00–4.99	2,406,159	32.5	1,425,786	20.2
	5.00–5.99	1,682,309	22.7	728,500	10.3
	6.00–6.99	40,872	0.6	62,013	0.9
	7.00–12.50	287	0.0	482	0.0

		5,459,974	73.8	5,330,743	75.6

Subtotal		7,397,665	100.0	7,051,991	100.0
Accrued interest		3,412		2,257

Total deposits		$7,401,077	100.0%	$7,054,248	100.0%

At September 30, 2006 and 2005, the weighted average interest rate was 0.9% on passbook accounts; 4.2% and 2.7% on negotiable order of withdrawal accounts, respectively; 4.6% and 3.9% on certificates of deposit, respectively; and 4.3% and 3.5% on total deposits, respectively.

The aggregate amount of certificates of deposit in denominations of $100 or more totaled approximately $1,327,966 and $1,217,468 at September 30, 2006 and 2005, respectively. Amounts over $100 are not insured by the Federal Deposit Insurance Corporation except that effective April 1, 2006, federal law expanded the coverage for self-directed retirement accounts up to $250. The Company does not have any brokered deposits.

The scheduled maturity of certificates of deposit is as follows:

	September 30, 2006
	Amount	%
12 months or less	$2,653,237	48.6%
13 to 24 months	1,454,018	26.6
25 to 36 months	642,272	11.8
37 to 48 months	327,741	6.0
49 to 60 months	291,152	5.3
Over 60 months	91,554	1.7

Total	$5,459,974	100.0%

Interest expense on deposits is summarized as follows:

	Year Ended September 30
	2006	2005	2004
Certificates of deposit	$219,595	$191,975	$195,780
Negotiable order of withdrawal accounts	52,051	26,030	21,012
Passbook accounts	3,545	4,326	4,693

Total	$275,191	$222,331	$221,485

12.	FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank (“FHLB”) borrowings are summarized as follows:

	September 30
	2006		2005
	Amount	Weighted Average Rate	Amount	Weighted Average Rate
Maturing in:
2005			$692,200	3.93%
2009	$25,000	4.99%	25,000	4.99%

Total FHLB Advances	25,000		717,200
Accrued interest	103		178

Total	$25,103		$717,378

The Association’s maximum borrowing capacity at the FHLB was $2,632,945 and $4,501,838, respectively, at September 30, 2006 and 2005. Pursuant to collateral agreements with FHLB, advances are secured by a blanket lien on qualifying first mortgage loans. The terms of the advances include various restrictive covenants including limitations on the acquisition of additional debt in excess of specified levels. As of September 30, 2006, the Association was in compliance with all such covenants.

13.	INCOME TAXES

The components of the income tax provision are as follows:

	Year Ended September 30
	2006	2005	2004
Current	$13,642	$32,082	$21,898
Deferred	4,528	420	4,428

Total	$18,170	$32,502	$26,326

A reconciliation from tax at the statutory rate to the income tax provision is as follows:

	Year Ended September 30
	2006	2005	2004
Tax at statutory rate	35.0%	35.0%	35.0%
Insurance related amounts	(3.9)	(2.2)	(2.8)
General business credits	(0.1)	(0.1)	(0.1)
Other	(1.6)	0.8	0.1

Income tax provision	29.4%	33.5%	32.2%

Temporary differences between the financial statement carrying amounts and tax basis of assets and liabilities that gave rise to significant portions of net deferred taxes relate to the following:

	September 30
	2006	2005
Deferred tax assets:
Deferred loan fees	$309	$3,096
Loan loss reserves	6,638	5,732
Pension liability	5,688	3,110
Property, equipment and software basis difference	1,258	175
Other	2,828	5,112

Total deferred tax assets	16,721	17,225

Deferred tax liabilities:
FHLB stock basis difference	17,498	16,078
Pending REIT dividend	10,801	11,243
Mortgage servicing rights	1,979
Goodwill	1,164	871
Other	2,699	4,519

Total deferred tax liabilities	34,141	32,711

Net deferred tax liability	$17,420	$15,486

A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management’s opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of September 30, 2006 and 2005.

Retained earnings at September 30, 2006 and 2005, includes approximately $104,861 for which no provision for federal income tax has been made. This amount represents allocations of income during years prior to 1988 to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate. However, recapture would not occur upon the reorganization, merger, or acquisition of the Company, nor if the Company is merged or liquidated tax-free into a bank or undergoes a charter change. If the Company fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

14.	EMPLOYEE BENEFIT PLANS

Defined Benefit Plan—Third Federal Savings Retirement Plan (the “Plan”) is a defined benefit pension plan. Effective December 31, 2002, the Plan was amended to limit participation to employees who met the Plan’s eligibility requirements on that date. After December 31, 2002, employees not participating in the Plan will, upon meeting the applicable eligibility requirements, participate in the third tier of the 401(k) Savings Plan described below. Benefits under the Plan are based on years of service and the employee’s average annual compensation. The funding policy of the Plan is consistent with the funding requirements of U.S. Federal and other governmental laws and regulations.

The following table sets forth the change in projected benefit obligation for the defined benefit plan:

	September 30
	2006	2005
Projected benefit obligation at beginning of year	$49,989	$37,080
Service cost	4,301	4,320
Interest cost	2,743	2,062
Other		(991)
Actuarial (gain) loss	(2,773)	9,255
Benefits paid	(2,589)	(1,737)

Projected benefit obligation at end of year	$51,671	$49,989

Changes in certain actuarial assumptions, including a higher discount rate, reduced the projected benefit obligation at September 30, 2006 by $2,773. Actuarial assumption changes, including a lower discount rate, mortality experience and participant experience, increased the projected benefit obligation at September 30, 2005 by $9,255.

The following table reconciles the beginning and ending balances of the fair value of plan assets with the amounts recognized in the statement of condition at the September 30 measurement date before the adoption of SFAS No. 158:

	September 30
	2006	2005
Fair value of plan assets at beginning of the year	$31,872	$25,674
Actual return on plan assets	3,008	2,862
Employer contributions	5,508	5,073
Benefits paid	(2,589)	(1,737)

Fair value of plan assets at end of year	$37,799	$31,872

Accumulated benefit obligation	$39,606	$38,044

	September 30
	2006	2005
Funded status	$(13,872)	$(18,118)
Unrecognized prior service cost	(587)	(648)
Unrecognized net actuarial loss	16,838	21,479

Net amount recognized in the consolidated statements of condition	$2,379	$2,713

Amounts recognized in the consolidated statements of condition:
Accrued pension cost	$(1,807)	$(6.172)
Pre-tax charge to accumulated other comprehensive loss for additional minimum pension liability	4,186	8,885

The components of net periodic benefit cost recognized in the statements of earnings are as follows:

	September 30
	2006	2005	2004
Service cost	$4,301	$4,320	$4,022
Interest cost	2,743	2,062	1,744
Expected return on plan assets	(2,690)	(2,138)	(1,302)
Amortization of net loss	1,550	908	836
Amortization of prior service cost	(61)	(35)	(35)

Net periodic benefit cost	$5,843	$5,117	$5,265

The following table sets forth the percentage of fair value of plan assets by category at the measurement date:

	September 30
	2006	2005
Equity securities	57.9%	59.5%
Debt securities	34.0	32.1
Real estate	8.1	8.4

Total	100.0%	100.0%

Asset allocation ranges have been established by broad asset categories. For equity securities the target is 55–60% while the target for debt securities (including cash equivalents) is 40–45%. The ranges are designed to provide an appropriate balance between risk and return, while positioning Plan assets, over extended economic cycles, in a manner consistent with the long-term return assumptions used in measurements and valuations.

The following additional information is provided with respect to the Plan:

	September 30
	2006	2005	2004
Assumptions and dates used to determine benefit obligations:
Discount rate	5.75%	5.50%	5.75%
Rate of compensation increase	4.69	4.66	5.41
Measurement date	9/30/2006	9/30/2005	9/30/2004
Census date	1/1/2006	1/1/2005	1/1/2004
Assumptions used to determine net periodic benefit cost
Discount rate	5.50%	5.75%	6.00%
Long-term rate of return on plan assets	8.00	8.00	8.00
Rate of compensation increase (graded scale)	4.66	4.76	5.41

The overall expected long-term return on assets assumption has been derived based upon the average rates of earnings expected on the funds invested to provide for plan benefits. Management evaluates the historical performance of the various asset categories, as well as current expectations in determining the adequacy of the assumed rates of return in meeting Plan obligations. If warranted, the assumption is modified.

The following table provides estimates of expected future benefit payments during each of the next five fiscal years, as well as in the aggregate for years six through ten. Additionally, the table includes the expected employer contribution during the next fiscal year:

Expected Benefit Payments During the Fiscal Years ending September 30:

2007	$3,140
2008	550
2009	1,290
2010	1,490
2011	1,390
Aggregate expected benefit payments during the five fiscal year period beginning October 1, 2011, and ending September 30, 2016	$30,860
Minimum employer contributions expected to be paid during the fiscal year ending September 30, 2007	$-

The Company anticipates no minimum required contribution to the Plan during fiscal 2007. This is due to its decision to increase the funded status of the Plan to the maximum extent permissible by a significant ($5,508) cash contribution to Plan assets during fiscal 2006 in consideration of the increased pension liability due to the required accounting change from the accumulated benefit obligation to the projected benefit obligation, as well as to provide capacity (under current relevant federal tax regulations) for additional employee benefits associated with the planned stock offering (Note 3).

At September 30, 2006, the Company adopted the provisions of SFAS 158, which requires an employer to recognize the funded status of its Plan in the statement of financial condition by a charge to AOCI.

AOCI includes the following items that have not yet been recognized as components of net periodic benefit cost as of the measurement date:

September 30 2006
Transition obligation	$-
Prior service cost (benefit)	(587)
Net actuarial loss	16,838

Net amount recognized in AOCI	$16,251

The Company expects that $(61) of prior service cost (benefit) and $1,116 of net actuarial losses will be recognized as components of net periodic benefit cost during the fiscal year ended September 30, 2007.

The following table summarizes the incremental effect of applying SFAS 158 on individual line items in the statements of financial condition at September 30, 2006:

	Before Application of SFAS 158	Adjustments	After Application of SFAS 158
Liability for pension benefits	$1,807	$12,065	$13,872
Deferred income taxes	21,643	(4,223)	17,420
Total liabilities	7,575,131	7,842	7,582,973
Accumulated other comprehensive loss	(3,435)	(7,842)	(11,277)
Total equity	1,020,436	(7,842)	1,012,594

401(k) Savings Plan—The Company maintains a 401(k) savings plan that is comprised of three tiers. The first tier allows eligible employees to contribute up to 75% of their compensation to the plan, subject to limitations established by the Internal Revenue Service, with the Company matching 100% of up to 4% on funds contributed. The second tier permits the Company to make a profit-sharing contribution at its discretion. The first and second tiers cover substantially all employees who have reached age 21 and have worked 1,000 hours in one year of service. The third tier permits the Company to make discretionary contributions allocable to eligible employees (who are not eligible for the Company’s defined benefit pension plan). Voluntary contributions made by employees are vested at all times whereas Company contributions and Company matching contributions are subject to various vesting periods which range from immediately vested to fully vesting upon five years of service.

The total of the Company’s matching and discretionary contributions related to the plan for the years ended September 30, 2006, 2005 and 2004 was $2,169, $2,020 and $1,961, respectively.

Other Deferred Compensation—The Company maintained a Book Unit Stock Plan (the “Book Unit Plan”) during the years ended September 30, 2005 and 2004. The Book Unit Plan was discontinued effective September 30, 2005. Under the Book Unit Plan, at their discretion, the board of directors would grant awards to certain key associates. As of September 30, 2005 and 2004, there were no awards outstanding. The total cost related to the Book Unit Plan was $0 in 2006, $2,103 in 2005 and $2,721 in 2004.

The Company also maintains an Executive Retirement Benefit Plan (formerly the Target Benefit Plan), which provides additional retirement benefits to certain key associates, as designated by the board of directors. The total cost related to the Executive Retirement Benefit Plan was $270 in 2006, $1,817 in 2005 and $1,398 in 2004.

The Company also maintains several other non-qualified defined contribution plans for certain key associates. Awards granted and participation in these plans are at the discretion of the board of directors. As of September 30, 2006 and 2005, there were 181,700 and 189,700 units, respectively, outstanding under one of these plans. The total expense relating to these plans amounted to $1,271 in 2006, $2,195 in 2005 and $1,837 in 2004.

Employee (Associate) Stock Ownership Plan (“ESOP”)—The Company established an ESOP for its employees effective January 1, 2006. The ESOP covers all of its eligible employees. Employees are eligible to participate in the ESOP after attainment of age 18, completion of 1,000 hours of service, and employment on the last day of the plan year. Company contributions to the plan are at the discretion of the board of directors. Cash contributions totaling $9,100 for the 2006 plan year, which is a calendar year, were made in September 2006. The total expense related to this plan in the 2006 fiscal year was $6,825. This cash contribution will be available to purchase stock at the time of the public offering (see Note 3).

15.	COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company enters into commitments with off-balance-sheet risk to meet the financing needs of its customers. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of condition. The Company’s exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Company uses the same credit policies in making commitments as it does for on-balance-sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Company since the time the commitment was made.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of 60 to 360 days or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. At September 30, 2006, the Company had commitments to originate loans as follows:

Fixed rate mortgage loans	$278,321
Adjustable rate mortgage loans	21,127
Equity line of credit loans	54,654

Total	$354,102

At September 30, 2006, the interest rates on the fixed rate mortgage loan commitments ranged from 4.05% to 7.50%.

At September 30, 2006, the Company had unfunded commitments outstanding as follows:

Equity lines of credit	$1,916,518
Construction loans	89,676
Private equity investments	18,991

Total	$2,025,185

At September 30, 2006, the Company had entered into a commitment for the purchase and installation of a major software license. To date, $375 has been paid and reflected in the statement of condition, with the remaining $1,125 payable in installments, based upon completion of the installation, through fiscal year 2008.

In management’s opinion, the above commitments will be funded through normal operations.

At September 30, 2006 and 2005, the Company had commitments to securitize and sell mortgage loans of $270,000 and $538,000, respectively.

On June 13, 2006, Third Federal Savings and Loan was named as the defendant in a putative class action lawsuit, Gary A. Greenspan vs. Third Federal Savings and Loan, filed in the Cuyahoga County, Ohio Court of Common Pleas. The plaintiff has alleged that Third Federal Savings and Loan impermissibly charged customers a “document preparation fee” that included the cost of preparing legal documents relating to mortgage loans. The plaintiff has alleged that Third Federal Savings and Loan should disgorge the document preparation fees because the document preparation constituted the practice of law and was performed by employees who are not licensed attorneys in the State of Ohio. The plaintiff seeks a refund of all document preparation fees from June 13, 2000 to the present (approximately $26.1 million from June 13, 2000 through September 30, 2006), as well as prejudgment interest, attorneys’ fees and costs of the lawsuit. Third Federal Savings and Loan Association vigorously disputes these allegations. Third Federal Savings and Loan Association has answered the plaintiff’s complaint and the case is in preliminary discovery. No trial date has been set. At this time, we are unable to predict an outcome, favorable or unfavorable, or to estimate the amount of any potential loss.

16.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

	September 30
	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash on hand and in banks	$42,021	$42,021	$32,871	$32,871
Interest bearing deposits at other financial institutions	122,006	122,006	85,716	85,716
Federal funds sold	88,900	88,900	1,733	1,733
Investment securities:
Available for sale	28,277	28,277	35,332	35,332
Held to maturity	12,003	11,901	12,000	11,913
Mortgage-backed securities:
Available for sale	35,378	35,378	59,166	59,166
Held to maturity	55,316	55,485	81,314	81,887
Mortgage loans held for sale	314,956	314,956	542,480	542,480
Loans-net:
Mortgage loans held for investment	7,448,747	7,385,362	7,576,687	7,525,006
Other loans	28,294	29,976	44,034	43,216
Federal Home Loan Bank stock	73,125	73,125	69,068	69,068
Private equity funds	14,513	14,513	14,713	14,713
Derivatives			3,497	3,497
Liabilities:
NOW and passbook accounts	$1,937,691	$1,937,691	$1,721,248	$1,721,248
Certificates of deposit	5,463,386	5,441,175	5,333,000	5,313,748
FHLB advances	25,103	24,945	717,378	717,796
Borrowers’ advances for taxes and insurance	38,279	38,279	39,855	39,855
Principal and interest owed on loans serviced	74,910	74,910	81,430	81,430
Derivatives	1,889	1,889

Cash and Due from Banks, Interest Bearing Deposits at Other Financial Institutions and Federal Funds Sold—The carrying amount is a reasonable estimate of fair value.

Investment and Mortgage-Backed Securities—Estimated fair value for investment and mortgage-backed securities is based on quoted market prices at the statement of condition date.

Mortgage Loans Held for Sale— Fair value of mortgage loans held for sale is estimated using quoted market prices.

Loans—For first mortgage loans and other loans, fair value is estimated by discounting contractual cash flows adjusted for prepayment estimates using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

Federal Home Loan Bank Stock—The fair value is estimated to be the carrying value, which is par. All transactions in capital stock of the Federal Home Loan Bank of Cincinnati are executed at par.

Private Equity Funds—Private equity funds are included in Other assets in the accompanying statements of condition at fair value. Fair value estimates are prepared by the fund manager.

Deposits—The fair value of demand deposit accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using discounted cash flows and rates currently offered for deposits of similar remaining maturities.

FHLB Advances—Estimated fair value for FHLB advances is estimated using discounted cash flows and rates currently charged for borrowings of similar remaining maturities.

Borrowers’ Advances for Insurance and Taxes and Principal and Interest Owed on Loans Serviced—The carrying amount is a reasonable estimate of fair value.

Derivatives—Loan sale commitments are considered derivative investments and are carried at fair value in the accompanying financial statements. Fair value is determined based on quoted market prices.

Off-Balance-Sheet Lending Commitments—Fair values for off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standings. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of September 30, 2006 and 2005.

17.	PARENT COMPANY ONLY FINANCIAL STATEMENTS

The following condensed financial statements for TFS Financial Corporation (parent company only) reflect the investments in, and transactions with, its wholly-owned subsidiaries. Intercompany activity is eliminated in the consolidated financial statements.

	September 30
Statements of Condition	2006	2005
Assets:
Cash and due from banks	$110	$177
Investment securities—available-for-sale	1,949	1,989
Mortgage-backed securities—available-for-sale	225	923
Mortgage loans held for investment	126	226
Loans—Other loans—demand loan due from Third Federal Savings and Loan Association of Cleveland	60,111	57,224
Accrued interest receivable	37	41
Investments in:
Third Federal Savings and Loan Association of Cleveland	891,544	857,803
Non-thrift subsidiaries	59,914	56,121
Other assets	5,576	6,738

Total assets	$1,019,592	$981,242

Liabilities and shareholder’s equity:
Line of credit due non-thrift subsidiary	$6,387	$6,835
Accrued expenses and other liabilities	64	96
Deferred income taxes	547	437

Total liabilities	6,998	7,368
Commitments and contingent liabilities
Preferred stock	-	-
Common stock	-	-
Paid-in capital	627,979	627,979
Retained earnings—substantially restricted	395,892	352,353
Accumulated other comprehensive loss	(11,277)	(6,458)

Total shareholder’s equity	1,012,594	973,874

Total liabilities and shareholder’s equity	$1,019,592	$981,242

	Year Ended September 30
Statements of Income	2006	2005	2004
Interest and dividend income:
Loans, including fees	$2,820	$954	$27
Mortgage-backed securities—available-for-sale	20	39
Investment securities—available-for-sale	83	41	45
Other interest earning assets	9	10	78

Total interest income	2,932	1,044	150
Interest expense—Borrowed funds from non-thrift subsidiaries	389	146	58

Net interest income	2,543	898	92
Provision for loan losses	50		67

Net interest income after provision for loan losses	2,493	898	25

Non-interest income (loss):
Fees and service charges	852	687	891
Other		(2,942)

Total other income (loss)	852	(2,255)	891
Non-interest expense:
Salaries and employee benefits	409	141	14
Professional services	1,162	1,492	2,036
Office property and equipment	6	6	6
Other operating expenses	47	35	181

Total non-interest expense	1,624	1,674	2,237

Income (loss) before income taxes	1,721	(3,031)	(1,321)
Income tax expense (benefit)	600	(13)	(407)

Income (loss) before undistributed earnings of subsidiaries	1,121	(3,018)	(914)
Equity in undistributed earnings of subsidiaries:
Insured thrift institution subsidiaries	38,532	66,284	54,021
Non-thrift subsidiaries	3,886	1,242	2,360

Net income	$43,539	$64,508	$55,467

	Year Ended September 30
Statements of Cash Flows	2006	2005	2004
Cash flows from operating activities:
Net income	$43,539	$64,508	$55,467
Adjustments to reconcile net earnings to net cash provided by operating activities—
Equity in undistributed (earnings) loss of subsidiaries:
Insured Thrift institutions	(38,532)	(66,284)	(54,021)
Non-thrift subsidiaries	(3,886)	(1,242)	(2,360)
Deferred income taxes	125	128	334
Net (decrease) increase in interest receivable, prepaid expenses, and other assets	1,166	2,520	(1,117)
Increase in accrued expenses and other liabilities	(480)	3,036	1,408
Other	174	2,965	1,702

Net cash provided by operating activities	2,106	5,631	1,413

Cash flows from investing activities:
Principal collected, net of loans originated	26	143	44
Proceeds from principal repayments and maturities of securities available-for-sale	688	3,979
Purchases of securities available-for-sale		(3,922)	(3,526)
Decrease (increase) in balance lent to Third Federal Savings	(2,887)	(47,776)	(9,431)
Distributions from insured Thrift institutions		41,516

Net cash used in investing activities	(2,173)	(6,060)	(12,913)

Net decrease in cash and cash equivalents	(67)	(429)	(11,500)
Cash and cash equivalents—Beginning of year	177	606	12,106

Cash and cash equivalents—End of year	$110	$177	$606

18.	RECENT ACCOUNTING PRONOUNCEMENTS

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (an amendment of FASB statements No. 87, 88, 106 and 123R) (“SFAS 158”). SFAS 158 requires an employer to: (a) recognize in its statement of financial position an asset for a plan’s overfunded status or a liability for a plan’s underfunded status; (b) measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions); and (c) recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes will be reported in comprehensive income. The requirement by SFAS 158 to recognize the funded status of a benefit plan and disclosure requirements are effective as of the end of the fiscal year ending after December 15, 2006 for entities with publicly traded securities. The Company implemented these requirements effective September 30, 2006, in light of the stock issuance plan. The effect of this implementation is included in a table in Note 14. The Company has always measured the plan assets and benefit obligations of the plan as of fiscal year end. Therefore, there was no effect on consolidated financial position, results of operations or cash flows for adopting the measurement date requirement.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 enhances existing guidance for measuring assets and liabilities using fair value. Prior to the issuance of SFAS 157, guidance for applying fair value was incorporated in several pronouncements. SFAS 157 provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the fair value measure of assets and liabilities. SFAS 157 also emphasizes that fair value is a market-based measurement, not an entity specific measurement, and sets out a fair value hierarchy with the highest priority being quoted prices in active markets. Under SFAS 157, fair value measurements are disclosed by level within that hierarchy. While SFAS 157 does not add any new fair value measurements, it does change current practice. Changes to current practice include: (1) a requirement for an entity to include its own credit rating in the measurement of its liabilities; (2) a modification of the transaction price presumption; (3) a prohibition on the use of block discounts when valuing large blocks of securities for broker-dealers and investment companies; and (4) a requirement to adjust the value of restricted stock for the effect of the restriction if the restriction lapses within one year. SFAS 157 is effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. The Company has not determined the effect of adopting SFAS 157 on its consolidated financial condition, results of operations or cash flows.

In September 2006, the FASB ratified Emerging Issues Task Force Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (“EITF 06-4”). An endorsement split-dollar arrangement is an arrangement whereby an employer owns a life insurance policy that covers the life of an employee and using a separate agreement endorses a portion of the policy death benefit to the insured employee’s beneficiary. EITF 06-4 applies only to those endorsement split-dollar arrangements that provide a death benefit postretirement. This requirement is effective for fiscal years beginning after December 15, 2007. The Company maintains endorsement split-dollar life arrangements for certain key officers. These arrangements do not provide a death benefit postretirement and therefore the Company does not expect the adoption of EITF 06-4 to have a material effect on its consolidated financial condition, results of operations or cash flows.

In September 2006, the FASB ratified Emerging Issues Task Force Issue No. 06-5, Accounting for Purchases of Life Insurance-Determining the Amount That Could be Realized in Accordance With FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance (“EITF 06-5”). EITF 06-5 addresses the diversity in practice of the calculation of the amount that can be realized for life insurance contract. EITF 06-5 requires a policyholder to consider any additional amounts, such as Claims Stabilization Reserve, Deferred Acquisition Costs Tax Receivable and Waiver of Surrender Charges, in determining the amount that could be realized under the insurance contract as an asset. EITF 06-5 also concluded that the realized amount should be determined on an individual policy level and should not take into account amounts that are solely realizable if all the individual policies are surrendered at the same time. This requirement is effective for fiscal years beginning after December 15, 2006. The Company’s current policies do not contain the features in question and therefore it does not expect the adoption of EITF 06-5 to have a material effect on its consolidated financial condition, results of operations or cash flows.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 established an approach that requires quantification of financial statement misstatements based on the effects of the misstatements on each of the Company’s financial statements and the related financial statement disclosures. This model is commonly referred to as a “dual approach” because it requires quantification of errors under both the iron curtain and the roll-over methods. SAB 108 permits initial adoption of its provisions either by (i) restating prior financial statements as if the “dual approach” had always been applied; or (ii) recording the cumulative effect of initially applying the “dual approach” as adjustments to the carrying values of assets and liabilities as of the date of adoption with an offsetting adjustment recorded to the opening balance of retained earnings. SAB 108 is effective for annual financial statements covering the first fiscal year ending after November 15, 2006, with earlier application encouraged for any interim period of the first fiscal year ending after November 15, 2006, filed after the publication of SAB 108 (September 13, 2006). The Company is currently evaluating the potential impact, if any, that the adoption of SAB 108 will have on its consolidated financial condition, results of operations and cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes-an interpretation of SFAS No. 109 (“FIN 48”), which clarifies the accounting for uncertainty in tax positions. The Company will be required to recognize the impact of a tax position if it is more likely than not that it will be sustained upon examination, based upon the technical merits of the position. The effective date for application of FIN 48 is for fiscal years beginning after December 15, 2006. The cumulative effect of applying the provisions of this interpretation must be reported as an adjustment to the opening balance of retained earnings for that fiscal period. The Company is currently evaluating the effect this interpretation will have on its consolidated financial condition, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156 Accounting for Servicing of Financial Assets: an amendment of SFAS No. 140 (SFAS 156). This statement requires all separately recognized servicing rights be initially measured at fair value, if practicable. For each class of separately recognized servicing assets and liabilities, this statement permits the Company to choose either to report servicing assets and liabilities at fair value or at amortized cost. Under the fair value approach, servicing assets and liabilities are recorded at fair value at each reporting date with changes in fair value recorded in earnings in the period in which the changes occur. Under the amortized cost method, servicing assets and liabilities are amortized in proportion to and over the period of net servicing income or net servicing loss and are assessed for impairment based on fair value at each reporting date. Adoption of this statement is required for fiscal years beginning after September 15, 2006. Upon adoption, the Company will apply the requirements for recognition and initial measurement of servicing assets and liabilities prospectively to all transactions. The Company will adopt SFAS 156 for the fiscal year beginning October 1, 2006, and currently has not determined if it will adopt SFAS 156 using the fair value approach.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140 (“SFAS 155”), which amends Statement No. 133 to simplify the accounting for certain derivatives embedded in other financial instruments (hybrid financial instruments) by permitting fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise required bifurcation, provided that the entire hybrid financial instrument is accounted for on a fair value basis. SFAS 155 also establishes the requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, which replaces the interim guidance in Derivative Instrument Group Issue D1, Recognition and Measurement of Derivatives: Application of Statement No. 133 to Beneficial Interests in Securitized Financial Assets . SFAS 155 amends SFAS 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities—a replacement of FASB Statement No. 125 (SFAS 140), to allow a qualifying special-purpose entity to hold a derivative financial instrument that pertains to beneficial interests other than another derivative financial instrument. SFAS 155 is effective for all financial instruments acquired or issued after the beginning of the first fiscal year that begins after September 15, 2006, with earlier adoption allowed. The Company does not expect the adoption of SFAS 155 to have a material effect on its consolidated financial condition, results of operations or cash flows.

In November 2005, the FASB authorized the issuance of FASB Staff Position FAS 115-1, The Meaning of Other-Than-Temporary Impairment and Its Application of Certain Investments (“FSP FAS 115-1”). FSP FAS 115-1 replaces and codifies guidance previously provided by the Emerging Issues Task Force. The FSP FAS 115-1 provides guidance to clarify when an investment impairment has occurred, to evaluate whether that impairment is other-than-temporary, on accounting for investments subsequent to the other-than-temporary, and on appropriate disclosure for investments in an unrealized loss position. The guidance in the FSP FAS 115-1 shall be applied to reporting periods beginning after December 15, 2005. The Company implemented the disclosure requirements and does not expect the adoption of the FSP FAS 115-1 to have a material effect on its consolidated financial condition, results of operations or cash flows.

In May 2005, the FASB issued SFAS No. 154, Accounting Changes and Error Corrections-a replacement of APB Opinion No. 20 and SFAS No. 3 (“SFAS 154”). SFAS 154 replaces APB Opinion No. 20, Accounting Changes, and Statement No. 3, Reporting Accounting Changes in Interim Financial Statements. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The Company does not expect the impact of this new pronouncement to be material to its consolidated financial condition, results of operations, or cash flows.

******

You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of Third Federal Savings and Loan Association of Cleveland or TFS Financial Corporation may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.

Holding Company for Third Federal Savings and Loan Association of Cleveland

87,130,102 Shares

(Subject to Increase to up to 100,199,618 Shares)

COMMON STOCK

PROSPECTUS

February 12, 2007

Until the later of March 26, 2007 or 25 days after the commencement of the syndicated community offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.